As filed with the U.S. Securities and Exchange Commission on December 22, 2025

 Registration No. 333-291851

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1

Amendment No. 1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SU Group Holdings Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	7381	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7th Floor, The Rays
No. 71 Hung To Road, Kwun Tong
Kowloon, Hong Kong
Telephone: +852 2341-8183
(Address and telephone number, including country code, of Registrant’s principal executive office)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Telephone: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel D. Nauth Nauth LPC 217 Queen Street W, Toronto, ON M5H 1P4 Canada +1 (416) 477-6031	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 +1 (212) 530-2330

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated December 22, 2025

Up to 6,000,000 Units, each consisting of

One Pre-Funded Warrant to Purchase One Class A Ordinary Share

and

Two Warrants to Purchase One Class A Ordinary Share

Up to 6,000,000 Class A Ordinary Shares Underlying the

Pre-Funded Warrants

Up to 12,000,000 Class A Ordinary Shares Underlying the Warrants

SU Group Holdings Limited

We are offering up to 6,000,000 Units (“Units”), each Unit consisting of (i) one pre-funded warrant (a “Pre-Funded Warrant”) to purchase one Class A ordinary share (“Class A ordinary share”), and (ii) two warrants with a one-year term to purchase one Class A ordinary share (the “Warrants”), each on a best-efforts basis. We are offering each Unit at an assumed public offering price of $6.10 per Unit. Each of the Warrants will be immediately exercisable for one Class A ordinary share at an assumed exercise price of $6.10 per share. The actual public offering price per Unit will be determined between us, WallachBeth Capital, LLC, (the “Placement Agent”) and the investors in the offering, and may be at a discount to the current market price of our Class A ordinary shares. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Subject to limited exceptions, a holder of the Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of Class A ordinary shares outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one Class A ordinary share. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price per Unit including one Class A ordinary share, minus HK$0.10, and the remaining exercise price of each Pre-Funded Warrant will equal HK$0.10 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of Units including a Class A ordinary share we are offering will be decreased on a one-for-one basis. We refer to the Pre-Funded Warrants and the Warrants to be sold in this offering collectively as the “Securities.” We are also registering the Class A ordinary shares issuable from time to time upon exercise of the Pre-Funded Warrants and the Warrants included in the Units offered hereby. See “Description of Securities – Description of Securities We Are Offering” in this prospectus for more information.

Our Class A ordinary shares trade on Nasdaq, under the symbol “SUGP.” On December 19, 2025, the closing trading price for our Class A ordinary shares, as reported on Nasdaq, was US$6.14 per Class A ordinary share.

There is no established trading market for the Units, the Pre-Funded Warrants, or the Warrants. We do not intend to list the Units, the Pre-Funded Warrants, or the Warrants on any securities exchange or other trading market. We do not expect an active trading market to develop for the Units, the Pre-Funded Warrants, or the Warrants. Without an active trading market, the liquidity of these securities will be extremely limited.

We have engaged WallachBeth Capital, LLC to act as our exclusive placement agent (the “Placement Agent”) in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the Securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the Securities we are offering, and the Placement Agent is not required to arrange the purchase or sale of any specific number of Securities or dollar amount. We have agreed to pay to the Placement Agent the fees set forth in the table below, which assumes that we sell all of the Securities offered by this prospectus. See “Plan of Distribution” for more information regarding these arrangements.

This offering will terminate on January 31, 2026, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the Securities purchased in this offering.

The Securities are expected to be issued in a single closing and the public offering price per Pre-Funded Warrant will be fixed for the duration of this offering. We will deliver all Securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to pursue our business goals described in this prospectus. Further, any proceeds from the sale of Securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” on page 19 of this prospectus for more information.

SU Group Holdings Limited is, and will continue to be, a “controlled company” within the meaning of the Nasdaq Stock Market Rules, due to the fact that Mr. Chan Ming Dave, the Chairman of our board of directors and our Chief Executive Officer, beneficially owns ordinary shares representing approximately 98.79% of the total voting power of our issued and outstanding ordinary shares, including in his own name and via Exceptional Engineering Limited and DC & Partners Incorporation Limited. Both Exceptional Engineering Limited and DC & Partners Incorporation Limited are British Virgin Islands companies. Mr. Chan Ming Dave is the sole shareholder and holds the voting and dispositive power over the ordinary shares held by Exceptional Engineering Limited and Mr. Chan Ming Dave also wholly-owns DC & Partners Incorporation Limited. Mr. Chan Ming Dave will beneficially own 901,680 Class B ordinary shares of par value HK$0.10 each (the “Class B ordinary shares”, and together with the Class A ordinary shares, the “ordinary shares”) and 10,000 Class A ordinary shares representing approximately 87.31% of the total voting power of our issued and outstanding ordinary shares immediately after the completion of this offering. In addition, as a “controlled company,” as defined under the Nasdaq Stock Market Rules, SU Group Holdings Limited is permitted to elect to rely on certain exemptions from corporate governance rules. SU Group Holdings Limited does not plan to rely on these exemptions, but may elect to do so after completing this offering.

SU Group Holdings Limited is not an operating company but an exempted company with limited liability incorporated under the laws of the Cayman Islands. Investors in our Securities are purchasing equity interests in a Cayman Islands holding company. SU Group Holdings Limited directly holds equity interests in its indirect operating subsidiaries in Hong Kong and Macao and does not operate its business through any variable interest entity (“VIE”). As of the date of this prospectus, SU Group Holdings Limited does not have any subsidiaries incorporated in mainland China. As a holding company with no material operations of our own, our operations are conducted through our subsidiaries in Hong Kong with our headquarters in Hong Kong, and such structure involves unique risks to investors, as the PRC (as defined below) government may exercise significant influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. Such governmental actions:

●	could disallow our corporate structure;

●	could result in a material change in our operations;

●	could hinder our ability to continue to offer securities to investors; and

●	may cause the value of our securities to significantly decline or be worthless.

We do not have any business operations in the PRC. We are aware that in recent years, the PRC government initiated a series of regulatory actions and statements to regulate business operations in the PRC with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. It is uncertain what potential impact such modified or new laws and regulations will have on our daily business operation, our ability to accept foreign investments and the listing of our Class A ordinary shares on a U.S. or other foreign exchanges. These actions could result in a material change in our operations and/or the value of our Class A ordinary shares and could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors. As advised by our Hong Kong counsel, Watson Farley & Williams LLP, based on their understanding of the current Hong Kong laws, as of the date of this prospectus, we are not required to obtain permission from the Hong Kong authorities for the trading of our Class A ordinary shares on Nasdaq or for the offering of our Class A ordinary shares to foreign investors outside Hong Kong. Based solely on documents and representations received from the Company and their understanding of the current PRC laws and as of the date of this prospectus, nothing comes to the attention of our PRC counsel, Guangdong Pengshang Law Firm, that suggests we meet both of the explicit conditions set out in the Article 15 of the Trial Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) which stipulates whether an indirect offering and listing of a PRC domestic company shall fulfil the filing procedure with the China Securities Regulatory Commission (the “CSRC”), and thus, based on the opinion of our PRC counsel, we have determined that we are not required to obtain permission from any PRC authorities for the trading of our Class A ordinary shares on Nasdaq or this offering, or for the offering of our Class A ordinary shares to foreign investors outside of mainland China, on the basis that (1) we do not have any subsidiaries or business operation in the PRC; (2) none of our operating revenues, total profits, total assets or net assets is accounted for by any subsidiaries based in the PRC; and (3) no issuance or sale of the Class A ordinary shares has been or will be made directly or indirectly within the PRC. However, there is no guarantee that this will continue to be the case in the future, or that even when such permission is obtained, it will not be subsequently denied or rescinded. In addition, there are substantial uncertainties as to its implementation and interpretation of the Trial Measures, and the CSRC may take a view that is contrary to our understanding under the principle of “substance over form” adopted thereby regarding the determination of an “indirect overseas offering and listing by PRC domestic companies.

We do not provide any security-related engineering services, and security guarding and screening services in mainland China or solicit customers or collect, store or process any personal data of any customer in mainland China. Our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry as defined under the applicable PRC laws, and thus we do not believe we are among the “operator of critical information infrastructure”, “online platform operators” or “data handler” as defined under the applicable PRC laws. Based on the opinion of our PRC counsel, Guangdong Pengshang Law Firm, we have determined that we are not subject to cybersecurity review with the Cyberspace Administration of China (“CAC”), given the facts that: (i) we do not possess a large amount of personal information in our business operations originated from mainland China; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. In addition, based on the opinion of our PRC counsel, Guangdong Pengshang Law Firm, we have determined that we are not subject to merger control review by China’s anti-monopoly enforcement agency due to the level of our revenues, and the fact that we currently do not expect to propose or implement any acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million. Currently, these statements and regulatory actions have had no impact on our daily business operation, the ability to accept foreign investments, or the ability to list our Class A ordinary shares on a U.S. or other foreign exchange. However, because these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments, or the ability to list our Class A ordinary shares on a U.S. or other foreign exchange. In the future, if we and/or our subsidiaries are required to obtain any permission or approval from or complete any filing procedure with the CSRC, the CAC, or other PRC governmental authorities in connection with this offering under the PRC law, we and/or our subsidiaries may be fined or subject to other sanctions, and our subsidiaries’ business and our reputation, financial condition, and results of operations may be materially and adversely affected. Any actions by the PRC government to exert more influence and control over offerings (including businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A ordinary shares to significantly decline or be worthless. For a detailed description of the risks related to doing business in Hong Kong, and the offering, see “Risks Related to Conducting Operations in Hong Kong” and “Risks Related to this Offering and Ownership of Our Class A Ordinary Shares” in the “Risk Factors” section. Unless otherwise stated, as used in this prospectus, “we,” “us,” “our company,” the “Company,” “our,” “our group,” or the “Group” refers to SU Group Holdings Limited, together with its subsidiaries, and also in the context of describing our operations and consolidated financial information.

As of the date of this prospectus, none of our subsidiaries has ever faced difficulties or limitations on the ability to transfer cash or assets to another subsidiary. If needed, cash can be transferred between our holding company and operating subsidiaries through intercompany fund advances, and there are currently no restrictions on transferring funds between our Cayman Islands holding company and subsidiaries in the British Virgin Islands and Hong Kong. There are no significant restrictions on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors. Other than the internal cash management policy described below, we currently do not have other cash management policies or procedures that dictate how funds are transferred between the Company and investors, nor are we required to have any cash management policies pursuant to the current regulations in Hong Kong or the PRC, as advised by our Hong Kong counsel, Watson Farley & Williams LLP and our PRC counsel, Guangdong Pengshang Law Firm. As advised by our Cayman Islands counsel, Conyers Dill & Pearman, under Cayman Islands law, there is no specific requirement for the Company to have a cash management policy in place, unless otherwise specified by any accounting policy adopted by the Company. The Company should however ensure it maintains sufficient cash reserves to remain solvent at all times. As advised by our Hong Kong counsel, Watson Farley & Williams LLP and based on the opinion of our PRC counsel, Guangdong Pengshang Law Firm, based on their understanding of the current laws and as of the date of this prospectus, PRC national laws relating to cash or assets transfer do not apply directly to Hong Kong. However, while there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between our Cayman Islands holding company and our operating subsidiaries in Hong Kong, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiaries in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. See “Cash Transfers, Cash Management and Dividend Distribution” in the Prospectus Summary Section and “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our Class A ordinary shares. Dividends payable to our foreign investors and gains on the sale of our shares of Class A ordinary shares by our foreign investors may become subject to tax by the PRC.”

We have implemented an internal cash management policy for all of our subsidiaries, based on the demands of our group’s internal management procedure, which requires the relevant financial staff to verify that the relevant documents issued by the requestor with the approval of the competent supervisor are qualified, and then transfer the payment to the cashier upon the approval of the competent supervisor of the relevant financial staff. Any voucher will be stamped after payment and the payee will sign the request for payment as receipt. In addition, all payments shall be made by check, auto pay or telegraphic transfer except for certain specified cash payables. See “Cash Transfers, Cash Management and Dividend Distribution” in the Prospectus Summary Section for more details.

Our group intends to retain all available funds and future earnings, if any, for the operation and expansion of our business and does not anticipate declaring or paying any dividends in the foreseeable future. We currently do not have any dividend policy, and any future determination will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deem relevant, and subject to the restrictions contained in any future financing instruments. For the years ended September 30, 2022, 2023, and 2024, and for the six months ended March 31, 2024 and 2025, the Group declared dividends of HK$8.0 million, nil, nil, nil, and nil, respectively, to its then shareholders. For details, see Notes 14 and 16 in our audited consolidated financial statements included elsewhere in this prospectus. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. Except as disclosed, there were no other transfers, dividends or distributions which have been made between our holding company, our subsidiaries or to our investors. If we determine to pay dividends on any of our Class A ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries in Hong Kong. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our subsidiaries. For a detailed description on our intentions to distribute earnings or settle amounts owed and any transfers, dividends or distributions made to date, see “Cash Transfers, Cash Management and Dividend Distribution” in the Prospectus Summary Section.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong, because of positions taken by the PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, Marcum Asia CPAs LLP (“Marcum Asia”), is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a periodic basis. Therefore, our auditor was not identified in this report as a firm subject to the PCAOB’s determination. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB issued a Determination Report which determined that the PCAOB (1) is able to select engagements, audit areas, and potential violations to be reviewed or investigated, (2) has timely access to, and the ability to retain and use, any document or information that the PCAOB considers relevant to an inspection or investigation, and (3) is able to conduct inspections and investigations in a manner consistent with the provisions of the HFCAA and the rules of the board of PCAOB, as interpreted and applied by the PCAOB. Consequently, the PCAOB concluded that in the absence of any evidence that authorities in the PRC currently are taking any positions to impair the PCAOB’s ability to execute its statutory mandate with respect to inspections or investigations, the HFCAA dictates that the PCAOB vacate the 2021 determinations. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether the board of the PCAOB should issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”) was enacted, which amended the HFCAA by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our Class A ordinary shares may be prohibited from trading or delisted. On December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law. The Consolidated Appropriations Act contains, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. If the PCAOB is unable to inspect or investigate completely the Company’s auditors for a period of two consecutive years, our securities may be prohibited from trading and Nasdaq may determine to delist the Company’s securities. Notwithstanding the foregoing, if the PCAOB later determined that it is not able to inspect and investigate completely our auditor’s work papers in Hong Kong, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities may be prohibited under the HFCAA and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCAA. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Under the HFCAA, our Class A ordinary shares may be prohibited from being traded on any U.S. securities exchange, including the New York Stock Exchange and Nasdaq, or through any other trading method within the SEC’s regulatory jurisdiction, if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in trading in our Class A ordinary shares being prohibited. Furthermore, the AHFCAA amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” for more information.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our Class A ordinary shares is highly speculative and involves a significant degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 19 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Class A ordinary shares. As a holding company with no material operations of our own, we conduct our operations through our operating entities established in Hong Kong with our headquarters in Hong Kong. Our Class A ordinary shares offered in this prospectus are shares of our Cayman Islands holding company.

Per Unit consisting of Pre-Funded Warrant and Warrants
Assumed public offering price (1)(2)	US$6.10
Placement Agent’s fee (3)	US$0.40
Proceeds to us, before expenses	US$5.70
____________

(1)	Calculated based on an assumed offering price of $6.10.

(2)	The Placement Agent’s fee shall equal six and one-half percent (6.5%) of the gross proceeds from the securities sold by us in this offering.

(3)	The Placement Agent will receive compensation in addition to the Placement Agent’s fee described above. See “Plan of Distribution” for a description of compensation payable to the Placement Agent.

We have engaged WallachBeth Capital, LLC as our placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent has no obligation to purchase and is not purchasing or selling the securities offered by us, and is not required to arrange for the purchase or sale of any specific number or dollar amount of our securities, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. Because there is no minimum offering amount required as a condition to closing in this offering the actual offering amount, the placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent’s fee set forth in the table above and to provide reimbursement of certain expenses and certain other compensation to the Placement Agent. See “Plan of Distribution” of this prospectus for more information regarding these arrangements.

The U.S. Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the Units, against payment in U.S. dollars on or about               , 2025.

WallachBeth Capital, LLC

The date of this prospectus is            , 2025.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. Neither we nor the Placement Agent have authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the Pre-Funded Warrants and the Warrants, constituting the Units only in jurisdictions where offers and sales are permitted. Unless otherwise stated, the information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Pre-Funded Warrants and the Warrants, constituting the Units.

Neither we nor the Placement Agent have taken any action to permit a public offering of the Pre-Funded Warrants and the Warrants, constituting the Units outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Pre-Funded Warrants and the Warrants, constituting the Units and the distribution of the prospectus or any filed free writing prospectus outside the United States.

PROSPECTUS SUMMARY

Investors are cautioned that SU Group Holdings Limited is, and will continue to be, a “controlled company” within the meaning of the Nasdaq Stock Market Rules, SU Group Holdings Limited is permitted to elect to rely on certain exemptions from corporate governance rules. SU Group Holdings Limited does not plan to rely on these exemptions but may elect to do so after completing this offering. SU Group Holdings Limited is not an operating company but an exempted company with limited liability incorporated under the laws of the Cayman Islands. Investors in our Class A ordinary shares and the Warrants, or the Pre-Funded Warrants, constituting the Units are purchasing equity interests in a Cayman Islands holding company. As a holding company with no material operations of our own, our operations are conducted through our subsidiaries in Hong Kong with our headquarters in Hong Kong, and such structure involves unique risks to investors, as the PRC government may exercise significant influence and discretion over the conduct of our business and may intervene in or influence our operations at any time. If certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiaries in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets.

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A ordinary shares discussed under “Risk Factors,” before deciding whether to buy our Class A ordinary shares and the Warrants, or the Pre-Funded Warrants, constituting the Units.

All references to “Company,” “we,” “us,” “our,” “our company,” “our group,” the “Group”, “SU Group,” or similar terms used in this prospectus refer to SU Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, including its consolidated subsidiaries, unless the context otherwise indicates.

“Basic Law” refers to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, which is a national law of China that serves as the organic law for the Hong Kong Special Administrative Region.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Fortune Jet” refers to Fortune Jet Management & Training Co. Limited, formerly known as Fortune Jet & Management Co., Limited, a company incorporated in Hong Kong with limited liability on February 13, 2015, and a wholly-owned subsidiary of SU Investment.

“HKD” or “HK$” refers to the legal currency of Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong” or “HK” refers to the Hong Kong Special Administrative Region of the People’s Republic of China.

“PRC” or “China” refers to the People’s Republic of China, for the purpose of this prospectus only, excluding Hong Kong, Macau and Taiwan, unless the context otherwise indicates.

“Shine Union” refers to Shine Union Limited, also known as General System (H.K.) Co., a company incorporated in Hong Kong with limited liability on January 2, 1998, and a wholly-owned subsidiary of SU Investment.

“SU Investment” refers to SU Group Investment Limited, a company incorporated in the British Virgin Islands with limited liability on November 21, 2019, and a direct wholly-owned subsidiary of our company.

“SU Macao” refers to Shine Union (Macao) Limited, a company incorporated in Macao with limited liability on March 24, 2025, and a 50% owned subsidiary of SU Investment and a 50% owned subsidiary of Fortune Jet.

“$,” “US$,” “USD” or “U.S. Dollars” refers to the legal currency of the United States.

“share capital” or “shares in the capital of” or similar expressions include a reference to shares in a company that does not have a share capital under its governing law, but which is authorized to issue a maximum or unlimited number of shares.

SU Group is a holding company with operations conducted through its subsidiaries in Hong Kong. SU Group’s reporting currency is HK$. This prospectus contains translations of HK$ into US$ solely for the convenience of the reader. Unless otherwise noted, all translations from HK$ to US$ and from US$ to HK$ in this prospectus are made at a rate of US$1.00 = HK$7.7733 and US$1.00 = HK$7.7787, the exchange rates in effect as of September 30, 2024 and March 31, 2025, respectively. We make no representation that any HK$ or US$ amounts could have been, or could be, converted into US$ or HK$, as the case may be, at any particular rate, or at all.

No representation is made that the HK$ amount represents or could have been, or could be converted, realized or settled into US$ at that rate, or at any other rate.

Business Overview

SU Group is an exempted company with limited liability incorporated under the laws of the Cayman Islands. As a holding company with no material operations of our own, our operations are conducted through our subsidiaries in Hong Kong with our headquarters in Hong Kong.

Through our subsidiaries, Shine Union and Fortune Jet, we are an integrated security-related services company that primarily provides security-related engineering services, and to a lesser extent, security guarding and screening services and related vocational training services, in Hong Kong.

Established in 1998, Shine Union has been providing turnkey services to the existing infrastructure or planned development of its customers through the design, supply, installation, and maintenance of security systems for over two decades. The security systems that Shine Union provides include threat detection systems, traffic and pedestrian control systems, and ELV systems in the private and public sectors including commercial properties, public facilities, and residential properties in Hong Kong. Shine Union is one of the providers in the security-related engineering services market in Hong Kong authorized to distribute over 10 brands of security systems. Shine Union is also the exclusive distributor to market and sell two brands of threat detection systems, which includes X-ray machines, trace detection products, metal detectors and mail screening machines.

Some notable projects undertaken by Shine Union include the design, supply, installation and/or maintenance of X-ray machines at a rail link terminus and the air cargo terminal based at the Hong Kong International Airport, the traffic control system and ELV system at the bridge-tunnel system connecting Hong Kong, Macau and Zhuhai, the pedestrian control system at the headquarters office building of a Hong Kong-based banking and financial services company and the Hong Kong office building of a French cosmetics company, and the parking system at a mixed-use complex located on the Kwun Tong Promenade. Shine Union obtains its contracts either through direct invitation for quotation from customers, or through a competitive tendering process of the project employers or their main contractors.

Since our acquisition of Fortune Jet in 2019, we have been providing security guarding and screening services and related vocational training services in Hong Kong through Fortune Jet. Security guarding and screening services provided by Fortune Jet include dispatching security guards to fulfill customers’ needs such as securing and guarding physical properties and screeners to operate security machines at sites designated by its customers. Shine Union also leases machines to customers, providing a temporary and flexible option for customers in need of additional security equipment and procedures. On March 24, 2025, SU Macao was incorporated. SU Macao is a company that provides security systems and engineering consulting services, which does not currently have any operations.

We have experienced stable growth in the fiscal years ended September 30, 2022, 2023, and 2024 and in the six months ended March 31, 2025. Our total revenues increased by 20.0% from HK$136.4 million in the fiscal year ended September 30, 2022 to HK$163.7 million in the fiscal year ended September 30, 2023, and further increased by 11.3% to HK$182.2 million in the fiscal year ended September 30, 2024. Our revenues increased by HK$16.1 million, or 17.5% from HK$91.8 million for the six months ended March 31, 2024 to HK$107.9 million (US$13.8 million) for the six months ended March 31, 2025.

Our net income increased by 18.8% from HK$8.3 million in the fiscal year ended September 30, 2022 to HK$9.8 million in the fiscal year ended September 30, 2023, and further increased by 8.7% to HK$10.7 million (US$1.4 million) in the fiscal year ended September 30, 2024.

We have a track record of expansion through both acquisition and organic growth. As part of our business strategies, we intend to scale up our operations by way of acquisitions and investment opportunities to enhance our competitiveness in the security-related engineering services industry. To date, no acquisition targets or investment opportunities have been identified. We aim to achieve growth by deepening our penetration of the security-related engineering services industry, strengthening our development capability and enhancing the product offerings under our “SUNGATE” brand by incorporating “smart” features into our existing “SUNGATE” carpark systems, expanding our security guarding services and improving our operational efficiency and expand our vocational training services. As of the date of this prospectus, we have submitted 327 tenders and quotations with a total estimated contract value of US$30.1 million in relation to the provision of security-related engineering services involving the supply of security systems and related maintenance services which we were awaiting results. However, these tenders and quotations do not represent firm commitments and ultimately may not result in revenues to the Company. We also plan to expand our space by renting and setting up a workshop with a showroom, which will exhibit the various types of security system prototypes offered by us.

Our internal development of our “SUNGATE” carpark systems includes anticipated functions of real-time vacant parking spaces check, parking space reservation, parking space navigation, car searching and contactless payment methods.

Summary of Risks Affecting Our Company

Our business is subject to numerous risks described in the section titled “Risk Factors”, which you should read in its entirety starting from page 19, and elsewhere in this prospectus.

Risks Related to Conducting Operations in Hong Kong

Our operational activities are primarily conducted in Hong Kong. Accordingly, political and economic conditions in Hong Kong and the surrounding region may directly affect our business. For a more detailed description of the below risks and other risks related to acquiring and operating business in Hong Kong, see “Risk Factors — Risks Related to Conducting Operations in Hong Kong” beginning on page 19. These risks include, but are not limited to, the following:

●	Potential political and economic instability in Hong Kong may adversely impact our results of operations. We may also face the risk that changes in the policies of the PRC government could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Potential political, economic and social instability in Hong Kong could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business”.

●	The PRC legal system is evolving rapidly, and the PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities in accordance with applicable laws and regulations. We are based in Hong Kong with no substantive operations in mainland China. However, if we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our Class A ordinary shares, which would materially affect the interest of the investors. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — The PRC legal system is evolving rapidly and the PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities in accordance with applicable laws and regulations. We are based in Hong Kong with no substantive operations in mainland China. However, if we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our Class A ordinary shares, which would materially affect the interest of the investors”.

●	Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government, as well as PRC laws and regulations, could have a significant impact on the business that we conduct in Hong Kong. Any actions by the PRC government to exert more influence and control over overseas offerings could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government, as well as PRC laws and regulations, could have a significant impact on the business that we conduct in Hong Kong. Any actions by the PRC government to exert more influence and control over overseas offerings could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless”.

●	It is difficult for us to predict the impact, if any, the implementation of the national security law will have on our business, as such impact will depend on future developments, which are highly uncertain and cannot be predicted. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — The future development of national security laws and regulations in Hong Kong could materially impact our business by possibly triggering sanctions and other measures which can cause economic harm to our business”.

●	Uncertainties in the interpretation and enforcement of PRC laws and regulations, which could change with little advance notice, could limit the legal protections available to us and materially affect our business operations and the value of our Class A ordinary shares. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Uncertainties in the interpretation and enforcement of PRC laws and regulations, which could change with little advance notice, could limit the legal protections available to us and materially affect our business operations and the value of our Class A ordinary shares”.

●	The recent spate of government interference by the PRC government into business activities of U.S.-listed Chinese companies may negatively impact our operations, value of our securities and/or significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — The recent spate of government interference by the PRC government into business activities of U.S. listed Chinese companies may negatively impact our operations, value of our securities and/or significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless”.

●	We may be subject to a variety of Hong Kong laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — We may be subject to laws and regulations regarding data protection in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations”.

●	Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our Class A ordinary shares. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our Class A ordinary shares. Dividends payable to our foreign investors and gains on the sale of our shares of Class A ordinary shares by our foreign investors may become subject to tax by the PRC”.

●	Our business, financial condition and results of operations, and/or the value of our Class A ordinary shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Our business, financial condition and results of operations, and/or the value of our Class A ordinary shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us”.

●

Under the HFCAA, our Class A ordinary shares may be prohibited from being traded on any U.S. securities exchange, including the New York Stock Exchange and Nasdaq, or through any other trading method within the SEC’s regulatory jurisdiction, if our auditor is not inspected by the PCAOB for required years. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Under the HFCAA, our Class A ordinary shares may be prohibited from being traded on any U.S. securities exchange, including the New York Stock Exchange and Nasdaq, or through any other trading method within the SEC’s regulatory jurisdiction, if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in trading in our Class A ordinary shares being prohibited. Furthermore, the AHFCAA amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three”.

●	If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations and our reputation and could result in a loss of your investment in our shares. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably”.

●	It may be difficult for shareholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our shareholders. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — It may be difficult for shareholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our shareholders”.

Risks Related to Our Business and Industry

●	We rely heavily on the contracts from our recurring customers and any decrease or loss of business from any one of our recurring customers may adversely affect our business, results of operations and financial condition.

●	Our contracts were awarded after undergoing direct negotiation and quotation processes with our potential customers or through competitive tendering. There is no guarantee that new contracts will be awarded to us.

●	If we are unable to accurately estimate the risks, work progress, revenues or costs when we enter into contracts or fail to perform our contracts based on our estimates, or if we fail to agree on the pricing of work done pursuant to variation orders or otherwise, we may be unable to realize the anticipated profits or incur losses on the contracts.

●	Our reputation, business, results of operations and prospects may be adversely affected by material interruptions of our relationship with our suppliers and any quality issues in relation to our outsourced security systems.

●	The loss of, expiry, withdrawal, revocation or failure to obtain or renew our registrations, approvals, licenses and certifications could materially and adversely affect our operations and financial results.

●	We are on the approved lists of contractors and/or suppliers of various Hong Kong government departments and are subject to ongoing evaluation and appraisals. A loss of any or all of these customers or our failure to remain on such approved lists could materially and adversely affect our businesses.

●	We outsource certain parts of our security-related engineering works to subcontractors and are exposed to claims arising from latent defects that may have been caused by us or our subcontractors in the past, the discovery of which may have a material negative impact on our reputation, business and results of operations.

●	Labor shortages or increases in labor costs could harm our business, reduce our profitability and slow our growth.

●	We have adopted an equity incentive plan and have granted share-based awards under our equity incentive plan, which will result in increased share-based compensation expenses.

Risks Related to this Offering and Ownership of Our Class A Ordinary Shares

●	The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors.

●	An active trading market for our Class A ordinary shares or our Class A ordinary shares may not continue develop and the trading price for our Class A ordinary shares may fluctuate significantly.

●	As a “controlled company” under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

●	Our directors and officers will collectively own an aggregate of 87.41 % of the total voting power of our outstanding ordinary shares immediately after the completion of this offering (assuming the sale of all the Units offered hereby).

●	As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

●	Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment.

Legal and Operational Risks Related to Operations in Hong Kong

Our operational activities are primarily conducted in Hong Kong through our indirect wholly-owned subsidiaries. We do not provide any security-related engineering services, security guarding and screening services or related vocational training services in mainland China or solicit customers or collect, store or process any personal data of any customer in mainland China, and are not regulated by any regulator in mainland China. We do not maintain any office in mainland China and our directors and officers are mainly based in Hong Kong. It is uncertain what potential impact such modified or new laws and regulations will have on our daily business operation, our ability to accept foreign investments and the listing of our Class A ordinary shares on a U.S. or other foreign exchanges. These actions could result in a material change in our operations and/or the value of our Class A ordinary shares and could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As advised by our PRC counsel, Guangdong Pengshang Law Firm, and our Hong Kong counsel, Watson Farley & Williams LLP, the Basic Law stipulates that national laws of the PRC do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law came into effect on July 1, 1997. It is the constitutional document of Hong Kong, which sets out the PRC’s basic policies regarding Hong Kong. The principle of “one country, two systems” is a prominent feature of the Basic Law, which dictates that Hong Kong will retain its unique common law and capitalist system for 50 years after the handover in 1997. Under the principle of “one country, two systems”, Hong Kong’s legal system, which is different from that of the PRC, is based on common law, supplemented by statutes. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, the national laws of the PRC do not currently have any material impact on our business, financial condition and results of operations. Currently, our business of providing security-related engineering services, security guarding and screening services, and related vocational training services is not affected under these regulatory actions, however, if the legislative or administrative regulation making bodies change their focus to the sector which we operate in, it may impact our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange. There is no assurance that certain laws of the PRC, including existing laws and regulations and those enacted or promulgated in the future, will not be applicable to our Hong Kong subsidiaries due to change in the current political arrangements between mainland China and Hong Kong or other reasons, whether foreseeable or not presently foreseeable. As we operate in Hong Kong, a special administrative region of China, there is no guarantee that if certain existing or future laws of the PRC become applicable to a company such as us, it will not have a material adverse impact on our business, financial condition and results of operations and/or our ability to offer or continue to offer securities to investors, any of which may cause the value of our Class A ordinary shares to significantly decline or be worthless. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to government review could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. If we later find out that we and/or our subsidiaries were to be required to obtain any permission or approval from or complete any filing procedure with the CSRC, the CAC, or other PRC governmental authorities in connection with this offering under the PRC law, we and/or our subsidiaries may be fined or subject to other sanctions, incur material costs to ensure compliance, experience devaluation of our Class A ordinary shares or delisting, or no longer be permitted to continue our current business operations, and our subsidiaries’ business and our reputation, financial condition, and results of operations may be materially and adversely affected. For a detailed description of the risks related to doing business in Hong Kong, and the offering, see “Risks Related to Conducting Operations in Hong Kong” and “Risks Related to this Offering and Ownership of Our Class A Ordinary Shares” in the “Risk Factors” section.

PRC Approvals

On July 6, 2021, the relevant PRC government authorities published the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions call for strengthened regulation over illegal securities activities and increased supervision of overseas listings by China-based companies, and propose to take effective measures, such as promoting the construction of relevant regulatory systems to regulate the risks and incidents faced by China-based overseas-listed companies. As of the date of this prospectus, no official guidance or related implementation rules have been issued in relation to these recently issued opinions and the interpretation and implementation of these opinions remain unclear at this stage. On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, a PRC domestic company that seeks to directly or indirectly offer and list securities in overseas markets, if both explicit conditions set forth under Article 15 (as listed under point (1) below) are satisfied with respect to an “indirect offering and listing”, shall fulfill the filing procedure with the CSRC. Article 15 of the Trial Measures provides that (1) any overseas offering and listing made by an issuer that meets both the following explicit criteria will be determined as an “indirect overseas offering and listing”: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent fiscal year accounts for more than 50% of the corresponding figure in such issuer’s audited consolidated financial statements for the same period; and (ii) the major operational activities are carried out in China or the main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China. (point (1)(i) and point (1)(ii), collectively, the “Article 15 Explicit Conditions for Filing”); and (2) the determination as to whether or not an overseas offering and listing by PRC domestic companies is an “indirect overseas offering and listing”, shall be made on a “substance over form” basis (the “Discretional Clause”). We do not believe that we are required to obtain the approval from or complete the filing with the CSRC for this offering, based on the fact that our operations are not conducted in mainland China and thus we do not meet both of the Article 15 Explicit Conditions for Filing at the same time as set out in the Trial Measures to determine whether an overseas offering and listing shall be deemed as an indirect overseas offering and listing by a domestic company; however, it shall be subject to the CSRC’s sole discretion to determine whether this offering will be regarded as an “indirect overseas offering and listing” under the Discretional Clause and consequently whether the Company is required to obtain approval from or complete the filing with the CSRC pursuant to the Trial Measures. As the Trial Measures was newly published, there are substantial uncertainties as to its implementation and interpretation, and the CSRC may take a view that is contrary to our understanding of the Trial Measures under the principle of “substance over form” adopted thereby regarding the determination of an “indirect overseas offering and listing by PRC domestic companies. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this offering. However, if we are required by the CSRC to submit and complete the filing procedures of this offering and listing, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities.

On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC (“SCNPC”) promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities and introduces a data classification and hierarchical protection system. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft, for public comments, and the comment period expired on December 13, 2021. Pursuant to the Data Security Management Regulations Draft, data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) provides that, in addition to operators of critical information infrastructure that intend to purchase Internet products and services, data handlers engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. The Measures for Cybersecurity Review (2021) further requires that critical information infrastructure operators and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

We do not provide any security-related engineering services, or security guarding and screening services in mainland China or solicit customers or collect, store or process any personal data of any customer in mainland China. Our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry as defined under the applicable PRC laws, and thus we do not believe we are an “operator of critical information infrastructure,” “online platform operator” or “data handler” as mentioned above. Based on the opinion of our PRC counsel, Guangdong Pengshang Law Firm, we have determined that we are not subject to cybersecurity review with the CAC, given the facts that: (i) we do not possess a large amount of personal information in our business operations originated from mainland China; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the CAC or related governmental regulatory authorities and have not received any notice from any authorities requiring us to obtain permissions from any PRC authorities for this offering or were denied such permissions by any PRC authorities. However, since the Measures for Cybersecurity Review (2021) was newly adopted and the Data Security Management Regulations Draft is in the process of being formulated, it is unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities.

Our business is subject to various government regulations and regulatory interference. Because we do not have any PRC subsidiaries or business operations in mainland China, we are not required to obtain permission or approval to operate our business in mainland China. In addition to a business registration certificate, which is required for all companies doing business in Hong Kong, we have obtained the following licenses/qualifications/registrations, which are all requisite licenses, permissions or approvals required for our current operations in Hong Kong:

Company	License/Qualifications/Registrations	Validity
Shine Union	Security Company License (Type III)	December 30, 2020 to December 29, 2025
	Radioactive Substances License	January 27, 2025 to February 25, 2026
	Radio Dealers License (Unrestricted)	February 1, 2025 to January 31, 2026
	Irradiating Apparatus License	October 31, 2025 to November 1, 2026
	Certificate of Registration of Electrical Contractor	July 11, 2023 to July 14, 2026
	Registered Subcontractor	March 31, 2024 to March 30, 2027
	Endorsement of Removal Service Plan	August 13, 2018 (no expiry date)
	Certificate of Registration as a Registered Supplier	August 14, 2018 (no expiry date)
	Type Approval Certificate (Smart Park)	February 11, 2025 to February 11, 2028
	Type Approval Certificate (Access Control System)	August 3, 2023 to August 3, 2026
	Property Management Company License	November 7, 2025 to November 6, 2028
Fortune Jet	Security Company License (Type I)	September 18, 2025 to September 17, 2030
	Statement of Accreditation Approval for Certificate in Basic Security Services under QASRS (QF Level 1)	November 23, 2024 to November 22, 2027
	Property Management Company License	November 18, 2025 to November 17, 2028

See “Business — Licenses and Qualifications” and “Regulations — Regulations in Hong Kong — Laws and Regulations Relating to Our Business Operations” for more details. We have not experienced denials in obtaining permissions or approvals and have received all requisite permissions or approvals. We are in compliance with applicable laws and regulations. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC or other PRC governmental authorities required for overseas listings, including this offering. Nevertheless, we may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Furthermore, given recent statements by the PRC government indicating an intent to exert more influence and control over offerings that are conducted overseas and there are uncertainties with respect to the Chinese legal system and changes in laws, regulations, and policies, including how those laws, regulations, and policies will be interpreted or implemented, although as of the date of this prospectus, we have not been involved in any investigations initiated by the applicable government regulatory authorities, nor have we received any inquiry, notice, warning or sanction in such respect, it is uncertain whether or when we might be subject to such requirements, permission and approval from any related PRC government to list our shares on Nasdaq in the future. Given that (1) we do not have any subsidiaries or business operation in the PRC; (2) none of our operating revenues, total profits, total assets or net assets is accounted for by any subsidiaries based in the PRC; and (3) no issuance or sale of the Class A ordinary shares has been or will be made directly or indirectly within the PRC, based solely on the documents and representations received from the Company, as of the date of this prospectus, nothing comes to the attention of our PRC counsel, Guangdong Pengshang Law Firm, that suggests we meet both of the Article 15 Explicit Conditions for Filing, and thus, based on the opinion of our PRC counsel, we believe that CSRC’s approval is not required for the listing and trading of our Class A ordinary shares on Nasdaq in the context of this offering. Additionally, as advised by our Hong Kong counsel, Watson Farley & Williams LLP, based on their understanding of the current Hong Kong laws, as of the date of this prospectus, we are not required to obtain permission from the Hong Kong authorities for the trading of our Class A ordinary shares on Nasdaq or for the offering of our Class A ordinary shares to foreign investors outside Hong Kong. However, we cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do. If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals, which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Class A ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Class A ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. Any uncertainties or negative publicity regarding such approval requirements could have a material adverse effect on our ability to complete this offering or any follow-on offering of our securities or the market for and market price of our Class A ordinary shares and cause the value of our Class A ordinary shares to significantly decline or become worthless. For more detailed information, see “Risk Factors — Risks Related to Conducting Operations in Hong Kong — The PRC legal system is evolving rapidly, and the PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities in accordance with applicable laws and regulations. We are based in Hong Kong with no substantive operations in mainland China. However, if we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our Class A ordinary shares, which would materially affect the interest of the investors”, “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Uncertainties in the interpretation and enforcement of PRC laws and regulations, which could change with little advance notice, could limit the legal protections available to us and materially affect our business operations and the value of our Class A ordinary shares.” and “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government, as well as PRC laws and regulations, could have a significant impact on the business that we conduct in Hong Kong. Any actions by the PRC government to exert more influence and control over overseas offerings could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.”

In addition, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong, because of positions taken by the PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, Marcum Asia, is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a periodic basis. Therefore, our auditor was not identified in this report as a firm subject to the PCAOB’s determination. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB issued a Determination Report which determined that the PCAOB (1) is able to select engagements, audit areas, and potential violations to be reviewed or investigated, (2) has timely access to, and the ability to retain and use, any document or information that the PCAOB considers relevant to an inspection or investigation, and (3) is able to conduct inspections and investigations in a manner consistent with the provisions of the HFCAA and the rules of the board of PCAOB, as interpreted and applied by the PCAOB. Consequently, the PCAOB concluded that in the absence of any evidence that authorities in the PRC currently are taking any positions to impair the PCAOB’s ability to execute its statutory mandate with respect to inspections or investigations, the HFCAA dictates that the PCAOB vacate the 2021 determinations. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether the board of the PCAOB should issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”) was enacted, which amended the HFCAA by decreasing the number of non-inspection years from three years to two, thus reducing the time period before our Class A ordinary shares may be prohibited from trading or delisted. On December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law. The Consolidated Appropriations Act contains, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. If the PCAOB is unable to inspect or investigate completely the Company’s auditors for a period of two consecutive years, our securities may be prohibited from trading and Nasdaq may determine to delist the Company’s securities. Notwithstanding the foregoing, if the PCAOB later determined that it is not able to inspect and investigate completely our auditor’s work papers in Hong Kong, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities may be prohibited under the HFCAA and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCAA. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Under the HFCAA, our Class A ordinary shares may be prohibited from being traded on any U.S. securities exchange, including the New York Stock Exchange and Nasdaq, or through any other trading method within the SEC’s regulatory jurisdiction, if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in trading in our Class A ordinary shares being prohibited. Furthermore, the AHFCAA amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” for more information.

History and Corporate Structure

Our History

We commenced our security-related business in 1998 through our subsidiary, Shine Union, in Hong Kong. Our founder, Mr. Chan Ming Dave, became the general manager of Shine Union in March 1999 and is currently the managing director of Shine Union and Fortune Jet. Over time, we have completed various security-related engineering projects in both the private and public sectors, which were carried out in commercial properties, public facilities and residential properties in Hong Kong as both a contractor and a subcontractor. In 2018, in view of the capabilities of Fortune Jet as a holder of the Security Company License (Type I) issued by the Security and Guarding Services Industry Authority in Hong Kong and in light of the introduction of new policies by the International Civil Aviation Organization (“ICAO”) in September 2016 and the regulated air cargo screening facilities scheme (“RACSF”) introduced by the Civil Aviation Department (“CAD”) of the Hong Kong Government in October 2018, which required all outgoing air cargo in Hong Kong to be subject to security screening by June 2021, we acquired 100% of the equity interest of Fortune Jet in July 2019, then transferred 10.0% of the equity interest of Fortune Jet to Mr. Chu Hon Wai, the director of Fortune Jet, in November 2019. In March 2023, we acquired 10.0% of the equity interest of Fortune Jet from Mr. Chu and as a result, we now own all the share capital of Fortune Jet. Fortune Jet principally engages in the provision of security guarding and screening services and related vocational training services in Hong Kong. Following the acquisition of Fortune Jet, we have evolved from an engineering company providing services in respect of security systems to an integrated security-related services provider with our businesses also covering security guarding and screening services and related vocational training services.

Corporate Structure

On March 11, 2021, SU Group was incorporated as an exempted company with limited liability under the laws of the Cayman Islands as our holding company. As a holding company, SU Group does not have substantive operations and is not a direct Chinese or Hong Kong operating company. SU Group directly holds all the share capital of SU Investment, a company incorporated in the BVI with limited liability on November 21, 2019.

SU Investment, as an intermediate holding company that does not have substantive operations, in turn, holds (1) all the share capital of Shine Union, a company incorporated in Hong Kong with limited liability on January 2, 1998, and (2) all the share capital of Fortune Jet, formerly known as Fortune Jet & Management Co., Limited, a company incorporated in Hong Kong with limited liability on February 13, 2015.

On March 24, 2025, SU Macao was incorporated. SU Macao is a company that provides security systems and engineering consulting services, which does not currently have any operations.

The following diagram depicts our current corporate structure. Currently, our corporate structure contains no VIE and we do not intend to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC. Investors in our Class A ordinary shares are purchasing equity interests in SU Group Holdings Limited, a Cayman Islands holding company, which directly holds equity interests in its indirect operating subsidiaries in Hong Kong and Macau.

For more details regarding our corporate structure and related changes, see “Corporate Structure.”

Cash Transfers, Cash Management and Dividend Distribution

SU Group was incorporated in Cayman Islands on March 11, 2021, to be the ultimate parent company. As a holding company with no material operations of our own, our operations are conducted through our subsidiaries in Hong Kong with our headquarters in Hong Kong. Our operational activities are primarily conducted in Hong Kong through our indirect wholly-owned subsidiaries. SU Group is permitted under the laws of Cayman Islands to provide funding to our subsidiaries in Hong Kong through loans or capital contributions without restrictions on the amount of the funds, provided such arrangement is in the best interests of the Company. If needed, cash can be transferred between our holding company and subsidiaries through intercompany fund advances, and there are currently no restrictions on transferring funds between our Cayman Islands holding company, a subsidiary in the British Virgin Islands, and operating subsidiaries in Hong Kong. However, while there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between our Cayman Islands holding company and our operating subsidiaries in Hong Kong, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiaries in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our Class A ordinary shares. Dividends payable to our foreign investors and gains on the sale of our Class A ordinary shares by our foreign investors may become subject to tax by the PRC.”

Our operating subsidiaries in Hong Kong are permitted under the laws of Hong Kong, to provide direct or indirect funding to SU Group, the holding company incorporated in the Cayman Islands, through dividend distributions. Our Group currently intends to retain all available funds and future earnings, if any, for the operation and expansion of our business, and we do not anticipate declaring or paying any dividends in the foreseeable future. We also intend to settle amounts owed under our operating structure through bank loans and loans from related parties. We currently do not have any dividend policy, and any future determination as to dividends will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deem relevant, and subject to the restrictions contained in any future financing instruments. See “Risk Factors — Risks Related to this Offering and Ownership of Our Class A Ordinary Shares — Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment” and “— Risks Related to Our Business and Industry — We cannot assure you that we will declare and distribute any amount of dividends in the future.”

Subject to the Companies Act and our current amended and restated memorandum and articles of association, our board of directors may authorize and declare a dividend to shareholders (including shareholders who are based in the United States) from time to time out of the profits of the Company, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed, or out of the share premium account, provided that in no circumstances may a dividend be paid out of share premium unless, immediately following the date on which the dividend is proposed to be paid, the Company is able to pay its debts as they become due in the ordinary course of business. There is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us in the form of dividends.

For the fiscal years ended September 30, 2022, 2023, and 2024 and for the six months ended March 31, 2025, the Company declared dividends of HK$8.0 million, nil, nil, and nil, respectively, to its then shareholders. For details, see Notes 14 and 16 in our audited consolidated financial statements included elsewhere in this prospectus. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. Except as disclosed, there were no other transfers, dividends or distributions which have been made between our holding company, our subsidiaries or to our investors. If we determine to pay dividends on any of our Class A ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries in Hong Kong. Under the current practice of the Inland Revenue Department of the Hong Kong Government, no tax is payable in Hong Kong in respect of dividends paid by us.

There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on any foreign exchange to transfer cash between the Company and its subsidiaries, across borders and to investors outside of Hong Kong, nor are there any restrictions and limitations to distribute earnings from the subsidiaries, to the Company and investors outside of Hong Kong and amounts owed. There are no exchange controls in the Cayman Islands.

We have implemented an internal cash management policy for all of our subsidiaries, based on the demands of our group’s internal management procedure, which requires the relevant financial staff to verify that the relevant documents issued by the requestor with the approval of the competent supervisor are qualified, and then transfer the payment to the cashier upon the approval of the competent supervisor of the relevant financial staff. Any voucher will be stamped after payment and the payee will sign the request for payment as receipt. In addition, all payments shall be made by check, auto pay or telegraphic transfer except for certain specified cash payables. Our Chief Executive Officer is responsible for initiating bank account openings and closures, subject to the board of directors’ approval. Liquidity management involves the finance & payroll manager preparing a monthly cash flow forecast, monitored and reviewed by the Chief Financial Officer or Chief Executive Officer, along with a quarterly cash flow statement. Bank reconciliation is performed before month-end closing, overseen by the finance & payroll manager. The policy sets guidelines for physical cash management, check handling, payment approvals, cash advances, investment, borrowing, foreign exchange, and emphasizes the segregation of duties to maintain financial control. Other than the internal cash management policy described above, we currently do not have other cash management policies or procedures that dictate how funds are transferred between the Company and investors, nor are we required to have any cash management policies pursuant to the current regulations in Hong Kong or the PRC, as advised by our Hong Kong counsel, Watson Farley & Williams LLP and our PRC counsel, Guangdong Pengshang Law Firm. As advised by our Cayman Islands counsel, Conyers Dill & Pearman, under Cayman Islands law, there is no specific requirement for the Company to have a cash management policy in place, unless otherwise specified by any accounting policy adopted by the Company. The Company should however ensure it maintains sufficient cash reserves to remain solvent at all times.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the managing body that actually and comprehensively manages and controls the production and operation, staff, accounting, property and other aspects of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued the Notice of the State Administration of Taxation on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Standards of De Facto Management Body, or SAT Notice 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. According to SAT Notice 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if certain conditions are met. We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes, as we are not an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Recent Developments

On June 17, 2025, through our operating subsidiary in Hong Kong, Shine Union, the Company entered into three subcontracting contracts with a customer in relation to the expansion work of a hospital in Hong Kong. The total contract sum of the three contracts is approximately HK$89 million.

Receipt of Nasdaq Notification Regarding Minimum Bid Price Compliance

On March 20, 2025, the Company received a letter from Nasdaq, notifying the Company that it was currently not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2) because the closing bid price of the Company’s Class A ordinary shares was below $1.00 per share for a period of 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has a compliance period of 180 calendar days, or until September 16, 2025 (the “Compliance Period”), to regain compliance with Nasdaq’s minimum bid price requirement, which the Company is currently in compliance with. The Company held an extraordinary general meeting of shareholders on July 31, 2025 at 10 pm ET at which meeting the shareholders approved a reverse stock split which became effective on August 25, 2025 at 12:01 am ET. We intend to continue to monitor the closing bid price of our Class A ordinary shares. For more information, please refer to our current reports on Form 6-K furnished to the U.S. Securities and Exchange Commission on March 25, 2025, July 8, 2025, August 4, 2025, and August 20, 2025.

Share Consolidation, Share Capital Increase, and Share Alteration

On August 25, 2025, the Company effected a share consolidation or a reverse stock split of the Company’s ordinary shares at a ratio of one-for-ten such that every ten ordinary shares of the Company were combined into one ordinary share of the Company and redesignated as Class A ordinary shares in order to regain compliance with Nasdaq Listing Rule 5550(a)(2). On August 25, 2025, immediately following the above share consolidation, the Company increased its authorized share capital from HK$7,500,000 divided into 75,000,000 shares of a nominal or par value of HK$0.10 each (the “Consolidated Shares”) to HK$75,000,000 divided into 750,000,000 Consolidated Shares.

Finally, on August 25, 2025, immediately following the above increase of authorized share capital, the Company also

(i) re-designated the authorized share capital of the Company from HK$75,000,000 divided into 750,000,000 Consolidated Shares, to (a) 749,098,320 Class A ordinary shares, par value HK$0.10 each and 901,680 Class B ordinary shares, par value HK$0.10 each, in each case having the respective rights and privileges and being subject to the M&A Amendments (as defined elsewhere in this prospectus) (the “Authorized Share Capital Change”);

(ii) re-designated the issued and outstanding Consolidated Shares held by the shareholders of the Company as follows:

(a) 842,280 Consolidated Shares held by Exceptional Engineering Limited were re-designated as 842,280 Class B ordinary shares and 59,400 Consolidated Shares held by DC & Partners Incorporation Limited were re-designated as 59,400 Class B ordinary shares; and

(b) each Consolidated Share which was registered in the name of a shareholder (excluding the Consolidated Shares re-designated as Class B ordinary shares pursuant to the foregoing paragraph (a)), were re-designated as a Class A ordinary share registered in the name of the relevant shareholder, (the “Issued Share Capital Change”, together with the Authorized Share Capital Change, are referred to as the “Re-designation of Share Capital”);

(iii) amending the amended and restated memorandum and articles of association of the Company in the manner set out in the M&A Amendments as described elsewhere in this prospectus, together with the Re-designation of Share Capital are referred to as the “Share Capital Alteration”).

Receipt of Nasdaq Notification Regarding Publicly Held Shares

On August 27, 2025, the Company received a letter from Nasdaq, notifying the Company that it was not in compliance with Nasdaq’s listing rules as set forth in Listing Rule 5550(a)(4) given the Company’s failure to maintain a sufficient number of publicly held shares. The Company had until October 13, 2025, to submit a plan to regain compliance with Listing Rule 5550(a)(4). The Company submitted a plan to regain compliance with Listing Rule 5550(a)(4) on September 15, 2025.

Receipt of Notice of Delisting from Nasdaq Due to Minimum Publicly Held Share Deficiency

On September 17, 2025, the Company received a letter from the staff of the Listing Qualifications Department of Nasdaq notifying it that unless the Company requests an appeal, the Company’s securities will be scheduled for delisting from The Nasdaq Capital Market and will be suspended at the opening of business on September 26, 2025, and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”), which would remove the Company’s securities from listing and registration on The Nasdaq Stock Market. The Company appealed staff’s determination to a hearings panel on September 18, 2025. The hearing request stayed the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.

Resolution of Nasdaq Notification Regarding Minimum Bid Price Compliance and Publicly Held Shares and Delisting

On October 1, 2025, the Company received notice from Nasdaq that it had regained compliance under both Listing Rule 5550(a)(4) and Listing Rule 5550(a)(2) and the company would not be proceeding to a hearing on account of mootness. The Company’s shares continue to trade uninterrupted on the Nasdaq Capital Market under the ticker symbol, “SUGP.”

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to U.S. domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

We are and will continue to be following this offering, a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. Our Chairman of the board of directors and Chief Executive Officer, Mr. Chan Ming Dave, owns more than 50% of the voting power represented by our issued and outstanding ordinary shares. For so long as we are a “controlled company” under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including: (i) an exemption from the rule that a majority of our board of directors must be independent directors; (ii) an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors; and (iii) an exemption from the rule that our director nominees must be selected or recommended solely by independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering. See “Risk Factors — Risks Related to this Offering and Ownership of Our Class A Ordinary Shares — As a “controlled company” under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.” Additionally, pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq to comply fully with the Nasdaq listing standards. We do not plan to rely on the phase-in rules for newly listed companies and will comply fully with the Nasdaq listing standards at the time of listing.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenues for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015) (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company that prepares its financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. The extended transition period provision only applies to companies preparing financial statements under U.S. GAAP. We have elected to take advantage of this extended transition period and acknowledge that such election is irrevocable pursuant to Section 107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our Class A ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

Our principal executive office in Hong Kong is located at 7th Floor, The Rays, No. 71 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Our telephone number at this address is +852 2341-8183. Our registered office is at the office of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive office.

Our principal website is www.sugroup.com.hk. The information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Conventions that Apply to this Prospectus

This prospectus contains information and statistics relating to Hong Kong’s economy and the industries in which we operate derived from various publications issued by market research companies and Hong Kong governmental entities, which have not been independently verified by us, the placement agent or any of our affiliates or advisers. The information in such sources may not be consistent with other information compiled in or outside Hong Kong.

Unless otherwise noted, all translations from HK$ to US$ and from US$ to HK$ in this prospectus are made at a rate of US$1.00 = HK$7.7733 and US$1.00 = HK$7.7787, the exchange rate in effect as of September 30, 2024 and March 31, 2025, respectively. We make no representation that any HK$ or US$ amounts could have been, or could be, converted into US$ or HK$, as the case may be, at any particular rate, or at all.

The Offering

Securities being offered:

Up to 6,000,000 Units, on a best-efforts basis, at an assumed public offering price of $6.10 per Unit. Each Unit consists of (i) one Pre-Funded Warrant to purchase one Class A ordinary share and (ii) two Warrants to purchase one Class A ordinary share each (together with the Class A ordinary shares underlying the Pre-Funded Warrants and the Warrants).

Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of Class A ordinary shares outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one Class A ordinary share. The purchase price per Pre-Funded Warrant will be equal to the price per ordinary share, minus $0.0001, and the exercise price of each Pre-Funded Warrant will equal $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of Class A ordinary shares we are offering as part of the Units will be decreased on a one-for-one basis. This prospectus also relates to the offering of the Class A ordinary shares issuable upon exercise of the Pre-Funded Warrants.

The Units will not be certificated or issued in stand-alone form. The Pre-Funded Warrants and the Warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

Description of the Warrants	The Warrants will have an assumed exercise price of $6.10 per Class A ordinary share, will be exercisable upon issuance and will expire one year from issuance. Each Warrant is exercisable for one Class A ordinary share, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Class A ordinary shares as described herein. This prospectus also relates to the offering of the Class A ordinary shares issuable upon exercise of the Warrants. For more information regarding the Warrants, you should carefully read the section titled “Description of Securities – Description of Securities We are Offering” in this prospectus.
Size of Offering	Up to $36,600,000.

Assumed price per Unit:	$6.10 per Unit including one Pre-Funded Warrant and two Warrants in lieu of one Class A ordinary share.
Number of ordinary shares outstanding before the offering:	563,092 Class A ordinary shares and 901,680 Class B ordinary shares are outstanding.
Number of ordinary shares outstanding after the offering assuming full subscription:	6,563,092 Class A ordinary shares and 901,680 Class B ordinary shares (assuming full exercise of the Pre-Funded Warrants and no exercise of the Warrants offered in this offering).
Transfer agent	Transhare Corporation
Listing

Our Class A ordinary shares are listed on the Nasdaq under the symbol “SUGP.” Our Class A ordinary shares will not be listed on any other stock exchange or quoted for trading on any over-the-counter trading system.

Payment and settlement	We expect to deliver the Units on or about , 2025.
Use of proceeds:	We estimate that we will receive net proceeds of approximately US$25.2 million from this offering, after deducting estimated Placement Agent’s fee and estimated offering expenses payable by us. We intend to use our net proceeds from this offering for the daily operations of onshore and offshore subsidiaries. See “Use of Proceeds” for additional information.

Lock-up:

Our directors and officers and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the Placement Agent for a period of 180 days from the date of this offering.

We have agreed with the Placement Agent to be subject to a lock-up period of 30 days following the date of this prospectus. This means that, during the applicable lock-up period, we may not offer for sale, contract to sell, or sell any shares of our Class A ordinary shares, subject to certain customary exceptions. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our Class A ordinary shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of 30 days following the closing date of this offering, subject to certain exceptions.

Listing:	Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market, or Nasdaq.
Risk factors:

Investing in our Class A ordinary shares is highly speculative and involves a significant degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 19.

Best Efforts Offering	We are offering the securities on a best-efforts basis. We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 184 of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flows could be materially and adversely affected, which could cause the trading price of our Class A ordinary shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

We rely heavily on the contracts from our recurring customers and any decrease or loss of business from any one of our recurring customers may adversely affect our business, results of operations and financial condition.

Our current business strategies rely heavily on recurring customers. We track new and recurring customers. Customers are considered to be recurring if they engage us for more than one fiscal year or period. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, we had 319, 351, 352, and 328 recurring customers, respectively, representing approximately 72.7%, 79.8%, 81.5%, and 89.1% of the total number of our customers, respectively, for the corresponding fiscal year or period. Accordingly, approximately 80.9%, 81.1%, 61.8%, and 89.6% of our revenues from security-related engineering services, respectively, and approximately 74.2%, 76.9%, 88.2%, and 97.2% of our revenues from security guarding and screening services, respectively, was contributed by our recurring customers for the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025.

Our contracts with our customers generally do not include long-term obligations requiring them to retain our services. As such, there is no guarantee that our customers will continue to engage us at the same volume of business in the future or that we will be able to replace, in a timely or effective manner, departing customers with potential customers that deliver a comparable level of revenues. If our recurring customers reduce their demand for our services, decrease their spending for our services, request more competitive fees, terminate our contracts prior to the expiry date, engage the services of our competitors or refuse to award new contracts to us, our business, results of operations and financial condition may be materially and adversely affected.

We cannot assure you that we will be able to maintain or improve our relationships with our recurring customers, and we cannot assure you that we will be able to continue to provide services to them at current levels on similar terms. Our use of resources and our strategies to continue our relationship with our recurring customers and provide services to them may also reduce resources devoted to our other customers and business activities. In the event that our recurring customers cease to engage us and we fail to replace such customers, or if we fail to secure new major contracts, our business, results of operations and financial condition may be materially and adversely affected.

In addition, a certain portion of our revenues was derived from projects under security-related engineering services provided through one of our subsidiaries, Shine Union, part of which is non-recurring in nature. If we fail to secure new contracts for security-related engineering services, our business, results of operations and financial condition may be materially and adversely affected.

Our contracts were awarded after undergoing direct negotiation and quotation processes with our potential customers or through competitive tendering. There is no guarantee that new contracts will be awarded to us.

We mainly secure our contracts through direct negotiation and quotation processes with our potential customers and through tendering. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, approximately 81.9%, 68.6%, 58.1%, and 57.8% of our revenues generated from security-related engineering services was generated from quotations, respectively, and approximately 18.1%, 31.4%, 41.9%, and 42.2% was generated from tendering, respectively. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, approximately 47.0%, 31.4%, 22.4%, and 15.7% of our revenues generated from security guarding services was generated from quotations, respectively, and approximately 53.0%, 68.6%, 77.6%, and 84.3% was generated from tendering, respectively. Our revenues generated from screening services was mainly generated from quotations for the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025.

We cannot assure you that we will continue meeting the tendering requirements or that our overall score under the customers’ evaluation system (if applicable) can be maintained. If we fail to secure new major contracts through quotation and tendering processes or maintain comparable success rate for contracts secured through quotation or tendering processes in the future, our business, results of operations and financial condition may be materially and adversely affected.

If we are unable to accurately estimate the risks, work progress, revenues or costs when we enter into contracts or fail to perform our contracts based on our estimates, or if we fail to agree on the pricing of work done pursuant to variation orders or otherwise, we may be unable to realize the anticipated profits or incur losses on the contracts.

Since our contracts are normally awarded through invitation for quotations and a competitive tendering process, we need to estimate the risks of, and the time and costs required for, the potential projects to determine the quotation or tender prices to our customers. Our major contracts have pricing terms determined by reference to our bids and agreed at the time each contract is awarded to us. We are typically responsible for all of our own costs, and our ability to achieve our estimated profitability on any project is largely dependent on our ability to accurately estimate and control these costs. In addition, the duration of some of our contracts is more than one year, and once the price is fixed, we are obliged to complete the contract at the agreed price. Cost overruns, whether due to unfavorable construction conditions, inefficiency of other parties involved in the project, inaccurate estimates or other factors such as delay in work progress due to disputes or in coordination among the parties involved, may result in a lower profit or even a loss on a project.

From time to time, we are required to perform variation works as directed by customers which are not in the original design specifications. Our customers will perform measurement and evaluation of the variation works and make adjustment to the contract sum. Variation orders or other changes may sometimes result in disputes about whether the work performed is in the scope of work, or the amount payable for the variation work. Even when our customers agree to pay for the variation work, we may be required to prefund the cost of such work until the variation order is approved and paid by the customers. In addition, any delay caused by the variation works may adversely impact the timely scheduling of other project work and our ability to meet specified contract stages.

The amount of total costs we incur on a project is affected by a variety of factors, including fluctuations in the price of parts and components, variations in labor and security systems costs over the term of a contract, changes in project scope or conditions, delay in or extension of construction period, disagreements on contract terms or works between the customers and the main contractors, adverse weather conditions, labor disputes, accidents and other unforeseen circumstances. If any changes in costs cause the revenues and gross profit realized from a contract to be lower than our originally estimated amounts, even if we may have built any buffer into our bids for any increase in labor, material and project management costs, our business, results of operations and financial condition may be adversely affected.

We have limited control over the quality of security systems offered by us. Our reputation, business, results of operations and prospects may be adversely affected by material interruptions of our relationship with our suppliers and any quality issues in relation to our outsourced security systems.

As we are not engaged in the production of security systems during the ordinary course of our business, we source security systems from and rely on the relationship with suppliers mainly from Malaysia, Belgium and Hong Kong. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, our cost of goods sold amounted to HK$24.3 million, HK$29.7 million, and HK$33.7 million, and HK$31.4 million (US$4.0 million), representing approximately 24.9%, 25.7%, 25.0%, and 36.6% of our total cost of revenues, respectively. We rely on our suppliers to continue to supply high quality security systems on a timely basis and at competitive prices to sustain our operations. Prices of products offered by our suppliers may be subject to fluctuation for reasons beyond our control, such as greater industry demand, shortage of supplies or change in their marketing strategies. We cannot assure you that our suppliers will not consolidate their businesses, such that they will be in a stronger bargaining position in their commercial negotiations with us. There is also no assurance that we as a distributor will be able to source suitable security systems and desired brands for our customers. Failure to effectively maintain our business relationship with our suppliers may also impair our ability to secure competitive terms for our procurement. Any significant increase in our purchase prices and our failure to pass on the increased costs to our customers could have a material adverse effect on our business, results of operations and financial condition.

In the case where there are quality issues relating to these products, we may consequently be involved in legal or other proceedings initiated in relation to product liability. For instance, if there is a malfunction of the security system or if it fails to achieve the level of security that it claims to provide, our customer may be exposed to risks of personal or property damage, which in turn could expose us to litigation and damage claims from our customers. These proceedings would involve risk and any unexpected outcome that may have a material adverse impact on our financial results. Furthermore, if any security systems, parts and/or components are damaged in the course of transportation beyond our control, we cannot assure you that we would not be involved in any legal proceedings related to the quality of any single product sold by us.

Our business operations and financial performance may be materially affected if any product liability claim arises. We cannot assure you that the security systems offered by us for sale in the future will be free from any quality issues or that we will not be party to any legal proceedings, including matters involving product liability claims or other proceedings arising from our operations. If the security systems we sell are defective, our customers may lose confidence in us and/or our products and our reputation could be severely damaged, which in turn could lead to a decrease in demand for our products and cause adverse impact on our results of operations and financial condition.

Further, the success of our security-related engineering services, to a certain extent, depends on the effectiveness of our suppliers’ pricing and marketing strategies, brand management, and market acceptance, quality control and commercial success of the security systems that we sourced from them. Any negative media coverage about our suppliers or their brands, incidents of product recall by our suppliers or the supply of poor quality or defective products by them may adversely impact our business performance and reputation.

Various registrations, approvals, licenses and certifications are required to operate our businesses. The loss of, expiry, withdrawal, revocation or failure to obtain or renew any of such registrations, approvals, licenses and certifications could materially and adversely affect our results of operations and financial condition.

In accordance with the laws and regulations of Hong Kong, we are required to maintain various approvals and licenses in order to operate our business. These registrations, licenses and certifications may only be valid for a limited period of time and may be subject to periodic reviews and renewal by the relevant authorities. Failure to comply with these laws and regulations, or the loss of or failure to renew our license or any change in Hong Kong government policies, could lead to temporary or permanent suspension of some of our business operations or the imposition of penalties on us, which could adversely affect our results of operations and financial condition.

We are on the approved lists of contractors and/or suppliers of various Hong Kong government departments and are subject to ongoing evaluation and appraisals. As certain invitations for tender are not open to the public and are only sent to contractors and suppliers on these approved lists, any loss of any or all of these customers or our failure to remain on such approved lists could materially and adversely affect our businesses.

We identify potential projects through (i) undergoing direct negotiation and quotation process with our potential customers, or (ii) tendering, which may be open tenders or sent to a selected group of prequalified contractors on the customer’s list of approved contractors. As of the date of this prospectus, we are on the lists of approved suppliers and/or contractors of more than 13 Hong Kong government departments. We keep track of tender notices by monitoring the Hong Kong government websites and gazette on which they are published. For some projects in the public sector, tenders are by invitation, and are sent to prequalified contractors/suppliers on the contractor or supplier lists maintained by the relevant Hong Kong government departments for selective tendering.

In addition, we are subject to ongoing evaluation and appraisals. If our capability, performance, tendering record or financial standing is found to be unsatisfactory by the relevant Hong Kong government department, or if we fail to implement sufficient safety measures and procedures at work sites which has resulted in any personal injuries or fatal accidents, the relevant Hong Kong government department may remove us from its approved list or take other regulatory actions against us such as suspension, extending probationary period, downgrading to probationary status, or demotion to a lower group in respect of all or any work category in which we are listed.

If defects are discovered in our works, including latent defects which maybe undiscovered for years after completion, we may be removed or suspended from the relevant list of approved contractors. Even if there has been no breach of the relevant contract terms, our reputation may still be adversely affected, and it might become more difficult for us to be selected for future projects. If we have violated any law or regulation, the relevant Hong Kong government department may take disciplinary actions against us, such as amendment, variation (including demotion of licenses to a lower grade), suspension and revocation of licenses. Furthermore, in awarding contracts to a contractor or a supplier, the Hong Kong government departments will take into account a contractor’s or a supplier’s performance and track record and whether disciplinary action has been taken against it. In the event of any such suspension, revocation or downgrading, there would be a detrimental impact on our operations and prospects.

In addition, any changes or alterations in the licensing requirements and/or standards for admission into the list of approved contractors or suppliers may require us to make necessary corresponding adjustments to meet any new requirements and/or standards resulting from such changes, thus requiring us to incur extra costs.

We outsource certain parts of our security-related engineering works to subcontractors and are exposed to claims arising from latent defects that may be caused by us or our subcontractors in the past, the discovery of which may have material negative impact on our reputation, business and results of operations.

During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, we outsourced certain parts of our security-related engineering works to subcontractors engaged by us. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, our subcontracting costs, which mainly represent the cost of services from third-party service providers, were HK$15.6 million, HK$32.0 million, HK$35.4 million, and HK$17.7 million (US$2.3 million), respectively, representing 16.0%, 27.7%, 26.3%, and 20.6% of our total cost of revenues, respectively.

We cannot assure you that work completed by our subcontractors is up to our standard. We are not able to monitor the performance of our subcontractors or their respective staff as directly and efficiently as with our own staff. If a subcontractor fails to provide services and/or products as required under a contract, we may be required to procure other companies to perform these services or provide these products on a delayed basis or at a higher price than anticipated, which could impact our profitability. If a subcontractor’s performance does not meet our standards, the quality of the project may be affected, which could harm our reputation and potentially expose us to litigation and damage claims. We may also face claims arising from latent defects caused by our subcontractors which we did not discover in the past. In the event that we are unable to locate these subcontractors to rectify the defect, if it is rectifiable, or if we fail to hold them liable or obtain compensation from them, we may have to incur significant time and costs to carry out remedial actions. We may even face litigation against us.

In addition, we may not be able to engage suitable subcontractors for our new projects. As of the date of this prospectus, we have not entered into any long-term service agreement with our subcontractors. As such, our existing subcontractors have no obligation to be engaged by us in future projects. If we fail to find suitable alternative subcontractors to meet our new project needs and requirements, our results of operations and financial condition may be adversely affected.

Security guarding and screening services and related vocational training services are highly labor intensive and we rely on a stable supply of labor to provide our services. Labor shortages or increases in labor costs could harm our business, reduce our profitability and slow our growth.

Our security guarding and screening services and related vocational training services business operations are labor intensive and we rely heavily on our staff for providing these services. Our employee turnover rate in respect of the full-time employees for providing security guarding and screening services and related vocational training services, calculated by dividing the number of relevant employees who left us by the total number of relevant full-time employees during the relevant period, was 57.0%, 61.3%, 79.3%, and 39.8% for the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, respectively. A relatively high employee turnover in respect of security guards and screeners is the nature of the security guarding and screening industry in Hong Kong. We cannot assure you that there will be a stable supply of labor in the future. We have, from time to time, experienced short-term shortages primarily in engineers and skilled workers for the provision of installation services, which we have addressed by (i) paying higher wages or (ii) engaging subcontractors to provide relevant labor.

In view of the above, we may experience labor shortages or an increase in labor costs in the future. Any future inability to recruit and retain qualified individuals may delay the completion of our works and could result in deduction from the contract sum payable to us as a form of penalty. Any such delays could have a material adverse effect on our business and results of operations.

Industry expertise and talents are important for the operation of our businesses, and therefore, our success depends in part on our ability to attract, retain and motivate a sufficient number of engineers, technicians, security guards and screeners and the engagement of subcontractors for certain labor-intensive works. Combined with the growing demand for security-related engineering services and the shortage of skilled labor, qualified individuals in the relevant industries are in short supply and shortage of such workers may be a constraint for our growth in this market.

As some of the security guarding and screening services engagements may involve a relatively short term of service, the security guarding and screening services industries require flexible deployment of human resources. Work fragmentation in turn gives rise to the proliferation of casual labor, such as part-time employees and temporary workers. Competition for the pool of part-time security guards and screeners is commonplace among security services providers and more competitive remuneration packages may have to be adopted by us to attract sufficient labor.

In addition, competition for engineers, technicians, security guards and screeners or employees could also require us to pay higher wages, which could result in higher labor costs. Moreover, the minimum wage requirement in Hong Kong has increased and can continue to increase our labor costs in the future.

Our agreements do not contain labor cost adjustment mechanisms, and we may fail to anticipate or may be unable to transfer the full impact of any increase in labor cost to our customers. In such or other cases, we may not be able to increase our prices in order to pass these increased labor costs on to our customers for contracts without price adjustments, in which case our business and results of operations would be negatively affected.

Some of our tender contracts include penalty provisions for manpower shortages, under which we may be subject to penalties if we fail to provide the required number of staff as stated in the relevant tender contract. If we experience any labor shortage, we may be unable to deliver satisfactory services to our customers or otherwise meet our contractual obligations, or we may face penalties for such shortage.

If we cannot recruit sufficient employees with the requisite qualifications or experience in a timely manner, we may be unable to enter into new contracts with prospective or existing customers and/or deliver satisfactory services to them due to insufficient manpower. In such cases, our business, financial condition and results of operations may be adversely affected.

If the collection pattern of payment to us significantly deviates from our estimation, our business, results of operations and financial condition could be adversely affected.

Our operations, including security-related engineering services and security guarding and screening services are mainly project-based. Our collection of payment depends significantly on various factors including without limitation, the terms of the work contracts, the length of the contractual period, the efficiency of implementation of the contractual works and the general progress of the relevant projects. As a result, our cash flows are subject to various factors beyond our control, and there is no assurance that the profitability of a project can be maintained or estimated at any particular level.

We generally receive periodic progress payments from our customers in respect of projects. The stages of payment are determined with reference to the milestones as specified in the contracts. In some instances, our customers may withhold 5% of the total contract value as retention money. There can be no assurance that progress payments or retention monies will be paid on time and in full. In the event that our customers fail to make such payments on time and in full due to disagreement on the payment sum, delay in the settlement process or otherwise, our business, results of operations and financial condition may be materially and adversely affected.

Our business depends heavily on major suppliers. Any shortage of, or delay in, the supply may significantly impact on our business and results of operations.

Our business depends heavily on the supply of threat detection systems, which is the principal security system offered by us. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, our largest supplier accounted for approximately 20.2%, 15.0%, 15.5%, and 19.6% of our total purchases, respectively. Two suppliers accounted for 19.0% and 17.4% of our trade and notes payables as of March 31, 2025. Two suppliers accounted for 23.1% and 14.9% of our trade and notes payables as of September 30, 2024. Three suppliers accounted for 18.3%, 10.6%, and 10.4% of our trade and notes payables as of September 30, 2023. If the supply of threat detection systems by our largest supplier is disrupted, and we are not able to timely identify and engage a replacement supplier, our business operation may be subject to disruptions or security risks.

In addition, we generally do not enter into long-term contracts with our suppliers. If any of our major suppliers substantially reduce the amount of services or security systems and other related parts and components provided to us, or terminate their business relationship with us entirely, there can be no assurance that we would be able to identify replacement supplies in a timely fashion. There can be no assurance that the provision of goods and services from replacement suppliers, if any, would be on commercially comparable terms. As such, our business, results of operations and financial condition could be adversely affected.

We are subject to restrictions or obligations imposed by some of our suppliers. Any failure to comply with such restrictions or obligations could adversely affect our relationship with our suppliers.

Some of our major suppliers impose restrictions or obligations in relation to the purchase and distribution of security systems, parts and/or components, such as minimum purchase requirements and exclusive distribution provisions. Our failure to purchase a minimum purchase quantity may entitle suppliers to terminate the distribution agreements entered with us and/or terminate our exclusive right to market and sell one or more of their products as distributors, and failure to meet with other such restrictions or obligations could adversely affect our business relationships with our suppliers, thus our business and results of operations.

Increase in our security systems costs may adversely affect our operations and financial performance.

For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, our cost of goods sold amounted to HK$24.3 million, HK$29.7 million, HK$33.7 million, and HK$31.4 million (US$4.0 million), respectively, representing approximately 24.9%, 25.7%, 25.0%, and 36.6% of our total cost of revenues. The prices of our security systems generally follow the price trends of, and vary with, market conditions. Supplies of these security systems may also be subject to a variety of factors that are beyond our control, including but not limited to the suppliers’ business interruptions, government control and overall economic conditions, all of which may have an impact of their respective market prices from time to time.

We may not be able to shift any increase in our purchase costs to our customers, and in some cases there may be a delay before we are able to do so effectively. In the event that the increase in our purchase prices is more than our expectation, and if we fail to shift or there is a delay in shifting on cost increases to our customers, our operations and profitability may be adversely affected.

Our corporate structure consists of multiple service segments and exposes us to risks relating to multiple industries. Failure to effectively manage all our segments may have adverse effect on our business, results of operations and financial condition.

We have multiple service segments, namely security-related engineering services, security guarding and screening services and related vocational training services in Hong Kong. Due to the relatively diverse characteristics of us, we face challenges not found in companies with a single business line, in particular:

●	we are exposed to business, market and regulatory risks relating to different industries. We need to devote substantial resources to monitor changes in different operating environments so that we can react with appropriate strategies that fit the needs of our affected operating subsidiaries; and

●	due to various types of services involved, our successful operation requires us to place emphasis on accountability, imposes financial discipline on our operating subsidiaries, and creates value-focused incentives for management. As we continue to grow, our operations may become more complex, which increases the difficulty in management.

If we fail to manage our exposure in the business, market and regulatory risks in the multiple industries we operate in, or if we fail to effectively manage all our segments, our business, results of operations and financial condition may be adversely affected.

We have a short operating history of providing security guarding and screening services and related vocational training services. We may experience difficulties in managing and integrating these types of business operations.

Fortune Jet has considerable operations on security guarding and screening services and related vocational training services. Prior to July 2019 when we acquired Fortune Jet, we only focused on the provision of security-related engineering services. As such, we have a short operating history of providing security guarding and screening services and related vocational training services. We may fail to effectively manage the operations of Fortune Jet, integrate them effectively with our other operations or otherwise obtain the desired benefits from the acquisition. Any failure to manage or integrate the operations of Fortune Jet with our other operations or otherwise realize the desired benefits from the acquisition may have a material and adverse effect on our business, financial condition, results of operations and prospects.

Any failure to maintain an effective quality assurance system could have a material adverse effect on our reputation, business and operations.

We believe that the reputation and brand name that we have built up over the years play a significant role in enabling us to attract customers and secure contracts. We also believe that our “Shine Union” brand, “Fortune Jet” brand and “SUNGATE” brand have the market reputation of quality security services and that maintaining and promoting this brand recognition and good reputation is critical to our future success. The promotion and enhancement of our reputation and brand within the industries in which we operate depend largely on our ability to provide reliable, quality and timely services to our customers that appeal to their needs, patterns and preferences. If we fail to do so or our customers no longer perceive our services to be of high quality, our brand and reputation could be adversely affected, which will in turn materially and adversely affect our business, financial condition and results of operations.

As of the date of this prospectus, we had four registered trademarks in Hong Kong, which we consider material to our business. However, we cannot guarantee you that the registration of our trademarks can completely protect us against any infringement or imitation. In any case, we are susceptible to infringement of our logos and brands by third parties, whether or not such logos are or will continue to be registered trademarks. If there is any misuse by third parties of our brand, or if we are unable to detect, deter and prevent misbehavior and misconduct by our employees, or if we fail to effectively protect our brand and trademarks, our reputation and brand could be damaged and our business and financial performance may be materially and adversely affected.

To maintain the quality of our services, we need to continue to maintain an effective quality assurance system. The effectiveness of our quality assurance system depends significantly on a number of factors, including (i) timely updates of our quality assurance system to suit the ever-changing business needs and environment; and (ii) our ability to ensure that our quality assurance policies and guidelines are adhered to.

Any failure or deterioration of our quality assurance system could result in a decline in the quality of our services, which in turn may jeopardize our reputation, reduce demands for our services or even subject us to contractual liabilities, other claims or prosecution. Any such claims, regardless of whether they are ultimately valid, could cause us to incur significant costs, harm our reputation and/or result in significant disruption to our operations. Furthermore, if any of such claims were ultimately valid, we could be required to pay substantial monetary damages or penalties, which could have a material adverse impact on our business, financial condition and results of operations.

We are exposed to risks in relation to work safety and occurrences of accidents. We may also be involved in disputes and legal and other proceedings arising from our operations from time to time and may face significant liabilities as a result.

There are inherent risks of work injuries or accidents occurring in the course of our business operations due to the nature of the services being performed, particularly in the provision of installation and maintenance services of security systems and security guarding and screening services. We provide our services principally through our own employees and they may be required to undertake certain tasks including, but not limited to, the following: (i) working at height or on slippery surfaces or in the dark; (ii) operation of threat detection systems and other electrical appliances in undertaking maintenance works; (iii) lifting heavy objects; (iv) working in new and unfamiliar environments; and (v) maintaining order in crowded events.

We may from time to time face miscellaneous litigation claims from our employees or third parties, who suffer personal injuries at premises where we provide our services, which may or may not be meritorious. Our involvement in major accidents or incidents in the course of providing security services, particularly if reported by the media, may adversely affect our reputation and our customer’s perception of the quality of our services. If we are involved in any litigation or legal proceedings, the outcome of such proceedings could result in settlements or results which could adversely affect our financial condition. In addition, any litigation or legal proceedings could involve substantial legal expenses as well as require significant time and attention of our management, diverting their attention from our operations, and result in negative publicity against us.

We cannot assure you that any incidents or accidents, which could result in property damage, personal injury or even death to the third parties (who may be residents, aggressors, property owners or our employees), will not occur again in the future. Accidents resulting in personal injury or loss or damage to property may also arise if our employees fail to follow our work safety measures and procedures. Accidents may occur in the ordinary course of our business. We cannot assure you that our employees will fully comply with the safety measures and plans we implement during their execution of the above tasks or any other tasks. In such events, we may be held liable for the losses or be subject to prosecution. We may also be exposed to claims of negligent or reckless behavior on the part of our employees. We may also experience interruptions to our business operations and may be required by certain departments of the Hong Kong government to change the manner in which we operate following any incidents or accidents. Any of the foregoing could materially and adversely affect our reputation, business, results of operations and financial condition.

Our success and business operations are largely dependent on certain key personnel and our ability to attract and retain talented employees such as screeners with requisite skills, expertise and experience.

Our success is, to a significant extent, attributable to the continued commitment, service and contributions of our directors and officers, including Mr. Chan Ming Dave, Mr. Kong Wing Fai, and Mr. Koo Lon Tien, and key personnel with requisite skills, expertise and experience. Our continued success is therefore dependent to a large extent on our ability to retain and motivate our directors, senior management and qualified key personnel.

Our directors, senior management, and directors of our subsidiaries have extensive knowledge and are experienced in the security-related engineering services industry and security guarding and screening services industry, as applicable, and they have all significantly contributed to the development of our business. See “Management.” We cannot assure you that we will always be able to attract or retain our current senior management, that they will not leave our employment in the future or that we can continue to develop the experience and skills of our key personnel. Any unanticipated departures of members of the senior management team without any appropriate and timely replacement may result in loss of strategic leadership and disruption or delay to our business operations and expansion, which may have a material adverse effect on our business operations and profitability and future prospects.

During the course of provision of our services, certain tasks must be performed by employees with requisite qualifications and/or licenses, such as security personnel involved in the provision of security services, security guards and screeners. We cannot assure you that we will be able to attract and retain adequate talented employees with the requisite skills, expertise and experience. In addition, as we expand the scale of our business operations, it may become increasingly difficult for us to attract and retain an adequate number of qualified staff for our new projects. Our failure to recruit or retain qualified staff to our existing and future projects, or the loss of or increased costs in retaining such qualified staff, would have a material adverse effect on our business, financial condition and results of operations.

Any security breach, theft, burglary, loss of property occurring at and/or damage to the properties or bodily harm or accident resulting in personal injury to the personnel secured, guarded, managed and/or served by us could adversely affect our business, results of operations, financial condition and reputation.

Security breach, theft, burglary, loss or damage of property, bodily harm and accidents resulting in personal injury may occur during the course of operating our business. The properties or personnel that we secure, guard, screen, manage and/or serve may be subject to such incidents and may be damaged in a variety of ways that are beyond our control, including but not limited to natural disasters and intentional or unintentional human actions. We may be liable for loss suffered by our customers as a result of such incidents if the loss is caused by our negligence or breach of contract. If we are liable to pay damages to our customers for such loss, our business, results of operations, financial position and reputation may be adversely affected.

Separately, irrespective of whether an incident is within our control or whether we are at fault, we may face claims, regardless of their merits, for loss, damage of properties or personal injuries caused by such incident. Defending such claims, regardless of whether such claims have merits, can be time consuming and costly, and may divert our management’s attention and resources. We may also need to divert management attention and resources to assist departments of the Hong Kong government in their investigations in connection with any incident that took place in the properties we secure. If we are involved in such claims, even if we are proven not liable in the end, our reputation, business, results of operations and financial condition may be adversely affected.

We may not be able to collect payments from customers and as a result, may incur impairment losses on receivables.

During our business operation, we may face difficulties in collecting payments from customers. We cannot assure you that our measures to collect overdue payments, such as by sending statement of accounts and reminder emails to customers, will be effective. Although some payments are paid to us through bank transfers, individual customers of the related vocational training services provided by us may make payments to us in cash. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, our related vocational training income amounted to HK$3.8 million, HK$4.0 million, HK$3.7 million, and HK$1.7 million (US$0.2 million), respectively, representing 2.8%, 2.5%, 2.0%, and 1.6% of our total revenues, respectively.

Our provision for allowance for credit loss for the fiscal years ended September 30, 2022 and 2023 were HK$30,000 and HK$8.6 million, respectively. Our reversal of provision for allowance for credit loss for the fiscal year ended September 30, 2024 was HK$3.2 million. Our provision for allowance for credit loss for the six months ended March 31, 2025 was HK$0.2 million (US$25,700). In the event that the actual recoverability is lower than expected, or that our past loss allowance for credit loss becomes insufficient in light of any new information, we may need to provide for an additional allowance for credit loss, which may in turn materially and adversely affect our business, financial position and results of operations. Further, if we fail to collect cash payments from customers or experience a prolonged delay in receiving the receivables, our cash flow position and our ability to meet our working capital requirements may be adversely affected.

Failure to enter into formal written agreements in respect of our security systems maintenance services provided upon urgent demand may lead to uncertainty in terms of our engagement. If we do not receive service fees for such urgent demand, our results of operations and financial condition may be adversely affected.

Due to the nature of our services, our customers may sometimes require our security services urgently, such as for urgent parts replacement. In such circumstances, we may be required to procure or source parts and components and provide security maintenance services to satisfy the ad-hoc or urgent demand from our customers based on verbal agreements between the parties. We may only be able to issue an invoice to, receive a formal purchase order from or enter into written agreements with our customers after our services are rendered. Without a formal written agreement to document the respective rights and obligations of the parties before our provision of services, we face uncertainty relating to the terms and conditions of our engagement. Our customers may disagree with us on the interpretation or applicability of different terms and conditions including the service fee, nature of services provided and payment arrangement. Even if services are rendered, we may not be able to receive all or any part of our service fee in a timely manner, which may materially and adversely affect our results of operations and financial condition.

We may face allegations, complaints or reports by our customers and third parties, and any failure to deal with such complaints or negative publicity could materially and adversely affect our reputation, business, and our prospects.

We undertake works and provide services that are generally used by the general public as end users. There may be complaints or negative press reports regarding our works, operations or projects in which we are involved, and we may face allegations and complaints made by our customers or third parties and in media reports in relation to our operation, our works or compliance with applicable laws, such as the tendering procedure, our safety standards and procedures, the quality of our works and the security systems we use, and our treatment of subcontractors and employees. We can be adversely affected by the complaints or allegations relating to our works and services, our operations, the non-performance or sub-standard performance of subcontractors, or negative media publicity thereof, whether meritorious or not.

Negative comments, complaints, negative publicity or claims against us, whether meritorious or not, will place a burden on us and divert management and other resources from other business operations, which may adversely affect our business operations. Any incidents, regulatory investigations or reports through the media or other third parties of possible work or service issues, or non-compliance with any laws or regulations involving us, our directors, officers, employees, or shareholders, could significantly damage our reputation, goodwill, and our corporate and brand image, or otherwise affect our ability to conduct or expand our business, and may therefore have a material adverse effect on our business, cash flow, financial condition, results of operations, and our prospects.

Our participation in government projects may, more likely than in the case of non-government projects, draw public attention. Such publicity may be adverse and overstated. For projects which are publicly funded, changes in government budgets and policy considerations could result in delays or changes to these projects. In addition, disputes with public bodies may last for considerably longer periods of time than for those that occur with non-government sector counterparties, and payments from the public bodies may be delayed as a result. All these risks may affect our performance of contracts with public bodies, and may have a material adverse effect on our business and results of operations.

If we fail to meet the requirements of our contracts or quality standards of our services, we may be required to pay damages and additional costs, which may adversely affect our business and reputation.

We are typically required to complete each project according to a fixed schedule by an agreed date as stated in the relevant contract. If we fail to complete a project in a timely manner resulting in a breach of our contractual obligations, we may be liable to compensate our customers for losses or damages caused by the delay. For the projects undertaken by us, it is common for a clause for payment of damages for non-completion of works to be included in the contract made between us and the customer involved. Such a clause usually provides that in case of delay in the completion of works, a sum of liquidated damages calculated on the basis of a fixed sum of money per day (as stated in the contracts) will have to be paid by us to the customer for the period during which the works remain incomplete due to our default. Alternatively, the contract may provide that the customer may recover from us any costs reasonably incurred for the procurement of work or services in replacement of incomplete works due to any delay or non-completion on our part. Any delay in the completion of a project, whether or not caused by us, could also lead to additional costs being incurred, including costs to hire additional manpower. During the fiscal years ended September 30, 2022, 2023, and 2024, we were not liable for losses or required to pay any damages for any delay in the completion or non-completion of any projects.

Any claims for liquidated damages will affect our profitability if no extension of time is granted, as the customer is entitled to deduct such liquidated damages from the contract sum under the relevant contract. The effect on us depends on the length of the delay in completion due to our default.

In addition, we may be liable to compensate our customers for any losses sustained by them if any of our employees or third-party service providers do not complete projects in accordance with the terms specified in the relevant contracts. These litigation costs, together with the payment of damages, could adversely affect our profitability and financial performance.

Our business operations are located in Hong Kong, which renders us especially sensitive to local conditions and changes, such as those with respect to laws and regulations, economic and political environments, force majeure events, natural disasters or mass civil movements.

Currently, our business operations are based in Hong Kong, and we have no plan to provide such services in other territories in the near future. Our business operations and the demand for our services are therefore exposed to any deterioration in the economic, social and/or political conditions, significant changes in laws and regulations governing the security-related engineering services industry and the security guarding and screening services and related vocational training services industries, such as those relating to civil aviation, the Hong Kong government’s subsidy to customers for purchasing X-ray machines in October 2020, as well as any change of legal system, incidence of social movements, strike, riot, civil disturbances, mass civil movements, disobedience, recurrence of past outbreaks or epidemics, occurrence of any future epidemic outbreaks, natural disasters or other catastrophic events in Hong Kong. Since our business operations are limited to Hong Kong, the aforesaid adverse circumstances may materially and adversely disrupt operations of the provision of our security-related engineering services and security guarding and screening services and related vocational training services, and in turn, our revenues and profitability, and consequently, our results of operations and financial condition.

Any outbreak of communicable disease in Hong Kong, including but not limited to COVID-19, severe acute respiratory syndrome, swine influenza, etc. could have a material and adverse effect on our business.

The outbreak of any severe communicable disease (or the escalation and/or intensification of any outbreak of any severe communicable disease), such as COVID-19, Severe Acute Respiratory Syndrome (SARS), Middle East Respiratory Syndrome (MERS), H5N1 avian flu, Ebola virus, as well as influenza caused by H7N9 and H3N2 or the human swine flu (H1N1), also known as influenza A virus, in Hong Kong, if uncontrolled, could have an adverse effect on our operations and the overall business sentiments and environment in Hong Kong. In addition, if any of our employees are affected by any severe communicable diseases outbreak, it could severely disrupt our business operations and adversely affect our results of operations as we may be required to temporarily shut down our offices and training centers and to prohibit our staff from going to work to circumvent the spread of the disease.

In addition, any outbreak of communicable disease in Hong Kong could also adversely affect our customers’ business activities. Functions or promotional activities such as exhibitions, concerts, annual meetings and gatherings and press release functions of which security service personnel are required may be cancelled and places requiring security services may be closed down resulting in decrease in demand for security services. Therefore, our business, results of operations, and also our financial condition could be adversely affected.

Any outbreak of epidemics which may lead to serious disruption to the public in the affected areas, may have a material and adverse effect on our business, results of operations and financial condition. Any disruption to us, our employees, our customers and/or our suppliers, any of which could materially impact our revenues, the procurement of supplies, overall results of operations and financial condition. As a whole, any of such events may cause our business to suffer in ways that we cannot anticipate.

We recorded certain one-off gains which may be non-recurring in the future.

For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, we received government grants of HK$3.5 million, HK$0.6 million, HK$0.1 million, and HK$9,824 (US$1,263), respectively. Since then, and as of the date of this prospectus, we have not received any further government grants. To cushion the impact of COVID-19 on our operation of business, we have applied for subsidies under the Employment Support Scheme, an Anti-Epidemic Fund launched by the Hong Kong government. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, we were granted subsidies from the aforementioned funds by the Hong Kong government in the amount of HK$3.3 million, HK$0.4 million, nil, and HK$9,824 (US$1,263), respectively. Such government grants are non-recurring in nature and were recorded as an item in other income in our consolidated financial statements. We may not be able to generate the same amount of other income in the future. In the event of any changes in government measures or policies, resulting in any suspension, material reduction or termination of government grants we receive, our profitability, results of operations and financial condition may be materially and adversely affected.

We make deposits or prepayments to our suppliers for our purchases in some cases. If our suppliers fail to perform their respective obligations, our business, results of operations and financial condition would be materially and adversely affected. Prepayment arrangements also expose us to the credit risks of our suppliers.

Some of our suppliers require us to pay deposits or prepayments for the purchases of security systems, parts and/or components. In the event that our suppliers default on their contractual obligations, our suppliers may not refund the full amount paid by us. There can be no assurance that we will be able to limit or reduce any potential forfeiture of deposits or prepayments, and any material increase in any such forfeiture may have a material adverse effect on our results of operations and financial condition.

We make prepayments to our suppliers without receiving collateral to secure such payments. As a result, our claims for such payments would be ranked as unsecured claims and expose us to credit risks of our suppliers in the case of an insolvency or bankruptcy of such suppliers. Under those circumstances, our claims against the suppliers would rank below those of the secured creditors, which would undermine our chances of obtaining the return of the prepayments. Accordingly, a default by our suppliers may have a material adverse effect on our financial condition, results of operations and liquidity.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or nonperformance by financial institutions, could adversely affect our business, results of operations, financial condition, and our prospects.

Our funds are held in accounts at banks or other financial institutions. As of September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, HK$25.2 million, HK$16.4 million, HK$52.3 million, and HK$40.9 million (US$5.3 million) of the Group’s cash was on deposit at financial institutions in Hong Kong, respectively. In accordance with the relevant regulations in Hong Kong, the maximum insured bank deposit amount is HK$500,000 for each financial institution. Accordingly, the Group’s total unprotected cash held in banks amounted to HK$22.9 million, HK$14.3 million, HK$50.0 million, and HK$36.8 million (US$4.7 million) as of September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, respectively.

Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold our funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, our liquidity may be adversely affected. For example, on March 10, 2023, the Federal Deposit Insurance Corporation of the United States announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. Although we did not have any funds in Silicon Valley Bank or other institutions that have been closed, we cannot guarantee that the banks or other financial institutions that hold our funds will not experience similar issues. In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on terms favorable to us in connection with a potential business combination, or at all, and could have material adverse impacts on our liquidity, our business, results of operations, financial condition, and our prospects.

We may not have adequate insurance coverage and we are affected by the increasing insurance costs.

We have maintained insurance coverage for various risks in relation to our operations, employees and protection against accidents and injuries. For details of our insurance policies, see “Business — Insurance.” However, we do not carry any insurance policies against certain risks, such as professional indemnity, business interruption, product liability, acts of terrorism, riot or public disorder. We may also be subject to liabilities against which we are not adequately insured and we would be required to make up for the shortfall of the awarded amount. With respect to losses which are covered by our insurance policies, it may be a difficult and lengthy process to recover such losses from insurers. Furthermore, adequate insurance coverage may not be available on reasonable terms in the future or may only be available at significantly higher premiums for risks currently covered. Should any major claims be made against us which are not covered by adequate insurance or at all, our business and financial performance may be materially and adversely affected. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, our insurance costs had continued to increase, and the aggregate expenses of our insurance were approximately HK$0.9 million, HK$1.2 million, HK$1.9 million, and HK$1.0 million (US$0.1 million), respectively. We cannot control if there are reductions or limitations of insurance coverage by insurers upon the expiry of our currently existing policies. Any further increase in insurance costs (such as an increase in insurance premiums) or reduction in coverage may materially and adversely affect our results of operations and financial condition.

We may not be able to implement our future plans successfully.

Our future business plans are based on assumptions as to the occurrence of certain future events, which may or may not materialize, and the real situation might differ materially. Furthermore, our future business plans may be hindered by other factors beyond our control, such as competition within the security-related engineering services industry and security guarding and screening services and related vocational training services industry from other security-related engineering services and security guarding and screening services and related vocational training services providers. Therefore, there is no assurance that any of our future business plans will materialize, or result in the conclusion or execution of any agreement within the planned timeframe, or that our objectives will be fully or partially accomplished.

In addition, our future plans involve recruiting additional staff, renting and setting up a workshop with showroom, renting and renovating a premises to be used as training center and central monitoring room, purchasing vehicles and renting carparking spaces and purchasing security systems and equipment, the implementation of which will increase our costs and expenses. If we are unable to increase our revenues from the implementation of our future plans, our financial performance may be materially and adversely affected.

Our business development may be hindered if we are unable to obtain additional funding to expand our business.

We did not have outstanding bank borrowings as of the date of this prospectus. We may need to raise funds in addition to our currently available cash resources through public or private financing, strategic relationships or other arrangements, in order to support more rapid expansion of our business. We cannot assure investors that additional funds will be available when needed on terms favorable to us, if available at all. If adequate funds are unavailable to us on acceptable terms, we may be unable to expand or enhance our security-related engineering services, take advantage of future opportunities or respond to competitive pressures or unanticipated events, any of which could have a material adverse effect on our business development.

Fluctuations in foreign exchange rates may become material and adversely affect our business, financial condition and results of operations.

We conduct business with customers, suppliers and subcontractors located in Hong Kong, the PRC and overseas. While most of our costs and expenses are denominated in USD, HKD, Euro (“EUR”) and Pound sterling (“GBP”), some are denominated in Renminbi, the legal currency of China (“RMB”) and other foreign currencies. We are therefore subject to risks associated with exchange rate fluctuations and changes in exchange rates could affect our results of operations. In relation to our security-related engineering services, we take into account fluctuations in foreign exchange rates when setting the prices for our quotations and tenders. We cannot assure you that our estimates of fluctuations in foreign exchange rates will be accurate. In the event that we fail to accurately estimate the fluctuations, we may experience net exchange losses. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, we have recorded net exchange losses of HK$96,028, net exchange gains of HK$0.5 million, net exchange gains of HK$0.3 million, and net exchange gains of HK$0.1 million (US$12,856), respectively, due to foreign exchange fluctuations.

Changes in exchange rates could increase our costs, or affect the prices of our imported security systems, parts and components any of which could adversely affect our results of operations. The change in value of the USD, EUR, GBP, and RMB or other foreign currencies against the HKD may fluctuate and is affected by, among other things, changes in the political and economic conditions in the respective countries. The value of the USD, EUR, GBP, and RMB is subject to changes in government policies of the respective countries and factors including international economic developments, political conditions and supply and demand for currencies. The value of the USD, EUR, GBP, and RMB in international markets is determined by reference to a basket of currencies as part of a floating exchange rate policy. We cannot predict the future fluctuations of the USD, EUR, GBP and RMB. Respective national governments may adopt a more flexible currency policy, which could lead to the USD, EUR, GBP, and RMB experiencing more substantial revaluation against the HKD or other currencies.

Our financial performance during the reporting periods is not indicative of our future financial performance and our operating results may fluctuate significantly.

For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, our revenues amounted to HK$136.4 million, HK$163.7 million, and HK$182.2 million, and HK$107.9 million (US$13.9 million), respectively, and our net income for the corresponding year was HK$8.3 million, HK$9.8 million, HK$10.7 million, and net loss of HK$4.5 million (US$0.5 million), respectively. Further, for the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, we incurred finance costs of HK$0.1 million, HK$0.1 million, and HK$0.2 million, and HK$0.1 million (US$12,856) respectively. As of the date of this prospectus, we do not have outstanding bank borrowings. Our revenues, expenses and operating results may vary from period to period and may fluctuate due to a variety of factors, some of which are beyond our control, including changes in laws, regulations and industry practices in the security-related engineering services industry and security guarding and screening service and related vocational training service industry, increases in costs of labor, security systems and parts and components and conditions of the property market and construction industry in Hong Kong, as well as our ability to estimate and control costs, operating expenses and work progress for each project.

Our performance in the past may not be indicative that we will attain similar performance in the future. There is no assurance that our business will continue to attain similar performance as being comparable to that during the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025 or we will be able to maintain continued growth through organic growth and implementation of our business strategies.

We cannot assure you that we will declare and distribute any amount of dividends in the future.

For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, Shine Union declared dividends of HK$25.3 million, nil, nil, and nil, respectively, and Fortune Jet declared dividends of HK$0.4 million, nil, nil, and nil, respectively, totaling HK$25.7 million, nil, nil, and nil, respectively, to their then respective shareholders, of which HK$40,400, nil, nil, and nil, respectively, was attributable to a non-controlling interest. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, the Group declared dividends of HK$8.0 million, nil, and nil, respectively, to its then shareholders. For details, see Notes 15 and 16 in our audited consolidated financial statements included elsewhere in this offering Among the dividends of HK$25.3 million declared by Shine Union during the fiscal year ended September 30, 2022, HK$7.6 million was cash settled in the fiscal year ended September 30, 2022, while the remaining HK$17.7 million was offset against the amount due from SU Investment. All dividends have been fully settled as of the date of this prospectus. As of the date of this prospectus, we did not have any dividend policy. Our dividend distribution records in the past may not be used as references or bases to determine the level of dividends that may be declared or paid by us in the future.

Our shareholders are entitled to receive dividends only when declared by our board of directors. The payment and the amount of any future dividends will be at the discretion of our board of directors and will depend on, among others, our results of operations, cash flows and financial condition, operating and capital expenditure requirements, distributable profits, our articles of association then in effect, market conditions, our strategic plans and prospects for business development, contractual limits and obligations, payment of dividends to us by our operating subsidiaries, taxation, relevant laws and regulations and any other factors as our directors may deem relevant. As such, factors and the payment of dividends are at the discretion of our board of directors which reserves the right to change its plan on the payment of dividends. There can be no assurance whether, when and in what form we will pay dividends in the future. Prospective investors should note that historical dividend payments should not be regarded as an indication of our future dividends.

Changes in the rules and regulations, industry standards and advanced technology innovation relating to the security-related engineering services and security guarding and screening services and related vocational training services may affect our operation.

Our success will depend, in part, on our ability to keep up with the pace of changing regulatory regime, industry standards and technology innovation. There is no assurance that we will be able to adapt to proposed new regulatory requirements in the future in a timely manner or at all. Moreover, there is no assurance that the Hong Kong government will not impose additional or stricter laws or regulations on the security-related engineering services industry and the security guarding and screening services and related vocational training services industry in the future. Furthermore, if we do not respond successfully to evolving industry standards and technology innovation, our customers are likely to seek service providers who are able to respond more effectively to changes in the industry standards and technology innovation and better meet their demand. In such events, our business and results of operations may be materially affected.

We operate in a competitive industry and a highly competitive market may put downward pricing pressures on us.

We face significant competition in the security-related engineering services industry and security guarding and screening services and related vocational training services industry in Hong Kong. There are a substantial number of security-related engineering services providers, security guarding and screening services providers, and related vocational training course operators in Hong Kong. Entry barriers and set up costs are considered to be moderate. Individuals providing security services and companies offering security services are regulated under a permit and license system.

Due to the large number of competitors, we face significant downward pricing pressure thereby reducing our profit margins. Furthermore, if we do not provide a competitive quote relative to our competitors, our services may not be attractive to prospective customers and our profitability may be materially and adversely affected. Our success depends on our ability to compete effectively against these competitors in terms of the quality of services and on-site staff, price, track record, effective human resource management, relationships with customers, range of ancillary services, marketing, brand recognition and reputation. We cannot assure you that we will continue to compete successfully in the future, and if we fail to do so, our business and financial results would be adversely affected.

Furthermore, as the Competition Ordinance has only been operational since December 2015, there may be uncertainties on the full effect of the rules in respect of compliance, infringement and its effect on our business, in particular when tendering is one of our means of securing contracts. We may face difficulties and may need to incur legal costs in ensuring our compliance with the rules. We may also inadvertently infringe the Competition Ordinance and under such circumstance, we may be subject to fines and/or other penalties, incur substantial legal costs and may result in business disruption and/or negative media coverage, which could adversely affect our business, results of operations and reputation. For further details, see “Regulations.”

Our business could be affected by the Hong Kong government’s level of spending on public works as well as the constant supply of residential buildings and establishment of infrastructure facilities in Hong Kong.

We generate revenues from both private and public sector projects, including those carried out in residential properties and infrastructure facilities. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, 86.8%, 82.3%, 86.2% and 72.1% of our revenue was generated from private sector projects, respectively, and 13.2%, 17.7%, 13.8% and 27.9% of our revenue was generated from public sector projects, respectively. Some public works projects are non-recurring in nature. Any change or significant delay in the level of spending on public works by the Hong Kong government may affect our business and results of operations. In the event that the Hong Kong government reduces its level of spending on public works, and we fail to secure business from other sectors, our business and profitability could be adversely affected. There is no assurance that the rising supply of residential buildings and investment in infrastructure facilities can be constantly sustained in Hong Kong. In the event that there is a lesser supply of residential buildings and establishment of infrastructure facilities, our business and results of operations could be materially and adversely affected.

We have adopted an equity incentive plan and have granted share-based awards under our equity incentive plan, which will result in increased share-based compensation expenses.

We adopted our 2024 Equity Incentive Plan, or the 2024 Plan, in November 2024 to attract and retain best available personnel, provide additional incentives to employees, officers, directors and consultants and promote the success of our business. On September 16, 2025, the 2024 Plan was amended (the “2024 Plan, as amended”) to (i) increase of the Plan Limit to 500,000 Class A Ordinary Shares of HK$0.10 each, (ii) to confer voting rights on all shares issued under the 2024 Plan and (iii) to amend the definition of “Securities.” The maximum number of our Class A ordinary shares which may be issued pursuant to all awards under the 2024 Plan, as amended is 500,000, of which 400,000 remain available for issuance. We believe the grant of share incentive awards is of significant importance to our ability to attract and retain employees, and we may continue to grant share incentive awards to employees in the future. As a result, we will incur expenses associated with share-based compensation, which may have an adverse effect on our results of operations and financial condition.

Risks Related to Conducting Operations in Hong Kong

Potential political, economic and social instability in Hong Kong could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business.

Our operational activities are primarily conducted in Hong Kong. Accordingly, political and economic conditions in Hong Kong and the surrounding regions may directly affect our business. Political, economic or social unrest occurring in Hong Kong could lead to the disruption of the economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time or the economic, political and social conditions in Hong Kong are disrupted, our overall business and results of operations may be adversely affected.

In addition, economic, political and legal developments and social conditions in the PRC may significantly affect our business, financial condition, results of operations and prospects. The PRC economy is in transition from a planned economy to a market-oriented economy subject to plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on economic conditions in the PRC and Hong Kong. While we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will continue to follow market forces, we cannot assure you that this will be the case. Our business operations and prospects, financial condition, and results of operations may be adversely affected by changes in policies by the PRC government, including:

●	changes in laws, regulations or their interpretation;

●	confiscatory taxation;

●	restrictions on currency conversion, imports or sources of supplies, or ability to continue as a for-profit enterprise;

●	expropriation or nationalization of private enterprises; and

●	the allocation of resources.

The PRC legal system is evolving rapidly and the PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities in accordance with applicable laws and regulations. We are based in Hong Kong with no substantive operations in mainland China. However, if we were to become subject to such direct influence and discretion, it may result in a material change in our operations and/or the value of our Class A ordinary shares, which would materially affect the interest of the investors.

We primarily operate in Hong Kong with no substantive operations in mainland China. In addition, we do not provide any security-related engineering services, security guarding and screening services or related vocational training services or solicit any customer in mainland China, and are not regulated by any regulator in mainland China. The PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities outside of mainland China, however, there is no guarantee that we will not be subject to such direct influence and discretion in the future due to changes in laws or other unforeseeable reasons or as a result of our expansion or acquisition of operations in mainland China. See “Risk Factors — Risks Related to Conducting Operations in Hong Kong — Our business, financial condition and results of operations, and/or the value of our Class A ordinary shares or our ability to continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC which may become applicable to a company such as us.”

The PRC legal system is evolving rapidly and the PRC laws, regulations, and policies may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation and enforcement of these laws, rules and regulations may involve uncertainties.

If we were to become subject to the direct influence and discretion of the PRC government at any time due to changes in laws or other unforeseeable reasons or as a result of our development, expansion or acquisition of operations in mainland China, it may require material changes in our operations and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the market prices of our Class A ordinary shares could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct PRC government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the PRC government would not exert more oversight over our operations at any time.

We are not currently required to obtain permission from the PRC government for the trading of our Class A ordinary shares on Nasdaq for the offering of our Class A ordinary shares to foreign investors outside of mainland China, however there is no guarantee that this will continue to be the case in the future, or even when such permission is obtained, it will not be subsequently denied or rescinded. Any actions by the PRC government to exert more oversight and control over offerings (including businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to continue to offer securities to investors and cause the value of our Class A ordinary shares to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, nothing comes to our attention that suggests we meet both of the explicit conditions set out in the Article 15 of the Trial Measures which stipulates whether an indirect offering and listing of a PRC domestic company shall fulfil the filing procedure with the CSRC, and thus, we believe that we were not required to obtain the approval from or complete the filing with the CSRC for our initial public offering (the “IPO”), based on the facts (1) we do not have any subsidiaries or business operation in the PRC; (2) none of our operating revenues, total profits, total assets or net assets is accounted for by any subsidiaries based in the PRC; and (3) no issuance or sale of the Class A ordinary shares has been or will be made directly or indirectly within the PRC. We have determined that we are not subject to cybersecurity review with the CAC, given that: (i) we do not possess a large amount of personal information in our business operations originated from mainland China; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. In addition, we have determined that we are not subject to merger control review by China’s anti-monopoly enforcement agency due to the level of our revenues, and the fact that we currently do not expect to propose or implement any acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million. Currently, these statements and regulatory actions have had no impact on our daily business operation, the ability to accept foreign investments, or the ability to list our Class A ordinary shares on a U.S. or other foreign exchange. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments, or the ability to list our Class A ordinary shares on a U.S. or other foreign exchange.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government, as well as PRC laws and regulations, could have a significant impact on the business that we conduct in Hong Kong. Any actions by the PRC government to exert more oversight and control over overseas offerings could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Our business operations may be adversely affected by the current and future political environment in the PRC. The interpretations of many laws, regulations and rules may not always be uniform and the enforcement of these laws, regulations and rules may involve uncertainties. Our ability to operate in Hong Kong or conduct overseas offerings may be harmed by these changes in its laws and regulations, including those relating to taxation, import and export tariffs, healthcare regulations, environmental regulations, land use and property ownership rights, and other matters. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in Hong Kong or particular regions thereof, and could limit or completely hinder our ability to offer or continue to offer securities to investors or require us to divest ourselves of any interest we then hold in Hong Kong properties or joint ventures. Any actions by the PRC government to exert more oversight and control over overseas offerings (including divesture or similar actions) could limit or completely hinder our ability to offer or continue to offer securities to investors, resulting in a material adverse effect on us and on your investment in us and could render our Class A ordinary shares and your investment in our Class A ordinary shares to significantly decline or become worthless.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because the interpretation or enforcement of laws and regulations of the PRC may change very rapidly with little advance notice at any time, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, may cause possible problems to foreign investors.

Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market-oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

The future development of national security laws and regulations in Hong Kong could materially impact our business by possibly triggering sanctions and other measures which can cause economic harm to our business.

On May 28, 2020, the National People’s Congress of the PRC approved a proposal to impose a new national security law for Hong Kong and authorized the SCNPC to proceed to work out details of the legislation to be implemented in Hong Kong (the “Decision”). The Decision states that the new law will target secession, subversion of state power, terrorism activities and foreign interference. The stated objective of the Decision is to protect the national security of China as a whole (including Hong Kong and Macau) and is not intended to have a direct commercial bearing on commercial and economic activities. The government believes the new law may bring about more stability to Hong Kong, which in turn may lay the foundation for commercial and economic activities to flourish. On June 30, 2020, SCNPC passed the national security law for Hong Kong. The Hong Kong Chief Executive promulgated it in Hong Kong later the same day. Among other things, it criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. We cannot rule out the possibility that the Decision and the implementation of the national security law may trigger sanctions or other forms of penalties by foreign governments, which may cause economic and other hardship for Hong Kong, including companies like us that do business in Hong Kong. It is difficult for us to predict the impact of, if any, the implementation of the national security law will have on our business, as such impact will depend on future developments, which are highly uncertain and cannot be predicted.

Uncertainties in the interpretation and enforcement of PRC laws and regulations, which could change with little advance notice, could limit the legal protections available to us and materially affect our business operations and the value of our Class A ordinary shares.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules, which could change with little advance notice, are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

We may have to resort to administrative and court proceedings to enforce our legal rights from time to time. However, since PRC administrative and court authorities are authorized by laws and regulations to have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy, which could materially affect our business operations. Furthermore, the PRC legal system is based partly on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

The recent spate of government interference by the PRC government into business activities of U.S. listed Chinese companies may negatively impact our operations, value of our securities and/or significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless.

Recently, the PRC government announced that it would step up supervision of Chinese firms listed offshore. Under the new measures, China will increase regulation of cross-border data flows and security, crack down on illegal activity in the securities market and punish fraudulent securities issuance, market manipulation and insider trading. China will also check sources of funding for securities investment and control leverage ratios. The CAC has also opened a cybersecurity probe into several large U.S.-listed technology companies focusing on anti-monopoly, financial technology regulation and more recently, with the passage of the Data Security Law, how companies collect, store, process and transfer data. If we are subject to such a probe or if we are required to comply with stepped-up supervisory requirements, valuable time from our management and money may be expended in complying and/or responding to the probe and requirements, thus diverting valuable resources and attention away from our operations. This may, in turn, negatively impact our operations.

Further, given the PRC government’s significant oversight and discretion over the conduct of our business operations in Hong Kong and the PRC, the PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and consequently, the value of our Class A ordinary shares. The PRC government could also significantly limit or completely hinder our ability to offer future securities to investors and cause the value of such securities to significantly decline or be worthless.

We may be subject to laws and regulations regarding data protection in Hong Kong, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

We may be subject to a variety of laws and other obligations regarding data protection in Hong Kong. The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) came into force on December 20, 1996. The PDPO states that any person who controls the collection, holding, processing or use of personal data (the “data user”) shall not do any act, or engage in a practice, that contravenes any of the data protection principles set out in Schedule 1 to the PDPO (the “Data Protection Principles”) unless the act or practice, as the case may be, is required or permitted under the PDPO. Personal data means any data (a) relating directly or indirectly to a living individual; (b) from which it is practicable for the identity of the individual to be directly or indirectly ascertained; and (c) in a form in which access to or processing of the data is practicable.

The Data Protection Principles set out that (1) personal data must be collected in a lawful and fair way, for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfillment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorized or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps to ensure that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used for are made known to the public; and (6) a data shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate.

Moreover, the Personal Data (Privacy) (Amendment) Ordinance 2021 (the “PDPAO”) came into effect on October 8, 2021. It amends the PDPO, particularly to: (i) criminalize doxing, i.e., unconsented disclosure of personal information of targeted individuals and groups; (ii) introduce a cessation notice regime to tackle doxing with extra-territorial reach; and (iii) substantially expand the investigation and enforcement powers of the Privacy Commissioner for Personal Data, in contexts beyond doxing.

Our directors are of the view that we are not likely to be in breach of the PDPO and the PDPAO, for the following reasons: (i) using our products and services do not require providing users’ personal information and (ii) we possess a minimum amount of personal information, if any, in our business operations. Nonetheless, we are subject to laws and regulations relating to the collection, storage, use, processing, transmission, retention, security and transfer of personal information and other data. The interpretation and application of laws, regulations and standards on data protection and privacy are still uncertain and evolving. We cannot assure you that the governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect us. We may be subject to investigations and inspections by government authorities regarding our compliance with laws and regulations on data privacy, and we cannot assure you that our practices will always fully comply with all applicable rules and regulatory requirements. In addition, laws, regulations and standards on data protection and privacy continue to develop and may vary from jurisdiction to jurisdiction. Complying with emerging and changing international requirements may cause us to incur substantial costs or require us to change our business practices.

Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict their ability to satisfy liquidity requirements, fund operations or for other use outside of Hong Kong, conduct business and pay dividends to holders of our Class A ordinary shares. Dividends payable to our foreign investors and gains on the sale of our Class A ordinary shares by our foreign investors may become subject to tax by the PRC.

SU Group is a holding company incorporated in Cayman Islands with its operating subsidiaries located in Hong Kong. Accordingly, most of our cash is maintained in HK$. We conduct no other business and, as a result, we depend entirely upon our Hong Kong operating subsidiaries’ earnings and cash flow. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. There are currently no restrictions on transferring funds between our Cayman Islands holding company and our operating subsidiaries in Hong Kong or limitations on the ability of our Hong Kong subsidiaries to issue dividends or other distributions to their overseas shareholders. However, we cannot assure you that the oversight of the PRC government will not be extended to companies operating in Hong Kong like our Hong Kong operating subsidiaries. If certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to our operating subsidiaries in Hong Kong, and to the extent our cash or assets in the business is in Hong Kong or a Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of Hong Kong due to interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. Any such restrictions and limitations may adversely affect our ability to finance our cash requirements, service debt or make dividends or other distributions to our shareholders and could result in a material adverse change to our business operations, our prospects, financial condition, and results of operations, and could cause our Class A ordinary shares to significantly decline in value or become worthless.

Our business, financial condition and results of operations, and/or the value of our Class A ordinary shares or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of the PRC become applicable to a company such as us.

We do not provide any security-related engineering services, security guarding and screening services or related vocational training services in mainland China or solicit customers or collect, store or process any personal data of any customer in mainland China, and are not regulated by any regulator in mainland China. As a result, the laws and regulations of the PRC do not currently have any material impact on our business, financial condition and results of operations. However, as we operate in Hong Kong, there is no guarantee that if certain existing or future laws of the PRC become applicable to a company such as us, it will not have a material adverse impact on our business, financial condition and results of operations and/or our ability to offer or continue to offer securities to investors, any of which may cause the value of our Class A ordinary shares to significantly decline or be worthless.

The Basic Law provides that national laws of the PRC do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong.

The laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. There is no assurance that certain laws of the PRC, including existing laws and regulations and those enacted or promulgated in the future, will not be applicable to our Hong Kong subsidiaries due to change in the current political arrangements between mainland China and Hong Kong or other reasons whether foreseeable or not presently foreseeable. To the extent any PRC laws and regulations become applicable to us, we may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

We may also become subject to the laws and regulations of the PRC to the extent we commence business and customer facing operations in mainland China as a result of any future acquisition, expansion or organic growth.

Under the HFCAA, our Class A ordinary shares may be prohibited from being traded on any U.S. securities exchange, including the New York Stock Exchange and Nasdaq, or through any other trading method within the SEC’s regulatory jurisdiction, if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in trading in our Class A ordinary shares being prohibited. Furthermore, the AHFCAA amends the HFCAA and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges of issuers included for three consecutive years on the SEC’s list. On May 20, 2020, the U.S. Senate passed S. 945, the HFCA Act. The HFCA Act was approved by the U.S. House of Representatives on December 2, 2020. On December 18, 2020, the former U.S. president signed into law the HFCA Act. In essence, the HFCA Act requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges or trading through any other trading method within the SEC’s regulatory jurisdiction, if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the HFCA Act and any additional rulemaking efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of our Class A ordinary shares could be adversely affected, and our Class A ordinary shares could be prohibited from being traded on any U.S. national securities exchange, or through any other trading method within the SEC’s regulatory jurisdiction, if it is unable to cure the situation to meet the PCAOB inspection requirement in time. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. If we fail to meet the new rules before the deadline specified thereunder, we could face possible prohibition from trading on Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our Class A ordinary shares trading in the United States. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or the AHFCAA, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. On August 26, 2022, the PCAOB announced that it had signed the Statement of Protocol with the CSRC and the Ministry of Finance of China. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China to the PCAOB for inspection or investigation, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in mainland China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause our Class A ordinary shares to be delisted from the stock exchange. On December 29, 2022, the Consolidated Appropriations Act was signed into law. The Consolidated Appropriations Act contains, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

The audit report included in this offering was issued by Marcum Asia, a U.S. based accounting firm that is registered with the PCAOB and has been inspected by the PCAOB on a regular basis, with the last inspection in 2023. Marcum Asia was not subject to the determinations announced by the PCAOB on December 16, 2021. We have no intention of dismissing Marcum Asia in the future or engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. There is no guarantee, however, that any future auditor engaged by us would remain subject to full PCAOB inspection during the entire term of our engagement. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in mainland China or Hong Kong that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our Class A ordinary shares to be materially and adversely affected, and our Class A ordinary shares could be delisted and prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our Class A ordinary shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Class A ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Class A ordinary shares. Furthermore, new laws, regulations, and policies, or changes in laws, regulations, and policies, in both the United States and China could affect our ability to list our securities on Nasdaq, which could materially impair the market for and the market price of our securities.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting and reporting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded securities of many U.S.-listed Chinese companies have sharply decreased in value and, in some cases, have become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we may have to expend significant resources to investigate such allegations and/or defend us. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our Class A ordinary shares could be rendered worthless. In addition, major issues with other U.S.-listed Chinese companies in the future, could have a negative effect on the value of your investment, even though we are not involved. Because our operations are based in Hong Kong, we are subject to the laws, regulations and policies of the Hong Kong government as well as the influence of the PRC government. Our ability to operate in Hong Kong may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.

As such, our business may be subject to various government and regulatory interference. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our business operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Given that the PRC government may intervene or influence over our operations at any time with little to no advanced notice, it could result in a material change in our operation and the value of our Class A ordinary shares. Given recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Class A ordinary shares to significantly decline or be worthless.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government for any future application to have our Class A ordinary shares list on a U.S. stock exchange, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain permission from any PRC regulatory authorities and has not received any denial to list on a U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our Class A ordinary shares may decline in value dramatically or even become worthless should we become subject to new requirement to obtain permission from the PRC government to list on a U.S. exchange in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which were available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, including those indirect overseas offerings and listings which meet certain conditions, should fulfil the filing procedures with the CSRC. On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities and introduces a data classification and hierarchical protection system. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On November 14, 2021, the CAC released the Data Security Management Regulations Draft for public comments, which stipulates that data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. The comment period expired on December 13, 2021. On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) provides that, in addition to operators of critical information infrastructure that intend to purchase Internet products and services, data handlers engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. The Measures for Cybersecurity Review (2021) further requires that critical information infrastructure operators and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. While we believe that our operations are not affected by this, as these laws, regulations and opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

It may be difficult for shareholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our shareholders.

Substantially all of our assets are located in Hong Kong. Moreover, five out of six of our current directors and officers are Chinese nationals/Hong Kong residents. All or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for our shareholders to effect service of process within the United States upon our subsidiaries or any individuals. In addition, there is uncertainty as to whether the courts of Hong Kong or the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors and/or officers predicated upon the civil liability provisions of Hong Kong against us or such persons predicated upon the securities laws of the United States or any state thereof. It is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our directors and/or officers of criminal penalties under the United States federal securities laws or otherwise.

In addition, the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and/or officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The market price for our Class A ordinary shares could be adversely affected by increased tensions between the United States and China.

There have been heightened tensions in the economic and political relations between the United States and China. On June 30, 2020, the SCNPC issued the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region. This law defines the duties and government bodies of Hong Kong for safeguarding national security and four categories of offences: secession, subversion, terrorist activities and collusion with a foreign country or external elements to endanger national security and their corresponding penalties. On July 14, 2020, U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on 11 individuals, including then Hong Kong Chief Executive Carrie Lam. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions such as those provided in the HKAA is in practice discretionary and highly political, especially in a relationship as extensive and complex as that between the United States and China. It is difficult to predict the full impact of the HKAA on Hong Kong and companies like us. Furthermore, legislative or administrative actions in respect of Sino-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A ordinary shares could be adversely affected.

Risks Related to this Offering and Ownership of Our Class A Ordinary Shares

The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors.

The trading price of our Class A ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. The market price for our Class A ordinary shares may be subject to wide fluctuations in response to factors including the following:

●	regulatory developments affecting us or our industry;

●	actual or anticipated fluctuations in our results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	conditions in the market for intermediary services;

●	announcements by us or our competitors of new product and/or service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

●	additions to or departures of our senior management;

●	fluctuations of exchange rates;

●	release or expiry of lock-up or other transfer restrictions on our outstanding shares;

●	political or legal actions taken or restrictions imposed by the government in mainland China and Hong Kong; and

●	sales or perceived potential sales of additional Class A ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

An active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly.

Our Class A ordinary shares are listed on Nasdaq. We cannot assure you that a liquid public market for our Class A ordinary shares will continue. If an active public market for our Class A ordinary shares does not continue, the market price and liquidity of our Class A ordinary shares may be materially and adversely affected. As a result, investors in our securities may experience a significant decrease in the value of their Class A ordinary shares.

As a “controlled company” under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our issued and outstanding ordinary shares. Under Nasdaq Rule 4350(c), a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. Our status as a “controlled company” could cause our Class A ordinary shares to look less attractive to certain investors or otherwise harm our trading price.

Our directors and officers will collectively own an aggregate of 87.41% of the total voting power of our outstanding ordinary shares immediately after the completion of this offering.

Our directors and officers currently collectively own an aggregate of 98.90% of the total voting power of our outstanding ordinary shares as of the date of this prospectus. Our directors and officers will collectively own an aggregate of 87.41% of the total voting power of our outstanding ordinary shares immediately after the completion of this offering. These beneficial owners could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these beneficial owners will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of these beneficial owners may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our Class A ordinary shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.

As a Cayman Islands exempted company listed on the Nasdaq Stock Market, we are subject to the Nasdaq Stock Market listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, the Nasdaq Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market listing standards.

We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. We currently intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance standards of the Nasdaq Stock Market that listed companies must: (i) obtain shareholders’ approval for issuance of securities in certain situations, and (ii) hold annual shareholders’ meetings. To the extent that we choose to follow home country practice, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the Nasdaq Stock Market listing standards.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment.

We currently intend to retain all of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value or even maintain the price at which you purchased our Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment.

Nasdaq may apply additional and more stringent criteria for our continued listing because we plan to have a small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to apply additional or more stringent criteria for the continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. The insiders of our company currently hold a large portion of the company’s listed securities. Nasdaq might apply the additional and more stringent criteria for our continued listing.

Certain companies with public floats comparable to our public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A ordinary shares.

In addition to the risks addressed above in “— The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors,” our Class A ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with public floats comparable to ours have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our public float may amplify the impact the actions taken by a few shareholders have on the price of our Class A ordinary shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Class A ordinary shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Class A ordinary shares. In addition, investors of our Class A ordinary shares may experience losses, which may be material, if the price of our Class A ordinary shares declines or if such investors purchase shares of our Class A ordinary shares prior to any price decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline.

The trading market for our Class A ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A ordinary shares to decline.

Because this offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A ordinary shares in this offering, you will pay more for each share than the corresponding amount paid by existing shareholders for their Class A ordinary shares. As a result, you will experience immediate and substantial dilution of US$1.21, or 19.8%, per share, representing the difference between our net tangible book value per share as of March 31, 2025, after giving effect to this offering, of US$4.89 and this offering price of US$6.10 per share. See “Dilution” for a more complete description of how the value of your investment in our Class A ordinary shares will be diluted upon the completion of this offering.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our share price.

We plan to use a significant portion of the net proceeds of this offering for strategic acquisitions. To date, no acquisition targets or investment opportunities have been identified. See “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price, or placed in investments that do not produce income or that lose value.

If we are classified as a passive foreign investment company, U.S. taxpayers who own our Class A ordinary shares may have adverse U.S. federal income tax consequences.

A non-U.S. corporation such as us will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produces passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own, directly or indirectly, at least 25% of the equity by value.

Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers who own our Class A ordinary shares if we were determined to be a PFIC, see “Taxation — Certain U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

Our current amended and restated memorandum and articles of association contains anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares.

Some provisions of our current amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Our Chairman of the board of directors and Chief Executive Officer, Mr. Chan Ming Dave, has a substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. Chan Ming Dave, our Chairman of the board of directors and our Chief Executive Officer, beneficially owns an aggregate of approximately 62.24% of our outstanding ordinary shares. Upon the completion of this offering, Mr. Chan will beneficially own approximately 10,000 Class A ordinary shares, representing 10,000 of the total voting power and 901,680 Class B ordinary shares, representing 45,084,000 of the total voting power, respectively, or approximately 12.21% of our outstanding ordinary shares.

Accordingly, Mr. Chan could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. Mr. Chan will also have the power to prevent or cause a change in control. Without the consent of Mr. Chan, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, Mr. Chan could violate his fiduciary duties by diverting business opportunities from us to himself or others. The interests of Mr. Chan may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our Class A ordinary shares. For more information regarding Mr. Chan and his affiliated entity, see “Principal Shareholders.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the U.S. courts against our directors or officers.

Our corporate affairs are governed by our memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our amended and restated memorandum and articles of association as currently in effect has provisions that provide our shareholders the right to inspect our register of members without charge, and to receive our annual audited financial statements. Subject to the foregoing, our directors have discretion to determine whether or not, and under what conditions, corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. Therefore, you may not be able to effectively enjoy the protection offered by U.S. laws and regulations that intend to protect public investors.

In addition, with respect to Cayman Islands companies, plaintiffs may face special obstacles, including but not limited to those relating to jurisdiction and standing, in attempting to assert derivative claims in a state or federal courts of the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings.

The Cayman Islands does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. Further, shareholders have no right under the current amended and restated memorandum and articles of association to requisition and convene general meetings of shareholders or to put any proposal before general meetings of shareholders.

Economic Substance Legislation in the Cayman Islands may have an impact on the Company.

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (As Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019 introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities.” As we are a Cayman Islands company, compliance obligations including filing annual notifications, which need to state whether our Company is carrying out any relevant activities and if so, whether our Company has satisfied economic substance tests to the extent required by the Substance Act. Failure to satisfy these requirements may subject us to penalties under the Substance Act.

We are an “emerging growth company” within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised financial accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annually basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A ordinary shares.

We may incur substantial legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we are required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased selling, general and administrative expenses and a diversion of management’s time and attention from revenues-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A ordinary shares may be materially and adversely affected.

We are subject to the reporting requirements of the Exchange Act of 1934, or Exchange Act, the Sarbanes- Oxley Act of 2002 and the rules and regulations of the Nasdaq Stock Market. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting, as we are not required to provide a report of management’s assessment on our internal control over financial reporting due to a transition period established by the rules of the SEC for newly public companies. In preparing our consolidated financial statements as of and for the fiscal year ended September 30, 2024, we identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB and other control deficiencies. The material weaknesses identified included (i) a lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements as well as the lack in formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements, (ii) a lack of formal risk assessment process and internal control framework over financial reporting, and (iii) a lack of IT general controls regarding logical access security, change management of our ERP system as well as cybersecurity, and we have taken and plan to continue to take remedial measures. See “Item 15. Controls and Procedures – Internal Control over Financial Reporting.” However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Class A ordinary shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of our IPO, we have become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending September 30, 2024. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We may need additional capital and may sell additional Class A ordinary shares or other equity securities or incur indebtedness, which could result in additional dilution to SU Group’s shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to SU Group’s shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or terms acceptable to us, if at all.

If we are unable to continue to meet the listing requirements of Nasdaq, our Class A Ordinary Shares will be delisted.

On March 20, 2025, the Company received a letter from Nasdaq, notifying the Company that it was currently not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2) because the closing bid price of the Company’s Class A ordinary shares was below $1.00 per share for a period of 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has a compliance period of 180 calendar days, or until September 16, 2025 (the “Compliance Period”), to regain compliance with Nasdaq’s minimum bid price requirement, which the Company is currently in compliance with. The Company held an extraordinary general meeting of shareholders on July 31, 2025 at 10 pm ET at which meeting the shareholders approved a reverse stock split which became effective on August 25, 2025 at 12:01 am ET. We intend to continue to monitor the closing bid price of our Class A ordinary shares. For more information, please refer to our current report on Form 6-K furnished to the Securities and Exchange Commission on March 25, 2025, July 8, 2025, August 4, 2025, and August 20, 2025.

On September 17, 2025, the Company received a letter from the staff of the Listing Qualifications Department of Nasdaq notifying it that unless the Company requests an appeal, the Company’s securities will be scheduled for delisting from The Nasdaq Capital Market and will be suspended at the opening of business on September 26, 2025, and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”), which would remove the Company’s securities from listing and registration on The Nasdaq Stock Market. The Company appealed staff’s determination to a hearings panel on September 18, 2025. The hearing request stayed the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.

On October 1, 2025, the Company received notice from Nasdaq that it had regained compliance under both Listing Rule 5550(a)(4) and Listing Rule 5550(a)(2) and the company would not be proceeding to a hearing on account of mootness. The Company’s shares continue to trade uninterrupted on the Nasdaq Capital Market under the ticker symbol, “SUGP.”

In the future, if we are unable to achieve and maintain compliance with such listing standards or other Nasdaq listing requirements, our Class A Ordinary Shares could be delisted from Nasdaq. A delisting of our Class A Ordinary Shares and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our Class A Ordinary Shares; (ii) reducing the number of investors willing to hold or acquire our Class A Ordinary Shares, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees, officers, directors, and consultants under the Plan, as amended.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our Class A ordinary shares are listed on Nasdaq under the symbol “SUGP.” We cannot assure you that our securities will continue to be listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally US$2,500,000) and a minimum number of holders of our securities (generally 300 public holders). We are required to demonstrate compliance with Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. We cannot assure you that we will continue to meet those continued listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Class A ordinary shares come within the definition of “penny stock” which will require brokers trading in our Class A ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A ordinary shares are listed on the Nasdaq, our Class A ordinary shares are covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulations.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategies and financial needs. These forward-looking statements include statements relating to:

●	our dependence on the contracts from our recurring customers;

●	our dependence on introducing new products and services on a timely basis;

●	our dependence on growth in the demand for our products;

●	our ability to win new contracts;

●	our ability to manage relationship with our suppliers and any quality issues;

●	our ability to estimate the risks, work progress, revenues or costs when we enter into contracts;

●	our ability to manage labor shortage and labor costs;

●	our ability to successfully manage our capacity expansion and allocation in response to changing industry and market conditions;

●	implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

●	our ability to obtain or renew governmental registrations, approvals and licenses;

●	our dependence on key personnel;

●	our ability to expand into new businesses or industries and to undertake mergers, acquisitions, investments or divestments;

●	changes in technology and competing products;

●	general economic and political conditions, including those related to the integrated security-related services industry;

●	possible disruptions in commercial activities caused by events such as natural disasters and terrorist activities;

●	fluctuations in foreign currency exchange rates; and

●	other factors in the “Risk Factors” section in this prospectus.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research reports, surveys and studies conducted by third parties. Industry publications and third-party research reports, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Statistical data in these publications also include projections based on a number of assumptions. While we believe these industry publications and third-party research reports, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

In addition, the new and rapidly changing nature of the integrated security-related services industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $25.2 million (assuming the sale of all the Units offered hereby at the assumed public offering price of $6.10 per Unit, and assuming full exercise of the Pre-Funded Warrants and no exercise of the Warrants issued in connection with this offering), after deducting cash expenses relating to this offering payable by us estimated at $11.4 million, including Placement Agent’s fee of $2.4 million and offering expenses of $9.0 million. The following presents our use of proceeds if 100%, 75%, 50% or 25% of the Units are sold.

	100% of Units Sold	% of Total	75% of Units Sold	% of Total	50% of Units Sold	% of Total	25% of Units Sold	% of Total
Gross Proceeds from Offering	$36,600,000	100.0%	$27,450,000	100.0%	$18,300,000	100.0%	$9,150,000	100.0%

Use of Proceeds
Placement Agent’s Fee and Expenses	$2,379,000	6.5%	$1,784,250	6.5%	$1,189,500	6.5%	$594,750	6.5%
Offering Expenses	$9,023,000	24.7%	$9,015,000	32.8%	$8,991,000	49.1%	$1,916,000	20.9%
Strategic Acquisitions and Investment Opportunities	$7,559,400	20.7%	$4,995,225	18.2%	$2,435,850	13.3%	$1,991,775	21.8%
General Working Capital	$17,638,600	48.1%	$11,655,525	42.5%	$5,683,650	31.1%	$4,647,475	50.8%
Total Use of Proceeds	$36,600,000	100.0%	$27,450,000	100.0%	$18,300,000	100.0%	$9,150,000	100.0%

We plan to use the net proceeds of this offering in the following manner:

(i) approximately 30% to pursue strategic acquisitions and investment opportunities to strengthen our market position and further enhance our competitiveness in the security services industry; and

(ii) approximately 70% for general working capital.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Our management will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Each $0.10 increase (decrease) in the assumed public offering price of $6.10 per share would increase (decrease) the net proceeds to us from this offering by approximately $0.6 million, assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated Placement Agent’s fee and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of units offered by us would increase (decrease) the net proceeds to us from this offering by approximately $5.7 million, assuming the assumed public offering price remains the same, and after deducting the estimated Placement Agent’s fee and estimated offering expenses payable by us. We do not expect that a change in the public offering price or the number of units by these amounts would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.

We will not receive any proceeds from the sale of Class A ordinary shares issuable upon exercise of the Warrants unless and until such Warrants are exercised for cash. If all of the Warrants sold in this offering were to be exercised in cash at the exercise price of $6.10 per Class A ordinary share, we would receive additional net proceeds of approximately $55.7 million. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised. We expect to use any proceeds we receive from the exercise of Warrants for substantially the same purposes and in substantially the same manner.

CAPITALIZATION

The following tables set forth our cash and cash equivalents and capitalization as of March 31, 2025:

●	on an actual basis;

●	on an adjusted basis to reflect the issuance and sale of up to 6,000,000 Units in this offering at an assumed public offering price of US$6.10 per Unit, after deducting the Placement Agent’s fee and estimated offering expenses payable by us.

You should read the tables together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes furnished on Form 6-K as of September 30, 2024 and March 31, 2025 and for the six months ended March 31, 2024 and 2025 furnished to the SEC on June 30, 2025; and our Annual Report on Form 20-F filed on January 28, 2025, for the fiscal year ended September 30, 2024.

	As of March 31, 2025
	Actual	Pro Forma as adjusted (1)
	(in US$)
Cash and cash equivalents	5,260,979	30,264,979

Shareholders’ equity
Class A ordinary shares *	6,210	83,344
Class B ordinary shares *	11,592	11,592
Additional paid-in capital	6,258,600	31,379,466
Retained earnings	6,016,088	6,016,088
Total shareholders’ equity and capitalization	12,292,490	37,490,490
____________

*	The share amounts are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital.

(1) Reflects the sale of Units

(i) in the initial public offering completed in January 2024, of 1,250,000 ordinary shares (now redesignated as Class A ordinary shares), at a public offering price of US$4.00 per share. The total net proceeds in the initial public offering were US$3.3 million, after deducting the underwriting discount and offering expense.

(ii) in this offering at the assumed offering price of US$6.10 per Unit, after deducting the estimated Placement Agent’s fee and estimated offering expenses payable by us. The pro forma as adjusted information is for illustrative purposes only. We estimate that net proceeds will be approximately US$25.2 million, assuming all of the Units offered hereby are sold. The net proceeds of US$25.2 million is calculated as follows: US$36.6 million gross offering proceeds, less the Placement Agent’s fee of US$2.4 million and estimated offering expenses of US$9.0 million (excluding the auditing fee for the years audit and interim review). The pro forma as adjusted total shareholders’ equity is the sum of the net proceeds of US$28.5 million, including net proceeds from initial public offering of US$3.3 million and from this offering of US$25.2 million, assuming all of the Units offered hereby are sold, and the actual equity of US$9.0 million.

MARKET PRICE AND DIVIDEND POLICY

Our Class A ordinary shares are quoted on Nasdaq under the symbol “SUGP.”

For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025 (through September 30, 2025), the table below the M&A Amendments table sets forth the high and low sale prices for our Class A ordinary shares as reported by Nasdaq. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

On August 25, 2025, the Company effectuated a one-for-ten reverse stock split of its outstanding ordinary shares (the “2025 Reverse Stock Split”). On August 25, 2025, immediately following the 2025 Reverse Stock Split, the Company also effectuated a capital share increase pursuant to which, the Company increased its authorized share capital from HK$7,500,000 divided into 75,000,000 shares of a nominal or par value of HK$0.10 each (the “Consolidated Shares”) to HK$75,000,000 divided into 750,000,000 Consolidated Shares (the “Share Capital Increase”).

On August 25, 2025, immediately following the Share Capital Increase, the Company also

(i)	re-designated the authorized share capital of the Company from HK$75,000,000 divided into 750,000,000 Consolidated Shares, to 749,098,320 Class A ordinary shares, par value HK$0.10 each and 901,680 Class B ordinary shares, par value HK$0.10 each, in each case having the respective rights and privileges and being subject to the M&A Amendments (as defined in sub-paragraph (iii) below) (the “Authorized Share Capital Change”);

(ii)	re-designated the issued and outstanding Consolidated Shares held by the shareholders of the Company as follows:

a.	842,280 Consolidated Shares held by Exceptional Engineering Limited were re-designated as 842,280 Class B ordinary shares and 59,400 Consolidated Shares held by DC & Partners Incorporation Limited were re-designated as 59,400 Class B ordinary shares; and

b.	each Consolidated Share which was registered in the name of a shareholder (excluding the Consolidated Shares re-designated as Class B ordinary shares pursuant to the foregoing paragraph (a)), were re-designated as a Class A ordinary share registered in the name of the relevant shareholder,

(the “Issued Share Capital Change”, together with the Authorized Share Capital Change, are referred to as the “Re-designation of Share Capital”);

(iii)	amended the amended and restated memorandum and articles of association of the Company in the manner set out directly below (the “M&A Amendments”, together with the Re-designation of Share Capital are referred to as the “Share Capital Alteration”).

M&A Amendments

Previous Memorandum of Association	Adopted Amendments

Article 8:

The share capital of the Company is HK$7,500,000 divided into 750,000,000 shares of a nominal or par value of HK$0.01 each with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

Article 8:

The share capital of the Company is HK$~~7,500,000~~ 75,000,000 divided into 750,000,000 shares of a nominal or par value of HK$~~0.01~~ 0.10 each of such class or classes (howsoever designated) from time to time with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

Previous Articles of Association		Adopted Amendments
Article 2:		Article 2:
“capital”	the share capital from time to time of the Company.	“capital”	the share capital from time to time of the Company.
“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.	“Class A Ordinary Shares”	class A ordinary shares of a nominal or par value of HK$0.10 each in the share capital of the Company having the rights set out in these Articles and “Class A Ordinary Share” means any of them.
		“Change of Control Transaction”	means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company’s share capital, in each case as outstanding immediately after such merger, consolidation, business combination or other similar transaction, and the Members immediately prior to the merger, consolidation, business combination, or other similar transaction owning voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination or other similar transaction in substantially the same proportions (vis a vis each other) as such Members owned the voting securities of the Company immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company and more than fifty percent (50%) of the total number of outstanding shares of the Company’s share capital, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the Members immediately prior to the recapitalization, liquidation, dissolution or other similar transaction owning voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such Members owned the voting securities of the Company immediately prior to the transaction.

		“Class B Ordinary Shares”	class B ordinary shares of a nominal or par value HK$0.10 each in the share capital of the Company having the rights set out in these Articles and “Class B Ordinary Share” means any of them.
		“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
…		…
“competent regulatory authority”	a competent regulatory authority in the territory where the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.	“competent regulatory authority”	a competent regulatory authority in the territory where the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.
“debenture” and “debenture holder”	include debenture stock and debenture stockholder respectively.	“Conversion Date”	in respect of a Conversion Notice means the day on which that Conversion Notice is delivered.
		“Conversion Notice”	a written notice delivered to the Company at its Office (and as otherwise stated therein) stating that a holder of Class B Ordinary Shares elects to convert the number of Class B Ordinary Shares specified therein pursuant to Article 10.
		“Conversion Number”	in relation to any Class B Ordinary Shares, such number of Class A Ordinary Shares as may, upon exercise of the Conversion Right, be issued at the Conversion Rate.
		“Conversion Rate”	means, at any time, on a 1:1 basis.
		“Conversion Right”	In respect of a Class B Ordinary Share means the right of its holder, subject to the provisions of these Articles and to any applicable fiscal or other laws or regulations including the Act, to convert all or any of its Class B Ordinary Shares, into the Conversion Number of Class A Ordinary Shares in its discretion.
		“debenture” and “debenture holder”	include debenture stock and debenture stockholder, respectively.

“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.	“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

“special resolution”	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been duly given in accordance with Article 60;	“shares”	~~shares of par value HK$0.01 each.~~ collectively, Class A Ordinary Shares and Class B Ordinary Shares, or any of Class A Ordinary Shares or Class B Ordinary Shares, as applicable to the context, and include any fraction of a share.
		“special resolution”	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been duly given in accordance with Article 60;
Article 3: (1) The share capital of the Company at the date on which these Articles come into effect shall be divided into shares of a par value of HK$0.01 each.		Article 3: (1) The share capital of the Company at the date on which these Articles come into effect shall be divided into shares of a par value of HK$~~0.01~~ 0.10 each.

Article 10:

Subject to Article 13(1), the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into shares of a single class the holders of which shall, subject to these Articles:

(a) be entitled to one vote per share;

(b) be entitled to such dividends as the Board may from time to time declare;

(c) in the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d) generally, be entitled to enjoy all of the rights attaching to shares.

Article 10:

(1) Subject to Article 3 and Article 13(1), the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into shares of ~~a single class the holders of which shall, subject to these Articles~~ two classes: Class A Ordinary Shares and Class B Ordinary Shares, effective immediately upon these Articles taking effect. Class A Ordinary Shares and Class B Ordinary Shares shall, except as otherwise provided herein, carry equal rights and rank pari passu with one another:

(a) Holders of Class A Ordinary Shares shall, subject to these Articles, have the following rights:

(i) be entitled to one vote per share;

(ii) be entitled to such dividends as the Board may from time to time declare;

(iii) in the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(iv) generally, be entitled to enjoy all of the rights attaching to shares.

(b) Holders of Class B Ordinary Shares shall, subject to these Articles, have the following rights:

(i) As regards conversion

(aa) Subject to the provisions hereof and to compliance with all fiscal and other laws and regulations applicable thereto, including the Act, a holder of Class B Ordinary Shares shall have the Conversion Right in respect of each Class B Ordinary Share. For the avoidance of doubt, a holder of Class A Ordinary Shares shall have no rights to convert Class A Ordinary Shares into Class B Ordinary Shares under any circumstances.

(bb) Each Class B Ordinary Share shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class A Ordinary Share calculated at the Conversion Rate. Such conversion shall take effect on the Conversion Date. A Conversion Notice shall not be effective if it is not accompanied by the share certificates in respect of the relevant Class B Ordinary Shares and such other evidence (if any) as the Directors may reasonably require to prove the title of the person exercising such right (or, if such certificates have been lost or destroyed, such evidence of title and such indemnity as the Directors may reasonably require). Upon conversion, the Company shall procure that upon request by the relevant Member, certificates in respect of the relevant Class A Ordinary Shares, together with a new certificate for any unconverted Class B Ordinary Shares comprised in the certificate(s) surrendered by the holder of the Class B Ordinary Shares, are issued to the holders of the Class A Ordinary

Shares and Class B Ordinary Shares, as the case may be. Any and all taxes and stamp, issue and registration duties (if any) arising on conversion shall be borne by the holder of Class B Ordinary Shares requesting conversion.

(cc) Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to this Article 10 shall be effected in such manner as permissible under the laws of the Cayman Islands including by way of a re-designation and re-classification of the relevant Class B Ordinary Share as a Class A Ordinary Share or by way of a repurchase or redemption of the relevant Class B Ordinary Share in consideration of the issue of relevant Class A Ordinary Share. All Class A Ordinary Shares so converted shall carry such rights and restrictions and which shall rank pari passu in all respects with the Class A Ordinary Shares then in issue. Such conversion shall become effective forthwith upon entries being made in the Register of Members of the Company to record the re-designation and re-classification of the relevant Class B Ordinary Shares as Class A Ordinary Shares or repurchase or redemption of the relevant Class B Ordinary Shares and issue of Class A Ordinary Shares.

(dd) Until such time as the Class B Ordinary Shares have been converted into Class A Ordinary Shares, the Company shall:

(i) at all times keep available for issue and free of all liens, charges, options, mortgages, pledges, claims, equities, encumbrances and other third-party rights of any nature, and not subject to any pre-emptive rights out of its authorised but unissued share capital, such number of authorised but unissued Class A Ordinary Shares as would enable all Class B Ordinary Shares to be converted into Class A Ordinary Shares and any other rights of conversion into, subscription for or exchange into Class A Ordinary Shares to be satisfied in full; and

(ii) not make any issue, grant or distribution or take any other action if the effect would be that on the conversion of the Class B Ordinary Shares to Class A Ordinary Shares it would be required to issue Class A Ordinary Shares at a price lower than the par value thereof.

(ii) As regards Voting Rights

Holders of shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times (other than in respect of separate general meetings of the holders of a class or series of shares held in accordance with Article 11 below), vote together as one class on all matters submitted to a vote for Members’ consent. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to fifty (50) votes on all matters subject to the vote at general meetings of the Company.

(iii) As regards Transfer

Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity, such Class B Ordinary Shares validly transferred to the new holder shall be automatically and immediately converted into an equal number of Class A Ordinary Shares unless the holder of the Class B Ordinary Shares and the Board of Directors consent in writing to the retention of Class B Ordinary Shares status by the transferee.

For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Company’s Register of Members; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares upon the Company’s registration of the third party or its designee as a Member holding that number of Class A Ordinary Shares in the Register of Members unless the original holder of the Class B Ordinary Shares (i.e. the charger) and the Board of Directors consent in writing to the retention of Class B Ordinary Shares status by the transferee.

(iv) Treatment in a Change of Control or Merger Transaction

In connection with any Change of Control Transaction, Class A Ordinary Shares and Class B Ordinary Shares shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to Members. Any merger or consolidation of the Company with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Ordinary Shares and by the affirmative vote of the holders of a majority of the outstanding Class B Ordinary Shares, each voting separately as a class, unless (i) the Class A Ordinary Shares and Class B Ordinary Shares remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Ordinary Shares and Class B Ordinary Shares, respectively.

(v) Subdivision or Combination

If the Company in any manner subdivides or combines the outstanding Class A Ordinary Shares or Class B Ordinary Shares, the outstanding shares of the other such class will concurrently therewith be proportionately subdivided or combined in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Ordinary Shares and the holders of the outstanding Class B Ordinary Shares on the record date for such subdivision or combination, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding Class A Ordinary Shares and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Ordinary Shares, each voting separately as a class.

(2) Unless explicitly stated otherwise in these Articles, including Article 10, Class A Ordinary Shares and Class B Ordinary Shares shall rank equally in all respects and shall have the same rights, preferences, privileges and restrictions, including rights to dividends, liquidation proceeds, and other financial or economic entitlements. Any amendments to the rights of either class of shares shall be subject to the provisions of Article 11.

Article 11:

11. Subject to the Act and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

…

(b) the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a Member being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third in nominal value or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum (whatever the number of shares held by them));

Article 11:

11. Subject to the Act and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

…

(b) the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a Member being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third ~~in nominal value or par value of the issued shares of that class~~ of the voting rights attached to the issued voting shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum (whatever the number of shares held by them));

…	…

Dollar amounts included in the table have been adjusted to reflect the Reverse Stock Split, the Share Capital Increase, and the Share Capital Alteration.

	Low	High
Fiscal 2023
First Quarter (January 1, 2023 – March 31, 2023)	$0.000	$0.000
Second Quarter (April 1, 2023 – June 30, 2023)	$0.000	$0.000
Third Quarter (July 1, 2023 – September 30, 2023)	$0.000	$0.000
Fourth Quarter (October 1, 2023 – December 31, 2023)	$0.000	$0.000

Fiscal 2024
First Quarter (January 1, 2024 – March 31, 2024)	$22.001	$58.600
Second Quarter (April 1, 2024 – June 30, 2024)	$18.299	$32.900
Third Quarter (July 1, 2024 – September 30, 2024)	$9.811	$32.500
Fourth Quarter (October 1, 2024 – December 31, 2024)	$7.600	$26.600

Fiscal 2025
First Quarter (January 1, 2025 – March 31, 2025)	$6.500	$13.000
Second Quarter (April 1, 2025 – June 30, 2025)	$3.500	$11.500
Third Quarter (July 1, 2025 – September 30, 2025)	$3.444	$18.400

On December 19, the last reported sale price of our Class A ordinary shares was $6.14 per share. There is no established public trading market for the Units, the Warrants or the Pre-Funded Warrants. We do not intend to apply for listing of the Units, the Warrants or the Pre-Funded Warrants on any securities exchange or recognized trading system. As of the date of this prospectus, 563,092 Class A ordinary shares and 901,680 Class B ordinary shares were issued and outstanding.

Holders of Record

As of December 22, 2025, we had approximately 2,990 holders of record of our Class A ordinary shares. Because many of our Class A ordinary shares are held by brokers and other institutions on behalf of shareholders, this number is not indicative of the total number of shareholders represented by these shareholders of record.

Dividends

Subject to the Companies Act and our amended and restated memorandum and articles of association, which came into effect on August 25, 2025, our board of directors may authorize and declare a dividend to shareholders (including shareholders who are based in the United States) from time to time out of the profits of the Company, realized or unrealized, and/or from any reserve set aside from profits which our board of directors determine is no longer needed, and/or out of the share premium account, provided that in no circumstances may a dividend be paid out of share premium unless, immediately following the date on which the dividend is proposed to be paid, the Company is able to pay its debts as they become due in the ordinary course of business. There is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us in the form of dividends.

For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, Shine Union declared dividends of HK$25.3 million, nil, nil, and nil, respectively, and Fortune Jet declared dividends of HK$0.4 million, nil, and nil, respectively, totaling HK$25.7 million, nil, nil, and nil, respectively, to their then respective shareholders, of which HK$40,400, nil, nil, and nil, respectively, was attributable to a non-controlling interest. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, the Company declared dividends of HK$8.0 million, nil, nil, and nil, respectively, to its then shareholders. For details, see Notes 15 and 16 in our audited consolidated financial statements included elsewhere in this prospectus. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. Except as disclosed, there were no other transfers, dividends or distributions which have been made between our holding company, our subsidiaries or to our investors. If we determine to pay dividends on any of our Class A ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries in Hong Kong. Under the current practice of the Inland Revenue Department of the Hong Kong Government, no tax is payable in Hong Kong in respect of dividends paid by us.

Recent Sales of Unregistered Securities

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

On February 27, 2023, we issued 8,550 ordinary shares to Exceptional Engineering Limited and 450 ordinary shares to Mr. Koo Lon Tien. On the same day, Ms. Chan Wai Ling transferred her entire interest in the Company to Mr. Koo Lon Tien.

In February and March 2023, Exceptional Engineering Limited and Mr. Koo Lon Tien also effectuated a series of share transfers.

On June 20, 2023, the Company issued an aggregate of 11,990,000 ordinary shares to its existing shareholders.

Upon completion of the above-mentioned share issuance and share transfers, Mr. Chan Ming Dave owns 75.14% of the equity interests of our company, through Exceptional Engineering Limited and DC & Partners Incorporation Limited. Minority shareholders own the remaining 24.86% of the Company. Other than Mr. Chan Ming Dave, the members of management own an aggregate of 8.06% of the Company, among which, Mr. Koo Lon Tien owns 4.36%, Mr. Kong Wing Fai owns 1.00%, Mr. Au Yeung Wai Kit, Mr. Kong Wai Lun, Ms. Kwong Hoi Lam, and Mr. Leung Yuet Wai each owns 0.40%, respectively, Mr. Chu Hon Wai, Mr. Liu Chun Ming and Mr. Ng Chi Keung each owns 0.30%, respectively, and Ms. Chan Shuk Jing Connie, Mr. Chot Kin Tak Alfred each owns 0.10%, respectively. As of the date of this prospectus, Mr. Chan Ming Dave owns 10,000 Class A ordinary shares and 901,680 Class B ordinary shares and a total of 62.24% of the equity interests of our company, through Exceptional Engineering Limited and DC & Partners Incorporation Limited. Minority shareholders own the remaining 37.76% of the Company. Other than Mr. Chan Ming Dave, the members of management own an aggregate of 3.35% of the Company, among which, Mr. Koo Lon Tien owns 2.87%, Mr. Kong Wing Fai owns 0.27%, Mr. To Hoi Pan, Mr. Mark Allen Brisson and Ms. Tse Sui Man each owns 0.07%, respectively. Mr. Chan is the sole shareholder who owns Class B ordinary shares through Exceptional Engineering Limited and DC & Partners Incorporation Limited.

On April 26, 2024, we issued 397,500 ordinary shares to Chengdu Xiaohou Information Technology Limited as a service fee for providing market research consultancy services.

On August 25, 2025, the Company effectuated the 2025 Reverse Stock Split. On August 25, 2025, immediately following the 2025 Reverse Stock Split, the Company also effectuated a capital share increase pursuant to which, the Company increased its authorized share capital from HK$7,500,000 divided into 75,000,000 shares of a nominal or par value of HK$0.10 each to HK$75,000,000 divided into 750,000,000 Consolidated Shares.

On August 25, 2025, immediately following the Share Capital Increase, the Company also

(i)	re-designated the authorized share capital of the Company from HK$75,000,000 divided into 750,000,000 Consolidated Shares, to 749,098,320 Class A ordinary shares, par value HK$0.10 each and 901,680 Class B ordinary shares, par value HK$0.10 each, in each case having the respective rights and privileges and being subject to the M&A Amendments;

(ii)	re-designated the issued and outstanding Consolidated Shares held by the shareholders of the Company as follows:

a.	842,280 Consolidated Shares held by Exceptional Engineering Limited were re-designated as 842,280 Class B ordinary shares and 59,400 Consolidated Shares held by DC & Partners Incorporation Limited were re-designated as 59,400 Class B ordinary shares; and

b.	each Consolidated Share which was registered in the name of a shareholder (excluding the Consolidated Shares re-designated as Class B ordinary shares pursuant to the foregoing paragraph (a)), were re-designated as a Class A ordinary share registered in the name of the relevant shareholder;

(iii)	amended the amended and restated memorandum and articles of association of the Company.

DILUTION

If you invest in our Units (comprised of the Pre-Funded Warrants and the Warrants) in this offering, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and the as adjusted net tangible book value per ordinary share after this offering. Dilution results from the fact that the per Unit offering price is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding Class A ordinary shares.

Our net tangible book value as of March 31, 2025 was approximately US$11.5 million, or US$7.84 per ordinary share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the estimated additional proceeds we will receive from this offering, from the assumed public offering price of US$6.10 per Unit, after deducting the Placement Agent’s fee and estimated offering expenses payable by us.

Based on the initial offering price of $6.10 per Unit, on an as-adjusted basis as of March 31, 2025, after giving effect to the offering of Class A ordinary shares and the application of the related net proceeds (assuming no exercise of the Warrants issued in connection with this offering), our as adjusted pro forma net tangible book value would be:

(US$)
Total assets	42,525,221
Less:
Intangible assets	(29,735)
Goodwill	(163,415)
Operating lease right-of-use assets, net	(584,061)
Deferred tax assets	(27,222)
Total liabilities	(5,034,731)
As adjusted net tangible book value after the offering	36,686,057

Purchasers of Units (comprised of the Pre-Funded Warrants and the Warrants) will experience immediate and substantial dilution in net tangible book value per share for financial accounting purposes, as illustrated in the following table on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the Units being offered in this offering:

100% of the Units sold

Per Ordinary Share
(US$)
Assumed public offering price per ordinary share	6.10
Net tangible book value per ordinary share as of March 31, 2025	7.84
Decrease in pro forma net tangible book value per ordinary share attributable to new investors purchasing Class A ordinary shares in this offering	(2.93)
Pro forma net tangible book value per ordinary share after giving effect this offering as of March 31, 2025	4.91
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	1.19

75% of the Units sold

Per Ordinary Share
(US$)
Assumed public offering price per ordinary share	6.10
Net tangible book value per ordinary share as of March 31, 2025	7.84
Decrease in pro forma net tangible book value per ordinary share attributable to new investors purchasing Class A ordinary shares in this offering	(3.12)
Pro forma net tangible book value per ordinary share after giving effect this offering as of March 31, 2025	4.72
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	1.38

50% of the Units sold

Per Ordinary Share
(US$)
Assumed public offering price per ordinary share	6.10
Net tangible book value per ordinary share as of March 31, 2025	7.84
Decrease in pro forma net tangible book value per ordinary share attributable to new investors purchasing Class A ordinary shares in this offering	(3.45)
Pro forma net tangible book value per ordinary share after giving effect this offering as of March 31, 2025	4.39
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	1.71

25% of the Units sold

Per Ordinary Share
(US$)
Assumed public offering price per ordinary share	6.10
Net tangible book value per ordinary share as of March 31, 2025	7.84
Decrease in pro forma net tangible book value per ordinary share attributable to new investors purchasing Class A ordinary shares in this offering	(1.73)
Pro forma net tangible book value per ordinary share after giving effect this offering as of March 31, 2025	6.11
Amount of anti-dilution in net tangible book value per ordinary share to new investors in this offering	(0.01)

The foregoing illustration also does not reflect the dilution that would result from the exercise of any of the Warrants in the offering.

The following tables sets forth, depending upon whether we sell 100%, 75%, 50%, or 25% of the Units being offered in this offering (and assuming all Pre-Funded Warrants are exercised and no exercise of the Warrants), as of March 31, 2025 , the total consideration paid to us, and the average price per share paid by existing shareholders and to be paid by new investors purchasing Units in this offering at the offering price of $6.10 per Unit, together with the total consideration paid and average price per share paid by each of these groups, before deducting the Placement Agent’s fee and the estimated offering expenses.

100% of the Units sold

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
		%	US$	%	US$
Existing shareholders	1,464,772	19.6%	6,276,402	14.6%	4.28
New investors	6,000,000	80.4%	36,600,000	85.4%	6.10
Total	7,464,772	100.0%	42,876,402	100.0%	5.74

75% of the Units sold

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
		%	US$	%	US$
Existing shareholders	1,464,772	24.6%	6,276,402	18.6%	4.28
New investors	4,500,000	75.4%	27,450,000	81.4%	6.10
Total	5,964,772	100.0%	33,726,402	100.0%	5.65

50% of the Units sold

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
		%	US$	%	US$
Existing shareholders	1,464,772	32.8%	6,276,402	25.5%	4.28
New investors	3,000,000	67.2%	18,300,000	74.5%	6.10
Total	4,464,772	100.0%	24,576,402	100.0%	5.50

25% of the Units sold

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
		%	US$	%	US$
Existing shareholders	1,464,772	49.4%	6,276,402	40.7%	4.28
New investors	1,500,000	50.6%	9,150,000	59.3%	6.10
Total	2,964,772	100.0%	15,426,402	100.0%	5.20

The pro forma as adjusted information discussed above is illustrative only.

A $0.10 increase in the assumed public offering price of $6.10 per Unit, would increase our as adjusted net tangible book value after giving effect to this offering by approximately $0.6 million and increase the dilution per share to new investors in this offering by $0.02 per share, after deducting Placement Agent’s fee and the estimated offering expenses payable by us, and assuming the sale of 6,000,000 Units set forth on the cover page of this prospectus remains the same and the full exercise of any Pre-Funded Warrants and no exercise of any Warrants in this offering.

The foregoing discussion and tables above (i) reflect and assume the full exercise of the Pre-Funded Warrants in this offering, and (ii) no exercise of the Warrants in this offering.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of foreign exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. Our directors and officers are nationals or residents of Hong Kong and Canada. All of our directors and officers, including Mr. Chan Ming Dave, our Chief Executive Officer and Chairman of the board of directors, Mr. Kong Wing Fai, our director, Company Secretary, and Chief Financial Officer, Mr. Koo Lon Tien, our Chief Operating Officer, and our directors, Mr. To Hoi Pan, Mr. Mark Allen Brisson, and Ms. Tse Sui Man, are located in Hong Kong. As all of our directors and officers are nationals or residents of jurisdictions other than the United States, a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Watson Farley & Williams LLP, our counsel as to Hong Kong law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and Hong Kong, respectively, would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Conyers Dill & Pearman has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

Our Hong Kong counsel, Watson Farley & Williams LLP, has advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if: (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

CORPORATE STRUCTURE

On March 11, 2021, SU Group was incorporated as an exempted company with limited liability in the Cayman Islands as our holding company. SU Group directly holds all the share capital of SU Investment, a company incorporated in the BVI with limited liability on November 21, 2019. SU Investment directly holds (1) all the share capital of Shine Union, a company incorporated in Hong Kong with limited liability on January 2, 1998, and (2) all the share capital of Fortune Jet, a company incorporated in Hong Kong with limited liability on February 13, 2015. As described below, SU Group, through a series of transactions which is accounted for as a reorganization of entities under a common control (the “Reorganization”), became the ultimate parent entity of its subsidiaries. Our principal executive offices are located at 7th Floor, The Rays, No. 71 Hung To Road, Kwun Tong, Kowloon, Hong Kong and our phone number is +852 2341-8183. We maintain a corporate website at www.sugroup.com.hk. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

The history of our Group can be traced back to 1998 when Shine Union was incorporated in Hong Kong. Mr. Chan Ming Dave, our founder, has over 40 years of experience in the security engineering industries and business management.

The Reorganization involved: (i) the incorporation of SU Group under the laws of the Cayman Islands on March 11, 2021; (ii) the incorporation of SU Group’s wholly-owned subsidiary, SU Investment, under the laws of the BVI on November 21, 2019; (iii) the incorporation of Exceptional Engineering Limited on March 2, 2021, a limited liability company established under the laws of BVI; and (iv) the transfer of all equity ownership of SU Investment to SU Group from Mr. Chan Ming Dave on April 16, 2021.

On July 26, 2019, the then sole shareholder of Fortune Jet transferred 10,000 shares of Fortune Jet, representing the entire issued share capital of Fortune Jet, to Shine Union, for consideration of HK$1,400,000.

Immediately before the Reorganization, (i) Mr. Chan Ming Dave legally and beneficially owned the entire issued share capital of SU Investment, (ii) SU Investment legally and beneficially owned the entire issued share capital of Shine Union and (iii) SU Investment legally and beneficially owned 90.0% of the issued share capital of Fortune Jet.

On December 9, 2019, Shine Union transferred 9,000 shares of Fortune Jet, representing 90.0% of the issued share capital of Fortune Jet, to SU Investment, an investment holding company of our Group which was then wholly owned by Mr. Chan Ming Dave, for consideration of HK$9,000. At the time of the above transfer, both Shine Union and SU Investment were wholly beneficially owned by Mr. Chan Ming Dave. On the same day, Shine Union also transferred 1,000 shares of Fortune Jet, representing 10.0% of the issued share capital of Fortune Jet, to Mr. Chu Hon Wai, a director of Fortune Jet, who is mainly responsible for assisting with our business of provision of security guarding and screening services and related vocational training services.

On December 11, 2019, Mr. Chan Ming Dave transferred approximately 99.9998% of the issued share capital of Shine Union to SU Investment for aggregate consideration of HK$569,999, and the one share of Shine Union held in the name of Mr. Chan Wang Chung (who passed away in July 2012) in trust for Mr. Chan Ming Dave, representing approximately 0.0002% of the issued share capital of Shine Union, was transferred to SU Investment, an investment holding company which was then wholly owned by Mr. Chan Ming Dave to unwind the trust arrangement between Mr. Chan Wang Chung and Mr. Chan Ming Dave. The transfer document in respect of the transfer of the one share of Shine Union held in the name of Mr. Chan Wang Chung to SU Investment was validly executed. Upon completion of the above transfers, all of the trust arrangements in respect of Mr. Chan Ming Dave’s interests in Shine Union were unwound and Shine Union was wholly owned by SU Investment.

On April 16, 2021, Mr. Chan Ming Dave transferred the entire issued share capital of SU Investment to our company, in consideration for 949 shares to Exceptional Engineering Limited, a company wholly-owned by Mr. Chan Ming Dave, at the direction of Mr. Chan Ming Dave.

Upon completion of the above transfer of shares of SU Investment and allotment and issue of Shares, (i) SU Investment became a direct wholly-owned subsidiary of our company, (ii) Shine Union became an indirect wholly-owned subsidiary of our company, and (iii) Fortune Jet became an indirect subsidiary of our company.

On April 29, 2021, SU Group, Mr. Koo Lon Tien (our Chief Operating Officer) and Ms. Chan Wai Ling (the elder sister of Mr. Chan Ming Dave) entered into a subscription agreement, whereby Mr. Koo Lon Tien and Ms. Chan Wai Ling each agreed to invest HK$4,000,000 for 2.5% of our company. Upon completion of the transaction, our company was owned as to 95.0%, and 5.0% by Exceptional Engineering Limited and minority shareholders, respectively.

On February 27, 2023, SU Group issued 8,550 ordinary shares to Exceptional Engineering Limited and 450 ordinary shares to Mr. Koo Lon Tien. On the same day, Ms. Chan Wai Ling transferred her entire interest in the Company to Mr. Koo Lon Tien. In February and March 2023, Exceptional Engineering Limited and Mr. Koo Lon Tien also effectuated a series of share transfers. Upon completion of the transactions, Mr. Chan Ming Dave owns 75.14% of our company, through Exceptional Engineering Limited and DC & Partners Incorporation Limited, a British Virgin Islands company also wholly-owned by Mr. Chan Ming Dave. The remaining shareholders own 24.86% of the Company in aggregate.

On March 1, 2023, Mr. Chu Hon Wai transferred 1,000 shares of Fortune Jet, representing 10.0% of the issued share capital of Fortune Jet, to SU Investment. Upon the completion of such transfer, Fortune Jet became an indirect wholly-owned subsidiary of our company.

On June 20, 2023, SU Group issued an aggregate of 11,990,000 ordinary shares to its existing shareholders. Upon completion of the share issuance, there is no change in shareholding.

On January 26, 2024, we consummated our IPO of 1,250,000 ordinary shares at a price of US$4.00 per share, generating gross proceeds of US$5.0 million before deducting underwriting discounts and commissions and offering expenses. We have granted a 30-day option to the representatives of the underwriters to purchase up to an additional 187,500 ordinary shares (the “over-allotment”). The Registration Statement relating to the IPO also covered underwriters’ warrants (the “Representative’s Warrants”) and the ordinary shares issuable upon the exercise thereof in the total amount of up to 71,875 ordinary shares. The Representative’s Warrants have an exercise price of US$4.00, subject to certain conditions and limitations, and may be exercised on a cashless basis. The Representative’s Warrants are exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the commencement date of sales of the IPO, which period shall not extend further than five years from the commencement date of sales of the IPO.

On March 24, 2025, SU Macao was incorporated. SU Macao is a company that provides security systems and engineering consulting services, which does not currently have any operations.

The chart below summarizes our corporate structure as of the date of this prospectus:

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected statements of income data for the years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, selected balance sheets data as of September 30, 2023, and 2024, and March 31, 2025, and selected statements of cash flows data for the years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025 have been derived from our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements and unaudited condensed consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this section together with our consolidated financial statements, unaudited condensed consolidated financial statements, and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Statements of Income Data

	For the Six Months Ended March 31,
	2024	2025
	HK$	HK$
Revenues	91,845,615	107,912,380
Cost of revenues	(65,231,088)	(85,953,617)
Gross profit	26,614,527	21,958,763
Total operating expenses	(16,234,640)	(26,693,194)
Income (loss) from operations	10,379,887	(4,734,431)
Net income (loss) attributable to SU Group Holdings Limited’s ordinary shareholders	10,123,869	(4,527,468)
Basic and diluted earnings (loss) per ordinary share *	8.12	(3.29)

		For the Fiscal Years Ended September 30,
	2022	2023	2024
	HK$	HK$	HK$
Revenues	136,447,442	163,690,966	182,164,539
Cost of revenues	(97,220,327)	(115,648,013)	(134,568,099)
Gross profit	39,227,115	48,042,953	47,596,440
Total operating expenses	(32,401,859)	(37,291,385)	(36,664,837)
Income from operations	6,825,256	10,751,568	10,931,603
Net income	8,250,174	9,803,144	10,653,488
Net income attributable to SU Group Holdings Limited’s ordinary shareholders	7,762,677	9,697,369	10,653,488
Basic and diluted earnings per ordinary share *	6.47	8.08	8.18

*	The share amounts and per share data are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital.

____________

Selected Balance Sheets Data

As of March 31, 2025
HK$
Cash and cash equivalents	40,923,581
Trade receivables, net	24,852,732
Inventories	29,912,977
Total current assets	117,313,575
Property and equipment, net	6,966,653
Goodwill	1,271,160
Operating lease right-of-use assets, net	4,543,234
Investment in key management insurance policy	1,299,900
Total assets	134,783,255
Trade payables	7,686,509
Other payables	1,436,983
Accrued payroll and welfare	8,421,744
Contract liabilities	15,020,377
Operating lease liabilities – current	1,580,205
Total current liabilities	34,777,791
Operating lease liabilities – non-current	2,380,571
Other payables – non-current	1,362,306
Total liabilities	39,163,668
Shareholders’ equity	95,619,587

	As of September 30,		As of March 31,
	2023	2024	2025
	HK$	HK$	HK$
Cash and cash equivalents	16,400,123	52,338,132	40,923,581
Trade receivables, net	34,978,153	21,851,480	24,852,732
Inventories	40,919,214	47,613,381	29,912,977
Total current assets	97,075,152	135,327,035	117,313,575
Property and equipment, net	8,405,563	8,886,235	6,966,653
Goodwill	1,271,160	1,271,160	1,271,160
Operating lease right-of-use assets, net	1,113,926	5,496,985	4,543,234
Investment in key management insurance policy	1,157,520	1,157,520	1,299,900
Total assets	114,440,119	157,077,960	134,783,255
Trade payables	16,104,581	8,625,685	7,686,509
Other payables	2,633,447	3,499,507	1,436,983
Accrued payroll and welfare	8,228,964	9,040,942	8,421,744
Income tax payable	1,058,040	—	15,020,377
Contract liabilities	22,748,443	27,801,257	1,580,205
Operating lease liabilities – current	204,156	1,935,187	34,777,791
Total current liabilities	54,481,399	53,257,601	7,686,509
Operating lease liabilities – non-current	61,229	3,004,974	2,380,571
Other payables – non-current	996,069	1,340,016	1,362,306
Deferred tax liabilities	1,468,575	431,717	—
Total liabilities	58,015,578	59,356,264	39,163,668
Shareholders’ equity	56,424,541	97,721,696	95,619,587

Selected Statements of Cash Flows Data

	For the Six Months Ended March 31,
	2024	2025
	HK$	HK$
Net cash provided by (used in) operating activities	6,212,311	(10,627,102)
Net cash used in investing activities	(663,000)	(758,100)
Net cash provided by financing activities	25,182,091	90
Effect of exchange rate changes	89,535	(29,439)
Cash and cash equivalents at beginning of the period	16,400,123	52,338,132
Cash and cash equivalents at end of the period	47,221,060	40,923,581

		For the Fiscal Years Ended September 30,
	2022	2023	2024
	HK$	HK$	HK$
Net cash (used in) provided by operating activities	4,453,913	(13,540,058)	14,098,052
Net cash used in investing activities	(2,250,000)	(112,163)	(3,245,966)
Net cash provided by financing activities	(8,071,760)	4,788,172	25,181,785
Effect of exchange rate changes	(27,496)	78,542	(95,862)
Cash and cash equivalents at beginning of the year	31,080,973	25,185,630	16,400,123
Cash and cash equivalents at end of the year	25,185,630	16,400,123	52,338,132

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” All amounts included herein with respect to the fiscal years ended September 30, 2022, 2023, and 2024 are derived from our audited consolidated financial statements included elsewhere in this prospectus. All amounts included herein with respect to the six months ended March 31, 2025 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP.

OVERVIEW

Through our subsidiaries, Shine Union and Fortune Jet, we are an integrated security-related services company that primarily provides security-related engineering services, and to a lesser extent, security guarding and screening services, in Hong Kong. On March 24, 2025, SU Macao was incorporated. SU Macao is a company that provides security systems and engineering consulting services, which does not currently have any operations.

Established in 1998, Shine Union is an engineering company that provides turnkey services to the existing infrastructure or planned development of our customers through the design, supply, installation and maintenance of security systems. The security systems our services encompass can be broadly categorized into threat detection systems, traffic and pedestrian control systems and ELV systems. Shine Union is one of the providers in the Hong Kong security-related engineering services market authorized to distribute over 10 brands of security systems. Shine Union is also the exclusive distributor to market and sell two brands of threat detection systems, which includes X-ray machines, trace detection products, metal detectors and mail screening machines.

With more than two decades of industry experience, Shine Union acts as both a contractor and a subcontractor and has completed various security-related engineering projects in both the private and public sectors, which were carried out in commercial properties, public facilities and residential properties in Hong Kong. Some notable projects undertaken by Shine Union include the design, supply, installation and/or maintenance of X-ray machines at a rail link terminus and the air cargo terminal based at the Hong Kong International Airport, the traffic control system and ELV system at the bridge-tunnel system connecting Hong Kong, Macau and Zhuhai, pedestrian control system at the headquarters office building of a Hong Kong-based banking and financial services company and the Hong Kong office building of a French cosmetics company, and the parking system at a mixed-use complex located on the Kwun Tong Promenade. Shine Union obtains its contracts either through direct invitation for quotation from customers, or through a competitive tendering process of the project employers or their main contractors.

As part of our strategy to provide a comprehensive suite of security-related service offerings to our customers, and in view of the capabilities of Fortune Jet in the provision of security guarding services as a holder of the Security Company Licence (Type I) issued by the Security and Guarding Services Industry Authority in Hong Kong and seeing the potential opportunities in light of the introduction of new policies by the ICAO in September 2016 and the RACSF introduced by the CAD in October 2018, which require all outgoing air cargo in Hong Kong to be subject to security screening by June 2021, we acquired Fortune Jet in July 2019, which is principally engaged in the provision of security guarding and screening services and, to a lesser extent, related vocational training services in Hong Kong. Since the acquisition, we have evolved from an engineering company providing services in respect of security systems to an integrated security-related provider, with our businesses also covering security guarding and screening services. We believe that the acquisition has brought synergy to our development by enabling us to market ourselves as a one-stop security-related services provider and identify cross-selling opportunities among our business segments, thereby increasing our market share.

Our principal businesses comprise (i) the provision of security-related engineering services which includes income from the supply and installation of security systems and related maintenance services; and (ii) the provision of security guarding and screening services in Hong Kong.

RECEIPT OF NASDAQ NOTIFICATION REGARDING MINIMUM BID PRICE COMPLIANCE

We received a letter from The Nasdaq Stock Market LLC (“Nasdaq”), notifying that we are currently not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2) because the closing bid price of our ordinary shares was below US$1.00 per share for a period of 30 consecutive business days. The notification has no immediate effect on the listing of our Class A ordinary shares, which will continue to trade uninterrupted on Nasdaq under the ticker “SUGP.” Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we had a compliance period of 180 calendar days, or until September 16, 2025, to regain compliance with Nasdaq’s minimum bid price requirement, which the Company is currently in compliance with. The Company held an extraordinary general meeting of shareholders on July 31, 2025 at 10 pm ET at which meeting the shareholders approved a reverse stock split which became effective on August 25, 2025 at 12:01 am ET. We intend to continue to monitor the closing bid price of our Class A ordinary shares. For more information, please refer to our current report on Form 6-K furnished to the Securities and Exchange Commission on March 25, 2025, July 8, 2025, August 4, 2025, and August 20, 2025.

RECEIPT OF NOTICE OF DELISTING FROM NASDAQ DUE TO MINIMUM PUBLICLY HELD SHARES DEFICIENCY

On September 17, 2025, the Company received a letter from the staff of the Listing Qualifications Department of Nasdaq notifying it that unless the Company requests an appeal, the Company’s securities will be scheduled for delisting from The Nasdaq Capital Market and will be suspended at the opening of business on September 26, 2025, and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”), which would remove the Company’s securities from listing and registration on the Nasdaq Stock Market. The Company appealed staff’s determination to a hearings panel on September 18, 2025. The hearing request stayed the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.

RESOLUTION OF NASDAQ NOTIFICATION REGARDING MINIMUM BID PRICE COMPLIANCE AND PUBLICLY HELD SHARES AND DELISTING

On October 1, 2025, the Company received notice from Nasdaq that it had regained compliance under both Listing Rule 5550(a)(4) and Listing Rule 5550(a)(2) and the company would not be proceeding to a hearing on account of mootness. The Company’s shares continue to trade uninterrupted on the Nasdaq Capital Market under the ticker symbol, “SUGP.”

KEY FACTORS AFFECTING OUR RESULTS OF OPERATIONS

Our business and operating results are affected by the general factors that impact our total addressable market, including, among others, overall economic growth in Hong Kong and globally, the continued relationship with recurring customers, costs of supplies, regulatory, tax and geopolitical environments, the level of cross-border investment, and the competitive landscape for our services. Changes in any of these general factors could affect the demand for our principal businesses and our results of operations.

Despite the general factors mentioned above, we believe that our results of operations have been and will continue to be affected more directly by a number of factors, including those set out below.

Demand for our services

Our business and results of operations are highly affected by the demand for our different services offered. Changes in economic activities in Hong Kong, including expansion and development of private and public infrastructure, the number of events and exhibitions or ad-hoc or emergency situations that raise the public’s willingness to invest in security systems arising from the social movements in Hong Kong, would affect the business of our customers, which in turn may affect demand for our security services, and therefore our business and results of operations.

The demand for our services may also be influenced by the change of government policies, such as the change in policies of the CAD. Moreover, with the government policies on promotion of Smart City, which involve the development of a city-wide network of sensors and data analytics tools to monitor and manage traffic and transportation, the demand for security and safety services is expected to rise, thereby driving the growth of security systems and services in Hong Kong. However, we cannot assure you that any favorable policies will continue, or at all.

Thus, our results of operations are highly dependent on the demand for our services and may be influenced by the changes of government policies, which are in turn driven by a variety of factors.

Ability to secure new contract and maintain our backlog

Our current business strategies rely heavily on recurring customers. We track new and recurring customers. Customers are considered to be recurring if they engage us for more than one fiscal year or period. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, we had 319, 351, 352, and 328 recurring customers, respectively, representing approximately 72.7%, 79.8%, 81.5%, and 89.1% of the total number of our customers, respectively, for the corresponding fiscal year or period. Accordingly, approximately 80.9%, 81.1%, 61.8%, and 89.6% of our revenues from security-related engineering services, respectively, and approximately 74.2%, 76.9%, 88.2%, and 97.2% of our revenues from security guarding and screening services, respectively, was contributed by our recurring customers for the fiscal years ended September 30, 2023 and 2024, and the six months ended March 31, 2025. While we devote resources to maintain or improve the relationships with our recurring customers, we also make efforts to source new customers. Although such expansion would reduce the proportion of revenues generated from recurring customers, it diversifies our clientele to reduce the potential impact in a case where the recurring customers cease to engage us to provide services.

Our customers operate across a wide variety of applications for our services. Our major customers include system integrators, logistics companies and an air cargo terminal operator in Hong Kong. We mainly secure our contracts through direct negotiation and quotation process with our potential customers. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, approximately 81.9%, 68.6%, 58.1%, and 57.8% of our revenues generated from security-related engineering services was generated from quotations, respectively, and approximately 18.1%, 31.4%, 41.9%, and 42.2% was generated from tendering, respectively. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, approximately 47.0%, 31.4%, 22.4%, and 15.7% of our revenues generated from security guarding services was generated from quotations, respectively, and approximately 53.0%, 68.6%, 77.6%, and 84.3% was generated from tendering, respectively. Our revenues generated from screening services were mainly generated from quotations for the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025. Our results of operations will be adversely affected if we are unable to secure a sufficient number of sizable contracts in the future.

There can be no assurance that our customers will continue to engage us in future projects. In the event that our customers cease to engage us to provide services and we fail to replace such customers, or if we fail to secure new contracts, our business, results of operations, and financial condition may be materially and adversely affected.

Service mix

Our business comprises mainly the provision of security-related engineering services, and to a lesser extent, the provision of security guarding and screening services in Hong Kong. The fluctuation of gross profit margin of provision of security-related engineering services and security guarding and screening services is highly driven by the types of projects undertaken, including a mix of factors such as the labor supply during a specific period of time, the composition of the work force for respective projects, the types and sizes of projects or events and the timing of events.

Consequently, our gross profit margins are impacted by our service mix in our services and hence the revenues from each revenues stream. Going forward, we will continue to evaluate and adjust our portfolio of service offerings from time to time and strive to maintain or increase profitability.

Supply and costs of labor

Our security guarding and screening services are labor-intensive and we rely heavily on our staff for providing these services. We commenced the provision of our security guarding and screening services in July 2019.

As some of the security guarding and screening services engagements may involve a relatively short term of service, the security guarding and screening services industries require flexible deployment of human resources. Work fragmentation gives rise to the proliferation of causal labor, such as part-time employees and temporary workers. Competition for the pool of part-time security guards and screeners has become commonplace among security services providers and more competitive remuneration packages may have to be adopted by us to attract sufficient labor. The factors affecting our total employee benefit expenses include, but are not limited to, the labor supply during a specific period of time, the composition of the work force for respective projects, the types of projects or events and the timing of events. If there is a shortage of labor in the security guarding and screening services industries, particularly personnel with specialized qualifications, our business operations may be negatively affected. See “Risk Factors — Risks Related to Our Business and Industry — Security guarding and screening services and related vocational training services are highly labor intensive and we rely on a stable supply of labor to provide our services. Labor shortages or increases in labor costs could harm our business, reduce our profitability and slow our growth.”

Competition

We face significant competition in the security-related engineering industry and security guarding and screening and related vocational training industry in Hong Kong. Entry barriers and setup costs are considered to be moderate. Individuals providing security services and companies offering security services are regulated under a permit and license system.

As such, we face potential competition with various industry providers in the same industry. The competition in related vocational training is fierce, while some market participants could increase their market share by providing more training courses. We believe that we have differentiated our services with our comprehensive range of security system solutions with high flexibility, established reputation with proven track record and strong access to skilled professionals. Should we fail to compete with our competitors, maintain our competitive advantage or keep pace with industry changes, our results of operations could be adversely affected.

KEY COMPONENTS OF RESULTS OF OPERATIONS

Revenues

We generate our revenues from (i) the provision of security-related engineering services; and (ii) the provision of security guarding and screening services.

The table below sets out the breakdown of our revenues by service line for the periods presented:

	For the six months ended March 31,			Variances
	2024	2025		Amount	%
	HK$	HK$	US$	HK$
Security-related engineering services	56,209,135	67,386,312	8,662,927	11,177,177	19.9
Project and maintenance	53,581,015	65,064,782	8,364,480	11,483,767	21.4
Equipment leasing	2,628,120	2,321,530	298,447	(306,590)	(11.7)
Security guarding and screening services	35,636,480	40,526,068	5,209,877	4,889,588	13.7
Total revenues	91,845,615	107,912,380	13,872,804	16,066,765	17.5

	For the fiscal year ended September 30,				Variances between the fiscal years ended September 30, 2023, and 2024
	2022	2023	2024		Amount	%
	HK$	HK$	HK$	US$	HK$
Security-related engineering services	77,244,502	98,121,636	106,954,121	13,759,166	8,832,485	9.0
Project and maintenance	68,528,142	91,945,365	101,264,119	13,027,173	9,318,754	10.1
Equipment leasing	8,716,360	6,176,271	5,690,002	731,993	(486,269)	(7.9)
Security guarding and screening services	59,202,940	65,569,330	75,210,418	9,675,481	9,641,088	14.7
Total revenues	136,447,442	163,690,966	182,164,539	23,434,647	18,473,573	11.3

Security-related engineering services

The provision of security-related engineering services is one of our principal businesses. We provide security-related engineering services primarily in Hong Kong.

(i)	Project and maintenance

Project income in relation to security-related engineering services includes income from the supply and/or installation of security systems and related maintenance services. Our project income is generally driven by the number, size and types of projects involved, and nature of services provided.

We also provide standalone maintenance service to our customers in respect of (i) security systems and products supplied and installed by us but falling outside of or without a defects liability period; and (ii) security systems and products for which the supply and installation work were not handled by us.

(ii)	Equipment leasing

Income derived from equipment leasing comprises rental income received from the leasing of security systems under operating leases. Rental income from operating leases is recognized in the consolidated statements of income on a straight-line basis over the lease term. The rental income under the standalone equipment leasing arrangements with our lessees is determined by taking into account various factors, including the price and condition of the security systems and the period of the lease.

Security guarding and screening services

Since the acquisition of Fortune Jet in July 2019, we commenced our provision of security guarding and screening services in Hong Kong.

We secure and guard both individuals and physical properties by, among other things, conducting patrols, entrance guarding, access control and alarm monitoring through our dispatched employees. We provide screening services by dispatching certified screeners who are our employees to the premises of our customers.

We also offer various types of related vocational training courses (i.e., QASRS, Mandatory Basic Safety Training Course (Construction Work), and Mandatory Basic Safety Training Revalidation Course (Construction Work)).

Cost of revenues

Our cost of revenues consists of (i) costs of material in relation to security-related engineering services; (ii) employee benefit expenses for our staff which are attributable to the provision of services; (iii) subcontracting fees which mainly represent the cost of services from third-party service providers; and (iv) other costs directly attributable to our revenue-generating activities, such as depreciation of security systems leased to our customers under operating leases, freight charges, insurance, and other miscellaneous expenses.

The following table sets forth a breakdown of our cost of revenues by service line for the periods indicated:

	For the six months ended March 31,			Variances
	2024	2025		Amount	%
	HK$	HK$	US$	HK$
Security-related engineering services	34,944,807	51,146,038	6,575,139	16,201,231	46.4
Project and maintenance	33,985,211	50,115,800	6,442,696	16,130,589	47.5
Equipment leasing	959,596	1,030,238	132,443	70,642	7.4
Security guarding and screening services	30,286,281	34,807,579	4,474,730	4,521,298	14.9
Total cost of revenues	65,231,088	85,953,617	11,049,869	20,722,529	31.8

	For the fiscal year ended September 30,				Variances between the fiscal years ended September 30, 2023, and 2024
	2022	2023	2024		Amount	%
	HK$	HK$	HK$	US$	HK$
Security-related engineering services	50,395,302	60,045,961	70,735,182	9,099,762	10,689,221	17.8
Project and maintenance	48,075,308	58,436,171	68,719,575	8,840,464	10,283,404	17.6
Equipment leasing	2,319,994	1,609,790	2,015,607	259,298	405,817	25.2
Security guarding and screening services	46,825,025	55,602,052	63,832,917	8,211,817	8,230,865	14.8
Total cost of revenues	97,220,327	115,648,013	134,568,099	17,311,579	18,920,086	16.4

Gross profit and gross profit margin

Our gross profit equals our revenues less our cost of revenues. Our gross profit and gross profit margin are dependent on various factors, including, the nature of the projects that were undertaken by us and the size of such projects during the respective financial year.

Selling, general and administrative expenses

Our selling, general and administrative expenses mainly consist of (i) employee benefit expenses for our directors, officers, and sales and administrative staff; (ii) legal and professional fees; (iii) office expenses primarily including motor vehicle expenses for our operations, repair and maintenance expenses, insurance, computer accessories expenses, utilities, postage and courier, and other communication expenses; (iv) depreciation of right-of-use (“ROU”) assets for our offices; (v) expenses relating to short-term leases and low-value assets; (vi) business development expenses which mainly consist of entertainment expenses, travelling expenses for business trips, and advertising and promotion expenses for our brand; (vii) provision for credit loss; and (viii) other miscellaneous expenses.

Losses on disposal of property and equipment

Losses on disposal of property and equipment represent the proceeds from disposal of property and equipment, net of the carrying amount of the property and equipment disposed of.

Other income

Other income mainly consists of (i) government grants received; (ii) net gains on foreign exchange arising from the fluctuation of US$, EUR, GBP, and RMB in relation to our procurement and bank and trade payables balances denominated in foreign currencies; (iii) interest income from bank deposits; and (iv) fair value gain on revaluation of the investment in our key management insurance policy.

Finance expenses

Finance expenses mainly represent interest expenses on notes payables.

Other expenses

Other expenses mainly consist of net losses on foreign exchange arising from the fluctuation of US$, EUR, GBP, and RMB in relation to our procurement and bank and trade payables balances denominated in foreign currencies.

Income tax expenses

The profits of a group entity in Hong Kong not qualifying for the two-tiered profits tax rates regime will be taxed at the flat rate of 16.5%. Accordingly, Hong Kong profits tax is calculated at 8.25% on the first HK$2.0 million of the estimated assessable profits for Shine Union and at 16.5% on the estimated assessable profits above HK$2.0 million.

We are not subject to any income tax in the Cayman Islands and the BVI pursuant to the rules and regulations in those jurisdictions.

We have fulfilled all our income tax obligations and have not had any unresolved income tax issues or disputes with the relevant tax authorities.

RESULTS OF OPERATIONS

For the Six Months Ended March 31, 2024 and 2025

The following table sets forth a summary of our unaudited condensed consolidated results of operations for the six months ended March 31, 2024 and 2025. This information should be read together with our unaudited condensed consolidated financial statements and related notes included elsewhere in this interim report. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the six months ended March 31,					Variances
	2024		2025			Amount	%
	HK$	%	HK$	%	US$	HK$
Revenues	91,845,615	100.0	107,912,380	100.0	13,872,804	16,066,765	17.5
Cost of revenues	(65,231,088)	(71.0)	(85,953,617)	(79.7)	(11,049,869)	20,722,529	31.8
Gross profit	26,614,527	29.0	21,958,763	20.3	2,822,935	(4,655,764)	(17.5)

Operating expenses
Selling, general and administrative expenses	(15,598,351)	(17.0)	(24,921,087)	(23.1)	(3,203,760)	9,322,736	59.8
Losses on disposal of property and equipment	(636,289)	(0.7)	(1,772,107)	(1.6)	(227,815)	1,135,818	178.5
Income (loss) from operations	10,379,887	11.3	(4,734,431)	(4.4)	(608,640)	(15,114,318)	(145.6)

Other income (expenses)
Other income	771,005	0.8	715,730	0.7	92,012	(55,275)	(7.2)
Finance expenses	(50,854)	(0.1)	(149,000)	(0.1)	(19,155)	98,146	193.0
Total other income, net	720,151	0.7	566,730	0.6	72,857	(153,421)	(21.3)

Income (loss) before income tax expenses	11,100,038	12.1	(4,167,701)	(3.8)	(535,783)	(15,267,739)	(137.5)
Income tax expenses	(976,169)	(1.1)	(359,767)	(0.3)	(46,250)	(616,402)	(63.1)
Net income (loss)	10,123,869	11.0	(4,527,468)	(4.1)	(582,033)	(14,651,337)	(144.7)

Six Months Ended March 31, 2025 Compared to Six Months Ended March 31, 2024

Revenues

Our revenues increased by HK$16.1 million, or 17.5%, from HK$91.8 million for the six months ended March 31, 2024 to HK$107.9 million (US$13.8 million) for the six months ended March 31, 2025 mainly due to (i) an increase in revenues from provision of security-related engineering services of HK$11.2 million; and (ii) an increase in revenues from security guarding and screening and related vocational training of HK$4.9 million.

Our revenues from the provision of security-related engineering services increased by HK$11.2 million, or 19.9%, from HK$56.2 million for the six months ended March 31, 2024 to HK$67.4 million (US$8.6 million) for the six months ended March 31, 2025. The increase was mainly attributable to the business growth of the security-related engineering services segment. Certain revenues for the six months ended March 31, 2025 were contributed by several projects with larger revenues recognized, including one project of over HK$17 million, one project of over HK$8 million, one project of over HK$2 million, and seven projects of each over HK$1 million. Comparatively, certain revenues for the six months ended March 31, 2024 were contributed by several projects with less revenues recognized, including two projects of each over HK$4 million, two projects of each over HK$2 million, and six projects of each over HK$1 million.

Cost of revenues

Our cost of revenues increased by HK$20.7 million, or 31.8%, from HK$65.2 million for the six months ended March 31, 2024 to HK$85.9 million (US$11.0 million) for the six months ended March 31, 2025. The increase was mainly due to an increase costs of goods sold from HK$13.7 million for the six months ended March 31, 2024 to HK$31.4 million (US$4.0 million) for the six months ended March 31, 2025, mainly attributable to (i) the increase in security-related engineering services work performed and the expansion of security guarding and screening business during the six months ended March 31, 2025; and (ii) an increase employee benefit expenses from HK$30.4 million for the six months ended March 31, 2024 to HK$34.7 million (US$4.4 million) for the six months ended March 31, 2025, mainly due to expansion of security guarding and screening business which is labor-intensive. The increase was consistent with the business growth of security-related engineering services and security guarding and screening.

Gross profit and gross profit margin

Our gross profit decreased by HK$4.6 million, or 17.5%, from HK$26.6 million for the six months ended March 31, 2024 to HK$22.0 million (US$2.8 million) for the six months ended March 31, 2025. The gross profit margin decreased from 29.0% in the six months ended March 31, 2024 to 20.3% for the six months ended March 31, 2025. The decrease was due to (i) a decrease in the gross profit margin of security-related engineering services triggered by certain projects completed during the six months ended March 31, 2025 with larger extent of use of subcontracting services; and (ii) a lower gross profit margin of security guarding services contracts resulting from an increasing labor cost.

Gross profit margin of project and maintenance income under security-related engineering services decreased from 36.6% for the six months ended March 31, 2024 to 23.0% for the six months ended March 31, 2025.

Gross profit margin of equipment leasing income under security-related engineering services decreased from 63.5% for the six months ended March 31, 2024 to 55.6% for the six months ended March 31, 2025.

Gross profit margin of security guarding and screening services slightly decreased from 15.0% for the six months ended March 31, 2024 and 14.1% for the six months ended March 31, 2025.

Selling, general and administrative expenses

Our selling, general and administrative expenses increased by HK$9.3 million, or 59.8%, from HK$15.6 million for the six months ended March 31, 2024 to HK$24.9 million (US$3.2 million) for the six months ended March 31, 2025. The increase was mainly due to (i) an increase in employee benefit expenses for directors, officers, and sales and administrative staff from HK$9.4 million for the six months ended March 31, 2024 to HK$10.9 million (US$1.4 million) for the six months ended March 31, 2025 triggered by salary adjustments; and (ii) an increase in advertising expenses from HK$0.1 million for the six months ended March 31, 2024 to HK$5.9 million (US$0.8 million) for the six months ended March 31, 2025 since more promotional activities and campaigns were performed to penetrate the market.

Losses on disposal of property and equipment

Our losses on disposal of property and equipment increased from HK$0.6 million for the six months ended March 31, 2024 to HK$1.8 million (US$0.2 million) for the six months ended March 31, 2025, mainly due to certain X-ray machines disposed upon the termination of rental equipment agreements during the six months ended March 31, 2025.

Other income

Our other income decreased by HK$0.1 million, or 7.2%, from HK$0.8 million for the six months ended March 31, 2024 to HK$0.7 million (US$0.1 million) for the six months ended March 31, 2025. The decrease was mainly due to the net impact of (i) a decrease in gain on foreign exchange from HK$0.5 million for the six months ended March 31, 2024 to HK$0.1 million (US$12,856) for the six months ended March 31, 2025; and (ii) an increase in bank interest income from HK$0.3 million for the six months ended March 31, 2024 to HK$0.5 million (US$64,278) for the six months ended March 31, 2025.

Finance expenses

Our finance expenses maintained at a stable level of HK$0.1 million for the six months ended March 31, 2024 and 2025.

Income tax expenses

Our income tax expenses decreased by HK$0.6 million, or 63.1%, from HK$1.0 million for the six months ended March 31, 2024 to HK$0.4 million (US$51,422) for the six months ended March 31, 2025. The decrease was mainly due to decrease in income before income tax.

Net income

As a result of the foregoing, we recorded a net income of HK$10.1 million for the six months ended March 31, 2024 and a net loss of HK$4.5 million (US$578,503) for the six months ended March 31, 2025. We recorded net income margin of 11.0% for the six months ended March 31, 2024 and a net loss margin of 4.1% for the six months ended March 31, 2025.

Liquidity and Capital Resources

Our use of cash primarily related to operating activities and capital expenditure. We have historically financed our operations primarily through a combination of cash flows generated from our operations and proceeds from bank borrowings.

We had cash and cash equivalents of HK$40.9 million (US$5.2 million) as of March 31, 2025. Our working capital was approximately HK$82.5 million (US$10.6 million) as of March 31, 2025. The cash and cash equivalents disaggregated by currency denomination are as follow:

	As of March 31, 2025
	Amount	HK$ equivalent
Cash and cash equivalents:
HK$	20,668,932	20,668,932
EUR	28,394	239,040
US$	2,563,751	19,942,652
GBP	7,250	72,957
Total		40,923,581

In managing our liquidity risk, we monitor and maintain a level of cash and cash equivalents deemed adequate by our management to finance our operations and mitigate the effects of unexpected fluctuations in cash flows. We regularly monitor the repayment dates of financial liabilities, including trade and notes payables, other payables and accrued charges, etc. to match with financial resources available to us from time to time. We manage liquidity risk by maintaining adequate financial resources, including existing cash and bank balances and operating cash flows. We believe that our current cash and cash equivalents and our anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the next 12 months from the date of this interim report. Moreover, we expected that we are able to obtain additional cash flows from our financing activities, including the utilization of the bank facilities by a subsidiary, amounting up to HK$9.0 million. Our operating subsidiaries in Hong Kong are permitted under the laws of Hong Kong to provide direct or indirect funding to us through cash dividend distributions, funds transfer, loans, or advances. Currently, we are not aware of any interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business, and we do not anticipate declaring or paying any dividends in the foreseeable future.

In the long term, we do not have significant known commitment that requires us material cash outflows. Together with the ability to obtain funds from our operating subsidiaries, we believe that our current cash and cash equivalents and our anticipated cash flows from operating and financing activities will be sufficient to meet our anticipated working capital requirements and capital expenditures beyond 12 months from the date of this interim report.

We currently expect that there will not be any material change in the sources and uses of cash.

Cash flows

The following table sets forth a summary of our unaudited condensed consolidated cash flows for the fiscal periods indicated:

	For the six months ended March 31,			Change
	2024	2025	2025	Amount	%
	HK$	HK$	US$	HK$
Net cash provided by (used in) operating activities	6,212,311	(10,627,102)	(1,366,179)	(16,839,413)	(271.1)
Net cash used in investing activities	(663,000)	(758,100)	(97,458)	(95,100)	(14.3)
Net cash provided by financing activities	25,182,091	90	12	(25,182,001)	(99.9)
Effects of exchange rate changes on cash and cash equivalents	89,535	(29,439)	(3,787)	(118,974)	(132.9)
Net increase (decrease) in cash and cash equivalents	30,820,937	(11,414,551)	(1,467,412)	(42,235,488)	137.0
Cash and cash equivalents at the beginning of the period	16,400,123	52,338,132	6,728,391	35,938,009	219.1
Cash and cash equivalents at the end of the period	47,221,060	40,923,581	5,260,979	(6,297,479)	(13.3)

Operating activities

For the six months ended March 31, 2024, our net cash provided by operating activities of HK$6.2 million was primarily attributable to (i) net income of HK$10.1 million, adjusted for depreciation of property and equipment and ROU assets of HK$0.9 million and HK$0.4 million, respectively, provision for allowance for credit loss of HK$0.3 million, and loss on disposal of property and equipment of HK$0.6 million; (ii) an increase of inventories of HK$4.0 million, a decrease of trade receivables of HK$4.2 million, an increase of prepaid expenses and other assets of HK$3.7 million, an increase of contract assets of HK$4.4 million; and (iii) a decrease of trade and notes payables of HK$10.2 million, an increase of contract liabilities of HK$14.8 million, and an increase of prepaid income tax of HK$2.0 million.

For the six months ended March 31, 2025, our net cash used in operating activities of HK$10.6 million was primarily attributable to (i) net loss of HK$4.5 million, adjusted for depreciation of property and equipment and ROU assets of HK$0.9 million and HK$1.0 million, respectively, provision for allowance for credit loss of HK$0.2 million, loss on disposal of property and equipment of HK$1.8 million, amortization of service fee of HK$5.2 million, and share-based compensation of HK$2.4 million; (ii) a decrease of inventories of HK$17.7 million, an increase of trade receivables of HK$3.3 million, an increase of contract assets of HK$11.5 million; and (iii) a decrease of trade and notes payables of HK$2.7 million, a decrease of contract liabilities of HK$12.8 million.

We identified several material changes of assets and liabilities as below:

Trade receivables, net increased by HK$3.0 million, or 13.7%, from HK$21.9 million as of September 30, 2024 to HK$24.9 million as of March 31, 2025. The increase of trade receivables was mainly attributable to increase in revenues during the six months ended March 31, 2025.

Inventories decreased by HK$17.7 million, or 37.2%, from HK$47.6 million as of September 30, 2024 to HK$29.9 million as of March 31, 2025. The decrease of inventories was mainly due to a realization of work-in-progress as cost of sales upon the completion of several projects with larger contract sum.

Contract assets increased by HK$11.6 million, or 179.9%, from HK$6.4 million as of September 30, 2024 to HK$18.0 million as of March 31, 2025. The increase was mainly due to the recognition of revenues upon the completion of several projects with larger contract sum.

Trade payables decreased by HK$0.9 million, or 10.9%, from HK$8.6 million as of September 30, 2024 to HK$7.7 million as of March 31, 2025. The decrease was due to more timely settlement of costs of revenues.

Contract liabilities decreased by HK$12.8 million, or 46.0%, from HK$27.8 million as of September 30, 2024 to HK$15.0 million as of March 31, 2025. The decrease was mainly due to the recognition of revenues by utilizing the prepayment received from customers upon the completion of several projects with larger contract sum.

Investing activities

During the six months ended March 31, 2024, our net cash used in investing activities was HK$0.7 million, which was primarily attributable to the purchase of equipment.

During the six months ended March 31, 2025, our net cash used in investing activities was HK$0.8 million, which was primarily attributable to the purchase of equipment.

Financing activities

For the six months ended March 31, 2024, our net cash provided by financing activities was HK$25.2 million, which was primarily attributable to net proceeds received from the initial public offering of the Company in January 2024.

For the six months ended March 31, 2025, our net cash provided by financing activities was HK$90 arising from settlements of shares subscription receivables.

Our subsidiary, Shine Union, has banking facilities of HK$20.0 million and HK$9.0 million with a commercial bank in Hong Kong as of September 30, 2024 and March 31, 2025, respectively. As of September 30, 2024 and March 31, 2025, Shine Union had utilized HK$2.4 million and HK$0.6 million, respectively. The unutilized banking facilities were HK$17.6 million and HK$8.4 million as of September 30, 2024 and March 31, 2025, respectively.

Contingencies

Severance Payment and Long Service Payment

The Employment Ordinance of Hong Kong requires employers to assure the liability of severance payment if an employee who has been working for the employer for not less than 24 months under a continuous contract is, due to redundancy, dismissed, laid off, or upon expiry of a fixed-term employment contract. The Employment Ordinance also requires employers to assure the liability of long service payment if an employee who has been working for the employer for not less than 5 years under a continuous contract is dismissed, dies, resigns on ground of ill health or on or after 65 years old, or upon expiry of a fixed-term employment contract.

As of September 30, 2024 and March 31, 2025, we estimated our long service payment to be HK$1.3 million and HK$0.6 million, respectively. The provisions for long service payment as at September 30, 2024 and March 31, 2025 have been reflected in our unaudited condensed consolidated balance sheets as “other liabilities” under non-current liabilities.

No severance payment is provided since we have no plan to dismiss any staff due to redundancy, and therefore consider the possibility of meeting the criteria of making severance payment to be remote.

Legal Contingencies

In the ordinary course of business, we may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. We record contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of September 30, 2024 and March 31, 2025, and through the issuance date of the unaudited condensed consolidated financial statements.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our unaudited condensed consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Material Cash Requirements

Our material cash requirements as of September 30, 2024 and for the sixth months ended March 31, 2025 and any subsequent period primarily include our capital expenditures and contractual obligations.

Capital Expenditures

For the fiscal years ended September 30, 2024 and March 31, 2025, our capital expenditures were HK$3.2 million and HK$0.3 million, respectively, which primarily related to acquisition of equipment and computer software. We plan to fund our future capital expenditures with our existing cash balance. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2025:

	Payments due by period
	Total	Within 1 Year	Within 1 – 2 Years
	HK$	HK$	HK$
Operating lease payment – short-term leases	—	—	—
Non-cancellable purchase contracts	17,132,995	17,132,995	—
Total	17,132,995	17,132,995	—

The following table sets forth our contractual obligations as of September 30, 2024:

	Payments due by period
	Total	Within 1 Year	Within 1 – 2 Years
	HK$	HK$	HK$
Operating lease payment – short-term leases	198,000	198,000	—
Non-cancellable purchase contracts	14,401,405	14,401,405	—
Total	14,599,405	14,599,405	—

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of September 30, 2024 and March 31, 2025.

For the Fiscal Years Ending September 30, 2022, 2023, and 2024

The following table sets forth a summary of our consolidated results of operations for the fiscal years ended September 30, 2022, 2023, and 2024. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

For the fiscal year ended September 30,								Variances between the fiscal years ended September 30, 2023, and 2024
	2022		2023		2024			Amount	%
	HK$	%	HK$	%	HK$	%	US$	HK$
Revenues	136,447,442	100.0	163,690,966	100.0	182,164,539	100.0	23,434,647	18,473,573	11.3
Cost of revenues	(97,220,327)	(71.3)	(115,648,013)	(70.7)	(134,568,099)	(73.9)	(17,311,579)	18,920,086	16.4
Gross profit	39,227,115	28.7	48,042,953	29.3	47,596,440	26.1	6,123,068	(446,513)	(0.9)

Operating expenses
Selling, general and administrative expenses	(30,539,155)	(22.4)	(36,805,428)	(22.5)	(36,028,548)	(19.8)	(4,634,910)	(776,880)	(2.1)
Losses on disposal of property and equipment	(1,862,704)	(1.4)	(485,957)	(0.3)	(636,289)	(0.3)	(81,856)	150,332	30.9
Income from operations	6,825,256	5.0	10,751,568	6.6	10,931,603	6.0	1,406,302	180,035	1.7

Other income (expenses)
Other income	3,576,366	2.7	1,445,506	0.9	1,219,376	0.7	156,867	(226,130)	(15.6)
Finance expenses	(82,843)	(0.1)	(55,080)	(0.1)	(189,749)	(0.1)	(24,410)	134,669	244.5
Other expenses	(96,028)	(0.1)	—	—	—	—	—	—	—
Total other income, net	3,397,495	2.5	1,390,426	0.8	1,029,627	0.6	132,457	(360,799)	(25.9)

Income before income tax expenses	10,222,751	7.5	12,141,994	7.4	11,961,230	6.6	1,538,759	(180,764)	(1.5)
Income tax expenses	(1,972,577)	(1.5)	(2,338,850)	(1.4)	(1,307,742)	(0.7)	(168,235)	(1,031,108)	(44.1)
Net income	8,250,174	6.0	9,803,144	6.0	10,653,488	5.9	1,370,524	850,344	8.7

Fiscal Year Ended September 30, 2024 Compared to Fiscal Year Ended September 30, 2023

Revenues

Our revenues increased by HK$18.5 million, or 11.3%, from HK$163.7 million for the fiscal year ended September 30, 2023 to HK$182.2 million for the fiscal year ended September 30, 2024 mainly due to (i) an increase in revenues from provision of security-related engineering services of HK$8.8 million; and (ii) an increase in revenues from security guarding and screening and related vocational training of HK$9.6 million.

Our revenues from the provision of security-related engineering services increased by HK$8.8 million, or 9.0%, from HK$98.1 million for the fiscal year ended September 30, 2023 to HK$107.0 million for the fiscal year ended September 30, 2024. The increase was mainly attributable to the business growth of the security-related engineering services segment. Certain revenues for the fiscal year ended September 30, 2024 were contributed by several projects with larger revenues recognized, including one project of over HK$20 million, two projects of each over HK$4 million, three projects of each over HK$2 million, and ten projects of each over HK$1 million. Comparatively, certain revenues for the fiscal year ended September 30, 2023 were contributed by several projects with larger revenues recognized, including one project of over HK$6 million, one project of over HK$4 million, two projects of each over HK$3 million, five projects of each over HK$2 million, and four projects of each over HK$1 million.

Cost of revenues

Our cost of revenues increased by HK$18.9 million, or 16.4%, from HK$115.6 million for the fiscal year ended September 30, 2023 to HK$134.6 million for the fiscal year ended September 30, 2024. The increase was mainly due to an increase employee benefit expenses from HK$48.5 million for the fiscal year ended September 30, 2023 to HK$60.4 million for the fiscal year ended September 30, 2024, mainly due to expansion of security guarding and screening business which is labor-intensive; an increase in subcontracting fee from HK$32.0 million for the fiscal year ended September 30, 2023 to HK$35.4 million for the fiscal year ended September 30, 2024, mainly attributable to the increase in security-related engineering services work performed and the expansion of security guarding and screening business during the fiscal year ended September 30, 2024. The increase was consistent with the business growth of security-related engineering services and security guarding and screening.

Gross profit and gross profit margin

Our gross profit slightly decreased by HK$0.4 million, or 0.9%, from HK$48.0 million for the fiscal year ended September 30, 2023 to HK$47.6 million for the fiscal year ended September 30, 2024. The gross profit margin decreased from 29.3% in the fiscal year ended September 30, 2023 to 26.1% for the fiscal year ended September 30, 2024. The decrease was due to the net impact of (i) a decrease in the gross profit margin of security-related engineering services triggered by certain projects completed during the fiscal year ended September 30, 2024 with larger extent of use of subcontracting services; and (ii) a lower gross profit margin of security guarding services contracts resulting from an increasing labor cost.

Gross profit margin of project and maintenance income under security-related engineering services decreased from 36.4% for the fiscal year ended September 30, 2023 to 32.1% for the fiscal year ended September 30, 2024.

Gross profit margin of equipment leasing income under security-related engineering services decreased from 73.9% for the fiscal year ended September 30, 2023 to 64.6% for the fiscal year ended September 30, 2024.

Gross profit margin of security guarding and screening services maintained at a stable level, which was 15.2% for the fiscal year ended September 30, 2023 and 15.1% for the fiscal year ended September 30, 2024.

Selling, general and administrative expenses

Our selling, general and administrative expenses decreased by HK$0.8 million, or 2.1%, from HK$36.8 million for the fiscal year ended September 30, 2023 to HK$36.0 million for the fiscal year ended September 30, 2024. The decrease was mainly due to the net impact of (i) a reversal of provision for allowance for credit loss of HK$3.2 million for the fiscal year ended September 30, 2024 compared to a provision for allowance for credit loss of HK$8.6 million for the fiscal year ended September 30, 2023; (ii) an increase in employee benefit expenses for directors, officers, and sales and administrative staff from HK$18.7 million for the fiscal year ended September 30, 2023 to HK$21.2 million (US$2.7 million) for the fiscal year ended September 30, 2024 triggered by salary adjustments; (iii) an increase in legal and professional fees from HK$0.4 million for the fiscal year ended September 30, 2023 to HK$5.0 million for the fiscal year ended September 30, 2024 since more legal and professional services such as advisory are required for the Company being a public entity; (iv) an increase in subscriptions expenses from nil for the fiscal year ended September 30, 2023 to HK$0.6 million for the fiscal year ended September 30, 2024 mainly for Nasdaq annual fee; and (v) an increase in advertising expenses from HK$0.3 million for the fiscal year ended September 30, 2023 to HK$2.2 million for the fiscal year ended September 30, 2024 since more promotional activities and campaigns were performed for the Company to penetrate the market.

Losses on disposal of property and equipment

Our losses on disposal of property and equipment maintained at a stable level, which was HK$0.5 million for the fiscal year ended September 30, 2023 and HK$0.6 million for the fiscal year ended September 30, 2024.

Other income

Our other income decreased by HK$0.2 million, or 15.6%, from HK$1.4 million for the fiscal year ended September 30, 2023 to HK$1.2 million for the fiscal year ended September 30, 2024. The decrease was mainly due to the decrease in government grants received in relation to COVID-19 from HK$0.4 million for the fiscal year ended September 30, 2023 to nil for the fiscal year ended September 30, 2024.

Finance expenses

Our finance expenses increased by HK$0.1 million, or 244.5%, from HK$0.1 million for the fiscal year ended September 30, 2023 to HK$0.2 million for the fiscal year ended September 30, 2024.

Income tax expenses

Our income tax expenses decreased by HK$1.0 million, or 44.1%, from HK$2.3 million for the fiscal year ended September 30, 2023 to HK$1.3 million for the fiscal year ended September 30, 2024. The decrease was mainly due to decrease in income before income tax.

Net income

As a result of the foregoing, our net income increased by HK$0.9 million, or 8.7%, from HK$9.8 million for the fiscal year ended September 30, 2023 to HK$10.7 million for the fiscal year ended September 30, 2024. Our net income margin slightly decreased from 6.0% for the fiscal year ended September 30, 2023 to 5.9% for the fiscal year ended September 30, 2024.

Comparison of Years Ended September 30, 2023 Compared to Fiscal Year Ended September 30, 2022

Revenues

Our revenues increased by HK$27.3 million, or 20.0%, from HK$136.4 million for the fiscal year ended September 30, 2022 to HK$163.7 million for the fiscal year ended September 30, 2023 mainly due to the net impact of (i) an increase in revenues from provision of security-related engineering services of HK$20.9 million; and (ii) a decrease in revenues from equipment leasing due to the launch of the Pilot Subsidy Scheme for Third-party Logistics Service Providers on October 12, 2020 with a granting budget of HK$300 million, which subsidizes the procurement of screening equipment including X-ray machines and explosive trace detection equipment adopted under the regulated air cargo screening facilities scheme to encourage the adoption of technology by the logistics sector for enhancing efficiency and productivity.

Our revenues from the provision of security-related engineering services increased by HK$20.9 million, or 27.0%, from HK$77.2 million for the fiscal year ended September 30, 2022 to HK$98.1 million for the fiscal year ended September 30, 2023. The increase was mainly attributable to the business growth of the security-related engineering services segment. Certain revenues for the fiscal year ended September 30, 2023 were contributed by several projects with larger revenues recognized, including one project of over HK$6 million, one project of over HK$4 million, two projects of over HK$3 million, five projects of over HK$2 million, and four projects of over HK$1 million. Comparatively, certain revenues for the fiscal year ended September 30, 2022 were contributed by less projects with larger revenues recognized, including three projects of over HK$2 million, and seven projects of over HK$1 million.

Cost of revenues

Our cost of revenues increased by HK$18.4 million, or 19.0%, from HK$97.2 million for the fiscal year ended September 30, 2022 to HK$115.6 million for the fiscal year ended September 30, 2023. The increase was mainly due to an increase in subcontracting fee from HK$15.6 million for the fiscal year ended September 30, 2022 to HK$32.0 million for the fiscal year ended September 30, 2023, mainly attributable to the increase in security-related engineering services work performed during the fiscal year ended September 30, 2023. The increase was in line with the business growth of security-related engineering services.

Gross profit and gross profit margin

Our gross profit increased by HK$8.8 million, or 22.5%, from HK$39.2 million for the fiscal year ended September 30, 2022 to HK$48.0 million for the fiscal year ended September 30, 2023, mainly resulting from the increase in revenues. The gross profit margin slightly increased from 28.7% in the fiscal year ended September 30, 2022 to 29.3% for the fiscal year ended September 30, 2023. The increase was due to the net impact of an increase in the gross profit margin of project and maintenance triggered by certain projects with a higher gross profit margin completed during the fiscal year; a reduction in revenues generated from equipment leasing, for which gross profit margin is higher than that of other revenue streams; and a lower gross profit margin of security guarding services contracts resulting from an increasing labor cost.

Gross profit margin of project and maintenance income under security-related engineering services increased from 29.8% for the fiscal year ended September 30, 2022 to 36.4% for the fiscal year ended September 30, 2023.

Gross profit margin of equipment leasing income under security-related engineering services slightly increased from 73.4% for the fiscal year ended September 30, 2022 to 73.9% for the fiscal year ended September 30, 2023.

Gross profit margin of security guarding and screening services decreased from 20.9% for the fiscal year ended September 30, 2022 to 15.2% for the fiscal year ended September 30, 2023.

Selling, general and administrative expenses

Our selling, general and administrative expenses increased by HK$6.3 million, or 20.5%, from HK$30.5 million for the fiscal year ended September 30, 2022 to HK$36.8 million for the fiscal year ended September 30, 2023. The increase was mainly due to the net impact of a provision for allowance for credit loss of HK$8.6 million for the fiscal year ended September 30, 2023, an increase in employee benefit expenses for administrative staff from HK$17.5 million for the fiscal year ended September 30, 2022 to HK$18.7 million for the fiscal year ended September 30, 2023 triggered by salary adjustments and bonus, and an increase in the auditor’s remuneration relating to our US public offering from HK$0.9 million for the fiscal year ended September 30, 2022 to HK$3.6 million for the fiscal year ended September 30, 2023; and a decrease in legal and professional fees from HK$5.2 million for the fiscal year ended September 30, 2022 to HK$0.1 million for the fiscal year ended September 30, 2023 due to the decrease of professional service fees relating to our planned Hong Kong public listing efforts.

Gains (losses) on disposal of property and equipment

Our losses on disposal of property and equipment decreased by HK$1.4 million, or 73.9%, from HK$1.9 million for the fiscal year ended September 30, 2022 to HK$0.5 million for the fiscal year ended September 30, 2023. The decrease was mainly due to the fact that, during the fiscal years ended September 30, 2022, certain customers who leased the equipment under operating lease arrangements decided to terminate the leasing arrangements with the Group. This was mainly triggered by the launch of the Pilot Subsidy Scheme for Third-party Logistics Service Providers on October 12, 2020 as mentioned above. Such activities resulted in the disposal of equipment for leasing of HK$1.9 million. No such event occurred during the fiscal year ended September 30, 2023.

Other income

Our other income decreased by HK$2.1 million, or 59.6%, from HK$3.6 million for the fiscal year ended September 30, 2022 to HK$1.4 million for the fiscal year ended September 30, 2023. The decrease was mainly due to the decrease in government grants received in relation to COVID-19 from HK$3.3 million for the fiscal year ended September 30, 2022 to HK$0.4 million for the fiscal year ended September 30, 2023.

Finance expenses

Our finance expenses maintained at HK$0.1 million for the fiscal years ended September 30, 2022 and 2023.

Other expenses

Our other expenses were HK$0.1 million and nil for the fiscal years ended September 30, 2022 and 2023, respectively.

Income tax expenses

Our income tax expenses increased by HK$0.3 million, or 18.6%, from HK$2.0 million for the fiscal year ended September 30, 2022 to HK$2.3 million for the fiscal year ended September 30, 2023. The increase was mainly due to increase in income before income tax.

Net income

As a result of the foregoing, our net income increased by HK$1.6 million, or 18.8%, from HK$8.2 million for the fiscal year ended September 30, 2022 to HK$9.8 million for the fiscal year ended September 30, 2023. Our net income margin maintained at 6.0% for the fiscal years ended September 30, 2022 and 2023.

LIQUIDITY AND CAPITAL RESOURCES

Our use of cash primarily related to operating activities and capital expenditure. We have historically financed our operations primarily through a combination of cash flows generated from our operations and proceeds from bank borrowings.

We had cash and cash equivalents of HK$25.2 million, HK$16.4 million, and HK$52.3 million as of September 30, 2022, 2023, and 2024, respectively. Our working capital was approximately HK$82.1 million as of September 30, 2024. The cash and cash equivalents disaggregated by currency denomination are as follow:

	As of September 30, 2022		As of September 30, 2023		As of September 30, 2024
	Amount	HK$ equivalent	Amount	HK$ equivalent	Amount	HK$ equivalent
Cash and cash equivalents:
HK$	23,094,209	23,094,209	14,430,523	14,430,523	29,103,653	29,103,653
EUR	99,766	769,721	182,238	1,506,997	2,888	25,075
US$	16,127	126,587	11,989	93,867	2,943,394	22,879,887
GBP	54,110	474,305	38,592	368,736	31,676	329,517
RMB	654,211	720,221	—	—	—	—
Others	73	587	—	—	—	—
Total		25,185,630		16,400,123		52,338,132

In managing our liquidity risk, we monitor and maintain a level of cash and cash equivalents deemed adequate by our management to finance our operations and mitigate the effects of unexpected fluctuations in cash flows. We regularly monitor the repayment dates of financial liabilities, including trade and notes payables, other payables and accrued charges, etc. to match with financial resources available to us from time to time. We manage liquidity risk by maintaining adequate financial resources, including existing cash and bank balances and operating cash flows. We believe that our current cash and cash equivalents and our anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the next 12 months from the date of this prospectus. Moreover, we expected that we are able to obtain additional cash flows from our financing activities, including the utilization of the bank facilities by a subsidiary, amounting up to HK$9.0 million. Our operating subsidiaries in Hong Kong are permitted under the laws of Hong Kong to provide direct or indirect funding to us through cash dividend distributions, funds transfer, loans, or advances. Currently, we are not aware of any interventions in or the imposition of restrictions and limitations by the PRC government on our and our operating subsidiaries’ ability to transfer funds or assets. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business, and we do not anticipate declaring or paying any dividends in the foreseeable future.

In long term, we do not have significant known commitment that requires us material cash outflows. Together with the ability to obtain funds from our operating subsidiaries, we believe that our current cash and cash equivalents and our anticipated cash flows from operating and financing activities will be sufficient to meet our anticipated working capital requirements and capital expenditures beyond 12 months from the date of this prospectus.

We currently expect that there will not be any material change in the sources and uses of cash.

Cash flows

The following table sets forth a summary of our consolidated cash flows for the fiscal years indicated:

	For the fiscal years ended September 30,				Change between the fiscal years ended September 30, 2023 and 2024
	2022	2023	2024	2024	Amount	%
	HK$	HK$	HK$	US$	HK$
Net cash provided by (used in) operating activities	4,453,913	(13,540,058)	14,098,052	1,813,651	27,638,110	204.1
Net cash used in investing activities	(2,250,000)	(112,163)	(3,245,966)	(417,579)	(3,133,803)	(2,794.0)
Net cash (used in) provided by financing activities	(8,071,760)	4,788,172	25,181,785	3,239,523	20,393,613	425.9
Effects of exchange rate changes on cash and cash equivalents	(27,496)	78,542	(95,862)	(12,332)	(174,404)	(222.1)
Net (decrease) increase in cash and cash equivalents	(5,895,343)	(8,785,507)	35,938,009	4,623,263	44,723,516	509.1
Cash and cash equivalents at the beginning of the years presented	31,080,973	25,185,630	16,400,123	2,109,802	(8,785,507)	(34.9)
Cash and cash equivalents at the end of the years presented	25,185,630	16,400,123	52,338,132	6,733,065	35,938,009	219.1

Operating activities

For the fiscal year ended September 30, 2022, our net cash provided by operating activities of HK$4.5 million was primarily attributable to (i) net income of HK$8.2 million, adjusted for depreciation of property and equipment and ROU assets of HK$2.3 million and HK$1.3 million respectively, losses on disposal of property and equipment of HK$1.9 million, and deferred tax of HK$0.4 million; (ii) an increase of trade receivables of HK$6.6 million, offset by (iii) a decrease of contract liabilities of HK$2.8 million triggered by increase in revenues; and (iv) a decrease of income tax payable of HK$1.7 million, due to settlement of income tax.

For the fiscal year ended September 30, 2023, our net cash used in operating activities of HK$13.5 million was primarily attributable to (i) net income of HK$9.8 million, adjusted for depreciation of property and equipment and ROU assets of HK$1.9 million and HK$0.7 million respectively, and provision for allowance for doubtful accounts of HK$8.6 million; (ii) an increase of inventories, trade receivables, and prepaid expenses and other current assets of HK$18.2 million, HK$19.6 million, and HK$2.9 million; and (iii) a decrease of income tax payable of HK$1.4 million, due to settlement of income tax; offset by (iv) an increase of trade and notes payables of HK$13.6 million.

For the fiscal year ended September 30, 2024, our net cash provided by operating activities of HK$14.1 million was primarily attributable to (i) net income of HK$10.7 million, adjusted for depreciation of property and equipment and ROU assets of HK$1.9 million and HK$1.2 million respectively, and losses on disposal of property and equipment of HK$0.6 million; (ii) a decrease of trade receivables of HK$15.4 million; and (iii) an increase of contract liabilities of HK$5.1 million, offset by (iv) an increase of inventories of HK$7.0 million; (v) a decrease of prepaid expenses and other assets of HK$1.2 million; (vi) a decrease of trade and notes payables of HK$8.8 million; and (vii) a decrease of income tax payable of HK$3.1 million, due to settlement of income tax.

We identified several material changes of assets and liabilities as below:

Trade receivables, net increased by HK$11.3 million, or 47.6%, from HK$23.7 million as of September 30, 2022 to HK$35.0 million as of September 30, 2023. The increase of trade receivables was mainly attributable to increase in revenues during the fiscal year ended September 30, 2023.

Inventories increased by HK$18.2 million, or 80.3%, from HK$22.7 million as of September 30, 2022 to HK$40.9 million as of September 30, 2023. The increase of inventories was mainly due to an increase in work-in-progress since there are more ongoing projects and thus more project costs being incurred and transferred to work-in-progress. The increase is in line with the increase in revenues.

Trade payables increased by HK$12.9 million, or 407.3%, from HK$3.2 million as of September 30, 2022 to HK$16.1 million as of September 30, 2023. The increase was due to recognition of costs of revenues triggered by increased revenues.

Contract liabilities decreased by HK$4.5 million, or 16.4%, from HK$27.2 million as of September 30, 2022 to HK$22.7 million as of September 30, 2023. The decrease was mainly due to the recognition of revenues by utilizing the prepayment received from customers.

Trade receivables, net decreased by HK$13.1 million, or 37.5%, from HK$35.0 million as of September 30, 2023 to HK$21.9 million as of September 30, 2024. The decrease of trade receivables was mainly attributable to a general reduction in gross amount of receivables triggered by improving credit collection activities during the fiscal year ended September 30, 2024.

Inventories increased by HK$6.7 million, or 16.4%, from HK$40.9 million as of September 30, 2023 to HK$47.6 million as of September 30, 2024. The increase of inventories was mainly due to an increase in work-in-progress since there are more ongoing projects and thus more project costs being incurred and transferred to work-in-progress. The increase is consistent with our business growth and the increase in revenues.

Trade payables decreased by HK$7.5 million, or 46.4%, from HK$16.1 million as of September 30, 2023 to HK$8.6 million as of September 30, 2024. The decrease was due to more timely settlement of costs of revenues supported by operating cash inflow.

Contract liabilities increased by HK$5.1 million, or 22.2%, from HK$22.7 million as of September 30, 2023 to HK$27.8 million as of September 30, 2024. The increase was mainly due to accumulating billing and prepayments received from customers before completion of projects.

Investing activities

During the fiscal year ended September 30, 2022, our net cash used in investing activities was HK$2.3 million, which was primarily attributable to the purchase of equipment and intangible assets.

During the fiscal year ended September 30, 2023, our net cash used in investing activities was HK$0.1 million, which was primarily attributable to the purchase of and proceeds from disposal of equipment.

During the fiscal year ended September 30, 2024, our net cash used in investing activities was HK$3.2 million, which was primarily attributable to the purchase of equipment and intangible assets.

Financing activities

For the fiscal year ended September 30, 2022, our net cash used in financing activities was HK$8.1 million, which was primarily attributable to the payment for dividends of HK$8.0 million.

For the fiscal year ended September 30, 2023, our net cash provided by financing activities was HK$4.8 million, which was primarily attributable to the capital contribution by a shareholder.

For the fiscal year ended September 30, 2024, our net cash provided by financing activities was HK$25.2 million, which was primarily attributable to net proceeds received from the initial public offering of the Company in January 2024.

Our subsidiary, Shine Union, has banking facilities of HK$20.0 million with a commercial bank in Hong Kong. As of September 30, 2022, 2023, and 2024, Shine Union had utilized HK$2.9 million, HK$3.5 million, and HK$2.4 million, respectively. The unutilized banking facilities were HK$17.1 million, HK$16.5 million, and HK$17.6 million as of September 30, 2022, 2023, and 2024, respectively.

Contingencies

Severance Payment and Long Service Payment

The Employment Ordinance of Hong Kong requires employers to assure the liability of severance payment if an employee who has been working for the employer for not less than 24 months under a continuous contract is, due to redundancy, dismissed, laid off, or upon expiry of a fixed-term employment contract. The Employment Ordinance also requires employers to assure the liability of long service payment if an employee who has been working for the employer for not less than 5 years under a continuous contract is dismissed, dies, resigns on ground of ill health or on or after 65 years old, or upon expiry of a fixed-term employment contract.

As of September 30, 2022, 2023, and 2024, we estimated our long service payment to be HK$1.0 million, HK$1.0 million, and HK$1.3 million, respectively. The provisions for long service payment as at September 30, 2022, 2023, and 2024 have been reflected in our consolidated balance sheets as “other liabilities” under non-current liabilities.

No severance payment is provided since we have no plan to dismiss any staff due to redundancy, and therefore consider the possibility of meeting the criteria of making severance payment to be remote.

Legal Contingencies

In the ordinary course of business, we may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. We record contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of September 30, 2022, 2023, and 2024, and through the issuance date of the consolidated financial statements.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Material Cash Requirements

Our material cash requirements as of September 30, 2022, 2023, and 2024 and any subsequent period primarily include our capital expenditures and contractual obligations.

Capital Expenditures

For the fiscal years ended September 30, 2022, 2023, and 2024, our capital expenditures were HK$2.3 million, HK$1.4 million, and HK$3.2 million respectively, which primarily related to acquisition of equipment and computer software. We plan to fund our future capital expenditures with our existing cash balance. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of September 30, 2024:

	Payments due by period
	Total	Within 1 Year	Within 1 – 2 Years
	HK$	HK$	HK$
Operating lease payment – short-term leases	198,000	198,000	—
Non-cancellable purchase contracts	14,401,405	14,401,405	—
Total	14,599,405	14,599,405	—

The following table sets forth our contractual obligations as of September 30, 2023:

	Payments due by period
	Total	Within 1 Year	Within 1 – 2 Years
	HK$	HK$	HK$
Operating lease payment – short-term leases	521,065	521,065	—
Non-cancellable purchase contracts	9,296,574	9,296,574	—
Total	9,817,639	9,817,639	—

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of September 30, 2023 and 2024.

Research and Development, Patents and Licenses, etc.

We believe that effective research and development is essential to maintaining our competitive position in the market. Some of our employees in the project and engineering department have also been performing the following research and development functions in addition to their daily project management responsibilities:

●	improving existing development processes to increase operational and development efficiency, with an aim to reduce operational and development costs;

●	providing solutions to technical difficulties arising from operations and development processes; and

●	gathering market intelligence and closely monitoring the technological trends in our industry globally.

As of the date of this prospectus, we do not possess a formal research and development department. We have three employees in the project and engineering department who also serve the research and development functions on an as-needed basis. During the fiscal years ended September 30, 2022, 2023, and 2024, our expenditure on research and development, which comprised expenses incurred through the conducting of research and development activities (such as equipment compatibility testing services), amounted to HK$200,028, nil, and nil, respectively.

The relevant research and development work is conducted in response to various customers’ requirements and specifications, but is not capitalized as all relevant products were ultimately delivered to customers. We are of the view that having the ability to develop new technological solutions relating to security systems will benefit our future development for the purposes of implementation of our projects undertaken.

Intellectual Property

We develop and protect our intellectual property portfolio by registering our trademarks and domain names. We have also adopted a comprehensive set of internal rules for intellectual property management.

As of the date of this prospectus, we have registered a total of four trademarks and three domain names in Hong Kong, including the domain names of our operating websites, www.sugroup.com.hk, www.shineunion.com.hk, and www.fortune-jet-mgt.com.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. See “Risk Factors — Risks Related to Our Business and Industry — Any failure to maintain an effective quality assurance system could have a material adverse effect on our reputation, business and operations.”

During the fiscal years ended September 30, 2022, 2023, and 2024, and up to the date of this prospectus, we are not aware of any infringement by us of any intellectual property rights owned by third parties, or by any third parties of any intellectual property rights owned by us, and we have not been subject to any disputes or proceedings concerning any material claims of infringement, either threatened or pending, of any intellectual property rights initiated by or against us that had a material and adverse effect on our business.

TREND INFORMATION

Other than as disclosed elsewhere herein, we are not aware of any trends, uncertainties, demands, commitments or events for the period since October 1, 2024 that are reasonably likely to have a material and adverse effect on our revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future results of operations or financial condition.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the end of the reporting period and revenues and expenses during the reporting periods. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. Out of our significant accounting policies, which are described in Note 2 to the consolidated financial statements included elsewhere in this prospectus, certain accounting policies are deemed “critical”, as they require management’s highest degree of judgment, estimates and assumptions, including (i) Allowance for credit loss; and (ii) Revenue recognition.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Allowance for Credit Loss

The allowance for doubtful accounts reflects our best estimate of expected losses. Before October 1, 2023, we determine the allowance for doubtful accounts based on an assessment of historical collection activity, the current business environment and forecasts that may affect the customers’ ability to pay.

We adopted the accounting standards update of ASU 2016-13 Financial Instruments - Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments and several associated ASUs related to the measurement of credit losses on October 1, 2023 using a modified retrospective approach. The retrospective adjustment on the retained earnings as of October 1, 2023 was HK$1.1 million.

Our trade receivables, contract assets, other current assets, and other non-current assets are within the scope of ASC 326. We have identified the relevant risk characteristics of our customers and the related trade receivables, contract assets, other current assets, and other non-current assets which include size, type of the goods or services we provide, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, we consider the historical credit loss experience and any recoveries, adjusted by correlated industrial and macroeconomic forward-looking factors, in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include payment terms offered in the normal course of business to customers and industry-specific factors that could impact our trade receivables, contract assets, other current assets, and other non-current assets. We also provide specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Significant judgments and assumptions are required to estimate the allowance for expected credit losses on our trade receivables, contract assets, other current assets, and other non-current assets, including the use of forward-looking factors, interval of our historical aging reports of our receivables, and the length of period beyond which we consider that the receivables are more-likely-than-not to be recovered. Such assumptions may change in future periods, such as the forecasts of future economic conditions and financial conditions of our customers and our ability to collect the receivables. Expected credit losses for trade receivables, contract assets, other current assets, and other non-current assets are recorded as selling, general and administrative expenses on the consolidated statements of income. Our allowance for credit loss amounted to HK$8.6 million, and HK$6.8 million as of September 30, 2023 and 2024, respectively.

Revenue Recognition

We recognized our revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying the revenue recognition of this Accounting Standards Update (“ASU”) allows us to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. This will require us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, we apply five-step model to recognize revenue from customer contracts. The five-step model requires us to (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur; (iv) allocate the transaction price to the respective performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy the performance obligation.

We account for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance, and consideration is probable of substantially collection.

We derive our revenues principally from providing security-related engineering services, and security guarding and screening services.

For multiple element arrangements with customers, which primarily relate to the provision of security-related engineering services, significant judgment is required to determine whether each good and service element is a distinct performance obligation and is separately accounted for. To determine whether a performance obligation is distinct, we consider its level of integration, customization, interdependence and interrelation with other elements within the arrangement. If an arrangement involves multiple distinct performance obligations, each distinct performance obligation is separately accounted for and the total consideration is allocated to each performance obligation based on the relative standalone selling prices at contract inception. If directly observable standalone selling prices are not available, we need to apply significant judgment and use residual method based on the pricing of our historical contracts with customers to estimate the standalone selling prices for each element. The historical contracts with customers to be scoped-in will also involve significant judgment, such as the scope or type of the contracts and the financial period in which such contracts were entered into. Changes in the estimated standalone selling price may cause the amount of revenue to be recognized for each performance obligation to differ, but the total amount of revenue to be recognized within a contract should not be affected. We periodically re-assess the standalone selling price of the elements as a result of changes in the pricing of contracts. Revenue recognition for security guarding and screening services does not require us to exercise significant judgment or estimate.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET AND FINANCIAL RISKS

Our activities expose to a variety of financial risks: market risks (including interest rate risk and foreign currency risk), credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Financial risk management is carried out by the accounting and finance department under the supervision of the board of directors. The board of directors provides principles for overall risk management.

(a)	Concentration risk

For the fiscal years ended September 30, 2022, 2023, and 2024, we are exposed to a concentration risk related to customers and suppliers.

One customer represented more than 10% of the Group’s revenues for the year ended September 30, 2024. No customers represented more than 10% of the Group’s revenues for the years ended September 30, 2022 and 2023.

No customers represented more than 10% of the Group’s trade receivables, net as of September 30, 2024. One customer represented more than 10% of the Group’s trade receivables, net as of September 30, 2023.

Two suppliers accounted 23.1% and 14.9% of the Group’s trade and notes payables as of September 30, 2024. Three suppliers accounted for 18.3%, 10.6%, and 10.4% of the Group’s trade and notes payables as of September 30, 2023.

Failure to maintain existing relationships with the customers and suppliers or to establish new relationships in the future could negatively affect our revenues and ability to obtain goods sold to customers in a price advantage and timely manner. If we are unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, we may be unable to satisfy the orders from its customers, which could materially and adversely affect our revenues. See “Item 3. Key Information — 3.D. Risk Factor — Risks Related to Our Business and Industry — Our business depends heavily on major suppliers. Any shortage of, or delay in, the supply may significantly impact on our business and results of operations.”

(b)	Interest rate risk

Our income and operating cash flows are substantially independent of changes in market interest rates. The interest rate risk mainly arises from cash and bank balances and borrowings. Any increase in interest rates would increase our interest expenses relating to our variable rate indebtedness and increase the costs of issuing new debt or refinancing its existing indebtedness. We are exposed to interest rate risk on its interest-bearing assets and liabilities. As part of our asset and liability risk management, we review and take appropriate steps to manage our interest rate exposure on our interest-bearing assets and liabilities.

As of September 30, 2022, 2023, and 2024, we have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

(c)	Foreign currency risk

We are exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the US$, EUR, GBP, and RMB. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, which are dominated in these currencies. Since HK$ is pegged to US$, we believe the exposure of transactions denominated in US$ which are entered into by us to be insignificant. We have not entered into any derivative instruments to hedge its foreign exchange exposures.

As of September 30, 2024, we had GBP-denominated cash and cash equivalents, and trade and notes payables of HK$0.3 million. We consider that the exposure to foreign exchange risk with respect to GBP as of September 30, 2024 is not significant since the net balance of GBP is not material.

As of September 30, 2023, we had EUR-denominated cash and cash equivalents, and trade and notes payables of HK$1.5 million and HK$2.1 million, respectively. We consider that the exposure to foreign exchange risk with respect to EUR as of September 30, 2023 is not significant since the net balance of EUR. As of September 30, 2022, we had EUR-denominated cash and cash equivalents and trade and notes payables of HK$0.8 million and HK$0.4 million, respectively. A 10% depreciation of EUR against HK$ based on the foreign exchange rate on September 30, 2022 would result in a decrease of HK$0.08 million and HK$0.04 million in cash and cash equivalents and trade and notes payables, respectively. A 10% appreciation of EUR against HK$ based on the foreign exchange rate on September 30, 2022 would result in an increase of HK$0.08 million and HK$0.04 million in cash and cash equivalents and trade and notes payables, respectively.

As of September 30, 2022, we had RMB-denominated cash and cash equivalents of HK$0.7 million. A 10% depreciation of RMB against HK$ based on the foreign exchange rate on September 30, 2022 would result in a decrease of HK$0.07 million in cash and cash equivalents. A 10% appreciation of RMB against HK$ based on the foreign exchange rate on September 30, 2022 would result in an increase of HK$0.07 million in cash and cash equivalents.

(d)	Credit risk

Credit risk refers to the risk that the counterparty to a financial instrument would fail to discharge its obligation under the terms of the financial instrument and cause a financial loss to us. Our credit risk mainly arises from trade receivables, contract assets, deposits and other receivables, amount due from related parties and cash and cash equivalents.

We have policies in place to ensure that credit terms are made to customers with an appropriate credit history and we perform periodic credit evaluations of our customers. Our historical experience in collection of trade and other receivables falls within the recorded allowances and the shareholder are of the opinion that adequate provision for uncollectible receivables has been made. Cash and cash equivalents are mainly placed with reputable international financial institutions. There has been no recent history of default in relation to these financial institutions. Our accounting and finance department has policies in place to monitor the exposures to these credit risks on an on-going basis.

(e)	Liquidity risk

Liquidity risk is the risk that we are unable to meet our current obligations. We maintain liquidity by a number of sources including orderly realization of short-term financial assets, receivables and certain assets that we consider appropriate and short-term and long-term financing including short-term and long-term borrowings. We aim to maintain flexibility in funding by utilizing committed credit lines available and interest-bearing borrowings which enable us to continue our business for the foreseeable future.

RECENT ISSUED ACCOUNTING PRONOUNCEMENTS

Recently issued accounting pronouncements issued but not yet adopted

In March 2023, the FASB issued ASU No. 2023-01, “Leases (Topic 842): Common Control Arrangements”, which amends certain provisions of ASC 842 that apply to arrangements between related parties under common control. In addition, the ASU amends the accounting for leasehold improvements in common-control arrangements for all entities. ASU 2023-01 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted in any annual or interim period as of the beginning of the related fiscal year. The Group is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Group has adopted ASU 2023-07 for the fiscal year of 2025 since July 1, 2024. The Group is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is also permitted, and entities may apply the amendments in this update prospectively or retrospectively to all prior periods presented in the financial statements. The Group is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

On November 4, 2024, the FASB has released ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures. The purpose of this update is to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, selling expenses, general and administrative expenses, and research and development expenses). ASU 2024-04 is effective for all public business entities, for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Any entity qualified as public business (“PBEs”) entity shall apply ASU 2024-04 prospectively to financial statements issued for current period and all comparative periods. PBEs shall apply the amendments in this update either (1) prospectively to financial statements issued for reporting periods after the effective date or (2) retrospectively to any or all prior periods presented in the financial statements. Early adoption is permitted. The Group is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

BUSINESS

Overview

SU Group is an exempted company with limited liability incorporated under the laws of the Cayman Islands. As a holding company with no material operations of our own, our operations are conducted through our subsidiaries in Hong Kong with our headquarters in Hong Kong.

Through our subsidiaries, Shine Union and Fortune Jet, we are an integrated security-related services company that primarily provides security-related engineering services, and to a lesser extent, security guarding and screening services and related vocational training services, in Hong Kong.

Established in 1998, Shine Union has been providing turnkey services to the existing infrastructure or planned development of its customers through the design, supply, installation, and maintenance of security systems for over two decades. The security systems that Shine Union provides include threat detection systems, traffic and pedestrian control systems, and ELV systems in the private and public sectors including commercial properties, public facilities, and residential properties in Hong Kong. Shine Union is one of the providers in the security-related engineering services market in Hong Kong authorized to distribute over 10 brands of security systems. Shine Union is also the exclusive distributor to market and sell two brands of threat detection systems, which includes X-ray machines, trace detection products, metal detectors and mail screening machines.

Some notable projects undertaken by Shine Union include the design, supply, installation and/or maintenance of X-ray machines at a rail link terminus and the air cargo terminal based at the Hong Kong International Airport, the traffic control system and ELV system at the bridge-tunnel system connecting Hong Kong, Macau and Zhuhai, the pedestrian control system at the headquarters office building of a Hong Kong-based banking and financial services company and the Hong Kong office building of a French cosmetics company, and the parking system at a mixed-use complex located on the Kwun Tong Promenade. Shine Union obtains its contracts either through direct invitation for quotation from customers, or through a competitive tendering process of the project employers or their main contractors.

Since our acquisition of Fortune Jet in 2019, we have been providing security guarding and screening services and related vocational training services in Hong Kong through Fortune Jet. Security guarding and screening services provided by Fortune Jet include dispatching security guards to fulfill customers’ needs such as securing and guarding physical properties and screeners to operate security machines at sites designated by its customers. Shine Union also leases machines to customers, providing a temporary and flexible option for customers in need of additional security equipment and procedures. On March 24, 2025, SU Macao was incorporated. SU Macao is a company that provides security systems and engineering consulting services, which does not currently have any operations.

We have experienced stable growth in the fiscal years ended September 30, 2022, 2023, and 2024. Our total revenues increased by 20.0% from HK$136.4 million in the fiscal year ended September 30, 2022 to HK$163.7 million in the fiscal year ended September 30, 2023, and further increased by 11.3% to HK$182.2 million in the fiscal year ended September 30, 2024. Our net income increased by 18.8% from HK$8.3 million in the fiscal year ended September 30, 2022 to HK$9.8 million in the fiscal year ended September 30, 2023, and further increased by 8.7% to HK$10.7 million in the fiscal year ended September 30, 2024. Our revenues increased by HK$16.1 million, or 17.5%, from HK$91.8 million for the six months ended March 31, 2024 to HK$107.9 million (US$13.8 million) for the six months ended March 31, 2025. We recorded a net income of HK$10.1 million for the six months ended March 31, 2024 and a net loss of HK$4.5 million for the six months ended March 31, 2025.

Our Competitive Strengths

We believe that we have the following competitive strengths, which enable us to grow further and differentiate ourselves from our competitors:

Integrated Security-related Services Company with a Proven Track Record

With over 20 years of operating history, through our subsidiaries Shine Union and Fortune Jet, we are an established security-related engineering services provider and possess technical expertise and industry know-how in providing customized security-related engineering services on a turnkey basis to meet the ever-changing requirements of our customers. Through our organic growth, we have developed expertise in offering security-related engineering services in respect of threat detection systems, traffic and pedestrian control systems, and ELV systems. Our integrated suite of security-related service offerings has also created synergy, where Shine Union can access the customer base of Fortune Jet and promote cross-selling opportunities to continue to drive our business growth. We believe our suite of security-related service offerings differentiates us from our competitors and enables our customers to save operational and administrative costs in locating different service providers and thereby allows efficient problem-solving.

Our proven track record is demonstrated by our extensive project portfolio. In relation to Shine Union’s security-related engineering services, it completed over 2,800 projects covering the design, supply, installation and/or maintenance of security systems during the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025. Shine Union also completed over 500 standalone maintenance services engagements and over 25 standalone equipment leasing engagements during the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025. We are also recognized as an approved supplier and contractor by numerous bureaus and departments of the Hong Kong government for the supply of security engineering services and security equipment. Additionally, Fortune Jet completed over 270 contracts relating to its security guarding and screening services during the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025. Fortune Jet is also one of the 50 companies in Hong Kong providing training programs recognized by Security and Guarding Services Industry Authority (the “SGSIA”) qualified under the QF.

With our established presence in Hong Kong and horizontally integrated business model spanning across engineering services in relation to security systems to security guarding and screening services and related vocational training services, we believe the various streams of our business are synergized to cater to the different needs of our customers across an array of market sectors. The cross-selling opportunities, business synergies and administrative cost savings brought by our integrated services have strengthened our market position and enhanced our competitiveness in the security-related services sector.

Comprehensive Security-related Engineering Services with An Extensive Network of Customers

Leveraging on its experience in providing comprehensive security-related engineering services, including procurement, design, supply, installation, maintenance and testing and commissioning of various security systems, Shine Union has the capability to provide one-stop services to its customers. Shine Union provides design services and undertakes project coordination to meet its customers’ requirements under an integrated security-related project. In respect of design services, for example, apart from selling or leasing X-ray machines to our customers, Shine Union also procures X-ray machines that satisfy the CAD’s requirements, prepares a floor plan of the site showing the location(s) where the X-ray machines should be installed, provides installation services in respect of ancillary security systems such as CCTV systems, and offers maintenance services in respect of the X-ray machines to its customers. In respect of project coordination, Shine Union coordinates with service providers and suppliers, advises its customers on the progress of the project, and ensures that orders are carried out properly and the project is completed on schedule. Shine Union’s comprehensive security-related engineering services enable its customers to save management and supervision time and costs and allow for better communication, collaborative management and more efficient problem-solving.

With its comprehensive capabilities, Shine Union serves customers across a broad range of market sectors. Shine Union maintains strong business relationships with an extensive network of companies and organizations, including various units of the Hong Kong government, engineering firms, system integrators, logistics companies and other main contractors. With its sales and marketing efforts, in respect of its security-related engineering services, Shine Union has had business relationships with over 300 customers and maintained business relationships for more than 10 years with some major customers. We believe this is a testament to Shine Union’s competitive qualities, such as good quality control, solid technical know-how and effective problem solving with flexible services.

With the goodwill and extensive customer network that Shine Union has established through its operating history, some of its customers are repeat customers. Shine Union is also invited to participate in tenders for public sector projects from time to time. Shine Union’s extensive customer network with industry-leading companies and organizations provides it with a stable flow of security-related engineering engagements and ensures a source of recurring revenue. Further, we believe that Shine Union’s collaborative relationships with industry-leading companies and organizations have enhanced its corporate profile and enable it to obtain valuable market information and intelligence about changing customer requirements and technological trends, which in turn help Shine Union to better serve its customers.

In Hong Kong, security-related engineering services are mainly carried out for the private sector. With its extensive customer network, we believe Shine Union is well-positioned to capture opportunities in the market and achieve further revenue growth.

Exclusive Distribution Rights and Comprehensive Portfolio of Security Systems Based on Established and Complementary Relationship with Our Suppliers

We have maintained and established relationships with our top five suppliers, or our major suppliers, who accounted for approximately 43.2%, 46.9%, 49.6%, and 54.6% of our total purchases for the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, respectively. During the same periods, the products we sourced from our major suppliers encompassed a range of products including threat detection systems and traffic and pedestrian control systems. Some of our major suppliers are well-established suppliers with headquarters based in the United States and Belgium with whom we have over 19 years of business relationship.

As a result of our established relationships with our major suppliers who are also brand proprietors, we have been granted rights to distribute some of their products in Hong Kong, which in turn helps to maintain a stable supply of our products. We believe our capability in providing security-related engineering services, which includes the design, supply, installation, and maintenance of our suppliers’ security systems, allows us to penetrate our suppliers’ products into the market as we are able to offer one-stop security-related engineering services. At the same time, we believe our major suppliers rely on our extensive customer network to sell and distribute their products into the market. Our extensive customer network and sales channel in turn allow us to make bulk purchases from our suppliers, which increase our bargaining power and reduce purchase costs.

Aside from sourcing suitable security systems for our customers by leveraging the established relationships with our suppliers, we also have our own proprietary “SUNGATE” brand carpark system which allows payment to be made by using the Octopus card. We believe some customers may choose to procure security-related engineering services in respect of our “SUNGATE” carpark system, as some carpark systems sourced from outside of Hong Kong may not allow for payment using the Octopus card, a reusable contactless stored value smart card for making electronic payments in online or offline systems in Hong Kong.

We offer one of the most comprehensive range of security systems in Hong Kong, which allows us to undertake a wide range of projects and serve different sectors and in turn diversify our business risks. The types of security systems for which we provide security-related engineering services include (i) threat detection systems such as X-ray machines and metal detectors; (ii) traffic and pedestrian control systems such as traffic control system, traffic barrier gates, automatic fare control system and people counting systems; and (iii) ELV systems such as CCTV systems, access control systems, public address systems, and building management systems. Apart from the fact that some customers may choose to procure security-related engineering services from us because of the specific brand or type of security systems that we carry in our portfolio, we believe our success also owes to the quality of our services and our ability to market and penetrate the security systems to different end customers effectively.

We believe our established relationship with our suppliers and the distribution rights granted by some of them allow us to source different security systems for our customers and maintain a stable supply and a comprehensive portfolio of security systems. This enables us to serve various customer sectors, which in turn attracts suppliers to maintain stable and complementary relationship with us.

Commitment to Deliver Services with Quality, Safety and Environmental Assurance through Our Qualified Workforce

We are committed to delivering high quality services. In respect of our security-related engineering services, we have adopted a set of quality assurance measures which comprises monitoring, verifying and validating the works and security systems to ensure that high quality engineering works and services are delivered to our customers. In recognition of the quality assurance procedures in place, the quality management system of each of Shine Union and Fortune Jet was accredited with the ISO 9001:2015 certificate in 2019. In the same year of 2019, the environmental management system and occupational health and safety management system of Fortune Jet were also accredited with ISO 14001:2015 and ISO 45001:2018, respectively. Further, to ensure the service quality of our security guards and screeners, our operations managers will supervise and monitor them when they first report to duty on-site to make sure that they fully understand the operational flow and their duties. Our operations managers also conduct surprise inspections on our security guards and screeners on-site to ensure the quality of services provided. See “— Quality Control and Assurance.”

Our services are provided through our qualified workforce. As of the date of this prospectus, (i) all of our employees carrying out the project and maintenance functions possess the relevant licenses and qualifications including the Security Personnel Permit to perform Category D Security Work and the Construction Industry Safety Training Certificate; (ii) all of our full-time screeners and part-time screeners were certified by a certification body acceptable to the CAD to perform screening duties of air cargo in the RACSF; and (iii) all of our full-time security guards and part-time security guards possess the QASRS Basic Security Services Certificate and Security Personnel Permit to carry out Category A Security Work and/or Category B Security Work. With our workforce comprising holders of various qualifications and a comprehensive range of capabilities, we are able to easily accommodate the different needs and requirements of our customers. To ensure consistent delivery of quality services, the performance of our qualified workforce is mainly monitored and supervised by our operations managers and our management. Further, regular training is provided to our employees in relation to new products and technologies in the market to ensure that they are up to date with the latest industry trends regarding security systems.

We believe that our quality assurance system and qualified workforce will allow us to ensure consistent delivery of quality services to our customers and enhance our reputation as a quality and reliable security-related services provider.

Experience and Visionary Management Team

We are led by a strong management team with a deep understanding, and extensive experience in, the security-related engineering services industry. Mr. Chan Ming Dave, the Chairman of our board of directors and our Chief Executive Officer, has over 40 years of experience in the security-related engineering services industry and has served as the steward of our company since 1999. Mr. Chan formulates the strategic visions of our company and is mainly responsible for overseeing the operation, business development and strategic planning of our company. Mr. Kong Wing Fai, our Chief Financial Officer and a director of our company, has over 20 years of experience in the security-related engineering services industry and is a certified public accountant with extensive experience in financial management and corporate governance. Mr. Kong is mainly responsible for the operational management, financial management and corporate governance of Shine Union and the day-to-day operation of Fortune Jet. Mr. Koo Lon Tien, Chief Operating Officer of our company, is principally responsible for providing strategic plans and sales/relationship management. Mr. Koo joined our company in September 2004, and has over 30 years of experience in relevant industries.

Mr. Chan Ming Dave and Mr. Kong Wing Fai are supported by Mr. Koo Lon Tien and our senior management team. Our senior management possess extensive technical know-how and industry knowledge to respond to changing trends in the industry. See “Management” for further details. Across the organization, our management has spearheaded our development into an integrated security services provider. We place a strong emphasis on encouraging, training, and retaining our employees as we believe that the industry knowledge and experience of our employees have been a crucial element to our success.

We believe that the vision, experience and in-depth knowledge of the security services industry of our management team is integral to building our brand and has been pivotal to the success of our business. With the extensive experience and market foresight of our directors as supported by a team of high caliber senior management, we believe that we will be able to capitalize on our industry expertise, adapt to the changes of market conditions and formulate and execute our business strategies effectively.

Our Growth Strategies

Our objective is to further strengthen our position as an integrated security-related services company and expand our market share by pursuing the following strategies:

Deepen Our Penetration of the Security-related Engineering Services Industry

Together with the Hong Kong government’s policies in promoting Smart City and the rising trend of advanced technologies such as the internet of things, or IoT, cloud computing and big data, there will be a surging demand for security-related engineering services involving threat detection systems, traffic and pedestrian control systems and ELV systems.

The Airport Authority Hong Kong has plans for developing cargo handling facilities to enhance seamless transportation of exports to the rest of the world through the Hong Kong International Airport, with the expansion of the existing express air cargo terminal, and the commissioning of a new premium logistics center at the Hong Kong International Airport as well as the expansion of Hong Kong International Airport into a three-runway system. Further, a joint venture led by the logistics arm of a Chinese multinational technology company specializing in e-commerce is developing a premium logistics center at Kwo Lo Wan in the South Cargo Precinct of Hong Kong International Airport. Accordingly, the demand for the provision of security-related engineering services in relation to threat detection systems is expected to continue to be supported by the growing e-commerce industry, which generates an increasing demand for cross-border logistics.

Leveraging the market drivers regarding security-related engineering services, we plan to further penetrate our existing market in security-related engineering services involving threat detection systems, traffic and pedestrian control systems and ELV systems. As of the date of this prospectus, we have submitted 327 tenders and quotations with a total estimated contract value of US$30.1 million in relation to the provision of security-related engineering services involving the supply of security systems and related maintenance services which we were awaiting results. However, these tenders and quotations do not represent firm commitments and ultimately may not result in revenues to the Company.

In light of the additional project, maintenance and research and development staff which we plan to recruit and our research and development initiatives detailed under “— Strengthen Our Development Capability and Enhance the Product Offerings under Our “SUNGATE” Brand,” it is imperative for us to expand our space by renting and setting up a workshop. On the other hand, we intend that the showroom will exhibit the various types of security system prototypes offered by us. We believe that the showroom will save us administrative costs in arranging and assembling specific types of security system prototypes to our customers in the quotation preparation stage. Further, by exhibiting the various types of security systems at our showroom, we may be able to market additional types of security systems to our customers.

Strengthen Our Development Capability and Enhance the Product Offerings under Our “SUNGATE” Brand

Capitalizing on the “Smart City” initiatives of the Hong Kong government, we plan to strengthen our development capability and enhance the product offerings under our “SUNGATE” brand by incorporating “smart” features into our existing “SUNGATE” carpark systems. With the growing demand for improved and advanced operational efficiencies, as well as cost-effectiveness, the incorporation of cloud-based security systems is predicted to surge, and smart parking systems are used for parking space reservation, payment, car search and other functions, allowing carparks to increase utilization and improve efficiency.

Leveraging our expertise in developing carpark systems under our proprietary “SUNGATE” brand, we plan to strengthen our development capability and embark on the development of smart parking systems. We intend to develop the smart parking system under the “SUNGATE” brand and incorporate “smart” features into our existing “SUNGATE” carpark systems. The smart parking system is envisaged to contain the following functions:

●	Checking real-time vacant parking spaces: IoT devices will be installed to monitor and detect parking space occupancy in real-time and such data will be collected through the implementation of a cloud-based server. Users will be allowed to check for vacant parking spaces in real-time through mobile apps and a website, thus allowing carparks to increase utilization;

●	Parking space reservation function: through the implementation of a cloud-based carpark management system, users will be allowed to pre-book carpark spaces through a mobile application or website;

●	Parking space navigating function: by employing IoT technology which provides real-time data on the parking lot information, users will be guided to the location of vacant carpark spaces;

●	Car searching function: Artificial intelligence of things, or AIoT, and optical character recognition, or OCR, technologies will be used to recognize vehicle models and their number plates to identify the vehicles and help users to locate their vehicles in the carpark; and

●	New payment methods: new payment means such as QR code payment and contactless payment will be adopted by using the technology of near field communication, or NFC. Users will also be allowed to make payment via websites, mobile apps and self-service kiosks.

During the fiscal years ended September 30, 2022, 2023, and 2024 and the six months ended March 31, 2025, the design and development of our “SUNGATE” carpark systems and our other research and development functions were mainly carried out by three of our engineering staff on an as-needed basis, and we do not possess a team of research and development staff. See “— Research and Development.” To capture growth opportunities created by evolving technologies such as IoT, cloud computing and big data, and to incorporate “smart” features into our existing “SUNGATE” carpark systems, we plan to proactively engage in research and development, as well as explore and promote innovative services to customers. We believe that leveraging our experience in incorporating local features, such as payment using Octopus card, in our “SUNGATE” carpark systems in the past, the new product offerings under our “SUNGATE” brand will continue to be tailored to suit the preferences and needs of local carparks and users, thereby allowing us to keep abreast of the latest market trends and enhancing our competitiveness. We also believe that the incorporation of “smart” features into our “SUNGATE” carpark systems will improve the gross profit margin in relation to our provision of security-related engineering services involving products under our “SUNGATE” brand.

We believe that with further enhanced development capability, we can better understand our customers’ needs and preferences and keep abreast of the latest market trends, thereby enhancing our competitiveness.

Expand Our Security Guarding Services and Improve Our Operational Efficiency and Scalability

Expand our security guarding services

The demand for security guarding services in Hong Kong is highly associated with the development of the property market. According to the Rating and Valuation Department in Hong Kong, the amount of new building completion in office, commercial and industrial increased from 263,000 square meters in 2015 to 441,000 square meters in 2019. Imputed to the outbreak of the COVID-19, the amount of new building completion in office, commercial and industrial sector recorded a slump to 174,000 square meters in 2020. According to the Rating and Valuation Department, the figure has restored in 2022, attaining 574,000 square meters in 2022 and subsequently 516,000 square meters in 2023. In turn, security guarding services are poised to grow along with the rising housing supply and continued urban renewal. Further, the social movement in Hong Kong in 2019 has raised public awareness in relation to the importance of public safety. As such, an increasing demand for security personnel who are holders of the Security Personnel Permit qualified to carry out Category A and/or Category B Security Work was recorded.

Our gross profit margin for security guarding and screening services was 20.9%, 15.2%, 15.1%, 15.0%, and 14.1% for the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, respectively, which were relatively lower than our other business segments. However, as we may be able to generate cross-selling opportunities by providing security guarding services, such as attracting students of our related vocational training courses to apply for employment under our security guarding services upon their completion of the related courses, and in order to strengthen our position as an integrated security-related services company by enhancing our service offerings, it is our strategic plan to expand our security guarding services.

The availability of sufficient working capital is crucial in determining the number and scale of security guarding service contracts that we are able to undertake. In relation to our security guarding services, our customers generally settle our service fee two to three months after the invoices are issued. On the other hand, labor costs, being the most significant component of our operating expenses, are paid monthly. Accordingly, there is a cash flows mismatch as there are often time lags between making payments for employee expenses and receiving payments from our customers.

As of the date of this prospectus, in relation to security guarding services, we submitted 22 tenders in respect of security guarding service contracts with estimated total contract value of approximately US$6.3 million. However, these tenders and quotations do not represent firm commitments and ultimately may not result in revenues to the Company.

Improve the operational efficiency and scalability for our security guarding and screening services

Due to the labor-intensive nature of our security guarding and screening services, it is critical for us to take advantage of the recent technological trends and developments to optimize our operational efficiency and scalability and promote effective deployment of our workforce while maintaining the quality of our services. In particular, in view of the expected growth in our scale of operation, operational optimization will become even more important to ensure our continual profitability and financial performance. Accordingly, we plan to set up a central monitoring room for call dispatching and duty reporting purposes.

A central monitoring room leverages electronic devices such as patrol batons, electronic readers and smartphones that allow security guards and screeners to conduct scanning at various checkpoints, generate log reports and subsequently transmit data record to the central monitoring room where data is maintained and administered using cloud technology. We believe that the setting up of a central monitoring room can improve our operational efficiency by allowing us to keep track of the performance of our security guards and screeners.

Further, a central monitoring room is increasingly used in the security guarding and screening services industry in Hong Kong and the use of a central monitoring room is required for some tenders including those initiated by the Hong Kong government and multinational corporations which have high safety standards. We believe that the adoption of a central monitoring room will lower our operational costs in monitoring the attendance of our security guards and screeners. We intend to rent a premises in Yau Ma Tei which will serve as both our central monitoring room and training center. For details of our expansion plan in relation to vocational training service, please see “— Expand Our Vocational Training Services.”

Expand Our Related Vocational Training Services

The Hong Kong General Union of Security and Property Management Industry Employees elucidated that the social movement in Hong Kong in 2019 as well as the outbreak of COVID-19 led to the influx of permit holders, which is due to the increasing job recruitment for security personnel. The demand for related vocational training services is highly driven by the number of new labor entrants coupled with the demand for retraining, especially for individuals pursuing advancement in the career path of security service industry. According to the Manpower Survey of Security Services published by the Hong Kong Security Services Training Board (the “SSTB”) of the Hong Kong Vocational Training Council (the “VTC”) in 2019, the professional skills of security services practitioners have seen a general elevation due to the increasing competition amongst labor. Further, the market drivers, opportunities and trends of the security guarding services market include favorable government policies and continuous growth in the property market, influx of labor resulting from the social movement in Hong Kong in 2019 and the outbreak of COVID-19 and rising number of construction sites. In light of the above, we believe that the demand for related vocational training services would increase as well to contribute to the influx of permit holders owing to the job opportunities in security guarding services.

There were over 11,000, over 11,100, over 10,000, and over 4,000 students enrolled in our related vocational training courses with income contributed in the fiscal years ended September 30, 2022, 2023, and 2024 and the six months ended March 31, 2025, respectively. The competition in the related vocational training services market is fierce, and operators could increase market shares by establishing more training centers.

Riding on the above market drivers, we also plan to apply to the Hong Kong Council for Accreditation of Academic and Vocational Qualifications, or the HKCAAVQ, for the accreditation to operate accredited program(s) at QF Level 2 and the course Certificate in Progressive Guarding Services (QF Level 2). Employers may require employees to pursue QF Level 2 qualification when such employees are expected to handle more sophisticated and advanced tasks. For details of the differences between QASRS Basic Security Services Certificate under QF Level 1 and the course Certificate in Progressive Guarding Services (QF Level 2); see “Our Business Model — Security guarding and screening services and related vocational training services.”

The quality and standards of accredited program(s) at QF Level 2 and the course Certificate in Progressive Guarding Services (QF Level 2) are safeguarded by the HKCAAVQ. As we have been accredited by the HKCAAVQ as an operator to operate accredited program(s) at QF Level 1 and the course Certificate in Basic Security Services under QASRS (QF Level 1), we do not foresee material difficulties in applying for accreditation service to operate accredited program(s) at QF Level 2 and the course Certificate in Progressive Guarding Services (QF Level 2) as the application procedures are substantially similar. Based on our past experience and under normal circumstances, it generally takes approximately one year from the submission of application for accreditation service for a prospective operator to be accredited by the HKCAAVQ. As of the date of this prospectus, we have not submitted the application.

Selectively Pursuing Strategic Acquisitions and Investment Opportunities

We have a track record of expansion through both acquisition and organic growth. As part of our business strategies, we intend to scale up our operations by way of acquisitions and investment opportunities to enhance our competitiveness in the security-related engineering services industry. Further consolidation among our competitors or development of alliances among our competitors will affect our market position.

We believe that with synergies as a result of acquisitions and investment opportunities, we can achieve higher profit and expand our business scope. We also believe that strategic acquisition and investment may enable us to expand our scope of services and/or product offerings, client base, and achieve expansion in an efficient and effective manner. In evaluating potential acquisition or investment targets, we take into account factors including such company’s business focus, market coverage, size and scale of operations, and financial condition and valuation. As of the date of this prospectus, we do not have any specific acquisition plans or targets, and have not entered into any definitive agreement or engaged in any active discussions with any potential target.

Our Business Model

Through Shine Union and Fortune Jet, our principal businesses include providing (i) security-related engineering services which involves the design, supply, installation, and/or maintenance of security systems in Hong Kong; and (ii) security guarding and screening services and related vocational training services in Hong Kong.

The diagrams below illustrate the business models of our principal business operations:

Security-related engineering services

Note: Depending on the availability of resources, intensiveness of labor and cost effectiveness, we may subcontract some security-related engineering works to selected subcontractors. Please see “Our Subcontractors” in this section for further details.

Security-related engineering services are one of our principal businesses. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, revenues generated from the provision of security-related engineering services amounted to HK$77.2 million, HK$98.1 million, HK$107.0 million, HK$56.2 million, and HK$67.4 million, representing 56.6%, 59.9%, 58.7%, 61.2% and 62.4% of our total revenues, respectively.

Depending on its customers’ needs and requirements, Shine Union offers a comprehensive spectrum of security-related engineering services covering design, supply, installation and/or maintenance services. Shine Union’s design services primarily involve the preparation of layout drawings and advising its customers as to the number and types of security systems to be installed in order to achieve customers’ desired security purpose, and Shine Union does not participate in the product design or development of security systems save for its “SUNGATE” carpark systems. Shine Union may provide these engineering services either as a contractor or a subcontractor, and on an integrated and multi-service basis where it is engaged to provide more than one type of services under a contract, or on a single service basis under which it is responsible for providing one specified type of service in a project, while other types of engineering services may be handled by other service providers or subcontractors.

In relation to Shine Union’s security-related engineering services, we generate revenues from: (i) contracting service on a project basis which includes the supply of security systems and related maintenance services; (ii) providing maintenance services, which are performed in accordance with the customer work orders pursuant to standalone maintenance contracts; and (iii) leasing security systems, such as threat detection systems, traffic and pedestrian control systems, and ELV systems pursuant to standalone equipment leasing contracts. Shine Union may act as a contractor or a subcontractor in providing project-based services, whereas Shine Union generally acts as a direct service provider in the provision of maintenance services and leasing of security systems.

Security systems and equipment leasing

Shine Union maintains a diversified portfolio of suppliers and sources its security systems mainly from Malaysia, Belgium and Hong Kong. Currently, Shine Union is the authorized distributor in respect of over 10 brands of security systems.

The types of security systems for which Shine Union provides security-related engineering services are mainly categorized into the following:

●	threat detection systems, such as X-ray machines and metal detectors. We are the exclusive distributor to market and sell two brands of threat detection systems, which include X-ray machines, trace detection products, metal detectors and mail screening machines;

●	traffic and pedestrian control systems, such as traffic control systems, automatic fare control systems, turnstiles, automatic door systems and people counting systems such as thermal counter and camera counter; and

●	ELV systems, such as CCTV systems, access control systems, public address systems, and building management systems.

Shine Union offers different types of carpark systems, including carpark systems under the proprietary brand “SUNGATE,” which Shine Union started to design and develop in 2006. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, our project income from the supply of carpark systems under the proprietary brand “SUNGATE” amounted to HK$4.3 million, HK$3.5 million, HK$4.6 million, HK$3.6 million, and HK$1.3 million, respectively, representing 5.3%, 3.5%, 4.3%, 6.4%, and 1.9% of our revenues generated from security-related engineering services. The “SUNGATE” carpark systems are designed and developed pursuant to customers’ requests. For example, the payment method (such as electronic payment by using Octopus card and credit card) and reporting output may be customized pursuant to customers’ specifications. The production of the “SUNGATE” carpark systems is outsourced to manufacturers pursuant to Shine Union’s request and specifications, whereas Shine Union will perform some final manual assembly, testing and commissioning of the systems.

Shine Union offers various security systems including threat detection systems and traffic and pedestrian control systems for leasing if its customers choose not to purchase such systems outright. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, Shine Union leased 31, 24, 27, 18, and 19 security systems to its customers, respectively, generating rental income of HK$8.7 million, HK$6.2 million, HK$5.7 million, HK$2.6 million, and HK$2.3 million, respectively. The rental income under the standalone equipment leasing arrangements with Shine Union’s lessees is determined by taking into account various factors, including the price and condition of the security systems and the period of lease.

●	Security-related engineering services on a project basis

The provision of security-related engineering services on a project basis includes the supply of security systems and products and related maintenance services. Generally, in security-related engineering projects, Shine Union is directly engaged either by (a) corporate end customers such as government departments, financial institutions, and logistics companies as a contractor; or (b) the main contractors and system integrators, in which case Shine Union acts as a subcontractor.

Regardless of whether Shine Union acts as a contractor or a subcontractor, it is responsible for the design aspect (where such services are requested) and for procuring the necessary security systems and parts, and Shine Union may engage subcontractors to carry out labor-intensive and certain specialist work. Shine Union supervises, and is responsible for, the work of its subcontractors. For some of its engineering services engagements, Shine Union also provides maintenance services for the defects liability period as part of the integrated services as specified under contracts.

For projects in which Shine Union is engaged as a contractor by the corporate end customers, Shine Union is usually responsible for overseeing the entire project, managing the work site and managing suppliers, service providers and subcontractors (if so engaged) throughout the course of the project. For projects in which Shine Union acts as an engineering subcontractor, the customers usually engage a main contractor to take overall responsibility for the construction work. Shine Union is engaged by the main contractor to undertake a part of the entire project as contractually specified, which involves the design, supply, installation and/or maintenance of security systems.

●	Maintenance services

Income derived from maintenance services mainly includes maintenance fees received from customers pursuant to standalone maintenance contracts and in respect of (i) security systems and products supplied and installed by Shine Union but falling outside of or without a defects liability period; and (ii) security systems and products for which the supply and installation work were not handled by Shine Union. Shine Union’s service and maintenance support spans from upgrades or replacement of spare parts, to service and maintenance support and repairing works, and minor alterations of security systems.

Shine Union provides maintenance services originated from standalone maintenance contracts generally consisting of two service types, namely routine checks and corrective maintenance. Routine checks are performed as preventive maintenance on a regular basis which, depending on the relevant contract, may be monthly, quarterly or bi-yearly, whereas corrective maintenance services are provided in response to maintenance requests received from customers on an ad-hoc basis.

Security guarding and screening services and related vocational training services

In relation to Fortune Jet’s security guarding and screening services and related vocational training services, we generate revenues from: (i) security guarding services; (ii) screening services; and (iii) related vocational training services. Fortune Jet may act as a contractor or a subcontractor in the provision of security guarding services, whereas Fortune Jet generally acts as a direct service provider in the provision of screening services and related vocational training services.

●	Security guarding services

Fortune Jet secures and guards both individuals and physical properties by, among other things, conducting patrols, entrance guarding, access control and alarm monitoring and response such as fire and gas detection, burglary detection and emergency management such as first aid service and communication and evacuation through dispatched employees. Fortune Jet generally provides security guarding services at residential properties, construction sites and school campuses, usually engaged directly by the end customers such as property management companies, construction companies and schools. In some cases, Fortune Jet is engaged by the contractors and provides security guarding services as a subcontractor.

Other than general security guarding services, Fortune Jet also offers security guarding services targeted at crowd coordination and management. Such services mainly focus on events and exhibitions organized by Fortune Jet’s customers.

Fortune Jet maintains a pool of both full-time and part-time security guards for its security guarding business where Fortune Jet’s part-time employees are engaged to satisfy ad-hoc or urgent work requests from its customers. For details, please see “— Employees.” As work orders in the security guarding services industry are sometimes broken down into jobs with shorter time segments, maintaining a pool of part-time security guards is a common practice in the industry for flexible deployment of human resources. With a list of full-time and part-time security guards, Fortune Jet can mobilize the necessary manpower to participate in both fixed-term contracts and one-off events, and to fulfil ad-hoc or urgent demands from customers.

●	Screening services

Fortune Jet provides screening services by dispatching employees who are certified screeners to the premises of customers. In line with the RACSF and pursuant to the instructions of its customers, Fortune Jet’s screening services include the detection of explosives and incendiary devices in air cargo consignment and detection of dangerous goods for safety purpose through the operation of threat detection systems by its screeners. Fortune Jet’s customers are generally RACSF operators who are logistics companies.

●	Related vocational training services

Fortune Jet offers various types of related vocational training courses, including (i) Certificate in Basic Security Services under QASRS, upon completion of which students are expected to receive Certificate of Quality Assurance System Compliance, (ii) Mandatory Basic Safety Training Course, upon completion of which students are expected to receive Construction Industry Safety Training Certificate, and (iii) Mandatory Basic Safety Training Revalidation Course, upon completion of which students are expected to successfully renew their certifications.

For students who have completed the Certificate in Basic Security Services Certificate under QASRS and obtained the Security Personnel Permit authorized to carry out Category A Security Work and/or Category B Security Work, Fortune Jet may offer security guarding employment contracts to them. Fortune Jet dispatches such employees to customers’ sites as security guards pursuant to engagements.

During the fiscal years ended September 30, 2022, 2023, and 2024 and the six months ended March 31, 2025, we experienced reduction of revenues in the provision of related vocational training services. Our revenues in such segment increased from HK$3.8 million in the fiscal year ended September 30, 2022 to HK$4.0 million in the fiscal year ended September 30, 2023. Our revenues in such segment decreased from HK$4.0 million in the fiscal year ended September 30, 2023 to HK$3.7 million in the fiscal year ended September 30, 2024. The revenues maintained at a stable level during the six months ended March 31, 2024 and 2025 at HK$1.7 million. We plan to continue expanding our related vocational training services in the upcoming years. See “— Our Growth Strategies — Expand Our Related Vocational Training Services.”

Our Operational Flow

Security-related Engineering Services

●	Projects

●	Project identification

In relation to Shine Union’s security-related engineering projects, Shine Union identifies potential projects after undergoing direct negotiation and quotation process with its potential customers, or through tendering, which may be open tenders or sent to a selected group of prequalified contractors on the customer’s list of approved contractors, which is more common for public sector projects. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, 81.9%, 68.6%, 58.1%, and 57.8% of our revenues generated from security-related engineering services, respectively, was generated from quotations, whereas 18.1%, 31.4%, 41.9%, and 42.2% of our revenues generated from security-related engineering services, respectively, was generated from tendering.

●	Preparation of quotation and tender submissions

Shine Union’s sales and marketing department is responsible for the preparation of quotations, tender submissions, and the bidding process. Shine Union’s tender submission and quotation documents may include, among others, a schedule with tender price or quotation, design plans and proposed project organization chart, depending on the types of services required by customers. Shine Union’s design plan will show the location(s) where the security systems should be installed. If customers indicate not to purchase the security systems outright, we may discuss the terms of the leasing arrangement with them during this stage. See also “— Our Business Model — Security-related engineering services — Security systems and equipment leasing.”

At the request of customers who indicate interest in Shine Union’s security-related engineering services, Shine Union may arrange to assemble the relevant security system prototypes to assist customers to understand the functionality of the security system. During this stage, customers may provide feedback and further specifications to Shine Union, which will assist Shine Union in preparing its quotations.

Our sales and marketing department will obtain preliminary quotations for security systems and parts from potential subcontractors and suppliers in respect of the engineering design at this stage to ascertain the costs expected to be incurred in purchasing such security systems and parts when Shine Union prepares the tender documents. In pricing a tender, Shine Union also refers to major material and equipment costs, manpower costs, subcontractor labor rates and costs, historical quotations, and availability of internal resources. The tender preparation process includes a thorough analysis of the project to be undertaken, including contract requirements and possible risks that will arise. In addition, related market information, such as material price trends, is also retrieved for reference.

Shine Union also considers the manageability and profitability of such projects with reference to its resources, capacity, and capability. Although Shine Union may engage subcontractors to carry out certain site works and complete certain tasks as required in the contracts with its customers, Shine Union’s project management teams are substantially involved in the project implementation phase. For instance, Shine Union’s project and engineering department prepares work plans, conducts site inspections, makes arrangements with and supervises its subcontractors and suppliers, sources security systems and parts, and takes up relevant tasks as required in the contracts. Any material deviation in the actual time and resources spent from initial estimation may result in significant cost overruns which may in turn adversely affect our financial results. Shine Union’s quotations or tender submissions will then be submitted for approval in accordance with its limits of authority. After receiving quotations and tender submission, customers may reach out to Shine Union to discuss details of or raise queries in relation to the quotations and tender submissions. They would then decide whether to engage Shine Union based on the quotations and tenders submitted.

●	Mobilization, project planning, procurement, and subcontracting

Once a contract has been awarded to Shine Union, a project management team will be formed, usually comprising a team of three to five personnel, including engineers/technicians led by a project manager depending on the complexity of the project, to review the contract terms and conditions, to identify and assess material project risks and cost control risks and to prepare a budget and work execution plan setting out the detailed forecast expenditures, delivery schedules and work schedules. The general responsibilities of Shine Union’s project management team mainly include:

(i)	formulating detailed work programs;

(ii)	fine-tuning and finalizing overall system designs based on the preliminary design documents and/or proposals and project specifications received from customers;

(iii)	preparing and/or submitting documents, such as works programs, safety, quality and/or environment plans, and design and material specifications;

(iv)	procurement of security systems and parts;

(v)	engaging and delegation of works to subcontractors (as the case may be);

(vi)	coordinating with customers to complete the projects according to the work schedules;

(vii)	managing Shine Union’s respective engineering internal resources, suppliers and subcontractors in order to complete projects on time; and

(viii)	ensuring work quality.

Shine Union places particular emphasis on design in the project planning stage to meet customers’ requirements. Shine Union advises its customers on other ancillary security systems or items, such as fences and gates, that should be installed in order to achieve the desired purpose of enhancing the security level of its customers’ sites and protect the site against unauthorized access. Shine Union considers its participation in design to be crucial, as it can offer services, advice and recommendations to enhance the functionality, performance, reliability and cost-effectiveness of the security systems that it offers to its customers. Through the interflow of ideas with its customers, Shine Union is able to keep abreast of industry developments as well as understand customers’ changing needs.

As part of the security-related engineering services package, based on each customers’ needs, Shine Union generally gives advice to its customers as to the type of security systems that would best suit their purposes. Shine Union selects and sources suitable security systems and parts according to its customers’ specifications. In some cases, customers may specify a particular type or brand of security systems to be procured.

When we are awarded a contract, purchase orders for the major security systems and parts required are planned and placed after the completion of the necessary internal procurement approval process. Shine Union’s project management team will first check the availability of the required supplies in the inventory, then submit a requisition for a purchase order if such supplies are not in the inventory. Every purchase order requisition will need to be approved on a case-by-case basis by Shine Union’s department head.

We generally subcontract labor works to selected subcontractors based on the labor-intensiveness of the works involved and the need for cost effectiveness. This enables Shine Union to obviate the need for keeping many workers under permanent employment, thereby giving Shine Union the feasibility to deploy its resources more cost effectively without compromising its service quality. Please see “Our Subcontractors” for further details.

●	Project implementation and supervision

Shine Union’s project management team is responsible for implementation of the installation works and supervision of the works of its subcontractors (in cases where subcontractors are engaged). While the contract period of a security-related engineering project, from the date of award of contract to the completion of installation works, excluding the defects liability period, generally lasts for 2 to 12 months, the actual implementation of installation works generally spans over a relatively shorter duration of one day to three months, as the installation of security systems is subject to the site condition and the progress of other site works delivered by other contractors in a project (as the case may be).

Generally, Shine Union provides installation works irrespective of whether customers purchase the security systems outright from Shine Union or rent the equipment under the equipment leasing arrangement. Regular meetings among the project management team members and subcontractors (as the case may be) are held to review the work-in-progress and to ensure effective control of a project and efficient information flow. Frequent meetings with related project parties, such as the main contractor and the customer representative are also held to keep them informed of the progress of the project, to identify any actual or potential problems and to take corrective action promptly to ensure that the customer’s requirements are satisfied.

Shine Union’s project management team is responsible for overseeing and ensuring the engineering installation works performed by its subcontractors (as the case may be) meet technical requirements and are tested properly.

Shine Union conducts monthly meetings internally (whether formal or informal) to facilitate (i) resources scheduling, (ii) planning of security systems and parts procurement, (iii) implementing of cost controls for each category of security systems and parts, subcontracting and other expenses, (iv) conducting of cash flow analysis, and (v) overall project logistics and monitoring.

●	Testing and commissioning

Before completion of a project, the project management team will ensure that all specified inspections, testing and commissioning have been carried out and that the relevant systems or products meet the specified requirements under the contract. Shine Union will also conduct relevant functional and performance tests according to the testing and commissioning plan and the specifications as approved by the customer during the testing and commissioning stage and before completion and handover to Shine Union’s customer. In the event that the test results do not meet the requirements specified in the contract or regulatory standards, rectification works and/or recommissioning works will be carried out until the requirements are eventually met.

●	Completion and handover

At the completion of the project, which is marked by the issuance of a practical completion certificate or completion of an agreed milestone, handover will be arranged with the customer’s representatives. The architect or engineer engaged by the customer will issue a practical completion certificate to Shine Union. Practical completion means that the project, based on the work scope under the awarded contract, has been substantially completed; but works under variation orders may continue after practical completion. For projects with variation orders, upon completion of the works under variation orders, the customer will sign an acceptance form indicating their acceptance of the works under the variation orders.

●	Defects liability period and maintenance (if engaged)

The defects liability period begins after completion of works. During this period, Shine Union’s service and maintenance department is responsible to make good any defects in the systems or products it has provided and installed and other defective works at its own costs. Shine Union’s suppliers generally grant it a warranty period for the products it purchases. For details, please refer to “Our Suppliers — Major Contract Terms with Our Suppliers.” During the fiscal years ended September 30, 2022, 2023, and 2024 and the six months ended March 31, 2025, costs of such rectification were immaterial. The defects liability period is generally 12 to 18 months.

Some of the contracts for Shine Union’s projects may contain a term for the customers to require retention money be held back by them from the progress payments. The remainder of the retention money will be released after the expiration of the defects liability period, depending on the terms of Shine Union’s customer contracts. In general, Shine Union will impose a back-to-back defects liability period to its subcontractors to ensure its liability is sufficiently covered under the defects liability period.

●	Maintenance

The following sets out the operational workflow of Shine Union’s maintenance business originated from standalone maintenance contracts:

●	Service and maintenance department receives confirmed orders

In respect of maintenance works performed for security systems supplied and installed by Shine Union but falling outside of or without a defects liability period, Shine Union’s maintenance work orders originate from existing customers for which Shine Union has provided other security-related engineering services, such as design, supply, installation and/or maintenance services during the defects liability period. In some occasions, customers may approach Shine Union for maintenance service in respect of security systems not installed by Shine Union. Once Shine Union’s service and maintenance department receives confirmed orders from the sales and marketing department, they will assess and assign the orders to the appropriate team members based on their availability. Depending on the capacity of its employees and the labor intensiveness of the engagements, Shine Union may subcontract the maintenance works to subcontractors. For details, please refer to “Our Subcontractors.” Once the relevant order in relation to maintenance services is assigned, Shine Union’s sales and marketing team will confirm the service schedule with the customers.

●	Maintenance staff are dispatched to customers’ premises

Shine Union’s engineers and technicians are dispatched to its customers’ premises for maintenance services. An acknowledgement for completion of work will be signed off by both the customer and the relevant maintenance staff when the maintenance service is completed. The technician will then submit the acknowledgement for completion of work to the accounting and finance department, who will issue the invoice to the customers.

The approximate duration involved from receipt of confirmed orders to completion of maintenance works is similar to the period of Shine Union’s maintenance service agreements and is approximately one to three years.

●	Equipment leasing

Shine Union generally enters into contracts directly with the end customers after undergoing the negotiation and quotation process for equipment leasing. Shine Union provides one-time delivery and installation services in respect of the security system (e.g., threat detection system and traffic and pedestrian control system) at the designated site of the lessee. Shine Union will carry out testing and commissioning of the security system at the site of the lessee. Upon satisfaction of the test results, Shine Union’s lessee will sign an acceptance note which signifies commencement of the lease term.

As part of the complementary services to its equipment leasing service, Shine Union usually provides a one-time training in respect of the operation and general upkeeping of the security systems, consultancy service and routine maintenance of the security systems under lease, all of which form part of the equipment leasing income we receive under the equipment leasing arrangements with its lessees.

Security Guarding and Screening Services

●	Project identification

In relation to its security guarding business, Fortune Jet identifies potential projects through tendering, which may be open tenders or sent to a selected group of prequalified contractors on the customer’s list of approved contractors, or after undergoing direct negotiation and quotation process with our potential customers. The factors we generally consider when evaluating the potential of a security guarding project include project location, the potential labor supply required at the location and the requirements for equipment and uniform. The availability of our financial resources may also affect Fortune Jet’s evaluation of the project and its strategy in tendering or providing quotation for such project.

In relation to its screening business, Fortune Jet identified its contracts primarily through a direct negotiation and quotation process, and to the lesser extent, through a tendering process.

●	Preparation of quotations and tender submissions

After understanding customers’ instructions and requirements, Fortune Jet’s sales and marketing department will prepare the quotations or tender submissions with reference to its available resources and the expected manpower required for the job and take into account various factors, including expected profit margin, the location, the background of our customers, potential competitors for the contract, urgency of the intended timetable, prevailing market rates, complexity of the work or services, requirement on equipment and uniform, and any factors affecting the supply of human resources. Fortune Jet’s quotations or tender submissions will then be submitted for approval in accordance with its limits of authority.

A typical quotation takes approximately 1 to 14 days from quotation to entering into a contract, while a typical tender process takes approximately four weeks from the receipt of tender invitation to the announcement of the tender result.

●	Dispatch of security guards and screeners to our customers’ sites

Once we have secured a contract, we will allocate our resources based on the availability of our qualified staff. We usually formulate detailed work plans and instruction briefs specific to the engagement for our security guards and screeners. Such work plans and instruction briefs would set out the work scope of such engagement, specific issues that require attention and the division of responsibility of the security guards and screeners at sites. For our screening services, we will also enquire with the customer whether there are certain goods or items that our screeners should pay additional attention to and we will provide such information to our screeners accordingly. The detailed work plans are distributed to each of the relevant security guards and screeners prior to the commencement of work. We will then dispatch our security guards and screeners to our customers’ premises according to the specified schedule as stipulated in the contracts.

Related Vocational Training Services

We obtain related vocational training business mainly through word-of-mouth and through search engine marketing. The operational flow of the provision of our related vocational training services is relatively straightforward which comprises the enrollment of students into our courses and provision of the relevant vocational training courses by qualified trainers who are our suppliers. In relation to the provision of the QASRS Basic Security Services Certificate, candidates who complete the course and successfully pass the relevant examination may be offered a security guarding employment contract by our company.

Our Contracts

In the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, 80.9%, 81.1%, 61.8%, 82.0%, and 89.6% of our revenues from the provision of security-related engineering services was contributed by recurring customers, respectively. During the same periods, contracts in relation to our security-related engineering projects generally ranged from 2 to 12 months in duration, excluding the defects liability period, depending on the scope and complexity of the works involved and size of the contract, whereas our maintenance contracts are generally for a term of 1 to 3 years, and our equipment leasing contracts are generally for a term of 2 to 3 years, subject to renewal.

In the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, 74.2%, 76.9%, 88.2%, 95.2%, and 97.2% of our revenues from the provision of security guarding and screening services was contributed by recurring customers, respectively. In relation to our security guarding and screening services, the contracts entered into with our customers during the same periods can be categorized into (i) fixed-term contracts with a fixed contract term, typically ranging from 6 months to 3 years; (ii) ad-hoc contracts including contracts and invoices provided on an ad-hoc or urgent basis with a term ranging from 1 day to 15 days; and (iii) event contracts for a single-purpose event. We had over 11,000, over 11,100, over 10,000, and over 4,000 students enrolled in related vocational training courses with revenue contributed in the fiscal years ended September 30, 2022, 2023, and 2024 and the six months ended March 31, 2025, respectively.

Our Suppliers

Our principal purchases are security systems, including threat detection systems, traffic and pedestrian control systems, and ELV systems. We mainly source our security systems from Malaysia, Belgium and Hong Kong.

During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, our five largest suppliers accounted for 43.2%, 46.9%, 49.6%, 69.0%, and 54.6% of our total purchases, respectively, and our single largest supplier accounted for 20.2%, 15.0%, 15.5%, 15.3%, and 19.6% of our total purchases during the same periods, respectively. Two suppliers accounted for 19.1% and 17.4% of the Group’s trade and notes payables as of March 31, 2025. Two suppliers accounted for 23.1% and 14.9% of the Group’s trade and notes payables as of September 30, 2024. Three suppliers accounted for 18.3%, 10.6%, and 10.4% of the Group’s trade and notes payables as of September 30, 2023. One supplier accounted for 54.1% of the Group’s trade and notes payables as of September 30, 2022. Other than the largest supplier, there is no other supplier who accounted for more than 10% of our total purchases in the fiscal years ended September 30, 2022 and 2023; one supplier accounted for more than 10% of our total purchases in the fiscal year ended September 30, 2024; four suppliers accounted for more than 10% of our total purchases in the six months ended March 31, 2024; and one supplier accounted for more than 10% of our total purchases in the six months ended March 31, 2024. See “Risk Factor — Risks Related to Our Business and Industry — Our business depends heavily on major suppliers. Any shortage of, or delay in, the supply may significantly impact on our business and results of operations.” All of our five largest suppliers for the fiscal years ended September 30, 2022, 2023, and 2024 and the six months ended March 31, 2024 and 2025 are independent third parties.

We generally place orders with our suppliers on a project basis and based on the requirements of each project. To ensure consistency in quality, we generally place purchase orders with suppliers which are on our internal list of approved suppliers or that of our customers. We have entered into distribution agreements with our suppliers for certain security systems and are restricted under the relevant non-compete clauses from representing, marketing or selling security systems which are in competition with such suppliers’ products. Other than these, we have multiple sources for most of the equipment, parts or components required to reduce possible interruptions to our business operations and reliance on individual suppliers. This helps us to maintain stability of security systems and parts procurement. During the fiscal years ended September 30, 2022, 2023, and 2024 and the six months ended March 31, 2024 and 2025, we did not experience any material shortage or delay of our major equipment, parts or components causing material disruption to our business operation.

We select suppliers for inclusion into our internal approved lists of suppliers based on the quality and price of their supplies. We review our approved supplier list annually to maintain a strong base of reliable material suppliers at competitive prices for the required security systems and parts. As of March 31, 2025, there were over 290 suppliers and subcontractors on our list of approved suppliers and subcontractors in relation to our security-related engineering business.

Major Contract Terms with Our Suppliers

Generally, we place orders with our suppliers through purchase orders, whether or not they have entered into distribution agreements with us. Our suppliers would then issue invoices to us which constitute our contracts with our suppliers.

The major contract terms with our suppliers are summarized as follows:

●	Description of products. This would typically include a description and/or specifications of the relevant security systems and parts to be supplied by our suppliers, together with the quantity and unit price.

●	Delivery. As some of our major suppliers are overseas suppliers, we usually appoint a freight agent for the delivery of the ordered goods. In some occasions, the supplier is responsible for the delivery of goods, such as X-ray machines and traffic barriers, to a location designated by us. The costs of transportation, including freight charges, international handling fees and insurance costs (where applicable), are generally borne by us. If the equipment is damaged during delivery, liability will generally rest with us and is covered by insurance. The ordered goods are usually delivered to our warehouse but in some cases, we may arrange for direct delivery to our customers’ designated site for installation.

●	Payment terms. We usually need to settle the balance of the purchase amount in accordance with the relevant contracts, with the credit period granted generally ranging between zero and 60 days.

●	Product return. Upon arrival of the products at our warehouse, we will examine them and report to the relevant supplier if defects are found. If the products are delivered to our customers’ site and are found to be defective, our customers may report the same to us. In either case, we will arrange to deliver the defective products back to the relevant supplier and our supplier will arrange for replacement of the products to us. Generally, we bear the cost of delivery incurred in the product return, whereas our suppliers bear the cost of shipping the product to us for replacement.

●	Warranty. Our suppliers generally grant us a warranty period of one to two year(s) for the products purchased.

Inventory and Costs Control

We usually place orders from our suppliers on a back-to-back basis upon receipt of purchase orders or confirmation of engagements from our customers. The supplies are usually delivered and stored at the relevant project sites and our warehouse. We monitor the market prices of some of our supplies which are commonly required in our project and maintenance contracts, such as barrier arms and electronic components, on a regular basis, and may occasionally make pre-purchases of the same if their market prices are relatively low.

Our purchases were mainly denominated in USD, HKD, EUR, GBP, and RMB. We do not undertake hedging activities against the price of goods that we procure. During the fiscal years ended September 30, 2022, 2023 and 2024, and the six months ended March 31, 2024 and 2025, we have not experienced any material adverse effect to our business or financial performance as a result of price fluctuations of supplies sourced by us. We take into consideration the increase in costs of materials such as security systems and parts and transfer a portion of the actual or anticipated price increases to our customers when we prepare for quotations. As we source some of our supplies from oversees countries, we are subject to foreign currency risk. For details, see “Risk Factors — Risks Related to Our Business and Industry — Fluctuations in foreign exchange rates may become material and adversely affect our business, financial condition and results of operations.”

Our Subcontractors

We generally subcontract labor works to selected subcontractors based on the labor-intensiveness of the works involved and the need for cost effectiveness. This enables us to obviate the need for keeping a large number of workers under our permanent employment, thereby giving us the feasibility to deploy our resources more cost effectively without compromising our quality. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, we mainly subcontracted our installation works in relation to security-related engineering services. In addition to the related vocational training services, which are provided by trainers who are also our subcontractors, we also outsourced a part of our operation in security guarding services during the fiscal years ended September 30,2022, 2023 and 2024, and the six months ended March 31, 2024 and 2025.

We have maintained business relationships with over 20 subcontractors who have undertaken engineering works with us. We maintain an internal list of approved suppliers and subcontractors. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, our subcontracting cost, which represented the cost of services from third-party service providers, amounted to HK$15.6 million, HK$32.0 million, HK$35.4 million, HK$18.7 million, and HK$17.7 million, respectively, representing approximately 16.0%, 27.7%, 26.3%, 28.7%, and 20.6% of our total cost of revenues for the respective years/periods.

When we select a subcontractor, we generally consider several criteria, including: (i) its financial condition; (ii) its experience, performance, safety, and track record; and (iii) quality of workmanship. In accordance with our internal policies, we conduct an annual comprehensive evaluation of our subcontractors and update our internal list of approved subcontractors with the results of such performance evaluation.

We engage subcontractors on a project basis and have not entered into any long-term agreement with our subcontractors during the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, there had been no material non-performance issues or disputes with our subcontractors and we had not experienced any material difficulty in securing services from subcontractors.

Major Subcontracting Terms with Our Subcontractors

The major subcontracting terms with our subcontractors are summarized as follows:

●	Project information. This would typically include a description of the project, work scope, duration of the project and contract value. The duration of the subcontractor contract is usually determined in accordance with the project schedule set by our customer.

●	Schedule of rates. The schedule of rates contains a breakdown of the contract value itemizing the works and quantities, and their respective price rates. The price rates are generally determined by comparison of fees obtained from various subcontractors, with reference to the estimate of market rate for comparable projects, taking into account their scope, size, complexity and contract value.

●	Payment terms. Progress payments will be paid to our subcontractors according to the contract terms. Payment shall be made by us within 45 days from the end of the month in which we receive the invoice, and any retention money shall be released to the subcontractor within 45 days of our payment date.

●	Defects liability period. Our subcontracting agreements may provide a back-to-back defects liability period in line with that under our contracts with customers, during which any defects in the work delivered to our customers that are caused by our subcontractors would be rectified by them at their cost.

Our Customers

Our major customers included system integrators, logistics companies and air cargo terminal operators in Hong Kong. In the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, our five largest customers accounted for 15.2%, 19.9%, 27.5%, 26.4%, and 39.0% of our total revenues, respectively. Our single largest customer accounted for 3.8%, 4.6%, 12.9%, 9.5%, and 20.8% of our total revenues during the same periods, respectively. All of our five largest customers for the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025 are independent third parties.

Major Contract Terms with Our Customers

Security-related engineering services

For engagement which is relatively straight-forward, our customer generally signs on our quotation which lists out the scope of the security-related engineering services to be provided by us and our terms and conditions such as date of delivery of security systems, payment terms and/or warranty period. For more complex or sizeable engagements, we generally enter into agreements with our customers. Major terms that are typically contained in the agreements in relation to the provision of our security-related engineering services are summarized below.

Project

Pricing. Most of our project contracts are fixed price contracts. The lump sum price is usually determined based on factors including project requirements and estimated costs of security systems, labor and time required for the completion of the project. Contracts for private projects generally do not contain cost fluctuation clauses. In the case of tender on a fixed price basis with no provisions for cost adjustment, we usually consider contingencies for cost fluctuation when preparing the tender price.

Payments. Our contracts usually provide for progress payments to be made by the customers. We make progress billing periodically to our customers in respect of the value of the works we have performed and materials delivered to project site in the preceding period, and we will proceed to issue the invoices or submit payment application for the customer’s assessment and settlement. Generally, we offer a credit period ranging from zero to 90 days after the issuance of the invoice.

Retention money. Depending on the scale of the projects, the contracts may contain a term for the customers to require retention money be held back by them from the progress payments. The retention money is typically approximately 5% of the total awarded contract sum. Either (i) half of the retention money is released to us upon completion of the project, with the remaining half released upon expiry of the defects liability period; or (ii) the whole sum of retention money is released after the end of the defects liability period.

Defects liability period. Our contracts typically include a defects liability period, during which we are responsible for rectifying the works defects. The defects liability period is typically a period of one year from the date of completion of our installation works for security systems. If the security systems are defective, we will replace the defective parts during the defects liability period or request our suppliers or subcontractors to do so. Costs incurred by us to rectify defective works or products during the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025 were immaterial.

Variation orders. In some occasions, we may be given variation orders where our customers amend the specifications and scope of works from that originally contracted. A variation order varies the original scope of work and alters the original contract sum. We will prepare a quotation for our customer’s confirmation. Our project management teams may occasionally be instructed by our customers to carry out some variation works on-site. In such situations, we will provide our quotations for the variation work to our customers whilst simultaneously carrying out the variation work, to keep up with the project work schedule or progress. Our project management teams will also negotiate with customers in the meantime with respect to details of our quotations and we will usually reach a consensus either verbally or via email. The formal variation orders will usually be issued at a later stage once the quotations are finalized. Our accounting and finance department will receive information regarding the value of the variation order upon receipt of the formal variation order, which is issued after price negotiations have concluded, sometimes being after the relevant variation works are completed.

Insurance. Generally, pursuant to the contract between our customers and us, the main contractors or employers are generally responsible for purchasing third-party liability insurance and contractors’ all risks insurance for the relevant projects, which cover liabilities arising from accidents or acts of the main contractors and its subcontractors (including us and our subcontractors). In the case where we are subcontractors of the main contractors or a direct contractor of the customer, the employees’ compensation insurance will usually be purchased by us.

Damages relating to or costs arising from delay or non-completion of works. Our contracts usually contain a clause which provides that in case of delay in the completion of works, a sum of liquidated damages calculated on the basis of a fixed sum of money per day (as stated in the contracts) will have to be paid by us to the customer for the period during which the works so remain incomplete due to our default. Alternatively, the contract may provide that the customer may recover from us any costs reasonably incurred for the procurement of work or services in replacement of incomplete works due to any delay or non-completion on our part. In the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, we have not incurred substantial liquidated damages or costs arising from the delay or non-completion of works which had or would materially and adversely affect our business operations and financial results.

Termination. Our contracts can typically be terminated, inter alia, if our performance is found to be unsatisfactory, if we become bankrupt or insolvent, or if for any reason the main contract for the project between the main contractor and its customer has been terminated. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, there was no material contract terminated for such reasons.

Maintenance

Service Scope. Our maintenance services include all costs of labor, tools and consumables (such as service grease and oil) and transportation. Costs for parts replacement may be charged separately.

Frequency of service. During the maintenance period, we will carry out monthly, quarterly or bi-yearly checks, and the security system will be inspected, cleaned, lubricated and adjusted as required. At the request of customer, we will attend for repair service within 24 hours after a breakdown is reported. A report will be compiled on the maintenance services conducted during each visit.

Period of service. The period of our maintenance service agreements ranges from one to three years.

Payment terms. The customer shall make payment within 30 days from the date of invoice.

Equipment leasing

Term. 2 to 3 years.

Delivery of equipment and other complementary services. We shall, at our own expense and risk, provide one-time delivery service for delivering the equipment to the lessee at the designated site address. We provide installation and testing and commissioning services upon delivery. Further, as part of the complementary services, we also provide one-time training in respect of the operation and general upkeeping of the equipment, consultancy service and routine maintenance of the equipment during the lease term.

Rent and deposit. The rent shall be paid in installments each month in advance. The lessees are generally required to pay a 3 to 6-month deposit upon signing the agreement. We shall refund, within 60 days, the deposit without interest to the lessee at the end of the term provided that the lessee has performed all of the lessee’s obligations under the agreement. We reserve the right to deduct any outstanding payment from the deposit.

Use of equipment. Unless the lessee obtains prior written consent from us, the lessee shall not alter, modify or attach anything to the equipment unless the alteration, modification or attachment is easily removable without damaging the functional capabilities or economic value of the equipment.

Loss and damage. The lessee shall be responsible for risk of loss, theft, damage or destruction to the equipment from any and every cause, except if it is due to our inherent defect or design of the equipment.

Ownership. The equipment is our property and shall remain our property. The lessee shall not allow the equipment to be encumbered or pledge the equipment as security in any manner.

Insurance. Insurance shall be taken out and maintained by the lessee against loss of and damage to the equipment for the full replacement value of the equipment and shall name us as the loss payee.

Renewal. The lessee may indicate its interest to renew the agreement for an additional term by serving a 60 day’s prior written notice to us if the lessee is not in default of any of the terms under the agreement. Renewal of the agreement is subject to our sole and absolute discretion.

Termination. Should the lessee decide to terminate the agreement before the expiration of the term for reasons not attributable to us or quality or performance of the equipment, liquidated damage equal to the sum of all outstanding rent up to the end of the term shall become due immediately and payable by the lessee to our Group for such early termination. At the end of the term or upon earlier termination of the agreement, the lessee shall return and delivery the equipment at the lessee’s cost, expense, and risk to us. If the lessee fails to return the equipment to us at the end of the term or any earlier termination of the agreement, the lessee shall pay to us any unpaid rent for the term plus the casualty value of the equipment, at which point ownership of the equipment passes to the lessee.

Security guarding and screening services

Similar to the contractual arrangements with our security-related engineering services customers, in relation to straight-forward and smaller scale engagements, our customer generally signs on our quotation which lists out the particulars of our provision of security guarding and screening services. In relation to engagements that are larger in scale, we generally enter into agreements with our customers. Major terms that are typically contained in our quotations and agreements in relation to our provision of security guarding and screening services are summarized below:

Period of service. A fixed period typically ranging from one day to three years for our security guarding services and a fixed period of generally one year for our screening services. The number of shifts and timing regarding each shift in a day is also specified. In respect of our screening services, a person engaged in aviation security work which involves screening of cargo shall be restricted to working not more than a total of eight hours a day (excluding meal breaks) unless for emergency or under exceptional circumstances. Therefore, additional manpower shall be deployed and overtime service charges shall be applied if service hours exceed eight hours. In such circumstance, a minimum charge of four hours per screener applies. The customer shall notify us at least two working days in advance for such arrangement.

Service scope. In relation to security guarding services, we guard individuals and physical properties by conducting patrols and entrance guarding. Security guards may be required to assist in the registration of visitor movements on site. In relation to screening services, we detect dangerous goods in cargoes using threat detection systems.

Service fees and payment terms. Service fees are generally charged on a lump-sum basis based on the length of service period and unit price per security guard per shift/per screener per hour. In relation to our security guarding services, payment is in arrears, which shall generally be settled within 30 days after the invoice is issued. In relation to our screening services, monthly payment in advance is required and payment shall generally be settled within 30 days after the invoice is issued.

Insurance. Generally, we take out insurance at our cost and maintain and renew upon expiry of (i) the public liability insurance; and (ii) the employee compensation insurance.

Other terms. Depending on the engagements, uniforms and equipment such as reflective vests, helmets and walkie-talkies may be provided by us or the customer.

Material Contracts

Letter of Acceptance with a Customer

On September 30, 2021, Shine Union and a customer signed a letter of acceptance under which Shine Union agreed to provide supply and installation services, including design development, testing, commissioning, and maintenance of ELV systems, for a fixed price of HK$34.9 million as a subcontractor for the main contract dated May 25, 2021, related to the development of a hostel and a building complex in Hong Kong.

Subcontracting Contracts with a Customer

On June 17, 2025, Shine Union entered into three subcontracting contracts with a customer in relation to the expansion work of a hospital in Hong Kong. The total contract sum of the three contracts is approximately HK$89 million.

Distribution Agreement with a Supplier

On March 21, 2025, Shine Union and a supplier signed a distribution agreement under which Shine Union has been granted exclusive rights to distribute and install specific products, and non-exclusive rights for certain other products, subject to minimum purchase requirements as agreed to by both parties. Shine Union will place individual purchase orders for each specific purchase at the supplier’s list price in effect in the territory on the date of sale. Supplier agrees to provide certain warranty periods for all the purchased products. The agreement has an initial term of one year and will renew for additional successive one-year periods unless terminated by either party with written notice to the other party.

Quality Control and Assurance

To achieve a consistent standard in our performance, we have adopted a quality control and assurance system for the key operational process for our business segments.

Security-related engineering services

●	Security systems and parts

We monitor the quality of security systems and parts we purchase for our awarded contracts. All incoming security systems and parts are subject to inspection upon receipt. We conduct sample inspections on the supplies delivered to the relevant project sites or our warehouse, to ensure that they are in accordance with our required standards. Such inspections include checking the type and quantity of the supplies delivered and whether there is any observable defect. Security systems and parts that fail to meet our required standards are returned to our suppliers for corrective measures or replacement. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, there had been no material incident where security systems and parts were returned to our suppliers due to quality deficiencies.

●	Project execution

We keep track of the work progress for our projects to ensure that our projects are carried out on schedule in accordance with our respective project execution plans and within our budgeted costs, and to better manage any foreseeable cost overruns in our projects. To ensure that our works are completed to the required standards and satisfaction of our customers, we normally assign a team of experienced engineering staff to each project as the first line of monitoring of the quality of our products and works. Our project-in-charge assists our project managers and management to monitor overall work quality and project progress, perform on-site inspections, supervise site workers on a daily basis, and report the project status and any quality issues arising from project execution to our management on a timely basis.

In respect of any non-conforming installations or other quality issues identified in our projects, our project-in-charge shall determine an appropriate course of remedial actions such as rectification, rework or further installation work to obtain conformity after taking into account factors including the nature of non-conformity and estimated costs for the remedial actions. We will conduct re-inspection after remedial actions have been taken to ensure the identified quality issues have been resolved. Upon completion of each project, our project-in-charge also conducts a final handover inspection and testing and commissioning to confirm that our work has been completed in accordance with our customer’s requirements and quality standards, as well as the relevant statutory and regulatory requirements.

●	Customer feedback

We receive feedback from our customers by reaching out to them on a regular basis, or by providing them with a questionnaire upon completion of a project. We relay feedback from customers on product quality issues to our project management team, who implement corrective measures in our quality control procedures when necessary. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025 and up to the date of this prospectus, we have not received any material complaints about the quality of our products and services.

●	External audit

The Crime Prevention Bureau of the Hong Kong Police Force conducts inspection on us annually. For details, please see “— Quality Control and Assurance — Security guarding and screening services — External audit.”

Security guarding and screening services

●	Guidelines and policies for security guards and screeners

The general conduct of our security guards and screeners is governed by our employee handbook which is distributed at orientation. Our code of conduct provides for clock-in and clock-out, punctuality and work handover requirements and our security guards and screeners are required to familiarize themselves in relation to the location deployed, to comply with their job responsibilities and to carry out their job responsibilities with fairness and courtesy. Our security guards and screeners are not allowed to drink liquor during their working hours. Sometimes, our customers will also impose additional codes of conducts on our security guards and screeners.

●	Work plans and instruction briefs

For each contract, the relevant security guards and screeners are given and are expected to comply with the work plans and instruction briefs. Our work plans are generally formulated at the tender or quotation preparation stage for our customer. After we are awarded with the contract, these plans are distributed to the security guards and screeners designated for the contract. They cover requirements on our security guards and screeners, supervision plan on staff performance such as the duties of different employees and reporting requirement, health and safety control such as guidelines in case of raining and lifting heavy object and contingency plan on handling different situations such as procedures in case of theft, fire or gas leakage in relation to security guarding services and possession of dangerous goods and prohibited items in relation to screening services.

Our instruction briefs are generally prepared and distributed to the relevant security guards and screeners after a contract is awarded to us. They aim to provide our security guards and screeners with background information and certain procedures and guidelines specific to the site such as the opening hours and closing hours of the site and the visitor registration procedures. They also set out our customer’s specific instructions and requirements in detail such as uniform, equipment and the duties of each security guard and screener.

●	Internal monitoring

Our operations team monitors the attendance of our security service personnel. Generally, our security guards and screeners are required to report their attendance by messaging application to our operations team. If the relevant security guard or screener does not report their attendance by the designated time, we will make calls to understand the situation and inquire if sufficient manpower is deployed to the venue. For our security guards and screeners who report to duty on their first day, our operations managers will supervise and monitor such personnel on-site to ensure that they understand the operational flow and their duties fully. Our operations managers also conduct surprise inspections on our security guards and screeners on-site to ensure the quality of services provided. In addition, we maintain a logbook on our license holders to keep track of the expiration date of their respective licenses.

●	External audit

The Crime Prevention Bureau of the Hong Kong Police Force conducts inspection on our security-related engineering and security guarding businesses annually under the Security Company License regime. We will be requested to prepare a list of documents, including letter of authorization, valid business registration certificate, valid employees’ compensation insurance policy, valid public liability insurance policy, updated employee list which should consist of the names of the engineers, technicians and security guards and the expiry dates of their corresponding Security Personnel Permits.

●	Customer evaluation and complaint handling system

We consider customer feedback a valuable tool for improving our services. We take customer feedback seriously and have in place procedures to ensure that feedback and complaints from customers get handled in a timely and appropriate manner. We solicit and receive customer feedback by providing them with questionnaires.

We have implemented a complaint handling policy, and all of the complaints lodged by our customers in respect of the services provided will be handled by the relevant department heads. When handling complaints, the relevant department head will send a written acknowledgement and initial response to the complainant following the receipt of the complaint. Our department head will conduct investigation upon receipt of the complaint and take necessary action to remedy the problem. If the complaint cannot be satisfactorily settled within three months of receiving the complaint, the case will be reported to our management for handling, who will then consider the actions to be taken to address the situation. Details of the complaint, together with the investigation results and actions taken are properly documented in our complaint log.

During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, we did not receive any material complaints and were not subject to any disciplinary actions imposed by any government authorities in respect of the quality of the security guarding and screening services that we provided which could have resulted in any material adverse impact on our operations or financial condition and no material compensation or penalty was paid to resolve any complaints.

Related vocational training services

The quality of the related vocational training courses offered by us are monitored in various ways. Our course administrator may sit in and observe the courses run by the trainers, and will conduct post-observation evaluation and discussion to enhance teaching effectiveness. We dispatch assessment forms to our students in relation to the course content, learning environment and teaching methods. In relation to our QASRS Basic Security Services Certificate course, Mr. Kong Wing Fai and Mr. Chu Hon Wai, together with other personnel in the QASRS course administration committee, conduct internal meetings once every three months with the trainers to facilitate the management and operation of the course.

Sales and Marketing

We conduct our business through direct sales and obtain our business through invitation for quotations and invitation for tender and open tender. In general, when our key potential customers (such as government departments, property management companies, contractors, system integrators, engineering firms, logistics companies and security companies) have new projects and require security-related engineering services, security guarding services or screening services, they will refer to their relevant approved list or register of contractors or suppliers. We are on the approved lists of suppliers and contractors of various organizations. Accordingly, we strategically focus on managing business relationships with our existing customers. Our sales and marketing department also looks for new products in the market through market research and suppliers’ introduction and market such products to existing and potential customer. Further, we collect feedback from customers on market trends and demands and report the same to the management from time to time.

In relation to our related vocational training services, we build and increase our brand awareness through online channels such as search engines and our own website.

Research and Development

Some of our employees in the project and engineering department have also been performing the following research and development functions in addition to their daily project management responsibilities:

●	improving existing development processes to increase operational and development efficiency, with an aim to reduce operational and development costs;

●	providing solutions to technical difficulties arising from operations and development processes; and

●	gathering market intelligence and closely monitoring the technological trends in our industry globally.

As of the date of this prospectus, we do not possess a formal research and development department. We have three employees in the project and engineering department who also serve the research and development functions on an as-needed basis. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, our expenditure on research and development, which comprised expenses incurred through the conducting of research and development activities (such as equipment compatibility testing services), amounted to HK$200,028, nil, nil, nil, and nil, respectively.

The relevant research and development work is conducted in response to various customers’ requirements and specifications, but is not capitalized as all relevant products were ultimately delivered to customers. We are of the view that having the ability to develop new technological solutions relating to security systems will benefit our future development for the purposes of implementation of our projects undertaken.

Licenses and Qualifications

We are required to obtain relevant licenses and qualifications for the operation of our business. For further information on the material licenses and permits necessary for the operation of our business, see “Regulations.”

The following table summarizes all requisite licenses, permissions or approvals needed for our current operations in Hong Kong:

Company	License/ Qualifications/ Registrations	Issuing Authority	Validity
Shine Union	Security Company License (Type III)	Security and Guarding Services Industry Authority	December 30, 2020 to December 29, 2025
	Radioactive Substances License	Radiation Board	January 27, 2025 to February 25, 2026
	Radio Dealers License (Unrestricted)	Communications Authority	February 1, 2025 to January 31, 2026
	Irradiating Apparatus License	Radiation Board	October 31, 2025 to November 1, 2026
	Certificate of Registration of Electrical Contractor	Electrical and Mechanical Services Department	July 11, 2023 to July 14, 2026
	Registered Subcontractor	Construction Industry Council	March 31, 2024 to March 30, 2027
	Endorsement of Removal Service Plan	Environmental Protection Department	August 13, 2018 (no expiry date)
	Certificate of Registration as a Registered Supplier	Environmental Protection Department	August 14, 2018 (no expiry date)
	Type Approval Certificate (Smart Park)	Octopus Cards Limited	February 11, 2025 to February 11, 2028
	Type Approval Certificate (Access Control System)	Octopus Cards Limited	August 3, 2023 to August 3, 2026
	Property Management Company License	Property Management Services Authority	November 7, 2025 to November 6, 2028
Fortune Jet	Security Company License (Type I)	Security and Guarding Services Industry Authority	September 18, 2025 to September 17, 2030
	Statement of Accreditation Approval for Certificate in Basic Security Services under QASRS (QF Level 1)	The Hong Kong Council for Accreditation of Academic and Vocational Qualifications	November 23, 2024 to November 22, 2027
	Property Management Company License	Property Management Services Authority	November 18, 2025 to November 17, 2028

As of the date of this prospectus, we are on the lists of approved suppliers and/or contractors of more than 13 Hong Kong government departments. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025 and to the date of this prospectus, (i) we have obtained all material licenses, qualifications and registrations necessary for the operation of our business in the jurisdictions in which we operate and such licenses are still valid and in force; and (ii) we have not experienced any refusal of the renewal application of any material licenses necessary for the operation of our business.

Market and Competition

We believe that our long-proven track record, variety of services and product offerings and our well-established business relationship with existing project owners and suppliers enhance our competitive position.

The security guarding and screening services market in Hong Kong is a relatively fragmented market with over 700 providers, which are licensed security companies engaging in Type I security work. The leading providers in security guarding and screening services market in Hong Kong are dominated by international providers, while local providers also contribute to a substantial amount of revenue for such market. There are fewer than 100 providers in the Hong Kong screening services market in 2025.

There are two types of institutions offering related vocational training services, namely educational institutions, which offer more free-of-charge, comprehensive and detailed courses with a lengthier course duration of 100 to 200 hours, and private security companies which offer paid intensive courses with a shorter course duration of 16 hours.

There are entry barriers which hinder new providers from entering into the security guarding and screening services and related vocational training services market, such as lack of proven track record and holistic business relationship, high initial capital and operating costs on recruitment and training and relevant licensing requirements and qualifications. We believe that our scale of establishment, professional qualifications possessed by our security guards and screeners and our established relationship with customers and suppliers differentiate us in the industry and allow us to capitalize market opportunities.

Intellectual Property

We develop and protect our intellectual property portfolio by registering our trademarks and domain names. We have also adopted a comprehensive set of internal rules for intellectual property management.

As of the date of this prospectus, we have registered a total of 4 trademarks and 3 domain names in Hong Kong, including the domain names of our operating websites, www.sugroup.com.hk, www.shineunion.com.hk, and www.fortune-jet-mgt.com.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. See “Risk Factors — Risks Related to Our Business and Industry — Any failure to maintain effective quality assurance system could have a material adverse effect on our reputation, business and operations.”

During the fiscal years ended September 30, 2022, 2023, and 2024, the six months ended March 31, 2024 and 2025, and up to the date of this prospectus, we are not aware of any infringement by us of any intellectual property rights owned by third parties, or by any third parties of any intellectual property rights owned by us, and we have not been subject to any disputes or proceedings concerning any material claims of infringement, either threatened or pending, of any intellectual property rights initiated by or against us that had a material and adverse effect on our business.

Environmental Matters

Due to the nature of our business, our operational activities do not significantly generate industrial pollutants, and we did not incur material costs of compliance with applicable environmental protection rules and regulations during the fiscal years ended September 30,2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025. Nevertheless, we recognize the importance of environmental protection and we strive to meet the expectation of the community for healthy standards of living and working environment.

We have implemented environmental protection measures in the course of providing our security related engineering services, security guarding and screening services and related vocational training services, and we have the following environmental protection measures in place:

●	ensuring that we are in compliance with applicable regulations, customer requirements and industry best practices in the environmental aspect of our business operation;

●	educating, training and motivating employees to carry out work tasks in an environmentally responsible manner; and

●	effectively conserving the use of resources and minimizing waste generation and pollution.

During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025 and up to the date of this prospectus, we have not recorded any material non-compliance in respect of any applicable laws and regulations on environmental protection in Hong Kong.

Properties and Facilities

We lease the properties for our principal executive office, which is located at Kwun Tong, Hong Kong with an aggregate area of approximately 7,300 square feet. We also own a land use right of a property for use as a workshop in Hong Kong with an aggregate area of approximately 1,400 square feet and lease four premises for use as training center, office, workshop, and warehouse, with an aggregate floor area of approximate 6,200 square feet. As of the date of this prospectus, two of the premises in use by us are leased from our related parties, including one workshop and one warehouse. The lease agreements with related parties were negotiated and entered into on an arm’s length basis.

Land Use Right We Own

As of the date of this prospectus, through our subsidiary Shine Union, we own a property located at Unit 10, 11/F, Century Centre, 44-46 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

Properties We Lease

Property/Land User	Properties	Primary Usage	Area (square feet)	Term of Lease
Shine Union	Unit 03, 3/F, Billion Trade Centre, 31 Hung To Road, Kwun Tong, Kowloon, Hong Kong	Workshop	856	Jun 1, 2025 to Mar 31, 2026
	Unit 11, 11/F, Century Centre, 44-46 Hung To Road, Kwun Tong, Kowloon, Hong Kong	Warehouse	1,541	Apr 1, 2025 to Mar 31, 2026
	7th Floor, The Rays, No. 71 Hung To Road, Kwun Tong, Kowloon, Hong Kong	Office	7,285	Jun 17, 2024 to Jun 16, 2027
Fortune Jet	21/F, Ginza Square, 556-567 Nathan Road, Yau Ma Tei, Kowloon, Hong Kong	Office	2,488	May 6, 2025 to May 5, 2028
	Unit No. 1, 23/F, Ginza Square, 565-567 Nathan Road, Yau Ma Tei, Kowloon, Hong Kong	Training center	1,266	Apr 22, 2025 to May 5, 2028

Employees

As of December 15, 2025, we had 425 employees. Out of the 425 employees, 311 are full-time and 114 are part-time employees, who are all based in Hong Kong. We maintain a certain number of part-time employees in relation to our security guarding and screening services to satisfy ad-hoc or urgent work requests from our customers without relying on subcontractors or external manpower supply companies. Having performed screening procedures in advance at the time of recruitment, we are also able to ensure the consistent delivery of quality services.

	As of December 15, 2025
Functions	Number	Percentage
Management	5	1.2%
Sales and Marketing	9	2.1%
Project and Maintenance	59	13.9%
Security Guarding	285	67.1%
Screening	40	9.4%
Administration and Human Resources	21	4.9%
Accounting and Finance	6	1.4%
Total	425	100.0%

Our employee turnover rate in respect of the full-time employees for providing security guarding and screening services was 57.0%, 61.3%, 79.3%, 59.8%, and 39.8% for the fiscal years ended September 30, 2022, 2023, and 2024 and the six months ended March 31, 2024 and 2025, respectively. A relatively high employee turnover in respect of security guards and screeners is the nature of the security guarding and screening industry in Hong Kong.

Recruitment is competitive in the security-related engineering services industry, especially for operational staff. On the other hand, the security guarding and screening businesses are labor intensive industries. Accordingly, we believe our continued success depends in part upon our ability to maintain a stable team of operational workforce to deliver consistent and quality services to our customers.

Our recruitment policy is based on a number of factors including the level of knowledge and experience we require from our staff. We believe we are able to hire suitable candidates in the market by offering attractive remuneration packages, including competitive salary and promotion prospects, to our employees. Our human resources department is responsible for recruiting our employees from the open market, through publication of job advertisements and referrals from our existing employees. We enter into employment contracts with all of our employees (full-time and part-time employees) which set out terms such as remuneration and confidentiality requirements. In relation to employees in the security guarding and screening services, the employment contracts would generally include scope of work and work hours as well.

We offer attractive remuneration packages and career development opportunities to maintain employee loyalty and retention. Salary levels of our employees are reviewed annually based on their performance and market conditions. We have also implemented a discretionary bonus system for awarding bonus to employees with good performance.

Our remuneration package for our employees generally includes salary and/or discretionary bonus. Our employees also receive welfare benefits, including medical care and training sponsorship. We participate in and provide contribution to the Mandatory Provident Fund as required under the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong).

Work safety training is provided to our operational staff. From time to time, we also invite suppliers to give training on their new products to our staff engaging in the security-related engineering services. In addition, we provide sponsorship to employees for attending relevant courses and acquiring relevant industry qualifications.

We believe that we have maintained a good relationship with our employees. During the fiscal years ended September 30, 2022, 2023, and 2024, the six months ended March 31, 2025, and up to the date of this prospectus, we have complied with the applicable employment and labor laws and regulations in all material respects, and we have not experienced any material labor disputes with our employees.

Insurance

We consider our insurance coverage to be customary for businesses of our size and type and in line with the standard commercial practice in the jurisdiction(s) where we operate.

We maintain different types of insurance policies to cover our risks in respect of our business operations and our employees, including (i) employees’ compensation insurance policy; (ii) contractors’ all risk insurance policy covering public liability of bodily injury or property damage claim including X-ray machines and all equipment arising from or related to the provision of services and caused by our (or our subcontractors’) negligent acts or omissions, or those of our employees; (iii) general public liability insurance; (iv) property all risks insurance covering physical loss or damage of X-ray machines; (v) motor vehicle and commercial vehicle insurance policy covering the third-party legal liabilities; and (vi) miscellaneous insurance such as business combined insurance, life insurance and fire insurance. We currently do not maintain professional indemnity insurance and hence any claims against us may expose us to potential indemnity liabilities to the extent not covered by other insurance policies. See “Risk Factors — Risks Related to our Business and Industry — We may not have adequate insurance coverage and we are affected by the increasing insurance costs.”

We believe that our current insurance policies provide sufficient coverage of the risks to which we may be exposed to and are in line with the industry norm. For the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, the total amounts of premium paid were HK$0.9 million, HK$1.2 million, HK$1.9 million, HK$0.9 million, and HK$1.0 million, respectively. During the fiscal years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2024 and 2025, we did not make and were not subject to any material insurance claims. We review our insurance policies and coverage from time to time to ensure our insurance remains adequate in the future.

Seasonality

We do not experience any significant trends or seasonality in our business.

Legal Proceedings

As of the date of this prospectus, there is no litigation, arbitration or claim outstanding pending or threatened by third parties against us that would, individually or collectively, have a material adverse effect on our results of operations or financial condition.

REGULATIONS

Our business operations are primarily in Hong Kong and we are primarily subject to Hong Kong laws and regulations. This section sets forth a summary of the most significant regulations or requirements that affect our business activities in Hong Kong or our shareholders’ rights to receive dividends and other distributions from us.

Regulations in Hong Kong

The following section summarizes the principal laws and regulations of Hong Kong which may be relevant to our business. As this is a summary, it does not contain detailed analysis of the Hong Kong laws which are relevant to our business.

LAWS AND REGULATIONS RELATING TO OUR BUSINESS OPERATIONS

Security and Guarding Services Ordinance (Chapter 460 of the Laws of Hong Kong)

The Security and Guarding Services Ordinance, or the SGSO, provides for the establishment of SGSIA, the issuing of permits to individuals doing security work and the licensing of security companies in Hong Kong. In particular, companies offering security services and individuals doing security work are regulated under a license regime (i.e., Security Company License) (“Security Company License Regime”) and a permit regime (i.e., Security Personnel Permit) (“Security Personnel Permit Regime”), respectively, under the SGSO.

Security Company License Regime

Our Group engages in design, supply, installation and maintenance of security systems (which can be broadly categorized into threat detection systems, traffic and pedestrian control systems and ELV systems) and provides security guarding services through our Hong Kong subsidiaries. Our Hong Kong subsidiaries are required to obtain relevant licenses or permits under the SGSO to conduct the related business activities in Hong Kong.

Pursuant to section 11 of the SGSO, no person other than a company acting under and in accordance with a Security Company License issued by SGSIA in accordance with the SGSO shall supply, agree to supply, or hold himself out as supplying any individual to do security work for another person for reward. Pursuant to section 12 of the SGSO, no person shall authorize or require another person to do any type of security work for him unless the other person is (a) a holder of a Security Personnel Permit that is valid for that type of work, a holder of a Security Company License, or an individual supplied by a holder of a Security Company License; or (b) authorized or required to do the work otherwise than for reward. Application for a Security Company License shall be made to SGSIA. Under the SGSO, only corporations incorporated under the Companies Ordinance or the former Companies Ordinance, or by any other ordinance of the laws of Hong Kong may apply for a Security Company License.

According to Schedule 2 to the Security and Guarding Services (Licensing) Regulation (Chapter 460B of the Laws of Hong Kong), there are three types of security work in which a company holding a Security Company License may perform under Security Company License Regime:

●	Type I — Provision of security guarding services;

●	Type II — Provision of armored transportation services; and

●	Type III — Installation, maintenance and/or repairing of a security device and/or designing (for any particular premises or place) a security system incorporating a security device.

Our Group is involved in the provision of Type I security work and Type III security work. Shine Union obtained its first Security Company License (Type III) on December 30, 2000 and Fortune Jet obtained its first Security Company License (Type I) on September 18, 2015. Based on our confirmation, our Hong Kong counsel, Watson Farley & Williams LLP, is of the view that each of our current Security Company License (Type I) and Security Company License (Type III) remain valid as of the date of this prospectus.

Security Personnel Permit Regime

Some of our employees are involved in the design, installation and/or maintenance of security systems, and/or provision of security guarding services and are required to obtain relevant permits under the Security Personnel Permit Regime.

Pursuant to section 10 of the SGSO, no individual shall do, agree to do, or hold himself out as doing or as available to do, security work for another person unless he does so (i) under and in accordance with a Security Personnel Permit issued by the Commissioner in accordance with the SGSO; or (ii) otherwise than for reward. As set out above, pursuant to section 12 of the SGSO, no person shall authorize or require another person to do any type of security work for him unless the other person, among others, is a holder of a Security Personnel Permit that is valid for that type of work, a holder of a Security Company License, or an individual supplied by a holder of a Security Company License. Application for a Security Personnel Permit shall be made to the Commissioner. According to section 14 of the SGSO, a Security Personnel Permit shall not be issued to any body of persons, whether incorporated or unincorporated. Under the current Security Personnel Permit Regime, there are four categories of security work that a person holding a Security Personnel Permit may perform:

●	Category A — Guarding work restricted to a “single private residential building,” the performance of which does not require the carrying of arms and ammunition;

●	Note: A “single private residential building” means an independent structure (i) covered by a roof and enclosed by walls extending from the foundation to the roof; (ii) used substantially for private residential purpose; and (iii) with only one main access point.

●	Category B — Guarding work in respect of any persons, premises or properties, the performance of which does not require the carrying of arms and ammunition and which does not fall within Category A;

●	Category C — Guarding work, the performance of which requires the carrying of arms and ammunition; and

●	Category D — Installation, maintenance and/or repairing of a security device and/or designing (for any particular premises or place) a system incorporating a security device.

Our employees engaging in the design, installation and/or maintenance of security systems and/or provision of security guarding services have obtained the relevant Security Personnel Permits for performing Category A Security Work, Category B Security Work and Category D Security Work for the years ended September 30, 2022, 2023, and 2024, the six months ended March 31, 2025 and as of the date of this prospectus. Based on our confirmation, our Hong Kong counsel, Watson Farley & Williams LLP, is of the view that the relevant Security Personnel Permits remained valid as of the date of this prospectus.

Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong)

Under section 8 of the Telecommunications Ordinance, a Radio Dealers License (Unrestricted) is required for, among other things, (a) possessing or using any apparatus for radiocommunications or any apparatus of any kind that generates and emits radio waves notwithstanding that the apparatus is not intended for radiocommunications or (b) dealing in the course of trade or business in apparatus or material for radiocommunications or in any component part of any such apparatus or in apparatus of any kind that generates and emits radio waves whether or not the apparatus is intended, or capable of being used, for radiocommunications. A Radio Dealers License (Unrestricted) is not expressly worded to apply to security device and service providers. However, certain security device related apparatus, such as walkie talkies, which may be included as part of our provision of ELV systems, may involve generation and emission of radio waves for radiocommunications. Accordingly, the possession and dealing in the course of trade or business of such security device related apparatus requires a Radio Dealers License.

Pursuant to section 20 of the Telecommunications Ordinance, any person who contravenes section 8(1) shall be guilty of an offence and shall be liable on summary conviction, to a fine at level 5 (currently at HK$50,000) and to imprisonment for two years; and on conviction on indictment, to a fine at level 6 (currently at HK$100,000) and to imprisonment for five years.

A Radio Dealers License (Unrestricted) is generally valid for a period of 12 months, and is renewable on payment of the prescribed fee, at the discretion of the Office of the Communications Authority.

For the years ended September 30, 2022, 2023, and 2024, the six months ended March 31, 2025 and as of the date of this prospectus, Shine Union held the Radio Dealers License (Unrestricted) and is licensed to possess and deal in the course of its trade or business in apparatus or material for radiocommunications or in any component parts thereof.

Radiation Ordinance (Chapter 303 of the Laws of Hong Kong)

The Radiation Ordinance controls the import, export, possession and use of radioactive substances and irradiating apparatus and the prospecting and mining for radioactive minerals and for purposes connected therewith. As our Hong Kong subsidiary provides threat detection systems in the course of its business of provision of security systems, which mainly includes X-ray machines and explosive trace detection systems, we are required to obtain the irradiating apparatus license and the radioactive substances license for conducting the related business activities in Hong Kong.

Section 7 of the Radiation Ordinance provides that no person shall, except under and in accordance with a license duly issued under the Radiation Ordinance, manufacture or otherwise produce, sell or otherwise deal in or with, or have in his possession or use, any radioactive substance or irradiating apparatus. Any person who contravenes said provisions shall be guilty of an offence and shall be liable to a fine of HK$50,000 and to imprisonment for two years, and in the case of continuing offence, be liable to an additional fine of HK$2,500 for every day during the whole or any part of which such offence is knowingly and willfully continued.

According to the Radiation (Control of Radioactive Substances) Regulations (Chapter 303A of the Laws of Hong Kong) and the Radiation (Control of Irradiating Apparatus) Regulations (Chapter 303B of the Laws of Hong Kong), every licensee shall cause the license to be exhibited at a conspicuous place in the approved premises where the radioactive substance is stored or dealt with and the irradiating apparatus is situated. Any licensee who fails to comply with said provisions shall be guilty of an offence and be liable on conviction to a fine of HK$6,000.

For the years ended September 30, 2022, 2023, and 2024, the six months ended March 31, 2025 and as of the date of this prospectus, Shine Union held the Irradiating Apparatus License (to sell and stow, to possess (for installation) or to possess and use certain irradiating apparatus) and the Radioactive Substance License (to convey and sell certain radioactive substances).

Electricity Ordinance (Chapter 406 of the Laws of Hong Kong)

We engage in the installation and maintenance of security systems and are required to carry out electrical work on fixed electrical installations. Under the Electricity Ordinance, all electrical contractors carrying out electrical work on fixed electrical installations must be registered with the Electrical and Mechanical Services Department of the Hong Kong Government, or the EMSD. The Electricity Ordinance provides for the registration and regulation of the electrical contractor in order to protect the general public in the use of electricity. Any person, not being a registered electrical contractor, who does business as an electrical contractor or contract to carry out electrical work within Hong Kong commits an offence and is liable to a fine and imprisonment.

A person who wishes to register as an electrical contractor must satisfy the requirements set out in the Electricity (Registration) Regulations (Chapter 406D of the Laws of Hong Kong). To be qualified as a registered electrical contractor, an applicant must either employ at least one registered electrical worker or (a) if the applicant is an individual, he must be a registered electrical worker; or (b) if the applicant is a partnership, at least one of the partners must be a registered electrical worker. Failure to comply with the registration requirement constitutes an offence and the person in violation is liable to a fine at level 5 (currently at HK$50,000) on a first conviction and a fine at level 6 (currently at HK$100,000) on a subsequent conviction for the same offence and in either case is liable to imprisonment for six months.

For the years ended September 30, 2022, 2023, and 2024, the six months ended March 31, 2025 and as of the date of this prospectus, Shine Union was recognized as a registered electrical contractor.

Aviation Security Ordinance (Chapter 494 of the Laws of Hong Kong)

The Aviation Security Ordinance makes provisions for the prevention and suppression of acts of violence against civil air transport and for connected purposes. It constitutes the comprehensive legislation for implementation of the conventions and agreements on aviation security promulgated by the ICAO. To safeguard aircraft against acts of unlawful interference, the ICAO has laid down standards and recommended practice in Annex 17 to the Convention on International Civil Aviation (the “CICA”) on the security measures required to be implemented by contracting states. For the security of air cargo to be in line with Annex 17 to the CICA, the Hong Kong Aviation Security Program, which is enforceable under the Aviation Security Ordinance, has adopted the regulated agent regime since March 2000.

In September 2016, the ICAO introduced a new policy direction that consignors not subject to approval by the authority for aviation security should be phased out by June 30, 2021. Consignors shall either have to: (i) be approved by the CAD as a “validated” known consignor (i.e., an entity which produces or manufactures or assembles goods in a secure facility within Hong Kong in which the finished goods will be eventually transported as air cargo); or (ii) for the consignors which have not been approved by the CAD by March 1, 2021, be an “unknown consignor” with all their cargo subject to 100% security screening prior to being loaded on to a commercial aircraft. In order to fully implement such new policy direction, the CAD has put in place a transitional arrangement for the registered agents to gradually increase the screening percentage of known cargoes consigned by the consignors which have not been validated by the CAD, namely, (i) from January 2020 to April 2020, prior to the air cargo being loaded onboard, all registered agents will be required to screen 25% (by weight) of their cargo tendered by consignors not approved by the CAD; (ii) from May 2020 to August 2020, the required screening percentage will be increased to 40%; (iii) from September 2020 to February 2021, the screening percentage will be increased to 70%; and (iv) from March 2021 to June 2021, the screening percentage will be further increased to 100%.

In anticipation of an upsurge in screening demand, RACSF which enables and regulates air cargo screening at off-airport locations has been formulated. Any entity which intends to conduct air cargo security screening operations in their premises may apply for acceptance by the CAD to become a RACSF. Each RACSF must have at least two nominated persons for cargo security who have successfully completed the RACSF security training program acceptable to the CAD. The relevant training certificates are valid for a period of three years.

Screening equipment

The RACSF shall be responsible for ensuring that the screening equipment conforms to the specified requirements and that any licensing requirements are satisfied before bringing it into operations. The RACSF shall also ensure that (i) the screening equipment is used properly, maintained in a safe and serviceable condition by competent engineers and that those security personnel operating it are fully trained in its use; (ii) regular operational calibration checks of the equipment are carried out to satisfy itself that the equipment is operating properly when in operational use; (iii) detailed records of the calibration check results and maintenance work carried out on the equipment are maintained for at least two years; and (iv) if any item of screening equipment fails a calibration check or there is any evidence to suggest that it is not operating properly, such equipment is immediately removed from operational use and is not reintroduced until it has satisfied certain criteria showing that it has been repaired and is fully serviceable.

The RACSF shall ensure that the performance and routine testing requirements for X-ray equipment meets the prescribed minimum standard. Each piece of X-ray equipment shall be licensed and approved for use by the Radiation Board of Hong Kong.

Security screeners

The RACSF must ensure that all its security screeners, whether or not employed by the RACSF or from a screener service contractor, shall be trained and certified by a certification body acceptable to CAD before such screeners are allowed to perform the screening duties of air cargo in the RACSF, and attend refresher training conducted by a certification body and be recertified by such certification body once every 12 months.

Further, the RACSF must ensure that all its security screeners shall be restricted to persons who have met all of the following criteria:

(a)	Medical criteria. The security screener shall have passed a medical examination conducted by a registered medical practitioner to establish that he has good general health appropriate for performing security screening of air cargo.

(b)	Educational criteria. The security screener shall have attained at least a minimum educational level of Secondary 5 (or its equivalent) to ensure that he has a standard of literacy and intelligence sufficient to achieve the minimum training objectives and the required proficiency levels of a security screener.

(c)	Other criteria. The security screener shall (i) have an aptitude for operating security equipment; (ii) be able to communicate in Cantonese; (iii) possess a high standard of appearance and deportment; and (iv) be able to produce documentary proofs of previous employment history pursuant to the specified requirements.

Contractor/subcontractor registration regimes in Development Bureau of the Hong Kong Government

The Development Bureau (“DEVB”) has established two approved lists of public works contractors, namely the “List of Approved Contractors for Public Works” and the “List of Approved Suppliers of Materials and Specialist Contractors for Public Works” to achieve procurement efficacy and facilitate quality assurance. Public works tenders are usually invited from contractors on the two approved lists.

For admission and retention on the “List of Approved Suppliers of Materials and Specialist Contractors for Public Works” and for the award of public works contracts, a contractor is required to meet the financial, technical, management and personal criteria applicable to the appropriate category and group.

For categories with probationary status, a contractor’s status in a particular group will be either probationary or confirmed. Probationary contractors are limited in the number and/or value of contracts for which they are eligible to tender and to be awarded. Upon satisfactorily completing or executing works appropriate to the probationary status and reaching the required financial, technical and management criteria, a probationary contractor may apply to the DEVB for a confirmed status and subsequently for promotion to a higher group in a particular category in order to tender for contracts of higher or unlimited values.

Construction Industry Council

Pursuant to the Project Administration Handbook for Civil Engineering Works issued by the Civil Engineering and Development Department of the Hong Kong Government, all capital works and maintenance works contracts of the Hong Kong government with tenders to be invited on or after August 15, 2004 shall require the contractor to employ subcontractors (whether nominated, specialist or domestic and irrespective of tier) that are registered under the respective trades available under the Subcontractor Registration Scheme administered by the Construction Industry Council (“CIC”). On April 1, 2019, the Subcontractor Registration Scheme was subsequently renamed as the Registered Specialist Trade Contractors Scheme, or RSTCS, comprising two registers, namely, the Register of Specialist Trade Contractors and the Register of Subcontractors. All references to the Subcontractor Registration Scheme shall be substituted by the or RSTCS, with effect from April 1, 2019.

All subcontractors who are registered under the seven trades (demolition, concreting formwork, reinforcement bar fixing, concreting, scaffolding, curtain wall and erection of concrete precast component) of the Subcontractor Registration Scheme have automatically become Registered Specialist Trade Contractors and no application is required. All subcontractors who are registered under the remaining trades of the Subcontractor Registration Scheme have been retained as registered subcontractors and no application is required.

Under the RSTCS, an applicant for registration as a registered subcontractor is subject to entry requirements including: (a) proof of completion of at least one job within the last five years as a main contractor/subcontractor in the trades and specialties for which registration is applied; or, comparable experience acquired by the applicant or its proprietors, partners or directors within the last five years; (b) listings on one or more government registration schemes relevant to the trades and specialties for which registration is sought; or (c) the company’s proprietor, partner or director having been employed by a registered subcontractor for at least five years with experience in the trade/specialty applying for and having completed all the modules of the Project Management Training Series for Sub-contractors (or equivalent) conducted by the CIC; or the company’s proprietor, partner or director having registered as Registered Skilled Worker under the Construction Workers Registration Ordinance (Chapter 583 of the Laws of Hong Kong) for the relevant trade/specialty with experience of at least five years in the trade/specialty applying for and having completed the Senior Construction Workers Trade Management Course (or equivalent) conducted by the CIC.

An approved registration shall be valid for three years or five years from the approval date. A registered subcontractor shall apply for renewal within three months before the expiry date of its registration by submitting an application to the committee of the CIC in a specified format providing information with supporting documents. An application for renewal shall be subject to approval by the committee of the CIC. An approved renewal shall be valid for three years or five years from the expiry of the current registration.

A registered subcontractor shall observe the Codes of Conduct issued by the CIC. Failing to comply with the Codes of Conduct may result in regulatory actions taken by the committee of the CIC.

Registration of our company

As of the date of this prospectus, Shine Union was registered as a specialist contractor or a subcontractor under the following trades:

●	as a specialist contractor under the “List of Approved Suppliers of Materials and Specialist Contractors for Public Works”:

●	burglar alarm and security installation; and

●	video electronics installation.

●	as a subcontractor under the Register of Subcontractors:

●	shutters/doors fabrication and installation (automatic sliding door);

●	electrical (electrical wiring, general electrical installation, and electrical control and power panel assembly);

●	other electrical and mechanical trades (security and communication system, building automation system, general mechanical fitting and signage); and

●	audio and video electronic equipment.

As of the date of this prospectus, we have maintained compliance with the respective requirements under the relevant registrations in respect of the public works we undertake.

Factories and Industrial Undertakings Ordinance (Chapter 59 of the Laws of Hong Kong)

Safety and health at work

The Factories and Industrial Undertakings Ordinance provides for the safety and health protection to workers in an industrial undertaking. Under the Factories and Industrial Undertakings Ordinance, every proprietor of an industrial undertaking shall take care of the safety and health at work of all persons employed by it at an industrial undertaking by:

●	providing and maintaining plant and work systems that are safe and without risks to health;

●	making arrangement for ensuring safety and absence of risks to health in connection with the use, handling, storage and transport of articles and substances;

●	providing all necessary information, instruction, training, and supervision for ensuring safety and health;

●	providing and maintaining means of access to and egress from the workplace that are safe and without risks to health; and

●	providing and maintaining a work environment that is safe and without risks to health.

A proprietor of an industrial undertaking who contravenes these duties commits an offence and is liable to a fine of HK$500,000. A proprietor who contravenes these duties willfully and without reasonable excuse commits an offence and is liable to a fine of HK$500,000 and to imprisonment for six months.

Section 6BA(5) of the Factories and Industrial Undertakings Ordinance also provides that on and after the appointed day (as defined in the Factories and Industrial Undertakings Ordinance), every proprietor shall not employ at the undertaking a relevant person who has not been issued a relevant safety training certificate or whose relevant certificate has expired. The relevant safety training certificate is valid for a period from 1 year to 3 years. Upon expiry of the safety training certificate, the holder should attend and successfully complete a revalidation course to revalidate his certificate. A proprietor who contravenes such section commits an offence and is liable to a fine at level 5 (currently at HK$50,000).

Other matters regulated under the subsidiary regulations of the Factories and Industrial Undertakings Ordinance include (i) the prohibition of employment of persons under 18 years of age (save for certain exceptions); (ii) the duty to ensure safety of places of work; (iii) the duty to comply with miscellaneous safety requirements; and (iv) provision of first aid facilities, etc.

Recognition of safety training courses

Section 6BA(2) of the Factories and Industrial Undertakings Ordinance and its subsidiary regulations empower the Commissioner for Labor to recognize safety training courses and in respect of which certificates are issued to persons who attend the courses. The Commissioner for Labor will issue an approval letter to recognize a mandatory safety training course if (i) the applicant has proved that it has met all the relevant approval conditions stipulated in the “Approval Conditions for Operating Recognized Mandatory Safety Training Courses”; (ii) the applicant has demonstrated its commitment and ability to effectively administer and assure the quality of its training course; and (iii) the past performance of the applicant in running mandatory safety training course(s) is satisfactory if the applicant is already a training course provider of mandatory safety training course(s). An applicant should apply to run a revalidation course only if the applicant has been granted the recognition of the corresponding full course or is applying for the recognition of the corresponding full course.

Fortune Jet was recognized (subject to compliance of certain specified conditions) by the Commissioner for Labor (i) on June 13, 2025, to conduct the Mandatory Basic Safety Training Course (Construction Work) and to issue the relevant certificates; and (ii) on June 13, 2025 to conduct the Mandatory Basic Safety Training Revalidation Course (Construction Work) and to issue the relevant certificates. Based on our confirmation, our Hong Kong counsel, Watson Farley & Williams LLP, is of the view that the recognition of said safety training courses remains valid as of the date of this prospectus.

Accreditation of Academic and Vocational Qualifications Ordinance (Chapter 592 of the Laws of Hong Kong)

The HKCAAVQ was established pursuant to the Accreditation of Academic and Vocational Qualifications Ordinance as the Accreditation Authority and the Qualifications Register Authority to safeguard the quality and standards of learning programs recognized under the QF. The QF is a seven-level hierarchy. Each qualification is assigned a level in accordance with a set of generic level descriptors which specifies the outcome standards expected of the qualifications at each level in four domains, including (i) knowledge and intellectual skills; (ii) processes; (iii) autonomy and accountability; and (iv) communication, information and communications technology and numeracy. The accreditation service of the HKCAAVQ is recognized since January 2019 for ensuring the quality of basic security training programs. Prior to January 2019, such training programs were recognized by the SSTB of the VTC. The accreditation criteria of the HKCAAVQ include organizational governance and management, financial viability and resources management, organizational staffing, organizational quality assurance, program objectives and learning outcomes, learner admission and selection, program structure and content, learning, teaching and assessment, program leadership and staffing, and enabling resources/services and program approval, review and quality assurance. During the accreditation process, the HKCAAVQ considers, among other things, whether the operators have adequate financial and physical resources for the delivery of the learning programs, and teaching venue (being a physical resource that underpins the quality of learning program) is one of the accreditation criteria that the HKCAAVQ reviews. With effect from July 1, 2021, QASRS program providers should engage qualified trainers and demonstrate evidence that trainers employed are either (i) qualified QASRS trainers recognized by the SSTB of the VTC; (ii) graduates from programs accredited by the HKCAAVQ as meeting the standards of “Specification of Competency Standards Unit of Competency 107749L4” under the QF; or (iii) Recognition of Prior Learning (RPL) qualification holders with the statement of attainment containing the “Specification of Competency Standards Unit of Competency 107749L4” under the QF. Under the policy of the SGSIA, all the trainers of the course Certificate in Basic Security Services under QASRS (QF Level 1) engaged by Fortune Jet who are qualified QASRS trainers recognized by the SSTB of the VTC will be grandfathered and are allowed to teach the QASRS training program.

Fortune Jet has been accredited by HKCAAVQ as an operator to operate accredited program(s) at QF Level 1 and the course Certificate in Basic Security Services under QASRS (QF Level 1) for the period from November 23, 2024 to November 22, 2027.

Property Management Services Ordinance (Chapter 626 of the Laws of Hong Kong)

All property management companies providing properties in Hong Kong subject to deed of mutual covenant with more than one category of prescribed property management services must hold valid Property Management Company License. Property management services are divided into seven categories, namely general management services, management of the environment, repair, maintenance and improvement, finance and asset management, facility management, human resources management, and legal services.

A property management company required to be licensed cannot act as a property management company if it does not possess a valid Property Management Company License. Contravention is liable on conviction to a maximum fine of HK$500,000 and imprisonment for two years. A valid license will only be issued by the Property Management Services Authority if the property management company complies with the below:

●	is a suitable person to hold the license;

●	meets all the prescribed criteria for holding the Property Management Company License; and

●	has paid the prescribed fee for the issue of the Property Management Company License.

Shine Union obtained its first Property Management Company License on November 7, 2022, and Fortune Jet obtained its first Property Management Company License on November 18, 2022. Based on our confirmation, our Hong Kong counsel, Watson Farley & Williams LLP, is of the view that both Property Management Company Licenses of Shine Union and Fortune Jet remain valid as of the date of this prospectus.

LAWS AND REGULATIONS RELATING TO ENVIRONMENTAL PROTECTIONS

Product Eco-responsibility Ordinance (Chapter 603 of the Laws of Hong Kong)

The Product Eco-responsibility Ordinance introduces measures to minimize the environmental impact of certain types of products, such as electrical and electronic equipment, and to introduce producer responsibility schemes. In supplying security systems and providing maintenance services to our customers, we may be involved in import and distribution of certain regulated electrical equipment (such as computers and monitors which form part of the security systems) in Hong Kong.

According to section 32 of the Product Eco-responsibility Ordinance, a supplier of regulated electrical equipment is required to register as a registered supplier with the Environmental Protection Department of the Hong Kong Government and fulfil the respective statutory obligations. A supplier who is not a registered supplier but distributes regulated electrical equipment commits an offence and is liable to a fine at level 6 (currently at HK$100,000). A registered supplier must, among others, (i) provide recycling labels and receipts when distributing regulated electrical equipment; (ii) pay recycling levies for regulated electrical equipment; (iii) submit returns; and (iv) submit annual audit reports, in accordance with the Product Eco-responsibility Ordinance and the Product Eco-responsibility (Regulated Electrical Equipment) Regulation (Chapter 603B of the Laws of Hong Kong).

According to section 41 of the Product Eco-responsibility Ordinance, a seller of regulated electrical equipment must not distribute regulated electrical equipment to a consumer in the absence of a removal service plan that has been endorsed by the Director of Environmental Protection. Failure to comply with the provision constitutes an offence and is liable to a fine at level 6 (currently at HK$100,000). The Director of Environmental Protection must only endorse a removal service plan if he is satisfied that (i) a collector undertakes to the seller in writing to provide an electrical equipment or electronic equipment removal service for distributing regulated electrical equipment by the seller to a consumer; (ii) a recycler undertakes to the seller in writing to provide a treatment, reprocessing or recycling service for the electrical equipment and electronic equipment removed by the collector; and (iii) the applicable requirements in the Product Eco-responsibility (Regulated Electrical Equipment) Regulation have been complied with.

For the years ended September 30, 2022, 2023, and 2024, the six months ended March 31, 2025 and as of the date of this prospectus, Shine Union held the Notice of Endorsement of Removal Service Plan and the Certificate of Registration as Registered Supplier.

LAWS AND REGULATIONS RELATING TO EMPLOYMENT

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

The Employment Ordinance provides for various employment-related benefits and entitlements to employees. Pursuant to the Employment Ordinance, all employees covered, irrespective of their hours of work, are entitled to basic protection including payment of wages, restrictions on wages deductions and the granting of statutory holidays, etc. Employees who are employed under a continuous contract are further entitled to benefits such as, among others, rest days, paid annual leave, sickness allowance, severance payment and long service payment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees respectively in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases. Under the Employees’ Compensation Ordinance, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity arising from an occupational disease or dies from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.

According to section 15 of the Employees’ Compensation Ordinance, an employer must notify the Commissioner for Labor of any work accident by submitting Form 2 (within 14 days for general work accidents and within 7 days for fatal accidents), irrespective of whether the accident gives rise to any liability to pay compensation. If the occurrence of such accident was not brought to the notice of the employer or did not otherwise come to his knowledge within such periods of 7 or 14 days (as the case may be), then such notice shall be given not later than 7 days or, as may be appropriate, 14 days after the happening of the accident was first brought to the notice of the employer or otherwise came to his knowledge.

Pursuant to section 40 of the Employees’ Compensation Ordinance, all employers are required to take out insurance policies to cover their liabilities under both the Employees’ Compensation Ordinance and at common law for injuries at work in respect of all of their employees (including full-time and part-time employees). An employer who fails to comply with the Employees’ Compensation Ordinance to secure insurance coverage is liable on conviction upon indictment to a fine at level 6 (currently at HK$100,000) and to imprisonment for two years, or on summary conviction, to a fine at level 6 (currently at HK$100,000) and to imprisonment for one year.

Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong)

Our company owns a landed property and has leased several landed properties and is considered to be the occupier of such properties under the Occupiers Liability Ordinance. As such, we are required to comply with the Occupiers Liability Ordinance, which regulates the obligations of a person occupying or having control of premises upon injury resulting to persons or damage caused to goods or other property lawfully on the land. The Occupiers Liability Ordinance imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that the visitor will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong)

Our employees may be exposed to injuries whilst providing installation, maintenance and other services to our customers. The Occupational Safety and Health Ordinance provides for the protection of safety and health to employees in the workplace, both industrial and non-industrial.

Employers must, as far as reasonably practicable, ensure the safety and health at work of all their employees by (including but without limitation) providing and maintaining plant and systems of work that are safe and without risks to health; making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances; providing all necessary information, instructions, training and supervision for ensuring safety and health; as regards any workplace under the employer’s control, maintaining the workplace in a condition that is safe and without risks to health; or providing and maintaining means of access to and egress from the workplace that are safe and without any such risks; and providing and maintaining a working environment for the employer’s employees that is safe and without risks to health. Failure to comply with any of the above provisions constitutes an offence and the employer is liable on conviction to a fine of HK$200,000. An employer who fails to do so intentionally, knowingly or recklessly commits an offence and is liable on conviction to a fine of HK$200,000 and to imprisonment for 6 months.

The Commissioner for Labor may also serve (i) an improvement notice against any noncompliance of the Occupational Safety and Health Ordinance or the Factories and Industrial Undertakings Ordinance; and/or (ii) a suspension notice against any activity undertaken at workplace, or condition or use of workplace or of any plant or substance located at workplace which may create imminent risk of death or serious bodily injury. Failure to comply with such improvement notice or suspension notice without reasonable excuse constitutes an offence punishable by a fine of HK$200,000 and HK$500,000 respectively and imprisonment for 12 months. In case of contravention of suspension notice, a daily fine of HK$50,000 may also be imposed during which the offender knowingly and intentionally continues the contravention.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong)

The Minimum Wage Ordinance provides for a prescribed minimum hourly wage rate (set at HK$42.1 per hour with effect from 1 May 2025) during the wage period for every employee engaged under a contract of employment under the Employment Ordinance (except those specified under section 7 of the Minimum Wage Ordinance). Any provision of a contract of employment that purports to extinguish or reduce any right, benefit or protection conferred on the employee by the Minimum Wage Ordinance is void.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)

The Mandatory Provident Fund Schemes Ordinance provides for the establishment of non-governmental mandatory provident fund (“MPF”) schemes. Employers are required to enroll their regular employees (except for certain exempt persons) who are at least 18 but under 65 years of age and employed for 60 days or more in a MPF scheme within the first 60 days of employment.

For both employees and employers, it is mandatory to make regular contributions into an MPF scheme. For an employee, subject to the maximum and minimum levels of income (currently HK$30,000 and HK$7,100 per month, respectively), an employer will deduct 5% of the relevant income on behalf of an employee as mandatory contributions to a registered MPF scheme with a ceiling of HK$1,500 per month currently. An employer will also be required to contribute an amount equivalent to 5% of an employee’s relevant income to the MPF scheme, subject only to the maximum level of income (currently HK$30,000 per month).

OTHERS

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

The Inland Revenue Ordinance (the “IRO”) is an ordinance for the purposes of imposing taxes on property, earnings and profits in Hong Kong. The IRO provides, among others, that persons, which include corporations, partnerships, trustees and bodies of persons, carrying on any trade, profession or business in Hong Kong are chargeable to tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong from such trade, profession or business.

Starting from the year of assessment 2018/19, Hong Kong profits tax is calculated in accordance with the two-tiered profits tax rates regime. Under the two-tiered profits tax rates regime, the first HK$2.0 million of assessable profits of the qualifying group entity will be taxed at 8.25%, and assessable profits above HK$2.0 million will be taxed at 16.5%. The profits of group entity not qualifying for the two-tiered profits tax rates regime will be taxed at a flat rate of 16.5%.

Competition Ordinance (Chapter 619 of the Laws of Hong Kong)

Effective since December 14, 2015, the Competition Ordinance prohibits conduct that prevents, restricts or distorts competition in Hong Kong and provides for the establishment of the Competition Commission with investigation powers and the Competition Tribunal with adjudicative powers. The Competition Ordinance includes, among others, the First Conduct Rule to prohibit anti-competitive conduct involving more than one party.

The First Conduct Rule provides that an undertaking must not (a) make or give effect to an agreement; (b) engage in a concerted practice; or (c) as a member of an association of undertakings, make or give effect to a decision of the association, if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong. Examples of serious anticompetitive conduct include (i) fixing, maintaining, increasing or controlling the price of the supply of goods or services; (ii) allocating sales, territories, customers or markets for the production or supply of goods or services; (iii) fixing, maintaining, controlling, preventing, limiting or eliminating the production or supply of goods or services; and (iv) bid-rigging.

Penalties that the Competition Tribunal may impose for contraventions of the competition rule include pecuniary penalties, award of damages, and interim injunctions during investigations or proceedings. The maximum penalty in relation to a “single contravention” can be up to 10% of the turnover obtained by the undertaking concerned in Hong Kong for each year the infringement lasted, with a maximum of three years. The Competition Tribunal may also order the disqualification of responsible directors for up to five years, award injunctions, declare agreements to be void, award damages, confiscate illegal profits, and order the payment of costs of the Competition Commission’s investigation.

Prevention of Bribery Ordinance (Chapter 201 of the Laws of Hong Kong)

The Prevention of Bribery Ordinance prohibits all forms of bribery and corruption. Any director or employee is prohibited from soliciting, accepting or offering any bribe in conducting a company’s business or affairs, whether in Hong Kong or elsewhere. In particular, in conducting all business or affairs of a company, the director or employee must comply with the Prevention of Bribery Ordinance and must not:

(a)	solicit or accept any advantage from others as a reward for or inducement to doing any act, abstaining from doing any act or showing favor in relation to the company’s business or affairs, or offer any advantage to an agent of another as a reward for or inducement to doing any act, abstaining from doing any act of showing favor in relation to his principal’s business or affairs;

(b)	offer any advantage to any public servant, which, for the purpose of the Prevention of Bribery Ordinance, includes any employee of a public body, such as departments of the Hong Kong government, as a reward for or inducement to his performing any act in his official capacity or his showing any favor or providing any assistance with the Hong Kong government or public body;

(c)	offer any advantage to any staff of any department under the Hong Kong government or public body while he is having business dealing with the latter; or

(d)	offer any advantage to any other person as an inducement to or a reward for the withdrawal of a tender or the refraining from making of a tender for any contract with a public body or bidding at any auction conducted by any public body.

Depending on the offence committed, the maximum penalties for the above offences under the Prevention of Bribery Ordinance range from fines of HK$100,000 to HK$500,000 and imprisonment for 1 year to 10 years.

EXECUTIVE COMPENSATION

Our compensation committee approves our salaries and benefit policies. It determines the compensation to be paid to our executive officers based on our performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officer’s at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years. Each of the named officers will be measured by a series of performance criteria by the compensation committee.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

The following table sets forth certain information with respect to compensation for the fiscal years ended September 30, 2022, 2023, 2024, and 2025 earned by or paid to our chief executive officer, Mr. Chan, the chief financial officer, Mr. Kong, and the chief operating officer, Mr. Koo (the “named executive officers”).

Name and principal position	Year/ period	Fee earned or paid in cash	Base compensation and bonus	Share awards	Option awards	Non-equity incentive plan compensation	Change in pension value and non-qualified deferred	All other compensation	Total
		(HK$)	(HK$)	(HK$)	(HK$)	(HK$)	(HK$)	(HK$)	(HK$)
Mr. Chan Ming Dave Chief Executive Officer and Chairman of the board of directors	Fiscal year ended September 30, 2022	—	1,473,000	—	—	—	—	—	1,473,000
	Fiscal year ended September 30, 2023	—	1,644,310	—	—	—	—	—	1,644,310
	Fiscal year ended September 30, 2024	—	1,761,681	—	—	—	—	—	1,761,681
	Fiscal year ended September 30, 2025	—	2,481,344	1,212,635	—	—	—	—	3,693,979
Mr. Kong Wing Fai Chief Financial Officer; Company Secretary and Director	Fiscal year ended September 30, 2022	—	1,233,850	—	—	—	—	—	1,233,850
	Fiscal year ended September 30, 2023	—	1,384,579	—	—	—	—	—	1,384,579
	Fiscal year ended September 30, 2024	—	1,456,490	—	—	—	—	—	1,456,490
	Fiscal year ended September 30, 2025	—	1,664,132	485,054	—	—	—	—	2,149,186
Mr. Koo Lon Tien Chief Operating Officer	Fiscal year ended September 30, 2022	—	709,080	—	—	—	—	—	709,080
	Fiscal year ended September 30, 2023	—	875,880	—	—	—	—	—	875,880
	Fiscal year ended September 30, 2024	—	897,324	—	—	—	—	—	897,324
	Fiscal year ended September 30, 2025	—	1,008,603	363,790	—	—	—	—	1,372,393

For the nine months ended September 30, 2025, Mr. Chan was paid HK$1,046,416; Mr. Kong was paid HK$816,148; and Mr. Koo was paid HK$497,418.

Compensation of Directors

For the fiscal years ended September 30, 2022 and 2023, no members of our board of directors received compensation in their capacity as directors. For the fiscal years ended September 30, 2024 and 2025, our independent directors received HK$798,240 and HK$1,053,000, respectively, as compensation in their capacity as directors. For the fiscal years ended September 30, 2024 and 2025, our employee directors received no compensation in their capacity as directors.

Director Compensation — Non-Employee Directors

For the fiscal years ended September 30, 2022 and 2023, the Company had no non-employee directors. As of the date of the completion of our initial public offering on January 26, 2024 and for the fiscal years ended September 30, 2024 and 2025, the Company had three independent directors, who are not employees of the Company or any of the Operating Subsidiaries, as non-employee directors. We pay each of our independent directors an annual compensation of HK$351,000 subject to terms of the definitive agreements. We also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity. In addition, we may provide incentive grants of stock, options or other securities convertible into or exchangeable for, our securities.

Executive Compensation Recovery Policy

In accordance with SEC and Nasdaq requirements, the Company has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, the Company will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.

MANAGEMENT

Directors and Officers

The following table sets forth information regarding our directors and officers as of the date of this prospectus. Unless otherwise stated, the business address for our directors and officers is that of our principal executive office at 7th Floor, The Rays, No. 71 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

Directors and Officers	Age	Position/Title
Mr. Chan Ming Dave	59	Chairman of the board of directors and Chief Executive Officer
Mr. Kong Wing Fai	44	Director, Company Secretary, and Chief Financial Officer
Mr. Koo Lon Tien	59	Chief Operating Officer
Mr. To Hoi Pan	51	Independent Director
Mr. Mark Allen Brisson	59	Independent Director
Ms. Tse Sui Man	35	Independent Director

Mr. Chan Ming Dave has served as our Chief Executive Officer since April 2021 and as our Chairman of the board of directors since July 2021. Mr. Chan is currently managing director of Shine Union and Fortune Jet. He was appointed as a director of Shine Union and Fortune Jet in March 2006 and August 2019, respectively. Mr. Chan also serves as a director of our investment holding company, SU Investment, and our indirectly owned subsidiary, SU Macao, since November 2019 and March 2025, respectively. As the founder of our company, Mr. Chan has over 40 years of experience in security-related engineering services industry. Mr. Chan is mainly responsible for overseeing the operation, business development and strategic planning of our company. From January 2018 to September 2020, Mr. Chan served as a director of Hong Kong Cargo Screening Services Co., Limited, which principally engaged in cargo screening for air freight. From January 2002 to July 2015, Mr. Chan was a director of General System Engineering Limited, which principally engaged in installation and maintenance of sliding gate. From 1997 to 1999, Mr. Chan engaged in security-related engineering business principally under the business name of “General System (H.K.) Co.” From September 1984 to August 1997, Mr. Chan worked in various companies engaging in design, supply, installation and/or maintenance of security systems, such as traffic and pedestrian systems, and sale of security-related components and building materials, principally responsible for sales, marketing, and management. Mr. Chan obtained a Technical Diploma in Electrical Engineering from Aberdeen Technical School in Hong Kong in October 1983.

Mr. Kong Wing Fai has served as our director, company secretary and Chief Financial Officer since April 2021. Mr. Kong has served as a director of our investment holding company, SU Investment, and a director of our indirectly owned subsidiary, SU Macao, since April 2022 and March 2025, respectively. Mr. Kong has served as the general manager of Fortune Jet since August 2019, principally responsible for managing the day-to-day operations of Fortune Jet. Mr. Kong joined Shine Union in October 2018 and is currently general manager of Shine Union, mainly responsible for the operational management, financial management and corporate governance of Shine Union. Mr. Kong has over 20 years of experience in security-related engineering services industry and has extensive experience in financial management and corporate governance. From September 2005 to September 2018, Mr. Kong worked at Chubb Hong Kong Limited, a company engaged in design, integration and installation of security and fire safety systems. With his last position as a senior manager in the electronic security division, Mr. Kong was mainly responsible for general management, financial planning and analysis and corporate governance. Mr. Kong was admitted as a member and a fellow member of the Association of Chartered Certified Accountants in February 2012 and February 2017, respectively. He was also admitted as a member of the Hong Kong Institute of Facility Management in December 2022, as a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants in May 2019 and as an associate member of the BEAM Society Limited in April 2018. In addition, he is currently a member of the Chartered Professional Accountants of British Columbia, Canada and an international associate of The American Institute of Certified Public Accountants. Mr. Kong obtained a degree of Bachelor of Arts with Honors in Finance with Mathematics with first class honors from the University of Stirling in the United Kingdom in June 2005.

Mr. Koo Lon Tien has served as our Chief Operating Officer since February 2023. Mr. Koo has served as marketing director for Shine Union since April 2021 and served as marketing manager for Shine Union from September 2004 to March 2021, providing strategic plans and sales and marketing/relationship management. Mr. Koo has over 30 years of experience in engineering and manufacturing and corporate management and he has worked in different companies engaging in sales and manufacturing of engineering systems and electronic components. From March 1993 to October 2022, Mr. Koo served as director of Asean Limited, a Hong Kong trading company specialized in security engineering products. From May 2004 to November 2020, Mr. Koo worked at Precision International Holdings Ltd., a private Hong Kong company specializing in customized electronic transformers and inductors, where he served as operations manager from May 2004 to December 2007, director from January 2008 to December 2012, legal representative of China facility from January 2018 to November 2020, and general manager from January 2008 to November 2020. From January 2008 to March 2017, Mr. Koo served as director of Schott Holdings Ltd., the former holding company of Precision International Holdings Ltd. Mr. Koo obtained a degree of Bachelor of Engineering in Mechanical Engineering from The Polytechnic of Central London in the United Kingdom in June 1989.

Mr. To Hoi Pan serves as one of our independent directors as of the date of this prospectus. Since July 2015, Mr. To has served as company secretary and Chief Financial Officer of, and, since March 2017, as Executive Director of Amuse Group Holding Limited (HKG: 8545), a company specializing in the design, marketing, and distribution of toys. From May 2013 to June 2015, Mr. To served as Chief Financial Officer of China Internet Investment Finance Holdings Ltd. (HKG: 0810) (formerly known as Opes Asia Development Limited), a Hong Kong public company engaged in investing in equity and debt instruments of public and private companies in Hong Kong. From July 2011 to February 2013, Mr. To served as a consultant at Timex Corporate Consulting Limited, a provider of financial, accounting and secretarial services in Hong Kong. From April 2004 to June 2011, Mr. To served as an accounting manager at China Everbright Water Limited (formerly known as Bio-Treat Technology Limited), a company specializing in wastewater treatment in mainland China. Mr. To obtained a degree of Bachelor of Commerce in Accountancy from University of Wollongong in Australia in December 1999. Mr. To is currently a certified practising accountant of the CPA Australia and a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants.

Mr. Mark Allen Brisson serves as one of our independent directors as of the date of this prospectus. Since April 2025, Mr. Brisson has served as an Independent Non-executive Director of Concorde International Group Limited (Nasdaq: CIGL) and, since June 2024, as a Non-executive Director of Intelligent Monitoring Group Limited (ASX: IMB). Since December 2020, Mr. Brisson has been a consultant in the Electronic Security and Life Safety segment and serves as an advisor to Kaizntree Limited, a business inventory management software company. From December 2016 to November 2020, Mr. Brisson served as President of Chubb Fire and Security (Australia and New Zealand), an international provider of security and fire safety products and solutions. From December 2013 to December 2016, Mr. Brisson served as President of Building & Industrial Services divisions of United Technologies Corporation (Australia and New Zealand), including Chubb Field business, Otis Elevators, Carrier HVAC and Fire and Security Products. From May 2010 to December 2013, Mr. Brisson served as President of the divisions of Chubb Cash in Transit, Fire Systems Installation, Fire Service, Electronic Security, Monitoring and Security products of the United Technologies Corporation (Australia and New Zealand), an international provider of security and fire safety products and solutions. From June 2006 to April 2010, Mr. Brisson served as Managing Director of the UTC Fire and Security in Hong Kong, Macau, Taiwan and Guangdong. From December 2004 to June 2006, Mr. Brisson served as a general manager of Chubb Hong Kong Electronic Security, an international supplier of fire safety and security solutions. Mr. Brisson obtained a degree of Bachelor of Arts in Political Science from Simon Fraser University in Canada in 1989. Mr. Brisson is a Fellow of the Hong Kong Institute of Directors.

Ms. Tse Sui Man serves as one of our independent directors as of the date of this prospectus. Since February 2025, Ms. Tse has served as a finance and operation manager of Utopian Express Company Limited, a logistics services provider in Hong Kong. From September 2017 to February 2023, Ms. Tse served as the financial controller and company secretary of Altus Holdings Limited (HKG: 8149), an investment holding company in Hong Kong specializing in proprietary investments and advisory and consulting. From August 2016 to September 2017, Ms. Tse served as group financial analyst for Jardine Schindler Group, an elevator and moving walks manufacturing company in Hong Kong. From December 2013 to August 2016, Ms. Tse worked at PricewaterhouseCoopers (Hong Kong) and her last position was audit senior associate. From September 2012 to December 2013, Ms. Tse worked as audit associate at Deloitte Touche Tohmatsu (Hong Kong). Ms. Tse obtained a degree of Bachelor of Arts in Accountancy and Management Information System from the City University of Hong Kong in Hong Kong in June 2012. Ms. Tse is currently a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, officers or other person pursuant to which such person was selected to serve as a director or officer.

Board of Directors

Duties of Directors

Under Cayman Islands law, our board of directors has the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Under Cayman Islands law, directors owe the following fiduciary duties: (i) duty to act in good faith in what the director believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (v) duty to exercise independent judgment. In addition to the above, directors also owe a duty to act with skill, care and diligence. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders, provided that there is full disclosure by the directors. Our amended and restated memorandum and articles of association provides that following such disclosure and subject to any special requirement for Audit Committee approval under applicable law or the listing rules of Nasdaq, and unless disqualified by the chairperson of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum of the meeting. You should refer to “Description of Securities — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we qualify for exemptions from certain corporate governance requirements. Public companies that qualify as a “controlled company” with securities listed on Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company must have a nominating and governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company must have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Our controlling shareholder beneficially owns 62.24% of our total issued and outstanding ordinary shares, representing 98.79% of the total voting power. Upon the closing of this offering, and assuming the sale of all the securities being offered hereby, our controlling shareholder will beneficially own 12.21% of our total issued and outstanding ordinary shares, representing 87.31% of the total voting power. As a result, we will remain a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our controlling shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Composition of our Board of Directors and Committees of the Board of Directors

As of the date of this prospectus, our board of directors consists of five directors, including two executive directors and three independent directors. We have also established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee of the board of directors as of the date of this prospectus. We have adopted a charter for each of the three committees. Each of the committees of our board of directors shall have the composition and responsibilities described below.

Audit Committee. Mr. To Hoi Pan, Mr. Mark Allen Brisson and Ms. Tse Sui Man serve as members of our Audit Committee with Ms. Tse Sui Man serving as the chairperson of the Audit Committee. Each of our Audit Committee members satisfies the “independence” requirements of the Nasdaq listing rules and meets the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors has determined that Ms. Tse Sui Man qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	overseeing our cybersecurity and information security policies;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the board.

Compensation Committee. Mr. To Hoi Pan, Mr. Mark Allen Brisson and Ms. Tse Sui Man serve as members of our Compensation Committee with Mr. Mark Allen Brisson serving as the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our Chief Executive Officer and other officers;

●	advising the board whether the clawback provisions of Rule 10D-1 under the Exchange Act are triggered based upon a financial statement restatement or other financial statement change;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements; and

●	selecting a compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Mr. To Hoi Pan, Mr. Mark Allen Brisson and Ms. Tse Sui Man serve as members of our Nominating and Corporate Governance Committee, with Mr. To Hoi Pan serving as the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

●	evaluating the performance and effectiveness of the board as a whole.

Duties of Directors

Under Cayman Islands law, our board of directors has the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Board Oversight of Cybersecurity Risks

The management of the operation and the business affairs of a Cayman Islands company lies within the power of its board of directors. Directors of companies incorporated under the Companies Act are subject to both statutory obligations under the Companies Act as well as fiduciary duties under the common law to the extent applicable to Cayman Islands companies. In addition to the statutory duties which include duties such as reporting obligations, the maintenance of internal company registers, accounting requirements, etc., directors of Cayman Islands companies owe fiduciary duties including the duty to act in good faith and in the best interests of the company as well as a duty to act with care, skill and diligence under English common law principles. Maintaining sufficient protection against the increasing risks associated with cybercrime is clearly one of the key challenges to the commercial world and hence, oversight of cybersecurity risks is inevitably the duty of the Company’s board of directors, including its independent directors. The independent directors oversee our cybersecurity risk management as of the date of this prospectus.

Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. In addition to regular reports from each of the board’s committees, the board receives regular reports from our management on material cybersecurity risks and the degree of our exposure to those risks, including in connection with our supply chain, suppliers and other service providers. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. Management also works with third party service providers, i.e., software companies who provide software and antivirus support to the Company to ensure appropriate controls are in place and to regularly monitor network activities. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees in accordance with the rules of Nasdaq and the SEC. The code of ethics codifies the business and ethical principles that govern all aspects of our business. The code of ethics codifies the business and ethical principles that govern all aspects of our business, a copy of which has been filed as an exhibit to our registration statement on Form F-1 for this offering. You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors. Our directors are not subject to a set term of office and hold office until the next general meeting called for the appointment of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the director resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Employment Agreements

On March 1, 1999, Mr. Chan Ming Dave and Shine Union entered into a letter of appointment. Pursuant to the letter, Mr. Chan serves as the general manager for a fixed base salary in the amount of HK$20,000 per month plus bonus. Mr. Chan is also entitled to annual leave and contribution to the mandatory provident fund. Either party may terminate the employment by giving the other party one month’s advance notice, or a payment of one month’s salary in lieu of notice. As of April 2023, Mr. Chan’s monthly salary has been adjusted to HK$93,000.

On October 2, 2018, Mr. Kong Wing Fai and Shine Union entered into an employment letter, Pursuant to the letter, Mr. Kong serves as the assistant general manager for a fixed base salary in the amount of HK$54,000 per month. Mr. Kong is also entitled to bonuses in fixed amount and a fixed percentage of the net profit of the company, in sole discretion of the company. Mr. Kong is also entitled to annual leave and contribution to the mandatory provident fund. Either party may terminate the employment by giving the other party two month’s advance notice, or a payment of two month’s salary in lieu of notice.

On April 1, 2021, Mr. Koo Lon Tien and Shine Union entered into a letter of employment. Pursuant to the letter, Mr. Koo serves as the marketing director for a fixed base salary in the amount of HK$48,000 per month plus bonus. Mr. Koo is also entitled to annual leave and contribution to the mandatory provident fund. Either party may terminate the employment by giving the other party two month’s advance notice in writing, or payment in lieu of notice, in the amount mutually agreed upon by both parties.

As of the date of this prospectus, the abovementioned employment agreements have been terminated.

Each of Mr. Chan Ming Dave, Mr. Kong Wing Fai and Mr. Koo Lon Tien has entered into an executive officer service agreement and supplement to service agreement with our Company on November 21, 2023 and October 10, 2024 respectively, the form of which has been filed as an exhibit to our registration statement of which this prospectus forms a part and incorporated herein by reference. The terms and conditions of such executive officer service agreements are similar in all material respects. Each executive officer service agreement is for an initial term of one year and shall continue thereafter until terminated by our Company or our director/executive officer, each giving to the other at least three months’ prior written notice or otherwise in accordance with the terms thereof. Under the executive officer service agreements, the annual salary of each executive officer is as follows:

Mr. Chan Ming Dave	HK$ 1,587,192
Mr. Kong Wing Fai	HK$ 1,270,176
Mr. Koo Lon Tien	HK$ 817,896

Compensation of Directors and Officers

For the fiscal years ended September 30, 2022, 2023, 2024, and 2025, we paid an aggregate of HK$3.5 million, HK$4.0 million, HK$5.0 million, HK$6.3 million, respectively, in cash (including salaries and mandatory provident fund contributions) to our directors and officers. Our Hong Kong subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her mandatory provident fund. We have not made any agreements with our directors or officers to provide benefits upon termination of employment. As of the date of this prospectus, we are in compliance with all relevant laws and regulations regarding such benefits.

Equity Compensation Plan Information

We adopted our 2024 Equity Incentive Plan (the “2024 Plan”) in November 2024, to attract and retain best available personnel, provide additional incentives to employees, officers, directors and consultants and promote the success of our business. On September 16, 2025, the 2024 Plan was amended to (i) increase of the Plan Limit to 500,000 Class A Ordinary Shares of HK$0.10 each, (ii) to confer voting rights on all shares issued under the 2024 Plan and (iii) to amend the definition of “Securities.”

Set forth below is a summary of the key terms of the 2024 Plan:

Authorized Shares. Under the 2024 Plan, the maximum number of Class A ordinary shares authorized is 500,000.

Type of Awards. The 2024 Plan permits the awards of options, restricted shares, restricted share units and local awards.

Plan Administration. Our board of directors or a committee which will be constituted according to the applicable laws administers the 2024 Plan (the “Administrator”). The Administrator may delegate limited authority over the day-to-day administration of the 2024 Plan to other subcommittees or specified officers. Under the 2024 Plan, the Administrator has the authority to, among other things, determine fair market value, determine the eligibility for participants, select the service providers to whom awards may be granted, determine the type and number of shares or shares unit to be covered by each award granted under the 2024 Plan, approve forms of award agreements under the 2024 Plan, determine the terms and conditions of any award granted under the Plan, including the vesting schedule, vesting conditions, the time or times when awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions, cancellation or repurchase restrictions.

Eligibility. Employees, officers, directors of our group and consultants are eligible to participate in the 2024 Plan.

Plan Amendment or Termination. The Administrator may at any time amend, alter, suspend or terminate the 2024 Plan.

The table below summarizes the number of restricted shares awarded to our directors and executive officers:

Name of Participant	Position	Number of Restricted Shares	Grant Date
Chan Ming Dave**+	Chairman and Chief Executive Officer	100,000	December 9, 2024
Kong Wing Fai*+	Director, Company Secretary, and Chief Financial Officer	40,000	December 9, 2024
Koo Lon Tien*+	Chief Operation Officer	30,000	December 9, 2024
Mark Allen Brisson*	Independent Director	10,000	December 9, 2024
To Hoi Pan*	Independent Director	10,000	December 9, 2024
Tse Sui Man*	Independent Director	10,000	December 9, 2024
Total		200,000

____________

Note:

* The Company effected a share consolidation, share capital increase, and share capital alteration effective as of 12:01 am Eastern Time on August 25, 2025 and the current position held by these individuals based on the Company’s current total shares issued and outstanding is less than 1%. * indicates less than 1% of our total outstanding shares on an as-converted basis.

** Mr. Chan’s 100,000 shares were converted to 10,000 Class A ordinary shares. However, his voting power, taking into account all of his Class B ordinary shares in addition to his Class A ordinary shares, is 98.79%

+ As of the date of this prospectus Chan Ming Dave, Kong Wing Fai, and Koo Lon Tien own 10,000, 4,000, and 42,070 Class A ordinary shares, respectively.

Outstanding Equity Awards at Fiscal Year-End

We do not have any outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A ordinary shares and Class B ordinary shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of ordinary shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our ordinary shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our ordinary shares will purchase shares in this offering. In addition, the following table assumes that the option to purchase additional shares has not been exercised. Holders of our ordinary shares are entitled to one vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by such person, subject to applicable community property laws.

	Ordinary Shares Beneficially Owned Prior to The Offering(2)				Ordinary Shares Beneficially Owned After The Offering(3)
Name of Beneficial Owners(1)	Number of Class A ordinary shares	Number of Class B ordinary shares	Combined %	Combined Voting %	Number of Class A ordinary shares	Number of Class B ordinary shares	Combined %	Combined Voting %
5% or Greater Shareholders:
Exceptional Engineering Limited(4)	—	842,280	57.50%	92.26%	—	842,280	11.28%	81.54%
DC & Partners Incorporation Limited(5)	—	59,400	4.06%	6.51%	—	59,400	0.80%	5.75%
Directors and Officers
Mr. Chan Ming Dave(6)	10,000	—	0.68%	0.02%	10,000	—	0.13%	0.02%
Mr. Kong Wing Fai	4,000	—	0.27%	0.01%	4,000	—	0.05%	0.01%
Mr. Koo Lon Tien	42,070	—	2.87%	0.09%	42,070	—	0.56%	0.08%
Mr. To Hoi Pan	1,000	—	0.07%	0.00%	1,000	—	0.01%	0.00%
Mr. Mark Allen Brisson	1,000	—	0.07%	0.00%	1,000	—	0.01%	0.00%
Ms. Tse Sui Man	1,000	—	0.07%	0.00%	1,000	—	0.01%	0.00%
All directors and officers as a group (6 persons)	59,070	901,680	65.59%	98.90%	59,070	901,680	12.87%	87.41%

____________

(1)	Except as otherwise indicated below, the business address of our directors and officers is 7th Floor, The Rays, No. 71 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

(2)	Applicable percentage of ownership is based on 563,092 Class A ordinary shares and 901,680 Class B ordinary shares outstanding as of the date of this prospectus.

(3)	Applicable percentage of ownership is based on 6,563,092 Class A ordinary shares and 901,680 Class B ordinary shares outstanding immediately after the offering (assuming full exercise of the Pre-Funded Warrants and no exercise of the Warrants offered in this offering).

(4)	The registered address of Exceptional Engineering Limited, a British Virgin Islands company, is Craigmuir Chamber, Road Town, Tortola, VG 1110, British Virgin Islands.

(5)	The registered address of DC & Partners Incorporation Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(6)	Mr. Chan Ming Dave, our Chairman of the board of directors and Chief Executive Officer, is the sole shareholder of Exceptional Engineering Limited and DC & Partners Incorporation Limited and holds the voting and dispositive power over the ordinary shares held by such entities.

RELATED PARTY TRANSACTIONS

In addition to the director and officer compensation arrangements discussed in “Compensation of Directors and Officers,” we describe below the related party transactions of our company and our subsidiaries that occurred during the past three full fiscal years, and the six months ended March 31, 2025.

Set forth below are our related party transactions that occurred since the beginning of our preceding three fiscal years up to the date of September 30, 2024, and the six months ended March 31, 2025.

Amounts due from related parties

Amounts due from related parties represented current accounts with related parties, which are used for daily operations, as follows:

	As of September 30,			As of March 31,
	2022	2023	2024	2025
	HK$	HK$	HK$	HK$
Exceptional Engineering Limited	15,210	—	—	—
Ms. Yam Fung Yee Carrie*	7,600	—	—	—
	22,810	—	—	—
____________

*	Ms. Yam Fung Yee Carrie is Mr. Chan Ming Dave’s family member.

Amount due to a related party

Amount due to a related party represented a current account with a related party, which is used for daily operations, as follows:

	As of September 30,			As of March 31,
	2022	2023	2024	2025
	HK$	HK$	HK$	HK$
Mr. Chan Ming Dave	195,958	—	—	—

Leases from related parties

The Group has various agreements for the leases of office, workshops and warehouse owned by Mr. Chan Ming Dave and/or Ms. Yam Fung Yee Carrie. The terms of the agreements in effect as of the date of this prospectus state that the Group will continue to lease the properties at a monthly rent of HK$33,000 in total with annual rental expenses at HK$396,000 in total.

The details of leases from related parties in effect as of the date of this prospectus are as below:

Lessee	Lessor	Rent Period		Monthly Rental
		From	To
				HK$
Shine Union	Mr. Chan Ming Dave and Ms. Yam Fung Yee Carrie	June 1, 2025	March 31, 2026	13,000
Shine Union	Mr. Chan Ming Dave and Ms. Yam Fung Yee Carrie	April 1, 2025	March 31, 2026	20,000

The lease expenses charged by the above related parties during the years ended September 30, 2022, 2023, and 2024, and the six months ended March 31, 2025, was HK$829,600, HK$899,970, HK$846,000, and HK$198,000, respectively.

As of September 30, 2022, 2023, and 2024, and March 31, 2025, no operating lease ROU assets and operating lease liabilities of leases from related parties were recognized on the balance sheets since all of these leases were short-term leases.

Share Issuances

See “Description of Securities — History of Securities Issuances.”

Employment Agreements

See “Management — Employment Agreements.”

DESCRIPTION OF SECURITIES

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by our memorandum and articles of association, as amended from time to time and the Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is HK$75,000,000 divided into 750,000,000 shares of par value HK$0.10 each, comprising of 749,098,320 Class A ordinary shares of par value HK$0.10 each (the “Class A Ordinary Shares”) and 901,680 Class B ordinary shares of par value HK$0.10 each (the “Class B Ordinary Shares”). As of the date of this prospectus, 563,092 Class A Ordinary Shares and 901,680 Class B Ordinary Shares were issued and outstanding. All Class A Ordinary Shares and Class B Ordinary Shares are together hereinafter referred to as “ordinary shares”. The following are summaries of material provisions of our amended and restated memorandum and articles of association (current effective) and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General.

Our share capital is divided into two classes of shares: Class A Ordinary Shares and Class B Ordinary Shares. The Class A Ordinary Shares and Class B Ordinary Shares generally rank pari passu with each other, except as expressly provided in our amended and restated memorandum and articles of association.

Holders of Class A Ordinary Shares are entitled to:

(a)	one (1) vote per share at general meetings of the Company,

(b)	such dividends as may be declared by our board of directors,

(c)	participate in the distribution of the surplus assets of the Company in the event of a winding up or dissolution of the Company.

Holders of Class A Ordinary Shares generally enjoy all other rights attaching to shares under our amended and restated memorandum and articles of association.

Holders of Class B Ordinary Shares have the following rights:

(a)	Holders of Class B Ordinary Shares are entitled to fifty (50) votes per share at general meetings of the Company. Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class except where required otherwise by applicable law or our memorandum and articles of association.

(b)	Class B Ordinary Shares may be converted into Class A Ordinary Shares at the option of the holder at any time and without the payment of any additional sum, on a one-for-one basis. Class A Ordinary Shares cannot be converted into Class B Ordinary Shares.

(c)	Upon any sale, transfer, assignment, or disposition of Class B Ordinary Shares to any person or entity, such shares will automatically and immediately convert into an equal number of Class A Ordinary Shares unless the Board of Directors and the holder consent in writing to the retention of Class B Ordinary Shares by the transferee.

(d)	In connection with any Change of Control Transaction (as defined in our amended and restated memorandum and articles of association), Class A Ordinary Shares and Class B Ordinary Shares shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to Members. Any merger or consolidation of the Company with or into any other entity, which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Ordinary Shares and by the affirmative vote of the holders of a majority of the outstanding Class B Ordinary Shares, each voting separately as a class, unless (i) the Class A Ordinary Shares and Class B Ordinary Shares remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Ordinary Shares and Class B Ordinary Shares, respectively.

(e)	If the Company in any manner subdivides or combines the outstanding Class A Ordinary Shares or Class B Ordinary Shares, the outstanding shares of the other such class will concurrently therewith be proportionately subdivided or combined in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Ordinary Shares and the holders of the outstanding Class B Ordinary Shares on the record date for such subdivision or combination, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding Class A Ordinary Shares and by the affirmative vote of the holders of a majority of the outstanding shares

Class A Ordinary Shares and Class B Ordinary Shares rank equally in all other respects, including rights to dividends, liquidation proceeds, and other financial or economic entitlements unless explicitly stated otherwise in our amended and restated memorandum and articles of association.

Any amendments to the rights of either class of shares are subject to the provisions of our amended and restated memorandum and articles of association, including the requirement for approval by special resolution.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our amended and restated articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit and/or share premium account, provided that in no circumstances may a dividend be paid out of the above premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. A poll may be demanded by:

●	the chairperson of such meeting;

●	by at least three shareholders present in person or by proxy for the time being entitled to vote at the meeting;

●	by shareholder(s) present in person or by proxy representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

●	by shareholder(s) present in person or by proxy and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

Any ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association, changing the name of the Company, a reduction of our share capital, or the winding up of our company.

There are no limitations on non-residents or foreign shareholders in our amended and restated memorandum and articles of association to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date (if any) for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in the Company have been paid.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by our board of directors. A general meeting or any class meeting may also be held by means of such telephone, electronic, or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting constitutes presence at such meeting.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Unless certain requirements are met to allow shorter notice for the convening of a general meeting, advance notice of at least fourteen clear days is required for the convening of our annual general meeting (if any) and any extraordinary general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third in nominal value of the total issued voting shares in our company throughout the meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine. The period of 30 days may be extended for a further period or periods not exceeding 30 days in respect of any year if approved by the shareholders by ordinary resolution.

Winding Up; Liquidation. Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them, respectively.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our directors may from time to time make calls on our shareholders in respect of any moneys unpaid on their shares including any premium in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Companies Act and our amended and restated memorandum and articles of association permit us to purchase our own shares. In accordance with our amended and restated articles of association, provided the necessary shareholders or board approval have been obtained and requirements under the Companies Act have been satisfied, we may issue shares on terms that are subject to redemption at our option on such terms and in such manner as may be determined by our board of directors.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our amended and restated memorandum and articles of association has provisions that provide our shareholders the right to inspect our register of members without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued ordinary shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. Our amended and restated memorandum and articles of association also authorize our board of directors to establish from time to time one or more classes of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including, among other things.

●	the designation of the series

●	the number of shares of the series

●	the dividend rights, dividend rates, conversion rights, voting rights, and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. The existence of authorized but unissued and unreserved shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Further, shareholders will have no right under the amended and restated memorandum and articles of association to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship, or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Description of Securities We are Offering

Units

We are offering up to 6,000,000 Units (the “Units”), each Unit consisting of one Pre-Funded Warrant and two Warrants. Each Pre-Funded Warrant will be exercisable for one Class A ordinary share. No warrant for fractional Class A ordinary shares will be issued, rather warrants will be issued only for whole Class A ordinary shares. We are also registering the Class A ordinary shares issuable from time to time upon exercise of the Pre-Funded Warrants and the Warrants offered hereby.

Ordinary Shares

The material terms and provisions of our Class A ordinary shares that are being offered are described under the section “Description of Securities – Class A ordinary shares” in this prospectus.

Warrants

The following is a summary of certain terms and provisions of the Warrants forming part of the Units that are being offered and is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrants for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant offered hereby will have an assumed exercise price equal to $6.10. The Warrants will be immediately exercisable and may be exercised until the one-year anniversary of the issuance date. The exercise price and number of Class A ordinary shares issuable upon exercise of the Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Class A ordinary shares and the exercise price. The Warrants will be issued separately from the Class A ordinary shares or the Pre-Funded Warrants, respectively, and may be transferred separately immediately thereafter. The Warrants will be issued in certificated form.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Class A ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Class A ordinary shares immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding Class A ordinary shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance or resale of the Class A ordinary shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Class A ordinary shares determined according to a formula set forth in the Warrants.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fractional Shares

No fractional Class A ordinary shares will be issued upon the exercise of the Warrants. Rather, the number of Class A ordinary shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of the holder’s ownership of our Class A ordinary shares, such holder of the Warrants does not have the rights or privileges of a holder of our Class A ordinary shares, including any voting rights, until such holder exercises such holder’s Warrants.

Waivers and Amendments

No term of the Warrants may be amended or waived without the written consent of the holder.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants forming part of the Units being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant forming part of the Units offered hereby will have an exercise price per ordinary share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of Class A ordinary shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Class A ordinary shares and the exercise price. The Pre-Funded Warrants will be issued in certificated form.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Class A ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Class A ordinary shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our Class A ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of Class A ordinary shares determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares

No fractional shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, at our election, the number of Class A ordinary shares to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants. We do not intend to list the Pre-Funded Warrants on any securities exchange or other trading market. We do not expect an active trading market to develop for the Pre-Funded Warrants. Without an active trading market, the liquidity of these securities will be limited. The Class A ordinary shares issuable upon exercise of the Pre-Funded Warrants are currently traded on the Nasdaq Stock Market LLC.

Right as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of Class A ordinary shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Class A ordinary shares, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on our Class A ordinary shares.

Exclusive Forum Provision

The Warrants and the Pre-Funded Warrant (each forming part of the Units) provides that “[e]ach party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees, or agents) shall be commenced exclusively in the courts of the State of New York and of the United States of America, in each case sitting in the City and County of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.”

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and you will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Therefore, this provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

The exclusive forum provision in the Warrants and the Pre-Funded Warrant will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ Warrants have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in the Warrants and the Pre-Funded Warrant to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

Fee Shifting Provision

The Warrants and the Pre-Funded Warrants provide that “[i]f either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit, or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation, and prosecution of such action or proceeding.”

NOTWITHSTANDING, THE FEE SHIFTING PROVISION CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION, THE WARRANTS, AND THE PRE-FUNDED WARRANTS WOULD NOT APPLY TO “INTERNAL CORPORATE CLAIMS” AS DEFINED IN SECTION 109(B) OF THE DELAWARE GENERAL CORPORATION LAW.

The phrase “attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding” means the fees and expenses of counsel to the Company and any other parties asserting a claim pursuant to the terms of the Warrants and the Pre-Funded Warrants, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act.

There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought pursuant to the terms of the Warrants and the Pre-Funded Warrants, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought pursuant to the terms of the Warrants and the Pre-Funded Warrants, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

In the event you initiate or assert a claim against us, in accordance with the dispute resolution provisions contained in the Warrants and the Pre-Funded Warrants, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision of the Warrants and the Pre-Funded Warrants could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN THE WARRANTS AND THE PRE-FUNDED WARRANTS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF CLASS A ORDINARY SHARES OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION, THE WARRANTS, AND THE PRE-FUNDED WARRANTS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

Data Protection in the Cayman Islands — Privacy Notice

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands (the “DPA”), based on internationally accepted principles of data privacy.

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in us, this will be relevant for those individuals and you should transit the content of this privacy notice to such individuals or otherwise advise them of its content.

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Differences in Corporate Law

The Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits merger and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by shareholders representing three-fourths in value of each class of shares or a majority in number of each class of creditors who must in addition represent three-fourths in value of each class (as the case may be) with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such that an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a takeover offer is made and accepted by holders of not less than 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Directors’ Fiduciary Duties. Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law provides that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held. Our amended and restated articles of association provide that any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with our amended and restated articles of association and the Companies Act and may not be taken by written resolution of shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a general meeting or requisition a general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our amended and restated articles of association do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a resolution passed by not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

On March 11, 2021, we issued one ordinary share to Charlotte Cloete, a representative of the registered office provider in the Cayman Islands, who transferred same to Exceptional Engineering Limited on the same day, of which, Mr. Chan Ming Dave, our Chairman of the board of directors and Chief Executive Officer, is the sole shareholder and director. On April 16, 2021, we issued 949 ordinary shares to Exceptional Engineering Limited. On April 29, 2021, we issued 25 ordinary shares to Mr. Koo Lon Tien and 25 ordinary shares to Ms. Chan Wai Ling.

On February 27, 2023, we issued 8,550 ordinary shares to Exceptional Engineering Limited and 450 ordinary shares to Mr. Koo Lin Tien. On the same day, Ms. Chan Wai Ling transferred her entire interest in the Company to Mr. Koo Lon Tien. In February and March 2023, Exceptional Engineering Limited and Mr. Koo Lon Tien also effectuated a series of share transfers. On June 20, 2023, we issued an aggregate of 11,990,000 ordinary shares to the existing shareholders of the Company. Upon completion of the abovementioned share issuance and share transfers, Mr. Chan Ming Dave owns 75.14% equity interests of our company, through Exceptional Engineering Limited and DC & Partners Incorporation Limited. Minority shareholders own 24.86% of the Company in total. Other than Mr. Chan Ming Dave, the members of management body own an aggregate of 8.06% of the Company, among which, Mr. Koo Lon Tien owns 4.36%, Mr. Kong Wing Fai owns 1.00%, Mr. Au Yeung Wai Kit, Mr. Kong Wai Lun, Ms. Kwong Hoi Lam, and Mr. Leung Yuet Wai each owns 0.40%, respectively, Mr. Chu Hon Wai, Mr. Liu Chun Ming and Mr. Ng Chi Keung each owns 0.30%, respectively, and Ms. Chan Shuk Jing Connie, Mr. Chot Kin Tak Alfred each owns 0.10%, respectively. As of the date of this prospectus, Mr. Chan Ming Dave owns 10,000 Class A ordinary shares and 901,680 Class B ordinary shares and a total of 62.24% of the equity interests of our company, through Exceptional Engineering Limited and DC & Partners Incorporation Limited. Minority shareholders own the remaining 37.76% of the Company. Other than Mr. Chan Ming Dave, the members of management own an aggregate of 3.35% of the Company, among which, Mr. Koo Lon Tien owns 2.87%, Mr. Kong Wing Fai owns 0.27%, Mr. To Hoi Pan, Mr. Mark Allen Brisson and Ms. Tse Sui Man each owns 0.07%, respectively. Mr. Chan is the sole shareholder who owns Class B ordinary shares through Exceptional Engineering Limited and DC & Partners Incorporation Limited.

On April 26, 2024, we issued 397,500 ordinary shares to Chengdu Xiaohou Information Technology Limited as a service fee for providing market research consultancy services.

On August 25, 2025, the Company effectuated the 2025 Reverse Stock Split. On August 25, 2025, immediately following the 2025 Reverse Stock Split, the Company also effectuated a capital share increase pursuant to which, the Company increased its authorized share capital from HK$7,500,000 divided into 75,000,000 shares of a nominal or par value of HK$0.10 each to HK$75,000,000 divided into 750,000,000 Consolidated Shares.

On August 25, 2025, immediately following the Share Capital Increase, the Company also

(i)	re-designated the authorized share capital of the Company from HK$75,000,000 divided into 750,000,000 Consolidated Shares, to 749,098,320 Class A ordinary shares, par value HK$0.10 each and 901,680 Class B ordinary shares, par value HK$0.10 each, in each case having the respective rights and privileges and being subject to the M&A Amendments;

(ii)	re-designated the issued and outstanding Consolidated Shares held by the shareholders of the Company as follows:

a.	842,280 Consolidated Shares held by Exceptional Engineering Limited were re-designated as 842,280 Class B ordinary shares and 59,400 Consolidated Shares held by DC & Partners Incorporation Limited were re-designated as 59,400 Class B ordinary shares; and

b.	each Consolidated Share which was registered in the name of a shareholder (excluding the Consolidated Shares re-designated as Class B ordinary shares pursuant to the foregoing paragraph (a)), were re-designated as a Class A ordinary share registered in the name of the relevant shareholder;

(iii)	amended the amended and restated memorandum and articles of association of the Company.

On December 9, 2024, under the 2024 Plan, the Company issued 10,000 Class A Ordinary Shares to Chan Ming Dave, 4,000 Class A Ordinary Shares to Kong Wing Fai, 3,000 Class A Ordinary Shares to Koo Lon Tien, 1,000 Class A Ordinary Shares to To Hoi Pan, 1,000 Class A Ordinary Shares to Mark Allen Brisson, and 1,000 Class A Ordinary Shares to Tse Sui Man. All shares issued on December 9, 2024 have been adjusted for the share capital alteration that became effective on August 25, 2025. Following the 2025 Reverse Stock Split, the Plan Limit (as defined in the Plan) adjusted from 1,000,000 Class A Ordinary Shares to 100,000 Class A Ordinary Shares of which 20,000 Class A ordinary Shares were issued on an adjusted basis as described in the previous sentence. On September 16, 2025, the Company issued 80,000 Class A ordinary shares under the 2024 Plan to certain consultants pursuant to the Company’s registration statement on Form S-8 (File No. 333-283354) and amended the 2024 Plan to (i) increase of the Plan Limit to 500,000 Class A Ordinary Shares of HK$0.10 each, (ii) to confer voting rights on all shares issued under the 2024 Plan and (iii) to amend the definition of “Securities.”

Listing

Our Class A ordinary shares have been approved for listing on the Nasdaq Capital Market under the symbol “SUGP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A ordinary shares is Transhare Corporation. The transfer agent and registrar’s address is Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater, Florida 33764.

TAXATION

The following discussion of material Cayman Islands, Hong Kong and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. Unless otherwise noted in the following discussion, to the extent that the discussion relates to matters of Hong Kong tax law, it represents the opinion of Watson Farley & Williams LLP; to the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands. No stamp duty is payable in respect of the issue of our securities or on an instrument of transfer in respect of our securities provided our company does not hold any interest in land in the Cayman Islands.

The Company been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, being March 24, 2021, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation shall apply to our Company or its operations; and that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding, in whole or in part of, any relevant payment as defined in the Tax Concessions Act of the Cayman Islands.

Hong Kong Taxation

The taxation of income and capital gains of holders of ordinary shares is subject to the laws and practices of Hong Kong and of jurisdictions in which holders of ordinary shares are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions under Hong Kong laws is based on current law and practice, is subject to changes therein and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in the ordinary shares. Accordingly, each prospective investor (particularly those subject to special tax rules, such as banks, dealers, insurance companies, tax-exempt entities and holders of 10% or more of our voting capital stock) should consult its own tax advisor regarding the tax consequences of an investment in the ordinary shares. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. There is no reciprocal tax treaty in effect between Hong Kong and the United States.

Tax on Dividends

Under the current practices of the Inland Revenue Department of the Hong Kong Government, no tax is payable in Hong Kong in respect of dividends paid by us as a company incorporated in Cayman Islands.

Profits Tax

Entities incorporated in Hong Kong are subject to Hong Kong profits tax at a rate of 16.5% for assessable profits earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits of the first HK$2.0 million and 16.5% for any assessable profits in excess of HK$2.0 million.

Our Group’s Hong Kong subsidiaries are subject to Hong Kong profits tax on their assessable profits as reported in their statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. For one of these subsidiaries, the first HK$2.0 million of assessable profits are taxed at 8.25% and the remaining assessable profits are taxed at 16.5%, while for other subsidiaries, the entire assessable profits are taxed at 16.5%.

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our ordinary shares. This summary applies only to U.S. Holders that hold our ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the IRS with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	taxpayers subject to the applicable financial statement accounting rules under Section 451(b) of the U.S. Internal Revenue Code;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ordinary shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ordinary shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our ordinary shares will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ordinary shares. Dividends received on our ordinary shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long term if the ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the ordinary shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on our current composition of assets, subsidiaries and market capitalization (which will fluctuate from time to time), we do not expect to be or become a PFIC for U.S. federal income tax purposes. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ordinary shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition of ordinary shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our ordinary shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual IRS Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our ordinary shares.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the ordinary shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular

U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

In addition, dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

We engaged WallachBeth Capital, LLC to act as our exclusive Placement Agent to solicit offers to purchase the Securities offered by this prospectus on a reasonable best-efforts basis. Subject to the terms and conditions of the placement agency agreement dated December [●], 2025. The Placement Agent is not purchasing or selling any of the Securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of Securities, but has agreed to use its reasonable best efforts to arrange for the sale of the Securities offered hereby. Therefore, we may not sell the entire amount of Securities offered pursuant to this prospectus. The Placement Agent may engage one or more sub-placement agents or selected dealers to assist with the offering. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchase our Securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus and the documents incorporated by reference herein in connection with the purchase of our Securities in this offering.

We will deliver the Securities being issued to the investors upon receipt of such investor’s funds for the purchase of the Securities offered pursuant to this prospectus. We will deliver the Securities being offered pursuant to this prospectus upon closing. We expect this offering to be completed not later than one (1) business day following the commencement of this offering. We will deliver all Securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. We expect to deliver the Securities being offered pursuant to this prospectus on or about            , 2025.

Fees and Expenses

The following table shows the public offering price per Unit consisting of the Pre-Funded Warrant and the Warrants, Placement Agent’s fee payable by us, and proceeds before expenses to us:

Per Unit consisting of one Pre-Funded Warrant and two Warrants
Public offering price	$6.10
Placement Agent’s fee	$0.40
Proceeds before expenses to us	$5.70

(1)	We have agreed to pay the Placement Agent a total cash fee equal to six and one-half percent (6.5%) of the gross proceeds of the Units sold by us in the offering.. We have also agreed to reimburse the Placement Agent’s fee and expenses of legal counsel and other out-of-pocket expenses up to $80,000. As of the date of this prospectus, no advance against accountable expenses have been paid to the Placement Agent. Any unused portion of any advance paid to the Placement Agent shall be returned to the Company to the extent the Placement Agent’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

(2)	Does not include proceeds from the exercise of the Warrants, if any.

After deducting the Placement Agent’s fee and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $25.2 million.

Right of First Refusal

The Company has agreed to grant an irrevocable right of first refusal to the Placement Agent for a period of six (6) months after the closing of the offering, to act as sole managing underwriter and dealer manager, book-runner or sole placement agent, at the Placement Agent’s sole discretion, for any and all future public and private equity, equity-linked or debt (excluding commercial bank debt) offerings during such six (6) month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to the Placement Agent for such transactions.

Indemnification

We have agreed to indemnify the Placement Agent and specified other persons against specific liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Determination of Offering Price

The public offering price per Unit that we are offering and the exercise prices and other terms of the Pre-Funded Warrants and the Warrants were negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our Class A ordinary shares prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the Pre-Funded Warrants and the Warrants include the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Provisions

Our directors and officers and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the Placement Agent for a period of 180 days from the date of this offering.

We have agreed with the Placement Agent to be subject to a lock-up period of 30 days following the date of this prospectus. This means that, during the applicable lock-up period, we may not offer for sale, contract to sell, or sell any shares of our Class A ordinary shares, subject to certain customary exceptions. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our Class A ordinary shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of 30 days following the closing date of this offering, subject to certain exceptions.

Transfer Agent and Registrar

The transfer agent for our Class A ordinary shares is Transhare Corporation.

Nasdaq Capital Market

Our Class A ordinary shares trade on the Nasdaq under the symbol “SUGP.” On December 19, 2025, the last reported sale price of our Class A ordinary shares was $6.14 per share. We do not intend to list the Pre-Funded Warrants or Warrants on any securities exchange or other trading market.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the Placement Agent. We have also agreed to contribute to payments that the Placement Agent may be required to make for these liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

The Placement Agent and its affiliates may in the future engage in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The Placement Agent may in the future receive customary fees and commissions for these transactions. However, except as disclosed in this prospectus or in our SEC filings, we have no present arrangements with the Placement Agent for any further services.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent and the Placement Agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered hereby, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities being offered, where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding Placement Agent’s fee, expected to incur in connection with this offering. With the exception of the SEC registration fee, the Nasdaq listing fee and the filing fee payable to FINRA, all amounts are estimates.

SEC Registration Fee	US$15,163
NASDAQ Supplemental Listing Fee	US$17,000
FINRA Filing Fee	US$16,970
Legal Fees and Expenses	US$122,040
Accounting Fees and Expenses	US$19,200
Printing Expenses	US$65,000
Miscellaneous Expenses	US$8,767,627
Total	US$9,023,000

We will bear these expenses and the Placement Agent’s fee incurred in connection with the offer and sale of the Units by us.

LEGAL MATTERS

We are being represented by Nauth LPC with respect to certain legal matters as to U.S. federal securities and New York State law. The validity of the Class A ordinary shares offered by this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to Hong Kong law will be passed upon for us by Watson Farley & Williams LLP, and certain legal matters as to PRC law will be passed upon for us by Guangdong Pengshang Law Firm. Nauth LPC may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law, Watson Farley & Williams LLP with respect to matters governed by Hong Kong law, and Guangdong Pengshang Law Firm with respect to matters governed by PRC law. WallachBeth Capital, LLC is being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to U.S. federal securities and New York State law.

EXPERTS

The consolidated financial statements as of September 30, 2023 and 2024, and for each of the year in the three-year period ended September 30, 2024 included in this prospectus have been so included in reliance on the report of Marcum Asia, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Marcum Asia is 7 Penn Plaza, Suite 830, New York, NY 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Class A ordinary shares described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We anticipate making these documents publicly available, free of charge, on our website at www.sugroup.com.hk as soon as reasonably practicable after filing such documents with the SEC. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s website at http://www.sec.gov.

SU GROUP HOLDINGS LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SU GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of March 31,
	2024	2025	2025
	HK$	HK$	US$
Assets
Current assets
Cash and cash equivalents	52,338,132	40,923,581	5,260,979
Trade receivables, net	21,851,480	24,852,732	3,194,972
Inventories	47,613,381	29,912,977	3,845,498
Prepaid expenses and other current assets	5,013,876	2,532,942	325,628
Contract assets, net	6,443,947	18,038,502	2,318,961
Prepaid income tax	2,066,219	1,052,841	135,349
Total current assets	135,327,035	117,313,575	15,081,387

Non-current assets
Property and equipment, net	8,886,235	6,966,653	895,606
Intangible assets, net	268,500	231,300	29,735
Goodwill	1,271,160	1,271,160	163,415
Prepaid expenses and other non-current assets	4,462,823	2,945,680	378,685
Operating lease right-of-use assets, net	5,496,985	4,543,234	584,061
Investment in key management insurance policy	1,157,520	1,299,900	167,110
Deferred tax assets	207,702	211,753	27,222
Total non-current assets	21,750,925	17,469,680	2,245,834
TOTAL ASSETS	157,077,960	134,783,255	17,327,221

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables	8,625,685	7,686,509	988,148
Notes payables	2,355,023	631,973	81,244
Other payables	3,499,507	1,436,983	184,733
Accrued payroll and welfare	9,040,942	8,421,744	1,082,667
Operating lease liabilities – current	1,935,187	1,580,205	203,145
Contract liabilities	27,801,257	15,020,377	1,930,962
Total current liabilities	53,257,601	34,777,791	4,470,899

Non-current liabilities
Operating lease liabilities – non-current	3,004,974	2,380,571	306,037
Other payables – non-current	1,340,016	1,362,306	175,133
Deferred tax liabilities	431,717	—	—
Other liabilities	1,321,956	643,000	82,662
Total non-current liabilities	6,098,663	4,385,877	563,832
Total liabilities	59,356,264	39,163,668	5,034,731

Commitments and contingencies

Shareholders’ Equity
Class A Ordinary shares (par value of HK$0.10 per share; 749,098,320 ordinary shares authorized and 463,070 and 483,070 ordinary shares issued and outstanding as of September 30, 2024 and March 31, 2025, respectively.) *	46,307	48,307	6,210
Class B Ordinary shares (par value of HK$0.10 per share; 901,680 ordinary shares authorized and 901,680 and 901,680 ordinary shares issued and outstanding as of September 30, 2024 and March 31, 2025, respectively.) *	90,168	90,168	11,592
Shares subscription receivables	(90)	—	—
Additional paid-in capital	46,260,499	48,683,768	6,258,600
Retained earnings	51,324,812	46,797,344	6,016,088
Total SU Group Holdings Limited shareholders’ equity and total shareholders’ equity	97,721,696	95,619,587	12,292,490
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	157,077,960	134,783,255	17,327,221

*	The share amounts are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 25).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SU GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Six Months Ended March 31,
	2024	2025	2025
	HK$	HK$	US$
Revenues	91,845,615	107,912,380	13,872,804
Cost of revenues	(65,231,088)	(85,953,617)	(11,049,869)
Gross profit	26,614,527	21,958,763	2,822,935

Operating expenses
Selling, general and administrative expenses	(15,598,351)	(24,921,087)	(3,203,760)
Losses on disposal of property and equipment	(636,289)	(1,772,107)	(227,815)

Income (loss) from operations	10,379,887	(4,734,431)	(608,640)

Other income (expenses)
Other income	771,005	715,730	92,012
Finance expenses	(50,854)	(149,000)	(19,155)
Total other income, net	720,151	566,730	72,857

Income (loss) before income tax expenses	11,100,038	(4,167,701)	(535,783)
Income tax expenses	(976,169)	(359,767)	(46,250)
Net income (loss) attributable to SU Group Holdings Limited’s ordinary shareholders	10,123,869	(4,527,468)	(582,033)

Net income (loss) per share
Basic and diluted *	8.12	(3.29)	(0.42)
Weighted average number of shares
Basic and diluted *	1,246,448	1,377,058	1,377,058

*	The share amounts and per share data are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 25).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SU GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Class A Ordinary shares		Class B Ordinary shares		Shares subscription	Additional paid-in	Retained	Total SU Group Holdings Limited shareholders’
	Share *	Amount	Share *	Amount	receivables	capital	earnings	equity
		HK$		HK$	HK$	HK$	HK$	HK$
Balance as of September 30, 2024	463,070	46,307	901,680	90,168	(90)	46,260,499	51,324,812	97,721,696
Net loss	—	—	—	—	—	—	(4,527,468)	(4,527,468)
Receipt of subscription receivables	—	—	—	—	90	—	—	90
Share-based compensation	20,000	2,000	—	—	—	2,423,269	—	2,425,269
Balance as of March 31, 2025	483,070	48,307	901,680	90,168	—	48,683,768	46,797,344	95,619,587
Balance as of March 31, 2025 (US$)		6,210		11,592	—	6,258,600	6,016,088	12,292,490

	Class A Ordinary shares		Class B Ordinary shares		Shares subscription	Additional paid-in	Retained	Total SU Group Holdings Limited shareholders’
	Share *	Amount	Share *	Amount	receivables	capital	earnings	equity
		HK$		HK$	HK$	HK$	HK$	HK$
Balance as of September 30, 2023	298,320	29,832	901,680	90,168	(119,990)	14,642,029	41,782,502	56,424,541
Cumulative effect adjustment upon adoption of ASC 326	—	—	—	—	—	—	(1,111,178)	(1,111,178)
Balance as of October 1, 2023	298,320	29,832	901,680	90,168	(119,990)	14,642,029	40,671,324	55,313,363
Net income	—	—	—	—	—	—	10,123,869	10,123,869
Capital injection from shareholder	—	—	—	—	119,900	762,688	—	882,588
Initial public offering, net	125,000	12,500	—	—	—	24,286,697	—	24,299,197
Balance as of March 31, 2024	423,320	42,332	901,680	90,168	(90)	39,691,414	50,795,193	90,619,017

*	The share amounts are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 25).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SU GROUP HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended March 31,
	2024	2025	2025
	HK$	HK$	US$
Cash flows from operating activities:
Net income (loss)	10,123,869	(4,527,468)	(582,033)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in fair value of investment in key management insurance policy	—	(142,380)	(18,304)
Depreciation of property and equipment	869,104	905,575	116,417
Amortization of intangible assets	42,500	37,200	4,782
Amortization of operating lease right-of-use assets	440,254	953,751	122,611
Amortization of service fee	—	5,203,673	668,964
Provision for credit loss	347,000	203,000	26,097
Write-down for inventories	—	50,000	6,428
Deferred tax	(346,058)	(435,768)	(56,021)
Losses on disposal of property and equipment	636,289	1,772,107	227,815
Share-based compensation	—	2,425,269	311,783
Foreign exchange losses - unrealized	96,492	35,499	4,564
Changes in operating assets and liabilities
Inventories	(4,058,366)	17,650,404	2,269,069
Trade receivables	4,246,864	(3,314,240)	(426,066)
Prepaid expenses and other assets	(3,687,198)	(1,205,596)	(154,987)
Contract assets	(4,397,107)	(11,484,555)	(1,476,411)
Trade and notes payables	(10,229,186)	(2,668,298)	(343,026)
Other payables, accrued payroll and welfare	(482,856)	(2,659,432)	(341,886)
Contract liabilities	14,821,793	(12,780,880)	(1,643,061)
Operating lease liabilities	(429,154)	(979,385)	(125,906)
Other liabilities	183,136	(678,956)	(87,284)
Prepaid income tax	(1,965,065)	1,013,378	130,276
Net cash provided by (used in) operating activities	6,212,311	(10,627,102)	(1,366,179)

Cash flows from investing activities:
Purchases of property and equipment	(663,000)	(1,008,100)	(129,597)
Proceeds from disposal of property and equipment	—	250,000	32,139
Net cash used in investing activities	(663,000)	(758,100)	(97,458)

Cash flows from financing activities:
Proceeds from capital contribution	882,588	90	12
Net proceeds from initial public offering	24,299,503	—	—
Payments to related parties	(6,984)	—	—
Repayments by related parties	6,984	—	—
Net cash provided by financing activities	25,182,091	90	12

Effect of exchange rate changes	89,535	(29,439)	(3,787)

Net (decrease) increase in cash and cash equivalents	30,820,937	(11,414,551)	(1,467,412)

Cash and cash equivalents at beginning of the year	16,400,123	52,338,132	6,728,391
Cash and cash equivalents at end of the year	47,221,060	40,923,581	5,260,979

Supplemental disclosure of cash flow information:
Interest expense paid	8,109	5,384	692
Income tax paid/(refunded)	3,287,292	(217,843)	(28,005)

Supplemental disclosure of non-cash investing and financing information:
Operating lease right-of-use assets obtained in exchange for operating lease obligations	1,803,513	—	—
Extinguishment of operating lease right-of-use assets and operating lease liabilities due to termination of lease	35,709	—	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SU GROUP HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND PRINCIPAL ACTIVITIES

SU Group Holdings Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) are principally engaged in the provision of security-related engineering services, and security guarding and screening services in Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China.

The Company was incorporated under the law of Cayman Islands as an exempted company with limited liability on March 11, 2021. The registered office of the Company is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

SU Group Investment Limited (“SU Investment”), which is 100% owned by the Company, was incorporated in British Virgin Islands (the “BVI”) on November 21, 2019. It is an investment holding company with no operations.

Shine Union Limited (“Shine Union”), which was incorporated on January 2, 1998 in Hong Kong, has been 100% owned by SU Investment since December 11, 2019. It is engaged in providing security-related engineering services.

Fortune Jet Management & Training Co. Limited (“Fortune Jet”), which was incorporated on February 13, 2015 in Hong Kong, has been 90% owned by SU Investment since December 9, 2019. It is engaged in providing security guarding and screening services.

On March 1, 2023, the non-controlling shareholder of Fortune Jet transferred its 10.0% equity interest in Fortune Jet to SU Investment at a consideration of HK$1,000. After the transfer, Fortune Jet is 100% owned by SU Investment.

On December 29, 2023, the Securities and Exchange Commission declared effective SU Group’s Registration Statement on Form F-1. On January 26, 2024, the Company consummated the initial public offering of 1,250,000 ordinary shares at a price of US$4.0 per share, generating net proceeds of approximately US$3.0 million after deducting underwriting discounts and commissions and offering expenses.

Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, the Company undertook a reorganization (the “Reorganization”). Since December 2019, SU Investment became the holding company of Shine Union and Fortune Jet. Effective on April 16, 2021, upon the transfer of all equity ownership of SU Investment to the Company, it became the ultimate holding company of SU Investment, Shine Union and Fortune Jet, which were all controlled by the same shareholder before and after the Reorganization.

The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2025 and the results of its operations and its cash flows for the six months ended March 31, 2024 and 2025. The results for the six months ended March 31, 2025 are not necessarily indicative of results to be expected for the year ending September 30, 2025, any other interim periods, or any future year or period. These unaudited condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements as of and for the year ended September 30, 2024 and notes thereto also included herein.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(b)	Principal of consolidation

The unaudited condensed consolidated financial statements include the unaudited condensed financial statements of the Company and all the subsidiaries of the Company. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting powers; or has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

Non-controlling interests represent the portion of the net assets of a subsidiary attributable to interests that are not entitled by the Company. The non-controlling interest is presented in the unaudited condensed consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interest’s operating result is presented in the unaudited condensed consolidated statements of income as an allocation of the total profit or loss for the year between non-controlling shareholders and the shareholders of the Company.

(c)	Foreign currency translation and transactions

The Company uses Hong Kong dollars (“HK$”) as its reporting currency. The functional currency of the Company and its subsidiaries is HK$, based on the criteria of Accounting Standards codification (“ASC”) Topic 830, Foreign Currency Matters.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at end of the reporting period. The resulting exchange differences are recorded in the unaudited condensed consolidated statements of income. The equity denominated in currency other than the functional currency is translated at the historical rate of exchange at the time of capital contribution.

No foreign currency translation adjustments were made for the six months ended March 31, 2024 and 2025.

(d)	Convenience translation

The unaudited condensed consolidated financial statements as of and for the six months ended March 31, 2025 have been translated into U.S. dollars (“US$”) solely for the convenience of the readers. The translation has been made at the rate of US$1.00 = HK$7.7787, representing the close rate on March 31, 2025 as set forth in the statistical release of Yahoo.com. No representation is made that the HK$ amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rates.

(e)	Use of estimates and assumptions

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the unaudited condensed financial statements, and the reported amounts of revenues and expenses during the reporting periods.

Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Group’s unaudited condensed consolidated financial statements include allowance for credit loss related to trade receivables and contract assets and revenue recognition. The use of estimates is an integral component of the financial reporting process. Actual results could differ from those estimates.

(f)	Fair values of financial instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure the fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and exchange rates. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value measurements are based on a fair value hierarchy, based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted market prices for similar assets and liabilities; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 —	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, trade receivables, deposits and other receivables included in prepaid expenses and other assets, investment in key management insurance policy, trade payables, notes payables, other payables, operating lease liabilities, and other liabilities. The carrying amounts of cash and cash equivalents, trade receivables, deposits and other receivables included in prepaid expenses and other assets, amounts due from related parties, trade payables, notes payables, other payables, operating lease liabilities, and other liabilities approximate their fair values due to the short-term maturities. Investment in key management insurance policy is measured at fair value using unobservable inputs which is positively correlated to the surrender cash value and categorized in Level 3 of the fair value hierarchy.

(g)	Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, and other short-term and highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(h)	Trade receivables, net

Trade receivables, net are stated at the original amount less an allowance for credit loss. Trade receivables are recognized in the period when the Group has delivered goods or rendered services to its customers and when the right to consideration is unconditional. The amounts due are stated at their net estimated realizable value. The credit terms are generally between 0 to 90 days.

The allowance for doubtful accounts reflects the Group’s best estimate of expected losses. Before October 1, 2023 the Group determines the allowance for doubtful accounts based on an assessment of historical collection activity, the current business environment and forecasts that may affect the customers’ ability to pay. From October 1, 2023, the Group determines the expected credit loss provisions based on ASU 2016-13 Financial Instruments - Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments, detailed as Note 2(i).

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(i)	Expected credit loss

The Group adopted the accounting standards update of ASC 326 and several associated ASUs related to the measurement of credit losses on October 1, 2023 using a modified retrospective approach. The retrospective adjustment on the retained earnings as of October 1, 2023 was HK$1.1 million.

The Group’s trade receivables, contract assets, other current assets, and other non-current assets are within the scope of ASC 326. The Group has identified the relevant risk characteristics of its customers and the related trade receivables, contract assets, other current assets, and other non-current assets which include size, type of the goods or services the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience and any recoveries, adjusted by correlated industrial and macroeconomic forward-looking factors, in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include payment terms offered in the normal course of business to customers and industry-specific factors that could impact the Group’s trade receivables, contract assets, other current assets, and other non-current assets. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. Expected credit losses for trade receivables, contract assets, other current assets, and other non-current assets are recorded as selling, general and administrative expenses on the unaudited condensed consolidated statements of income.

(j)	Inventories

Inventories consist of spare parts and other materials and work-in-progress. Spare parts and other materials primarily comprise of components and parts for the security systems. Work-in-progress primarily comprises of certain costs incurred for installation of security systems that will be sold to customers, which are partially installed and have yet to meet the criteria for revenue recognition.

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the moving weighted average method and in the case of work-in-progress, comprises raw materials and other direct costs. Net realizable value is based on estimated selling prices less any estimated costs to be incurred to disposal.

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than their costs, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, the inventories are written down to net realizable value. Write-down of inventories of nil and HK$0.1 million was made for the six months ended March 31, 2024 and 2025, respectively.

(k)	Prepaid expenses and other assets

Prepaid expenses and other assets are mainly prepaid insurance, prepaid professional service fee, deposits for rental, utilities and items in daily operations, and employee advances. These amounts are refundable and bear no interest. Management reviews its prepaid expenses and other assets on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. Management continues to evaluate the reasonableness of the allowance policy and update it if necessary.

(l)	Related party

A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with an entity; b) a principal owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; and f) other parties that have ability to significantly influence the management or operating policies of the entity. The Group discloses all significant related party transactions.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(m)	Property and equipment, net

Property and equipment, net is stated at historical cost less accumulated depreciation and impairment, if any. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Depreciation is calculated using the straight-line method to allocate their costs to their residual values over their estimated useful lives, as follows:

Items	Useful life
Building	25 years
Leasehold improvements	Shorter of the lease terms or the estimated useful lives
Motor vehicles	4 years
Furniture, fixtures and equipment	5 years
Equipment for leasing	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the unaudited condensed consolidated statements of income. Expenditures for maintenance and repairs are charged to unaudited condensed consolidated statements of income as incurred, while additions, renewals and betterments, which are expected to extend the useful lives of assets, are capitalized. The Group also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

(n)	Intangible assets, net

Indefinite-lived intangible assets are tested for impairment at least annually and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indefinite-lived intangible assets are impaired if their estimated fair values are less than their carrying values.

Finite-lived intangible assets are carried at cost less accumulated amortization and impairment if any. The finite-lived intangible assets are amortized over their estimated useful lives, which are the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the Group. These intangible assets are tested for impairment at the time of a triggering event, if one were to occur. Finite-lived intangible assets may be impaired when the estimated undiscounted future cash flows generated from the assets are less than their carrying amounts.

The Group may rely on a qualitative assessment when performing impairment test for its intangible assets. Otherwise, the impairment evaluation is performed at the lowest level of identifiable cash flows independent of other assets.

The Group’s intangible assets mainly represented computer software. Computer software is classified as finite-lived intangible assets and amortized over its useful life of 5 years.

(o)	Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, or more often when circumstances indicate that impairment may have occurred. Goodwill is carried at cost less accumulated impairment. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the unaudited condensed consolidated statements of income. Impairment losses on goodwill are not reversed.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Group has the opinion to assess qualitative factors to determine whether it is necessary to perform the two-step in accordance with ASC Topic 350, Intangibles — Goodwill and Other. If the Group believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the two-step quantitative impairment test described below is required. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of the reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business acquisition with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being discounted cash flows.

No impairment of goodwill was made for the six months ended March 31, 2024 and 2025.

(p)	Deferred offering expenses

The Group capitalizes certain underwriting, legal, professional, and other third-party fees that are directly related to the IPO and follow-on offering, as deferred offering expenses until such IPO and follow-on offering are consummated. Upon consummation of the IPO and follow-on offering, these fees will be recorded in the stockholders’ equity as a reduction of additional paid-in capital generated from the offering. In the event the offering is aborted, deferred offering costs will be expensed. There were no deferred offering expenses as of September 30, 2024 and March 31, 2025.

(q)	Investment in key management insurance policy

The Group invests in a key management insurance policy which is a life insurance policy. The key management insurance policy is initially recognized at the amount of premium paid, and subsequently measured at end of each reporting period at the cash surrender value that could be realized under the insurance policy, which is primarily based on the guaranteed cash value stated on the annual statement from the insurance company. Changes to the cash surrender value at end of each reporting period will be recognized in other income or other expenses in the unaudited condensed consolidated statements of income. Any gain or loss on the derecognition of the investment in the event of death of the insured person, the surrender of the policy, or upon the maturity of the policy, will be recognized in other income or other expenses in the unaudited condensed consolidated statements of income.

(r)	Impairment for long-lived assets

Long-lived assets such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than that the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived asset by comparing the carrying value of the asset to an estimate of future undiscounted cash flows expected to be generated from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the asset, the Group recognizes an impairment loss based on the excess of the carrying value of the asset over the fair value of the asset.

No impairment of long-lived assets was recognized for the six months ended March 31, 2024 and 2025.

(s)	Notes payables

Notes payables represent outstanding bills with bank, mainly consist of outstanding letter of credit, import bills acceptance, and trust receipt. Notes payables are non-interest bearing and generally mature within six months.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(t)	Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines that it is probable that a loss will occur and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(u)	Revenue recognition

The Group recognized its revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying the revenue recognition of this Accounting Standards Update (“ASU”) allows the Group to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Group expects to be entitled in such exchange. This will require the Group to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Group applies five-step model to recognize revenue from customer contracts. The five-step model requires the Group to (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur; (iv) allocate the transaction price to the respective performance obligations in the contract; and (v) recognize revenue when (or as) the Group satisfies the performance obligation.

The Group accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance, and consideration is probable of substantially collection.

The Group derives its revenues principally from providing security-related engineering services, and security guarding and screening services.

Revenue recognition policies for each type of revenue stream are as follows:

Security-related engineering services

The Group offers security-related engineering services to customers, and signs project contracts with them. The contracts typically comprise one or multiple arrangements, such as: i) supplies of security systems and products, provision of installation, and related maintenance services; ii) supplies of security systems and products only; or iii) maintenance services only.

The Group determines whether arrangements are distinct based on whether the customer can benefit from the product or service on its own or together with other resources that are readily available and whether the Group’s commitment to transfer the product or service to the customer is separately identifiable from other obligations in the contract.

The Group has identified that the supply of security systems and products with the installation services are a combined performance obligation, as they are interdependent and interrelated services as one promise to the customer. The Group also determines that the related maintenance services are distinct and represent a separate performance obligation.

The transaction price of a contract containing multiple performance obligations is allocated to the separate performance obligations on a relative standalone selling price basis, which is determined using observable inputs, such as standalone sales of the maintenance services and historical contract pricing. If the standalone selling price is not observable through past transactions, we estimate the standalone selling price taking into account available information such as internally approved pricing guidelines related to the performance obligations.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group recognizes revenues when (or as) it satisfies the performance obligation by transferring a promised product and/or service to a customer. Revenues from supplying security systems and products and installation services are recognized at a point in time when the legal title and control of the products and services has been transferred, being when the products are delivered and services are rendered, and accepted by the customer, there is no unfulfilled obligation that could affect the customers’ acceptance of the products and services, and it is highly probable that a significant reversal will not occur. The Group recognizes revenue from the maintenance services ratably over the term of the arrangement, because the customer simultaneously receives and consumes the benefits provided by the Group.

In addition, the Group provides equipment leasing to the customers with use of dedicated security-related systems and equipment for contractual periods. The Group assesses the equipment leasing arrangements under ASC Topic 842, Leases (“ASC 842”). Revenues are recognized on a straight-line basis over the lease period, usually 2 to 3 years.

Customers related to security-related engineering services generally make the payment monthly or quarterly, in accordance with the contract terms, except for the payment related to the supply of security systems and products which is payable upon customer’s acceptance.

Security guarding and screening services

The Group enters into contracts with customers to provide security guarding services, by dispatching security guards with corresponding abilities and qualifications on demand, to fulfill the customers’ needs such as securing and guarding physical properties by, among other things, conducting patrols, entrance guarding, access control and alarm monitoring and response such as fire and gas detection, burglary detection and emergency management such as first aid service and communication and evacuation. The Group also offers security guarding services targeted at crowd coordination and management.

The Group also enters into contracts with customers to provide security screening services, by dispatching certified screeners to the premises of the customers. The Group’s screening services include the detection of explosives, incendiary devices in air cargo consignment and detection of dangerous goods for safety purpose through the operation of threat detection system by the screeners.

The Group identifies one performance obligation in security guarding and screening services as the contract comprises of a series of distinct services that are substantially the same and have the same pattern of transfer to the customers, which is to provide security guards and screeners in accordance with the demand orders.

Since the customer simultaneously receives and consumes the benefits as the dispatched security guards and screeners perform the services, revenue from security guarding and screening services is recognized over the contractual term, starting from the date that the Group’s services are made available to the customers. The contracts have a transaction price that includes a fixed consideration and a variable consideration that is charged based on ad-hoc overtime work demanded, less any deduction due to absence. The considerations are reconciled with customers monthly before billing. For variable considerations, the Group uses the practical expedient that allows it to recognize revenue in the amount to which the Group has a right to invoice.

In addition to the abovementioned security guarding and screening services, the Group also offers various types of related vocational training courses. The fees are usually billed and paid in advance before commencement of the training. Revenues are recognized at the course fees over time during the training course period, usually within several days.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table disaggregates the Group’s revenue for the six months ended March 31, 2024 and 2025:

	For the Six Months Ended March 31,
	2024	2025
	HK$	HK$
By revenue type
Security-related engineering services
Security systems and products and installation	43,719,185	54,123,745
Security systems maintenance services	9,861,830	10,941,037
Equipment leasing	2,628,120	2,321,530

	56,209,135	67,386,312
Security guarding and screening services
Security guarding services	29,206,933	33,454,343
Screening services	4,740,771	5,330,615
Related vocational training services	1,688,776	1,741,110

	35,636,480	40,526,068

Total	91,845,615	107,912,380

By timing of revenue recognition
Security-related engineering services
Goods and services transferred at a point in time	43,719,185	54,123,745
Services rendered over time	12,489,950	13,262,567
	56,209,135	67,386,312
Security guarding and screening services
Goods and services transferred at a point in time	—	—
Services rendered over time	35,636,480	40,526,068
	35,636,480	40,526,068
Total	91,845,615	107,912,380

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to the customers. Trade receivables represent amounts invoiced when the Group has satisfied its performance obligations and has the unconditional right to payment. Contract assets are primarily unbilled trade receivables that are conditional on something other than the passage of time, and the Group reviews the contract assets for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

As of September 30, 2024 and March 31, 2025, contracts assets amounted to HK$6,443,947 and HK$18,038,502, respectively. HK$5,761,309, or 31.9%, of the contract assets as of March 31, 2025 have been subsequently realized as of the date of this report, and the remaining balance is expected to be utilized within 1 year from March 31, 2025. Provision was made for credit loss of contract assets for the six months ended March 31, 2024 were HK$283,000. Reversal of provision was made for credit loss of contract assets for the six months ended March 31, 2025 were HK$110,000.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers the promised goods or services to the customer, the Group presents the amount as a contract liability when the payment is received or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer the promised goods to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

Contract liabilities were HK$27,801,257 and HK$15,020,377 as of September 30, 2024, and March 31, 2025, respectively. Due to the generally short-term duration of the contracts, the majority of the performance obligations are satisfied in the following reporting period. Revenue recognized during the six months ended March 31, 2025, respectively, relating to contract liabilities as of October 1, 2024 was HK$22,285,220.

SU GROUP HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(v)	Cost of revenues

Cost of revenues mainly consists of cost of goods sold, employee benefit expense of direct labor, depreciation, subcontracting fee, transportation fee, travelling expenses, freight charge, course expenses, sample, uniform, insurance for direct labor, and write-down of obsolete inventories.

(w)	Selling, general and administrative expenses

Selling, general and administrative expenses mainly represented employee benefit expense of directors, officers, and sales and administrative staff, rental, depreciation, legal and professional service fees, and other corporate expenses. Research and development expenses relating to improving development efficiency and quality of the Group’s products and services are expensed as incurred. No research and development expenses were recognized for the six months ended March 31, 2024 and 2025.

(x)	Employee benefits

Employee benefits include employees’ leave entitlements, bonus entitlements, and pension obligations, other than those expenses arising from basic salaries as a result of services rendered by the Group’s employees.

Employees’ entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by the employees up to the end of the reporting period. Employee entitlements to sick leave and maternity or paternity leave are not recognized until the time of leave.

Bonus entitlements are recognized as a liability at its expected cost when the Group has a present legal or constructive obligation as a result of services rendered by employees and a reliable estimate of the obligation can be made. Liabilities for bonus are expected to be settled within twelve months and are measured at the amounts expected to be paid when they are settled.

Regarding pension obligations, the Group participates in defined contribution retirement benefit plans which are available to all relevant employees in Hong Kong. These plans are generally funded through payments to schemes established by publicly or privately administered funds. A defined contribution plan is a pension plan under which the Group pays contributions on mandatory, contractual or voluntary basis into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee services in the current period. The Group’s contributions to the defined contribution plans are expensed.

(y)	Leases

Classification for leases under which the Group is a lessor is evaluated at lease commencement and leases not classified as sales-type leases or direct financing leases are classified as operating leases. Leases qualify as sales-type leases if the contract includes either transfer of ownership clauses, certain purchase options, a lease term representing a major part of the economic life of the asset, or the present value of the lease payments and residual guarantees provided by the lessee exceeds substantially all of the fair value of the asset. Additionally, leasing an asset so specialized that it is not deemed to have any value to the Group at the end of the lease term may also result in classification as a sales-type lease. Leases qualify as direct financing leases when the present value of the lease payments and residual value guarantees provided by the lessee and unrelated third parties exceeds substantially all of the fair value of the asset and collection of the payments is probable.

Classification for leases under which the Group is a lessee is evaluated at lease commencement as finance or operating leases. Leases qualify as finance leases if the lease transfers ownership of the asset at the end of the lease term, the lease grants an option to purchase the asset that the Group is reasonably certain to exercise, the lease term is for a major part of the remaining economic life of the asset, or the present value of the lease payments exceeds substantially all of the fair value of the asset. Leases that do not qualify as finance leases are deemed to be operating leases. At lease commencement the Group records a lease liability which is measured as the present value of the lease payments and a right-of-use (“ROU”) asset which is measured as the amount of the lease liability and any initial direct costs incurred. The Group applies the rate implicit in the lease, if available, as a discount rate to determine the present value of the lease payments. If the rate implicit in the lease is not known, the Group uses a discount rate reflective of the incremental borrowing rate. In the unaudited condensed consolidated statements of income, operating leases are expensed through rent expense while financing leases are expensed through amortization and interest expense.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases — the Group as lessor

The Group’s lease arrangements are all operating leases which typically have a maturity of 2 to 3 years. Initial direct costs incurred by the Group in negotiating and arranging operating leases are added to the carrying amount of the leased assets and recognized as an expense in the unaudited condensed consolidated statements of income over the lease term on the same basis as equipment leasing income. See Note 2(u) for the accounting policy for revenue from equipment leasing.

Leases — the Group as lessee

The Group owns leasehold land in Hong Kong and lease training center, offices, workshops, warehouse, and carparking spaces, which are classified as operating leases in accordance with ASC 842. Under ASC 842, the Group as a lessee is required to recognize the following for all leases (with the exception of short-term leases, usually with initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) ROU asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Group recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All ROU assets are reviewed for impairment annually. No impairment of ROU assets was recognized for the six months ended March 31, 2024 and 2025.

The Group elected the practical expedient to account for leases with lease terms which end within 12 months of the initial date of application as short-term leases. The lease payments for short-term leases are recognized on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.

(z)	Income tax

Income tax comprises current and deferred tax. Income tax relating to items recognized outside profit or loss is recognized outside profit or loss, either in other comprehensive income or directly in equity.

Current tax is provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. It is calculated using tax rates that have been enacted or substantively enacted at end of the reporting period.

Deferred tax is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the profit or loss, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interests incurred related to underpayment of income tax are classified as income tax expense in the period incurred. For the six months ended March 31, 2024 and 2025, no penalties and interests were incurred related to underpayment of income tax. Hong Kong Profits Tax returns filed in 2018 to 2024 are subject to examination by any applicable tax authorities.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(aa)	Government grants

Government grants are recognized at their fair values when there is reasonable assurance that the grant will be received and the Group will comply with all attached conditions. Grants that compensate the Group for expenses incurred are recognized in other income on the unaudited condensed consolidated statements of income on a systematic basis in the same periods in which the expenses are recognized. When the grant relates to an asset, the fair value is deducted against the carrying amount of the assets. The Group recognized government grants of nil and HK$9,824 for the six months ended March 31, 2024 and 2025, respectively.

(ab)	Earnings per share

Earnings per share (“EPS”) is computed by dividing net income by the weighted average number of ordinary shares outstanding. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended March 31, 2024 and 2025, there were no dilutive shares.

(ac)	Representative’s Warrants

Upon the closing of IPO in January 2024, the Company issued to the representative of the underwriter warrants for 62,500 ordinary shares and are exercisable on a cashless basis. The Company accounts for warrants as either  equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The Company accounts for its warrants as equity that meet all of the criteria (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance and subsequent changes in fair value are not recognized as long as the warrants continue to be classified as equity.

(ad)	Share-based Compensation

Share-based payment transactions with employees are measured based on the grant-date fair value of the equity instrument. For the awards with graded vesting, that is with multiple vesting dates and with only service conditions, the Group elects to recognize the awards on a straight-line basis for the entire award (that is, over the requisite service period of the last separately vesting portion of the award). The amount of compensation cost recognized at any date is at least equal the portion of the grant-date value of the award that is vested at that date. For grant of restricted shares, the fair value of share-based awards was determined based on the market price of the Group’s common stock at the date of grant. The share-based compensation is recognized as expense under selling, general and administrative expenses on the unaudited condensed consolidated statements of income. The Group elects to recognize forfeitures when they occur.

(ae)	Segment reporting

The Group has organized its continuing operations into two operating segments. The segments reflect the way the Group evaluates its business performance and manages its operations by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Group’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group.

The Group has two reportable segments from continuing operations, including security-related engineering services business and security guarding and screening services business. The Group considers a “management approach” concept as the basis for identifying reportable segments. The management approach is based on the way that management organizes the segments within the Group for making operating decisions, allocating resources, and assessing performance. The Group’s reportable segments are strategic business units that offer different services and are managed separately because each business requires different technology and marketing strategies. As the Group’s long-lived assets are substantially located in the Hong Kong, no geographical segments are presented.

(af)	Recently issued accounting pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) Improvements to Reportable Segment Disclosures, which requires that an entity report segment information in accordance with Topic 280, Segment Reporting. The amendment in the ASU is intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of the new standard on its unaudited condensed consolidated financial statements which is expected to result in enhanced disclosures.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) Improvements to Income Tax Disclosures, which requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this Update are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of the new standard on its unaudited condensed consolidated financial statements which is expected to result in enhanced disclosures.

The Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the unaudited condensed consolidated balance sheets, unaudited condensed consolidated statements of income, and unaudited condensed consolidated statements of cash flows.

NOTE 3. TRADE RECEIVABLES, NET

Trade receivables, net consisted of the following:

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Trade receivables	27,928,480	31,242,732
Less: allowance for credit loss	(6,077,000)	(6,390,000)
	21,851,480	24,852,732

The Group recorded provision for allowance for credit loss of trade receivables of HK$64,000 and HK$313,000 for the six months ended March 31, 2024 and 2025, respectively.

Movement of provision for allowance for credit loss of trade receivables is as follows:

	For the Six Months Ended March 31,
	2024	2025
	HK$	HK$
Balance at beginning of the period	8,347,208	6,077,000
Retrospective adjustment upon adoption of ASC 326	947,792	—
Provision for the period	64,000	313,000
Balance at end of the period	9,359,000	6,390,000

NOTE 4. CONTRACT ASSETS, NET

Contract assets, net consisted of the following:

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Contract assets	7,193,947	18,678,502
Less: allowance for credit loss	(750,000)	(640,000)
	6,443,947	18,038,502

The Group recorded provision for allowance for credit loss of contract assets of HK$283,000 for the six months ended March 31, 2024. The Group recorded reversal of provision for allowance for credit loss of contract assets of HK$110,000 for the six months ended March 31, 2025.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. CONTRACT ASSETS, NET (cont.)

Movement of provision for allowance for credit loss of contract assets is as follows:

	For the Six Months Ended March 31,
	2024	2025
	HK$	HK$
Balance at beginning of the period	307,040	750,000
Retrospective adjustment upon adoption of ASC 326	382,960	—
Provision (Reversal) for the period	283,000	(110,000)
Balance at end of the period	973,000	640,000

NOTE 5. INVENTORIES

Inventories consisted of the following:

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Spare parts and other materials	3,539,223	4,333,059
Work-in-progress	44,074,158	25,579,918
	47,613,381	29,912,977

NOTE 6. PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consisted of the following:

		As of September 30,	As of March 31,
		2024	2025
		HK$	HK$
Prepaid marketing expenses – current	(A)	3,286,530	—
Prepaid marketing expenses – non-current	(A)	1,917,143	—
Prepayment for purchase of intangible assets – non-current	(B)	2,000,000	2,000,000
Other prepaid expenses – current	(C)	828,973	1,683,342
Other prepaid expenses – non-current		—	400,000
Deposits – current	(D)	823,201	809,100
Deposits – non-current	(D)	545,680	545,680
Others		75,172	40,500
		9,476,699	5,478,622
Prepaid expenses and other assets – current		5,013,876	2,532,942
Prepaid expenses and other assets – non-current		4,462,823	2,945,680
		9,476,699	5,478,622

(A)	Mainly related to marketing activities which are used to promote and market the Group’s brand name as steps to expand the business.

(B)	Mainly consist of fees prepaid for system development which are used to improve internal working efficiency. The service provider was reviewing the enterprise resource planning system being used by the Group, and will propose improvement suggestion.

(C)	Mainly consist of prepayments for insurance including directors and officers liability insurance and various insurance for daily operations such as contractors’ all risk insurance, office package insurance, and group medical insurance.

(D)	Deposits consist of deposits paid to utility service providers such as power and water supplies, landlords of the leased properties, and management offices of the leased or owned properties. The deposits are refundable upon termination or expiry of corresponding services and rental.

No provision was made for credit loss of other assets for the six months ended March 31, 2024 and 2025.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Building	565,000	565,000
Leasehold improvements	1,009,886	1,009,886
Motor vehicles	1,435,700	2,051,267
Furniture, fixtures and equipment	60,400	—
Equipment for leasing	14,510,730	9,281,580
Less: accumulated depreciation	(8,695,481)	(5,941,080)
Property and equipment, net	8,886,235	6,966,653

Depreciation expenses were HK$869,104 and HK$905,575 for the six months ended March 31, 2024 and 2025, respectively.

Losses on disposal of property and equipment were HK$636,289 and HK$1,772,107 for the six months ended March 31, 2024 and 2025, respectively, mainly due to certain X-ray machines disposed upon the termination of rental equipment agreements during the six months ended March 31, 2024 and 2025.

No impairment loss was made for property and equipment for the six months ended March 31, 2024 and 2025.

NOTE 8. INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Computer software	652,000	652,000
Less: accumulated amortization	(383,500)	(420,700)
Intangible assets, net	268,500	231,300

Amortization expenses were HK$42,500 and HK$37,200 for the six months ended March 31, 2024 and 2025, respectively.

Future estimated amortization expenses are disclosed as follows:

Twelve months ending March 31,	HK$
2026	74,400
2027	62,316
2028	45,400
2029	45,400
2030	3,784
231,300

No impairment loss was made for intangible assets for the six months ended March 31, 2024 and 2025.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. INVESTMENT IN KEY MANAGEMENT INSURANCE POLICY

The Group entered into a key management insurance policy for the founder to secure that the operation of the Group will not be affected by the death and loss of position of the founder. The fair value of the investment in key management insurance policy is determined at end of each reporting period at the cash surrender value that could be realized under the insurance policy, which is primarily based on the guaranteed cash value stated on the annual statement from the insurance company. The fair value measurement of the investment in key management insurance policy has been categorized as Level 3 based on the inputs to the valuation technique used and is positively correlated to the surrender cash value.

		For the Years Ended September 30,	As of March 31,
		2024	2025
		HK$	HK$
Balance at beginning of the year		1,157,520	1,157,520
Change in fair value recognized in the unaudited condensed consolidated statements of income	(A)	—	142,380
Balance at end of the year		1,157,520	1,299,900

(A)	The change in fair value was not material for the year ended September 30, 2024.

NOTE 10. LEASES

The Group as lessor

The Group acts as a lessor of dedicated security-related systems and equipment, and recorded the income from the leases as revenues in the unaudited condensed consolidated statements of income. Equipment leasing income was HK$2,628,120 and HK$2,321,530 for the six months ended March 31, 2024 and 2025, respectively.

The leases are classified as operating leases, which have remaining terms of 1 to 35 months. The equipment leasing income is recognized on a straight-line basis over the lease term.

Assets leased under operating leases are included in property and equipment, net in the unaudited condensed consolidated balance sheets and depreciated over its estimated useful life. It had a cost of HK$14,510,730 and HK$9,281,580 as of September 30, 2024 and March 31, 2025, respectively, and accumulated depreciation associated with these assets was HK$6,750,528 and HK$4,027,120 as of September 30, 2024 and March 31, 2025, respectively. Depreciation expense amounted to HK$784,994 and HK$711,225 for the six months ended March 31, 2024 and 2025, respectively.

There were no variable lease conditions or purchase options.

The Group as lessee

The Group leases land use rights in Hong Kong, and leases training center, offices, workshops, warehouse, and carparking spaces under operating leases with terms ranging from 1 to 4 years. For the lease of land, the Group signed an agreement on November 8, 2007 for leasing the land use rights associated with a parcel of land, on which the Group’s workshop is located. Payments were made upfront to obtain the leased land from the owner with a lease period of 55 years.

The Group considers those termination options that are reasonably certain not to be exercised in the determination of the lease term and initial measurement of ROU assets and lease liabilities. Leases with initial term of 12 months or less are short-term leases not recorded on the unaudited condensed consolidated balance sheets. Lease expenses for short-term leases are recognized on a straight-line basis over the lease term.

The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. LEASES (cont.)

The table below presents the operating leases related assets and liabilities recorded on the unaudited condensed consolidated balance sheets:

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Operating lease ROU assets, net	5,496,985	4,543,234
Operating lease liabilities – current	1,935,187	1,580,205
Operating lease liabilities – non-current	3,004,974	2,380,571
	4,940,161	3,960,776

The weighted average remaining lease terms and discount rates for the operating leases were as follows:

	As of September 30,	As of March 31,
	2024	2025
Weighted average remaining lease term (years)	8.28	9.01
Weighted average discount rate	6.20%	6.15%

A summary of lease expenses recognized in the Group’s unaudited condensed consolidated statements of income and supplemental cash flow information related to operating leases is as follows:

	For the Six Months Ended March 31,
	2024	2025
	HK$	HK$
Operating lease expenses excluding short-term lease expense	483,000	1,097,367
Operating cash flows used in operating leases	471,900	1,123,000
Short-term lease cost	561,576	209,719

The following is a schedule, by year, of maturities of operating lease liabilities as of March 31, 2025:

Twelve months ended March 31,	HK$
2026	1,778,000
2027	1,176,000
2028	1,176,000
2029	196,000
Total lease payments	4,326,000
Less: imputed interest	(365,224)
Present value of operating lease liabilities	3,960,776
Less: operating lease liabilities – non-current	(1,580,205)
Operating lease liabilities – current	2,380,571

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. OTHER PAYABLES

Other payables consisted of the following:

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Rental deposit received – current	1,431,999	1,305,069
Rental deposit received – non-current	1,340,016	1,362,306
Accrued expenses	2,067,508	131,914
	4,839,523	2,799,289
Other payables – current	3,499,507	1,436,983
Other payables – non-current	1,340,016	1,362,306
	4,839,523	2,799,289

NOTE 12. ACCRUED PAYROLL AND WELFARE

Accrued payroll and welfare consisted of the following:

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Employees	7,840,455	7,076,380
Accrued paid time leave	741,481	851,000
Mandatory provident fund	459,006	494,364
	9,040,942	8,421,744

NOTE 13. BANKING FACILITIES

A subsidiary of the Group entered into a banking facility agreement with CMB Wing Lung Bank Limited, pursuant to which the subsidiary is entitled to trade facilities of HK$20.0 million and HK$9.0 million as of September 30, 2024, and March 31, 2025, respectively. The facilities were secured by a property owned by the subsidiary and a property jointly owned by the founder of the Company and his family member, and jointly guaranteed by the founder of the Company and his family member as of September 30, 2024 (see Note 21). The facilities are secured by a property owned by the subsidiary, a deposit placed in the bank by the subsidiary or the Company, and a corporate guarantee by the Company as of March 31, 2025. The banking facilities include letter of credit, trust receipt, invoice financing, letter of guarantee, and corporate credit card facilities. As of September 30, 2024 and March 31, 2025, the Group had utilized HK$2,355,023 and HK$631,973, respectively. The unutilized banking facilities were HK$17,644,977 and HK$8,368,027 as of September 30, 2024 and March 31, 2025, respectively.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EQUITY

Ordinary shares

The Company’s authorized share capital is HK$7,500,000 divided into 750,000,000 ordinary shares of par value HK$0.01 each. On March 11, 2021 and April 16, 2021, the Company issued 1 and 949 ordinary shares to its then shareholder, respectively. With the effect of resolutions passed by board of directors on February 27, 2023 and June 20, 2023, 9,000 and 11,990,000 ordinary shares were issued with a par value of HK$0.01, respectively. The issuances were considered as being part of the Reorganization of the Group and was retrospectively applied as if the transaction occurred at beginning of the period presented.

On April 29, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with its existing shareholder and two investors (together the “Subscribers”). Pursuant to the Subscription Agreement, the Company has allotted and issued 50 shares in aggregate to the Subscribers at a cash consideration of HK$160,000 per ordinary share. A total of HK$8.0 million was received by the Company.

On January 26, 2024, the Company consummated the initial public offering of 1,250,000 ordinary shares at a price of US$4.00 per share, generating gross proceeds of US$5.0 million before deducting underwriting discounts and commissions and offering expenses totaling HK$14,713,303. The net proceeds from the initial public offering were HK$24,286,697. The Company have granted a 30-day option to the representatives of the underwriters to purchase up to an additional 187,500 ordinary shares (the “over-allotment”). The over-allotment was not exercised after the 30-day period.

On April 26, 2024, the Company entered into a service agreement (the “Service Agreement”) with Chengdu Xiaohou Information Technology Limited (the “Service Provider”). Pursuant to the Service Agreement, the Company has allotted and issued 397,500 shares to the Service Provider as a service fee for providing market research consultancy services.

On December 9, 2024, the Company granted restricted shares of in aggregate 600,000 pursuant to an equity incentive plan (the “2024 Plan”) (Note 18), of which 200,000 were vested on December 9, 2024, 200,000 will be vested on December 9, 2025, and 200,000 will be vested on December 9, 2026. The fair value of the 600,000 restricted shares as of December 9, 2024 was US$936,000. 200,000 restricted shares have been issued during the six months ended March 31, 2025.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EQUITY (cont.)

Shares subscription receivables

Shares subscription receivables represent the receivables for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retroactive basis. It has no payment terms nor any interest receivable accrual. The shares subscription receivables of HK$90 as of September 30, 2024 was fully settled during the six months ended March 31, 2025.

Representative’s Warrants

Upon the closing of IPO in January 2024, the Company issued to the representative of the underwriter warrants to purchase 62,500 of the Company’s ordinary shares (the “Representative’s Warrants”). The Representative’s Warrants have an exercise price equal to US$4.00 per warrant (US$40.00 per warrant after taking into consideration of the share consolidation and re-designation of share capital (see Note 25)) and are exercisable at any time or from time to time beginning July 23, 2024 and ending at or before 5:00 p.m., Eastern time, January 23, 2029. The Warrant are also exercisable on a cashless basis. None of the Representative’s Warrants were exercised as of September 30, 2024 and March 31, 2025.

The fair value of the Representative’s Warrants, using the Black-Scholes-Merton Model on the date of issuance was US$116,815. The key inputs into the Black-Scholes-Merton Model variables were as follows at measurement date:

	January 26, 2024
Stock price	US$	3.52
Risk-free interest rate		4.04%
Volatility		62.34%
Exercise price	US$	4.00
Dividend yield		—

The following table summarizes the Company’s activities and status of the Representative’s Warrants:

	Number of Warrant *	Weighted Average Exercise Price *		Weighted Average Remaining Term (Years)
Outstanding as of September 30, 2024	6,250	US$	40.00	4.3
Exercised	—		—	—
Forfeited or expired	—		—	—
Outstanding as of March 31, 2025	6,250	US$	40.00	3.8

*	The numbers of warrant and weighted average exercise prices are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 25).

NOTE 15. CAPITAL CONTRIBUTIONS

During the six months ended March 31, 2024 and 2025, the Company’s shareholder, Chan Ming Dave, made capital contributions of HK$762,688 and nil, respectively, to the Company.

NOTE 16. DIVIDEND DECLARATION

During the six months ended March 31, 2024 and 2025, no dividends were declared by the Group to its shareholders

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. INCOME TAX

Cayman Islands

Under the current laws of the Cayman Islands, the Group is not subject to tax on income or capital gains. Additionally, upon payments of dividends to the shareholders, no withholding tax will be imposed.

British Virgin Islands

Under the current laws of the BVI, an entity incorporated in the BVI are not subject to tax on income or capital gains.

Hong Kong

In accordance with the relevant tax laws and regulations in Hong Kong, a company with trading activities in Hong Kong is subject to Profits Tax within Hong Kong at the applicable tax rate on its assessable profits. In March 2018, the Hong Kong government introduced a two-tiered Profits Tax rate regime by enacting the Inland Revenue (Amendment) (No.3) Ordinance 2018 (the “Ordinance”). Under the two-tiered Profits Tax rate regime, the first HK$2.0 million of assessable profits of qualifying entity is taxed at 8.25% and the remaining assessable profits at 16.5%. The Ordinance is effective from the year of assessment 2018/19. According to the relevant policy, if no election of the qualifying entity has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to the Profits Tax at the rate of 16.5%. The Group had elected Shine Union to have its qualifying profits of HK$2.0 million charged at half rate. Under the current laws of Hong Kong, payments of dividends are not subject to withholding tax.

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2024 and March 31, 2025, the Group did not have any significant unrecognized uncertain tax positions and the Group does not believe that its unrecognized tax benefits will change over the next twelve months. For the six months ended March 31, 2024 and 2025, the Group did not have any significant interest or penalties related to potential underpaid income tax expenses. The Group’s major tax jurisdiction is Hong Kong. Under relevant Hong Kong tax laws, tax case is normally subject to investigation by the tax authority for up to 6 years of assessment prior to the current year of assessment, if in a case of fraud or willful evasion, then the investigation can be extended to cover 10 years of assessment.

Income tax expenses consisted of the following:

	For the Six Months Ended March 31,
	2024	2025
	HK$	HK$
Current income tax expenses	1,322,227	795,535
Deferred income tax benefit	(346,058)	(435,768)
Income tax expenses	976,169	359,767

Income (loss) before income tax expenses for the six months ended March 31, 2024 and 2025 is attributable to the following geographic locations:

	For the Six Months Ended March 31,
	2024	2025
	HK$	HK$
Hong Kong	7,124,061	4,514,297
Foreign	3,975,977	(8,681,998)
Income before income tax expenses	11,100,038	(4,167,701)

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. INCOME TAX (cont.)

The tax on the Group’s income before income tax expenses differs from the theoretical amount that would arise using the enacted tax rate of the companies comprising the Group can be reconciled as follows:

		For the Six Months Ended March 31,
		2024	2025
		HK$	HK$
Income tax expenses calculated at Hong Kong Profits Tax rate		1,831,508	(687,672)
Income not taxable for tax purposes		(1,268,395)	(104,596)
Expenses not deductible for tax purposes	(A)	598,351	11,082
Prior year true up		(20,295)	(197,255)
Effect of preferential tax rates in Hong Kong		(165,000)	(165,000)
Impact of different tax rates in other jurisdictions		—	1,503,208
Income tax expenses		976,169	359,767

(A)	Mainly relate to non-deductible listing expenses.

Deferred tax assets and liabilities, net consisted of the following:

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Deferred tax assets:
Decelerated tax depreciation of property and equipment	18,447	—
Provision for allowance for credit loss	1,126,455	1,159,950
Operating lease liabilities	770,659	653,528
Total deferred tax assets	1,915,561	1,813,478
Net off against deferred tax liabilities	(1,707,859)	(1,601,725)
Net deferred tax assets	207,702	211,753

Deferred tax liabilities:
Accelerated tax depreciation of property and equipment	(1,368,917)	(948,197)
Operating lease ROU assets, net	(770,659)	(653,528)
Total deferred tax liabilities	(2,139,576)	(1,601,725)
Net off against deferred tax assets	1,707,859	1,601,725
Net deferred tax liabilities	(431,717)	—

A reconciliation of the movement in the beginning and ending net deferred tax assets (liabilities) is as follows:

	For the Six Months Ended March 31,
	2024	2025
	HK$	HK$
Balance at beginning of the period	(50,156)	(224,015)
Deferred income tax benefit	346,058	435,768
Balance at end of the period	295,902	211,753

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SHARE-BASED COMPENSATION

On November 18, 2024, the Company adopted the 2024 Plan which enables the Group to attract and retain services of the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, officers, directors and external persons, and to promote the success of the business of the Company and other members of the Group. The maximum aggregate number of options, restricted shares, restricted share units and shares that may be issued under the 2024 Plan will be equal to 1,000,000 ordinary shares of the Company.

During the six months ended March 31, 2025, the Group granted 600,000 restricted shares to personnel under the 2024 Plan, of which 200,000 restricted shares have been vested during the six months ended March 31, 2025. The vesting condition requires the grantees to provide continuing service from the date of grant through each vesting date which are December 9, 2024, 2025, and 2026.

The fair value of share-based awards was determined based on the market price of the Group’s common stock at the date of grant. The share-based compensation of HK$2.4 million was recognized as expense under selling, general and administrative expenses on the unaudited condensed consolidated statements of income during the six months ended March 31, 2025.

As of March 31, 2025, unrecognized compensation expense amounted to HK$4.9 million which will be recognized over a weighted average period of 1.7 years.

NOTE 19. CONCENTRATIONS

Credit risk

As of September 30, 2024 and March 31, 2025, HK$52,319,608 and HK$40,918,658 of the Group’s cash was on deposit at financial institutions in Hong Kong, respectively. In accordance with the relevant regulations in Hong Kong, the maximum insured bank deposit amount is HK$500,000 for each financial institution. Accordingly, the Group’s total unprotected cash held in banks amounted to HK$49,978,752 and HK$36,778,314 as of September 30, 2024 and March 31, 2025, respectively.

Customer concentration risk

One customer represented more than 10% of the Group’s revenues for the six months ended March 31, 2025. No customers represented more than 10% of the Group’s revenues for the six months ended March 31, 2024.

No customers represented more than 10% of the Group’s trade receivables, net as of September 30, 2024 and March 31, 2025.

Supplier concentration risk

Two suppliers represented 19.6% and 16.5% of the Group’s purchases for the six months ended March 31, 2025. Two suppliers accounted for 19.0% and 17.4% of the Group’s trade and notes payables as of March 31, 2025.

Five suppliers represented 15.3%, 15.0%, 14.8%,13.8%, and 10.2% of the Group’s purchases for the six months ended March 31, 2024.

Two suppliers accounted for 23.1% and 14.9% of the Group’s trade and notes payables as of September 30, 2024.

NOTE 20. COMMITMENTS AND CONTINGENCIES

Commitments

The Group has not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. The Group has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in the unaudited condensed consolidated financial statements. Furthermore, the Group does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Group does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with the Group.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. COMMITMENTS AND CONTINGENCIES (cont.)

The following table sets forth the Group’s future minimum contractual obligations as of March 31, 2025:

		Payments due by period
		Total	Within 1 Year	Within 1-2 Years
		HK$	HK$	HK$
Operating lease payment – short-term leases		—	—	—
Non-cancellable purchase contracts	(A)	17,132,995	17,132,995	—
Total		17,132,995	17,132,995	—

The following table sets forth the Group’s future minimum contractual obligations as of September 30, 2024:

		Payments due by period
		Total	Within 1 Year	Within 1-2 Years
		HK$	HK$	HK$
Operating lease payment – short-term leases		198,000	198,000	—
Non-cancellable purchase contracts	(A)	14,401,405	14,401,405	—
Total		14,599,405	14,599,405	—

(A)	Mainly refers to the target or minimum purchases from vendors pursuant to distributor agreements with certain vendors. The distributor agreements cover the period of 12 months.

Contingencies

Severance Payment and Long Service Payment

Employment Ordinance of the Laws of Hong Kong requires employers to assure the liability of severance payment if an employee who has been working for the employer for not less than 24 months under a continuous contract is, due to redundancy, dismissed, laid off, or upon expiry of a fixed-term employment contract. The ordinance also requires employers to assure the liability of long service payment if an employee who has been working for the employer for not less than 5 years under a continuous contract is dismissed, dies, resigns on ground of ill health or on or after 65 years old, or upon expiry of a fixed-term employment contract.

As of September 30, 2024 and March 31, 2025, the Group estimated its long service payment to be HK$1,321,956 and HK$643,000, respectively. The provision for long service payment as at September 30, 2024 and March 31, 2025 have been reflected in the unaudited condensed consolidated balance sheets as “other liabilities” under non-current liabilities.

No severance payment is provided since the Group has no plan to dismiss any staff due to redundancy, and therefore considers the possibility of meeting the criteria of making severance payment is remote.

Legal Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of September 30, 2024 and March 31, 2025, and through the issuance date of the unaudited condensed consolidated financial statements.

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. RELATED PARTY TRANSACTIONS AND BALANCES

The table below sets forth the major related parties and their relationships with the Group as of September 30, 2024 and March 31, 2025:

Name	Relationship
Mr. Chan Ming Dave	Founder, ultimate shareholder

Ms. Yam Fung Yee Carrie	Founder’s family member

Exceptional Engineering Limited	Shareholder who owned 61.72% and 60.83% of the equity interest of the Company as of September 30, 2024 and March 31, 2025, respectively

Leases from related parties

The Group has various agreements for the leases of offices and workshop, and warehouse owned by the founder and his family member. The terms of the agreements in effect as of September 30, 2024 state that the Group will continue to lease the property at a monthly rent of HK$70,500 with annual rental expense at HK$846,000. As of March 31, 2025, no leases from related parties were in effect.

The details of leases from related parties in effect as of September 30, 2024 are as below:

		Rent Period		Monthly
Lessee	Lessor	From	To	Rental
				HK$
Shine Union	Mr. Chan Ming Dave and Ms. Yam Fung Yee Carrie	April 1, 2024	October 15, 2024	37,500
Shine Union	Mr. Chan Ming Dave	April 1, 2024	March 31, 2025	13,000
Shine Union	Mr. Chan Ming Dave and Ms. Yam Fung Yee Carrie	April 1, 2024	March 31, 2025	20,000

The lease expenses charged by the above related parties during the six months ended March 31, 2024 and 2025 was HK$423,000 and HK$198,000, respectively.

As of September 30, 2024, and March 31, 2025, no operating lease ROU assets and operating lease liabilities of leases from related parties were recognized on the unaudited condensed consolidated balance sheets since all of these leases were short-term leases.

Guarantee/collateral provided by related parties

Mr. Chan Ming Dave and Ms. Yam Fung Yee Carrie provided guarantee for the banking facilities of a subsidiary as of September 30, 2024 (see Note 13). No guarantee was provided by related parties as of March 31, 2025.

Capital contributions

During the six months ended March 31, 2024 and 2025, the Company’s shareholder, Chan Ming Dave, made capital contributions of HK$762,688 and nil to the Company, respectively (see Note 15).

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted EPS for the years ended September 30, 2024 and for the six months ended March 31, 2025:

	As of September 30,	As of March 31,
	2024	2025
Numerator:
Numerator for basic and diluted earnings per share – net income (loss) attributable to the SU Group Holdings Limited’s shareholders (in HK$)	10,653,488	(4,527,468)

Denominator:
Denominator for basic and diluted net income per share – weighted average number of shares *	1,302,775	1,377,058

Earnings (Losses) per share – basic and diluted (in HK$) *	8.18	(3.29)

*	The share amounts and per share data are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 25).

For the six months ended March 31, 2024 and 2025, the effects of all outstanding warrant have been excluded from the computation of diluted earnings per share as their effects would be anti-dilutive.

The potentially dilutive securities that have not been included in the calculation of diluted net earnings (losses) per share as their inclusion would be anti-dilutive are as follows:

	For the Six Months Ended March 31,
	2024	2025

Outstanding warrant	6,250	6,250

*	The outstanding warrant amounts are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 25).

NOTE 23. SEGMENT REPORTING

The CODM reviews financial information of operating segments based on internal management report when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has two reportable segments for continuing operations, including security-related engineering services business and security guarding and screening services business. The Group’s CODM evaluates performance based on the operating segment’s revenues and their operating results.

The following tables present summary information by segment for the six months ended March 31, 2024 and 2025, and as of September 30, 2024 and March 31, 2025:

	For the Six Months Ended March 31, 2025
	Security-related engineering services	Security guarding and screening services	Total
	HK$	HK$	HK$
Revenues	67,386,312	40,526,068	107,912,380
Cost of revenues	(51,146,038)	(34,807,579)	(85,953,617)
Gross profit	16,240,274	5,718,489	21,958,763

Depreciation	875,075	30,500	905,575
Amortization of intangible assets	22,700	14,500	37,200
Amortization of operating lease ROU assets	499,504	454,247	953,751
Total capital expenditures	—	250,000	250,000

SU GROUP HOLDINGS LIMITED
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23. SEGMENT REPORTING (cont.)

	For the Six Months Ended March 31, 2024
	Security-related engineering services	Security guarding and screening services	Total
	HK$	HK$	HK$
Revenues	56,209,135	35,636,480	91,845,615
Cost of revenues	(34,944,807)	(30,286,281)	(65,231,088)
Gross profit	21,264,328	5,350,199	26,614,527

Depreciation	854,229	14,875	869,104
Amortization of intangible assets	28,000	14,500	42,500
Amortization of operating lease ROU assets	74,230	366,024	440,254
Total capital expenditures	663,000	1,803,513	2,466,513

	As of September 30,	As of March 31,
	2024	2025
	HK$	HK$
Total assets:
Security-related engineering services	96,154,031	85,735,263
Security guarding and screening services	23,982,864	23,905,212
Unallocated assets	36,941,065	25,142,780
	157,077,960	134,783,255

NOTE 24. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the June 30, 2025 and, except for the events described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

On April 1, 2025, a subsidiary of the Group renewed agreements for the leases of workshop and warehouse owned by the founder and his family member at a monthly rent of HK$33,000 in total. The rent periods are from April 1, 2025 to March 31, 2026.

On May 29, 2025, a subsidiary of the Group entered into an agreement for the leases of workshop and warehouse owned by the founder and his family member at a monthly rent of HK$13,000. The rent period is from June 1, 2025 to March 31, 2026.

On June 17, 2025, a subsidiary of the Group entered into three subcontracting contracts with a customer in relation to the expansion work of a hospital in Hong Kong. The total contract sum of the three contracts is approximately HK$89 million.

NOTE 25. OTHER SUBSEQUENT EVENTS

Share Consolidation, Share Capital Increase, and Share Alteration

On August 25, 2025, the Company effected a share consolidation or a reverse stock split of the Company’s ordinary shares at a ratio of one-for-ten such that every ten ordinary shares of the Company were combined into one ordinary share of the Company in order to regain compliance with Nasdaq Listing Rule 5550(a)(2). On August 25, 2025, immediately following the above share consolidation, the Company increased its authorized share capital from HK$7,500,000 divided into 75,000,000 shares of a nominal or par value of HK$0.10 each (the “Consolidated Shares”) to HK$75,000,000 divided into 750,000,000 Consolidated Shares.

Finally, on August 25, 2025, immediately following the above increase of authorized share capital, the Company also

(i) re-designated the authorized share capital of the Company from HK$75,000,000 divided into 750,000,000 Consolidated Shares, to (a) 749,098,320 Class A ordinary shares, par value HK$0.10 each (the “Class A Ordinary Shares”) and 901,680 Class B ordinary shares, par value HK$0.10 each (the “Class B Ordinary Shares”) (the “Authorized Share Capital Change”);

(ii) re-designated the issued and outstanding Consolidated Shares held by the shareholders of the Company as follows:

(a) 842,280 Consolidated Shares held by Exceptional Engineering Limited were re-designated as 842,280 Class B Ordinary Shares and 59,400 Consolidated Shares held by DC & Partners Incorporation Limited were re-designated as 59,400 Class B Ordinary Shares; and

(b) each Consolidated Share which was registered in the name of a shareholder (excluding the Consolidated Shares re-designated as Class B Ordinary Shares pursuant to the foregoing paragraph (a)), were re-designated as a Class A Ordinary Share registered in the name of the relevant shareholder, (the “Issued Share Capital Change”, together with the Authorized Share Capital Change, are referred to as the “Re-designation of Share Capital”);

Unless indicated or the context otherwise requires, all share numbers and per share data in these unaudited condensed consolidated financial statements have been retroactively presented to reflect the effect of the series of the above share exercises, as if such transactions occurred on the earliest day of the periods presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

SU Group Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SU Group Holdings Limited (the “Company”) as of September 30, 2023 and 2024, the related consolidated statements of income, changes in equity and cash flows for each of the three-year period ended September 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2(i) to the consolidated financial statements, the Company changed its method for accounting for credit losses on certain financial instruments in 2024.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022.

New York, NY
January 28, 2025, except for notes 14, 21, 24, as to which the date is November 28, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com

SU GROUP HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2023	2024	2024
	HK$	HK$	US$
Assets
Current assets
Cash and cash equivalents	16,400,123	52,338,132	6,733,065
Trade receivables, net	34,978,153	21,851,480	2,811,094
Inventories	40,919,214	47,613,381	6,125,247
Prepaid expenses and other current assets	1,590,259	5,013,876	645,011
Contract assets, net	3,187,403	6,443,947	828,985
Prepaid income tax	—	2,066,219	265,810
Total current assets	97,075,152	135,327,035	17,409,212

Non-current assets
Property and equipment, net	8,405,563	8,886,235	1,143,174
Intangible assets, net	144,879	268,500	34,541
Goodwill	1,271,160	1,271,160	163,529
Prepaid expenses and other non-current assets	—	4,462,823	574,122
Deferred offering expenses	3,853,500	—	—
Operating lease right-of-use assets, net	1,113,926	5,496,985	707,162
Investment in key management insurance policy	1,157,520	1,157,520	148,910
Deferred tax assets	1,418,419	207,702	26,720
Total non-current assets	17,364,967	21,750,925	2,798,158
TOTAL ASSETS	114,440,119	157,077,960	20,207,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables	16,104,581	8,625,685	1,109,655
Notes payables	3,503,768	2,355,023	302,963
Other payables	2,633,447	3,499,507	450,196
Accrued payroll and welfare	8,228,964	9,040,942	1,163,076
Operating lease liabilities – current	204,156	1,935,187	248,953
Income tax payable	1,058,040	—	—
Contract liabilities	22,748,443	27,801,257	3,576,506
Total current liabilities	54,481,399	53,257,601	6,851,349

Non-current liabilities
Operating lease liabilities – non-current	61,229	3,004,974	386,576
Other payables – non-current	996,069	1,340,016	172,387
Deferred tax liabilities	1,468,575	431,717	55,538
Other liabilities	1,008,306	1,321,956	170,064
Total non-current liabilities	3,534,179	6,098,663	784,565
Total liabilities	58,015,578	59,356,264	7,635,914

Commitments and contingencies

Shareholders’ Equity
Class A ordinary shares (par value of HK$0.10 per share; 749,098,320 ordinary shares authorized and 298,320 and 463,070 ordinary shares issued and outstanding as of September 30, 2023 and 2024, respectively.) *	29,832	46,307	5,957
Class B ordinary shares (par value of HK$0.10 per share; 901,680 ordinary shares authorized and 901,680 and 901,680 ordinary shares issued and outstanding as of September 30, 2023 and 2024, respectively.) *	90,168	90,168	11,600
Shares subscription receivables	(119,990)	(90)	(12)
Additional paid-in capital	14,642,029	46,260,499	5,951,205
Retained earnings	41,782,502	51,324,812	6,602,706
Total SU Group Holdings Limited shareholders’ equity and total shareholders’ equity	56,424,541	97,721,696	12,571,456
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	114,440,119	157,077,960	20,207,370

*	The share amounts are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 24).

The accompanying notes are an integral part of these consolidated financial statements.

SU GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended September 30,
	2022	2023	2024	2024
	HK$	HK$	HK$	US$
Revenues	136,447,442	163,690,966	182,164,539	23,434,647
Cost of revenues	(97,220,327)	(115,648,013)	(134,568,099)	(17,311,579)
Gross profit	39,227,115	48,042,953	47,596,440	6,123,068

Operating expenses
Selling, general and administrative expenses	(30,539,155)	(36,805,428)	(36,028,548)	(4,634,910)
Losses on disposal of property and equipment	(1,862,704)	(485,957)	(636,289)	(81,856)

Income from operations	6,825,256	10,751,568	10,931,603	1,406,302

Other income (expenses)
Other income	3,576,366	1,445,506	1,219,376	156,867
Finance expenses	(82,843)	(55,080)	(189,749)	(24,410)
Other expenses	(96,028)	—	—	—
Total other income, net	3,397,495	1,390,426	1,029,627	132,457

Income before income tax expenses	10,222,751	12,141,994	11,961,230	1,538,759
Income tax expenses	(1,972,577)	(2,338,850)	(1,307,742)	(168,235)
Net income	8,250,174	9,803,144	10,653,488	1,370,524
Less: Net income attributable to non-controlling interests	(487,497)	(105,775)	—	—
Net income attributable to SU Group Holdings Limited’s ordinary shareholders	7,762,677	9,697,369	10,653,488	1,370,524

Net income per share
Basic and diluted *	6.47	8.08	8.18	1.05
Weighted average number of shares
Basic and diluted *	1,200,000	1,200,000	1,302,775	1,302,775

*	The share amounts and per share data are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 24).

The accompanying notes are an integral part of these consolidated financial statements.

SU GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Class A Ordinary shares		Class B Ordinary shares		Shares subscription	Additional paid-in	Retained	Total SU Group Holdings Limited shareholders’	Non- controlling	Total shareholders’
	Share *	Amount	Share *	Amount	receivables	capital	earnings	equity	interest	equity
		HK$		HK$	HK$	HK$	HK$	HK$	HK$	HK$
Balance as of September 30, 2021	298,320	29,832	901,680	90,168	(119,990)	8,000,000	32,322,456	40,322,466	1,128,837	41,451,303
Net income	—	—	—	—	—	—	7,762,677	7,762,677	487,497	8,250,174
Dividend distribution	—	—	—	—	—	—	(8,000,000)	(8,000,000)	(40,400)	(8,040,400)
Balance as of September 30, 2022	298,320	29,832	901,680	90,168	(119,990)	8,000,000	32,085,133	40,085,143	1,575,934	41,661,077
Net income	—	—	—	—	—	—	9,697,369	9,697,369	105,775	9,803,144
Capital contribution	—	—	—	—	—	4,961,320	—	4,961,320	—	4,961,320
Transfer upon acquisition of non-controlling interests	—	—	—	—	—	1,680,709	—	1,680,709	(1,681,709)	(1,000)
Balance as of September 30, 2023	298,320	29,832	901,680	90,168	(119,990)	14,642,029	41,782,502	56,424,541	—	56,424,541
Cumulative effect adjustment upon adoption of ASC 326	—	—	—	—	—	—	(1,111,178)	(1,111,178)	—	(1,111,178)
Balance as of October 1, 2023	298,320	29,832	901,680	90,168	(119,990)	14,642,029	40,671,324	55,313,363	—	55,313,363
Net income	—	—	—	—	—	—	10,653,488	10,653,488	—	10,653,488
Receipt of subscription receivables	—	—	—	—	119,900	—	—	119,900	—	119,900
Capital injection from shareholder	—	—	—	—	—	762,688	—	762,688	—	762,688
Initial public offering, net	125,000	12,500	—	—	—	24,286,697	—	24,299,197	—	24,299,197
Ordinary shares issued for services	39,750	3,975	—	—	—	6,569,085	—	6,573,060	—	6,573,060
Balance as of September 30, 2024	463,070	46,307	901,680	90,168	(90)	46,260,499	51,324,812	97,721,696	—	97,721,696
Balance as of September 30, 2024 (US$)		5,957		11,600	(12)	5,951,205	6,602,706	12,571,456	—	12,571,456

*	The share amounts are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 24).

The accompanying notes are an integral part of these consolidated financial statements.

SU GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2022	2023	2024	2024
	HK$	HK$	HK$	US$
Cash flows from operating activities:
Net income	8,250,174	9,803,144	10,653,488	1,370,524
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in fair value of investment in key management insurance policy	(37,868)	(44,108)	—	—
Depreciation of property and equipment	2,253,593	1,943,260	1,902,005	244,684
Amortization of intangible assets	82,583	85,001	103,379	13,299
Amortization of operating lease right-of-use assets	1,267,957	666,459	1,237,500	159,199
Amortization of service fee	—	—	1,369,388	176,166
Provision for (reversal of) credit loss	30,000	8,610,248	(3,158,000)	(406,262)
Write-down for inventories	200,000	118,000	280,000	36,021
Deferred tax	(420,058)	(1,717,339)	393,433	50,613
Losses on disposal of property and equipment	1,862,704	485,957	636,289	81,856
Foreign exchange losses (gains) - unrealized	(28,928)	(205,446)	280,046	36,026
Changes in operating assets and liabilities
Inventories	(4,942,789)	(18,345,053)	(6,974,167)	(897,195)
Trade receivables	6,649,916	(19,585,181)	15,396,881	1,980,739
Prepaid expenses and other assets	(1,865,178)	(2,946,647)	1,170,733	150,610
Contract assets	(2,426,773)	1,158,583	(3,699,505)	(475,925)
Trade and notes payables	(1,368,207)	13,628,513	(8,811,825)	(1,133,602)
Other payables, accrued payroll and welfare	687,548	(686,257)	2,021,985	260,119
Contract liabilities	(2,843,375)	(4,476,835)	5,052,814	650,022
Operating lease liabilities	(1,245,757)	(644,259)	(945,783)	(121,671)
Other liabilities	—	—	313,650	40,350
Income tax payable	(1,651,629)	(1,388,098)	(3,124,259)	(401,922)
Net cash provided by (used in) operating activities	4,453,913	(13,540,058)	14,098,052	1,813,651

Cash flows from investing activities:
Purchases of property and equipment	(2,153,000)	(775,120)	(3,018,966)	(388,376)
Proceeds from disposal of property and equipment	48,000	663,957	—	—
Purchases of intangible assets	(145,000)	—	(227,000)	(29,203)
Acquisition of non-controlling interests	—	(1,000)	—	—
Net cash used in investing activities	(2,250,000)	(112,163)	(3,245,966)	(417,579)

Cash flows from financing activities:
Dividend payment	(8,040,400)	—	—	—
Proceeds from capital contribution	—	4,961,320	882,588	113,541
Net proceeds from initial public offering	—	—	24,299,197	3,125,982
Payments to related parties	(256,389)	(2,538,411)	(10,967)	(1,411)
Repayments by related parties	225,029	2,365,263	10,967	1,411
Net cash (used in) provided by financing activities	(8,071,760)	4,788,172	25,181,785	3,239,523

Effect of exchange rate changes	(27,496)	78,542	(95,862)	(12,332)

Net (decrease) increase in cash and cash equivalents	(5,895,343)	(8,785,507)	35,938,009	4,623,263

Cash and cash equivalents at beginning of the year	31,080,973	25,185,630	16,400,123	2,109,802
Cash and cash equivalents at end of the year	25,185,630	16,400,123	52,338,132	6,733,065

Supplemental disclosure of cash flow information:
Interest expense paid	43,600	38,340	19,632	2,526
Income tax paid	4,044,264	5,444,287	4,038,568	519,543

Supplemental disclosure of non-cash investing and financing information:
Operating lease right-of-use assets obtained in exchange for operating lease obligations	878,321	330,526	5,656,268	727,653
Extinguishment of operating lease right-of-use assets and operating lease liabilities due to termination of lease	—	—	35,709	4,594
Non-cash consideration paid for purchase of property and equipment	—	185,134	—	—
Non-cash consideration paid for services	—	—	6,573,060	845,595

The accompanying notes are an integral part of these consolidated financial statements.

SU GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND PRINCIPAL ACTIVITIES

SU Group Holdings Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) are principally engaged in the provision of security-related engineering services, and security guarding and screening services in Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China.

The Company was incorporated under the law of Cayman Islands as an exempted company with limited liability on March 11, 2021. The registered office of the Company is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

SU Group Investment Limited (“SU Investment”), which is 100% owned by the Company, was incorporated in British Virgin Islands (the “BVI”) on November 21, 2019. It is an investment holding company with no operations.

Shine Union Limited (“Shine Union”), which was incorporated on January 2, 1998 in Hong Kong, has been 100% owned by SU Investment since December 11, 2019. It is engaged in providing security-related engineering services.

Fortune Jet Management & Training Co. Limited (“Fortune Jet”), which was incorporated on February 13, 2015 in Hong Kong, has been 90% owned by SU Investment since December 9, 2019. It is engaged in providing security guarding and screening services.

On March 1, 2023, the non-controlling shareholder of Fortune Jet transferred its 10.0% equity interest in Fortune Jet to SU Investment at a consideration of HK$1,000. After the transfer, Fortune Jet is 100% owned by SU Investment.

On December 29, 2023, the Securities and Exchange Commission declared effective SU Group’s Registration Statement on Form F-1. On January 26, 2024, the Company consummated the initial public offering of 1,250,000 ordinary shares at a price of US$4.0 per share, generating net proceeds of approximately US$3.0 million after deducting underwriting discounts and commissions and offering expenses.

Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, the Company undertook a reorganization (the “Reorganization”). Since December 2019, SU Investment became the holding company of Shine Union and Fortune Jet. Effective on April 16, 2021, upon the transfer of all equity ownership of SU Investment to the Company, it became the ultimate holding company of SU Investment, Shine Union and Fortune Jet, which were all controlled by the same shareholder before and after the Reorganization.

The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Principal of consolidation

The consolidated financial statements include the financial statements of the Company and all the subsidiaries of the Company. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting powers; or has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

Non-controlling interests represent the portion of the net assets of a subsidiary attributable to interests that are not entitled by the Company. The non-controlling interest is presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interest’s operating result is presented in the consolidated statements of income as an allocation of the total profit or loss for the year between non-controlling shareholders and the shareholders of the Company.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(c)	Foreign currency translation and transactions

The Company uses Hong Kong dollars (“HK$”) as its reporting currency. The functional currency of the Company and its subsidiaries is HK$, based on the criteria of Accounting Standards codification (“ASC”) Topic 830, Foreign Currency Matters.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at end of the reporting period. The resulting exchange differences are recorded in the consolidated statements of income. The equity denominated in currency other than the functional currency is translated at the historical rate of exchange at the time of capital contribution.

No foreign currency translation adjustments were made for the years ended September 30, 2022, 2023, and 2024.

(d)	Convenience translation

The consolidated financial statements as of and for the year ended September 30, 2024 have been translated into U.S. dollars (“US$”) solely for the convenience of the readers. The translation has been made at the rate of US$1.00 = HK$7.7733, representing the close rate on September 30, 2024 as set forth in the statistical release of Yahoo.com. No representation is made that the HK$ amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rates.

(e)	Use of estimates and assumptions

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.

Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Group’s consolidated financial statements include allowance for credit loss related to trade receivables and contract assets and revenue recognition. The use of estimates is an integral component of the financial reporting process. Actual results could differ from those estimates.

(f)	Fair values of financial instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure the fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and exchange rates. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Fair value measurements are based on a fair value hierarchy, based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted market prices for similar assets and liabilities; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3 —	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, trade receivables, deposits and other receivables included in prepaid expenses and other assets, investment in key management insurance policy, trade payables, notes payables, other payables, operating lease liabilities, and other liabilities. The carrying amounts of cash and cash equivalents, trade receivables, deposits and other receivables included in prepaid expenses and other assets, amounts due from related parties, trade payables, notes payables, other payables, operating lease liabilities, and other liabilities approximate their fair values due to the short-term maturities. Investment in key management insurance policy is measured at fair value using unobservable inputs which is positively correlated to the surrender cash value and categorized in Level 3 of the fair value hierarchy.

(g)	Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, and other short-term and highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(h)	Trade receivables, net

Trade receivables, net are stated at the original amount less an allowance for credit loss. Trade receivables are recognized in the period when the Group has delivered goods or rendered services to its customers and when the right to consideration is unconditional. The amounts due are stated at their net estimated realizable value. The credit terms are generally between 0 to 90 days.

The allowance for doubtful accounts reflects the Group’s best estimate of expected losses. Before October 1, 2023 the Group determines the allowance for doubtful accounts based on an assessment of historical collection activity, the current business environment and forecasts that may affect the customers’ ability to pay. From October 1, 2023, the Group determines the expected credit loss provisions based on ASU 2016-13 Financial Instruments - Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments, detailed as Note 2(i).

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(i)	Expected credit loss

The Group adopted the accounting standards update of ASC 326 and several associated ASUs related to the measurement of credit losses on October 1, 2023 using a modified retrospective approach. The retrospective adjustment on the retained earnings as of October 1, 2023 was HK$1.1 million.

The Group’s trade receivables, contract assets, other current assets, and other non-current assets are within the scope of ASC 326. The Group has identified the relevant risk characteristics of its customers and the related trade receivables, contract assets, other current assets, and other non-current assets which include size, type of the goods or services the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the historical credit loss experience and any recoveries, adjusted by correlated industrial and macroeconomic forward-looking factors, in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include payment terms offered in the normal course of business to customers and industry-specific factors that could impact the Group’s trade receivables, contract assets, other current assets, and other non-current assets. The Group also provides specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected. Expected credit losses for trade receivables, contract assets, other current assets, and other non-current assets are recorded as selling, general and administrative expenses on the consolidated statements of income.

(j)	Inventories

Inventories consist of spare parts and other materials and work-in-progress. Spare parts and other materials primarily comprise of components and parts for the security systems. Work-in-progress primarily comprises of certain costs incurred for installation of security systems that will be sold to customers, which are partially installed and have yet to meet the criteria for revenue recognition.

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the moving weighted average method and in the case of work-in-progress, comprises raw materials and other direct costs. Net realizable value is based on estimated selling prices less any estimated costs to be incurred to disposal.

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than their costs, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, the inventories are written down to net realizable value. Write-down of inventories of HK$0.2 million, HK$0.1 million, and HK$0.3 million was made for the years ended September 30, 2022, 2023, and 2024, respectively.

(k)	Prepaid expenses and other assets

Prepaid expenses and other assets are mainly prepaid insurance, prepaid professional service fee, deposits for rental, utilities and items in daily operations, and employee advances. These amounts are refundable and bear no interest. Management reviews its prepaid expenses and other assets on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. Management continues to evaluate the reasonableness of the allowance policy and update it if necessary.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(l)	Related party

A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with an entity; b) a principal owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; and f) other parties that have ability to significantly influence the management or operating policies of the entity. The Group discloses all significant related party transactions.

(m)	Property and equipment, net

Property and equipment, net is stated at historical cost less accumulated depreciation and impairment, if any. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Depreciation is calculated using the straight-line method to allocate their costs to their residual values over their estimated useful lives, as follows:

Items	Useful life
Building	25 years
Leasehold improvements	Shorter of the lease terms or the estimated useful lives
Motor vehicles	4 years
Furniture, fixtures and equipment	5 years
Equipment for leasing	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income. Expenditures for maintenance and repairs are charged to consolidated statements of income as incurred, while additions, renewals and betterments, which are expected to extend the useful lives of assets, are capitalized. The Group also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

(n)	Intangible assets, net

Indefinite-lived intangible assets are tested for impairment at least annually and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Indefinite-lived intangible assets are impaired if their estimated fair values are less than their carrying values.

Finite-lived intangible assets are carried at cost less accumulated amortization and impairment if any. The finite-lived intangible assets are amortized over their estimated useful lives, which are the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the Group. These intangible assets are tested for impairment at the time of a triggering event, if one were to occur. Finite-lived intangible assets may be impaired when the estimated undiscounted future cash flows generated from the assets are less than their carrying amounts.

The Group may rely on a qualitative assessment when performing impairment test for its intangible assets. Otherwise, the impairment evaluation is performed at the lowest level of identifiable cash flows independent of other assets.

The Group’s intangible assets mainly represented computer software. Computer software is classified as finite-lived intangible assets and amortized over its useful life of 5 years.

(o)	Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, or more often when circumstances indicate that impairment may have occurred. Goodwill is carried at cost less accumulated impairment. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income. Impairment losses on goodwill are not reversed.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Group has the opinion to assess qualitative factors to determine whether it is necessary to perform the two-step in accordance with ASC Topic 350, Intangibles — Goodwill and Other. If the Group believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the two-step quantitative impairment test described below is required. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of the reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business acquisition with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being discounted cash flows.

No impairment of goodwill was made for the years ended September 30, 2022, 2023, and 2024.

(p)	Deferred offering expenses

The Group capitalizes certain underwriting, legal, professional, and other third-party fees that are directly related to the IPO and follow-on offering, as deferred offering expenses until such IPO and follow-on offering are consummated. Upon consummation of the IPO and follow-on offering, these fees will be recorded in the stockholders’ equity as a reduction of additional paid-in capital generated from the offering. In the event the offering is aborted, deferred offering costs will be expensed. The Group recorded HK$3,853,500 and nil as deferred offering expenses under non-current assets in the consolidated balance sheets as of September 30, 2023 and 2024, respectively.

(q)	Investment in key management insurance policy

The Group invests in a key management insurance policy which is a life insurance policy. The key management insurance policy is initially recognized at the amount of premium paid, and subsequently measured at end of each reporting period at the cash surrender value that could be realized under the insurance policy, which is primarily based on the guaranteed cash value stated on the annual statement from the insurance company. Changes to the cash surrender value at end of each reporting period will be recognized in other income or other expenses in the consolidated statements of income. Any gain or loss on the derecognition of the investment in the event of death of the insured person, the surrender of the policy, or upon the maturity of the policy, will be recognized in other income or other expenses in the consolidated statements of income.

(r)	Impairment for long-lived assets

Long-lived assets such as property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than that the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived asset by comparing the carrying value of the asset to an estimate of future undiscounted cash flows expected to be generated from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the asset, the Group recognizes an impairment loss based on the excess of the carrying value of the asset over the fair value of the asset.

No impairment of long-lived assets was recognized for the years ended September 30, 2022, 2023, and 2024.

(s)	Notes payables

Notes payables represent outstanding bills with bank, mainly consist of outstanding letter of credit, import bills acceptance, and trust receipt. Notes payables are non-interest bearing and generally mature within six months.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(t)	Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines that it is probable that a loss will occur and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(u)	Revenue recognition

The Group recognized its revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle underlying the revenue recognition of this Accounting Standards Update (“ASU”) allows the Group to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Group expects to be entitled in such exchange. This will require the Group to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Group applies five-step model to recognize revenue from customer contracts. The five-step model requires the Group to (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur; (iv) allocate the transaction price to the respective performance obligations in the contract; and (v) recognize revenue when (or as) the Group satisfies the performance obligation.

The Group accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance, and consideration is probable of substantially collection.

The Group derives its revenues principally from providing security-related engineering services, and security guarding and screening services.

Revenue recognition policies for each type of revenue stream are as follows:

Security-related engineering services

The Group offers security-related engineering services to customers, and signs project contracts with them. The contracts typically comprise one or multiple arrangements, such as: i) supplies of security systems and products, provision of installation, and related maintenance services; ii) supplies of security systems and products only; or iii) maintenance services only.

The Group determines whether arrangements are distinct based on whether the customer can benefit from the product or service on its own or together with other resources that are readily available and whether the Group’s commitment to transfer the product or service to the customer is separately identifiable from other obligations in the contract.

The Group has identified that the supply of security systems and products with the installation services are a combined performance obligation, as they are interdependent and interrelated services as one promise to the customer. The Group also determines that the related maintenance services are distinct and represent a separate performance obligation.

The transaction price of a contract containing multiple performance obligations is allocated to the separate performance obligations on a relative standalone selling price basis, which is determined using observable inputs, such as standalone sales of the maintenance services and historical contract pricing. If the standalone selling price is not observable through past transactions, we estimate the standalone selling price taking into account available information such as internally approved pricing guidelines related to the performance obligations.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group recognizes revenues when (or as) it satisfies the performance obligation by transferring a promised product and/or service to a customer. Revenues from supplying security systems and products and installation services are recognized at a point in time when the legal title and control of the products and services has been transferred, being when the products are delivered and services are rendered, and accepted by the customer, there is no unfulfilled obligation that could affect the customers’ acceptance of the products and services, and it is highly probable that a significant reversal will not occur. The Group recognizes revenue from the maintenance services ratably over the term of the arrangement, because the customer simultaneously receives and consumes the benefits provided by the Group.

In addition, the Group provides equipment leasing to the customers with use of dedicated security-related systems and equipment for contractual periods. The Group assesses the equipment leasing arrangements under ASC Topic 842, Leases (“ASC 842”). Revenues are recognized on a straight-line basis over the lease period, usually 2 to 3 years.

Customers related to security-related engineering services generally make the payment monthly or quarterly, in accordance with the contract terms, except for the payment related to the supply of security systems and products which is payable upon customer’s acceptance.

Security guarding and screening services

The Group enters into contracts with customers to provide security guarding services, by dispatching security guards with corresponding abilities and qualifications on demand, to fulfill the customers’ needs such as securing and guarding physical properties by, among other things, conducting patrols, entrance guarding, access control and alarm monitoring and response such as fire and gas detection, burglary detection and emergency management such as first aid service and communication and evacuation. The Group also offers security guarding services targeted at crowd coordination and management.

The Group also enters into contracts with customers to provide security screening services, by dispatching certified screeners to the premises of the customers. The Group’s screening services include the detection of explosives, incendiary devices in air cargo consignment and detection of dangerous goods for safety purpose through the operation of threat detection system by the screeners.

The Group identifies one performance obligation in security guarding and screening services as the contract comprises of a series of distinct services that are substantially the same and have the same pattern of transfer to the customers, which is to provide security guards and screeners in accordance with the demand orders.

Since the customer simultaneously receives and consumes the benefits as the dispatched security guards and screeners perform the services, revenue from security guarding and screening services is recognized over the contractual term, starting from the date that the Group’s services are made available to the customers. The contracts have a transaction price that includes a fixed consideration and a variable consideration that is charged based on ad-hoc overtime work demanded, less any deduction due to absence. The considerations are reconciled with customers monthly before billing. For variable considerations, the Group uses the practical expedient that allows it to recognize revenue in the amount to which the Group has a right to invoice.

In addition to the abovementioned security guarding and screening services, the Group also offers various types of related vocational training courses. The fees are usually billed and paid in advance before commencement of the training. Revenues are recognized at the course fees over time during the training course period, usually within several days.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table disaggregates the Group’s revenue for the years ended September 30, 2022, 2023, and 2024:

	For the Years Ended September 30,
	2022	2023	2024
	HK$	HK$	HK$
By revenue type
Security-related engineering services
Security systems and products and installation	57,829,366	77,272,367	81,374,932
Security systems maintenance services	10,698,776	14,672,998	19,889,187
Equipment leasing	8,716,360	6,176,271	5,690,002

	77,244,502	98,121,636	106,954,121
Security guarding and screening services
Security guarding services	38,615,289	51,059,864	61,753,479
Screening services	16,755,336	10,465,751	9,756,409
Related vocational training services	3,832,315	4,043,715	3,700,530

	59,202,940	65,569,330	75,210,418

Total	136,447,442	163,690,966	182,164,539

By timing of revenue recognition
Security-related engineering services
Goods and services transferred at a point in time	44,353,052	73,343,945	81,374,932
Services rendered over time	32,891,450	24,777,691	25,579,189
	77,244,502	98,121,636	106,954,121
Security guarding and screening services
Goods and services transferred at a point in time	—	—	—
Services rendered over time	59,202,940	65,569,330	75,210,418
	59,202,940	65,569,330	75,210,418
Total	136,447,442	163,690,966	182,164,539

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to the customers. Trade receivables represent amounts invoiced when the Group has satisfied its performance obligations and has the unconditional right to payment. Contract assets are primarily unbilled trade receivables that are conditional on something other than the passage of time, and the Group reviews the contract assets for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

As of September 30, 2023 and 2024, contracts assets amounted to HK$3,187,403 and HK$6,443,947, respectively. HK$1,392,073, or 21.6%, of the contract assets as of September 30, 2024 have been subsequently realized as of the date of this report, and the remaining balance is expected to be utilized within 1 year from September 30, 2024. Provision was made for credit loss of contract assets for the years ended September 30, 2022, 2023, and 2024 were nil, HK$307,040, and HK$60,000, respectively.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers the promised goods or services to the customer, the Group presents the amount as a contract liability when the payment is received or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer the promised goods to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

Contract liabilities were HK$22,748,443 and HK$27,801,257 as of September 30, 2023 and 2024, respectively. Due to the generally short-term duration of the contracts, the majority of the performance obligations are satisfied in the following reporting period. Revenue recognized during the years ended September 30, 2023 and 2024, respectively, relating to contract liabilities as of October 1, 2022 and 2023 was HK$20,609,753 and HK$18,972,517, respectively.

SU GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

(v)	Cost of revenues

Cost of revenues mainly consists of cost of goods sold, employee benefit expense of direct labor, depreciation, subcontracting fee, transportation fee, travelling expenses, freight charge, course expenses, sample, uniform, insurance for direct labor, and write-down of obsolete inventories.

(w)	Selling, general and administrative expenses

Selling, general and administrative expenses mainly represented employee benefit expense of directors, officers, and sales and administrative staff, rental, depreciation, legal and professional service fees, and other corporate expenses. Research and development expenses relating to improving development efficiency and quality of the Group’s products and services are expensed as incurred. The Group recognized research and development expenses of HK$200,028, nil, and nil for the years ended September 30, 2022, 2023, and 2024, respectively.

(x)	Employee benefits

Employee benefits include employees’ leave entitlements, bonus entitlements, and pension obligations, other than those expenses arising from basic salaries as a result of services rendered by the Group’s employees.

Employees’ entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by the employees up to the end of the reporting period. Employee entitlements to sick leave and maternity or paternity leave are not recognized until the time of leave.

Bonus entitlements are recognized as a liability at its expected cost when the Group has a present legal or constructive obligation as a result of services rendered by employees and a reliable estimate of the obligation can be made. Liabilities for bonus are expected to be settled within twelve months and are measured at the amounts expected to be paid when they are settled.

Regarding pension obligations, the Group participates in defined contribution retirement benefit plans which are available to all relevant employees in Hong Kong. These plans are generally funded through payments to schemes established by publicly or privately administered funds. A defined contribution plan is a pension plan under which the Group pays contributions on mandatory, contractual or voluntary basis into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee services in the current period. The Group’s contributions to the defined contribution plans are expensed.

(y)	Leases

Classification for leases under which the Group is a lessor is evaluated at lease commencement and leases not classified as sales-type leases or direct financing leases are classified as operating leases. Leases qualify as sales-type leases if the contract includes either transfer of ownership clauses, certain purchase options, a lease term representing a major part of the economic life of the asset, or the present value of the lease payments and residual guarantees provided by the lessee exceeds substantially all of the fair value of the asset. Additionally, leasing an asset so specialized that it is not deemed to have any value to the Group at the end of the lease term may also result in classification as a sales-type lease. Leases qualify as direct financing leases when the present value of the lease payments and residual value guarantees provided by the lessee and unrelated third parties exceeds substantially all of the fair value of the asset and collection of the payments is probable.

Classification for leases under which the Group is a lessee is evaluated at lease commencement as finance or operating leases. Leases qualify as finance leases if the lease transfers ownership of the asset at the end of the lease term, the lease grants an option to purchase the asset that the Group is reasonably certain to exercise, the lease term is for a major part of the remaining economic life of the asset, or the present value of the lease payments exceeds substantially all of the fair value of the asset. Leases that do not qualify as finance leases are deemed to be operating leases. At lease commencement the Group records a lease liability which is measured as the present value of the lease payments and a right-of-use (“ROU”) asset which is measured as the amount of the lease liability and any initial direct costs incurred. The Group applies the rate implicit in the lease, if available, as a discount rate to determine the present value of the lease payments. If the rate implicit in the lease is not known, the Group uses a discount rate reflective of the incremental borrowing rate. In the consolidated statements of income, operating leases are expensed through rent expense while financing leases are expensed through amortization and interest expense.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases — the Group as lessor

The Group’s lease arrangements are all operating leases which typically have a maturity of 2 to 3 years. Initial direct costs incurred by the Group in negotiating and arranging operating leases are added to the carrying amount of the leased assets and recognized as an expense in the consolidated statements of income over the lease term on the same basis as equipment leasing income. See Note 2(u) for the accounting policy for revenue from equipment leasing.

Leases — the Group as lessee

The Group owns leasehold land in Hong Kong and lease training center, offices, workshops, warehouse, and carparking spaces, which are classified as operating leases in accordance with ASC 842. Under ASC 842, the Group as a lessee is required to recognize the following for all leases (with the exception of short-term leases, usually with initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) ROU asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Group recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All ROU assets are reviewed for impairment annually. No impairment of ROU assets was recognized for the years ended September 30, 2022, 2023, and 2024.

The Group elected the practical expedient to account for leases with lease terms which end within 12 months of the initial date of application as short-term leases. The lease payments for short-term leases are recognized on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.

(z)	Income tax

Income tax comprises current and deferred tax. Income tax relating to items recognized outside profit or loss is recognized outside profit or loss, either in other comprehensive income or directly in equity.

Current tax is provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. It is calculated using tax rates that have been enacted or substantively enacted at end of the reporting period.

Deferred tax is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the profit or loss, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interests incurred related to underpayment of income tax are classified as income tax expense in the period incurred. For the years ended September 30, 2022, 2023, and 2024, no penalties and interests were incurred related to underpayment of income tax. Hong Kong Profits Tax returns filed in 2018 to 2024 are subject to examination by any applicable tax authorities.

(aa)	Government grants

Government grants are recognized at their fair values when there is reasonable assurance that the grant will be received and the Group will comply with all attached conditions. Grants that compensate the Group for expenses incurred are recognized in other income on the consolidated statements of income on a systematic basis in the same periods in which the expenses are recognized. When the grant relates to an asset, the fair value is deducted against the carrying amount of the assets. The Group recognized government grants of HK$3,471,615, HK$602,379, and HK$56,375 for the years ended September 30, 2022, 2023, and 2024, respectively.

(ab)	Earnings per share

Earnings per share (“EPS”) is computed by dividing net income by the weighted average number of ordinary shares outstanding. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended September 30, 2022, 2023, and 2024, there were no dilutive shares.

(ac)	Representative’s Warrants

Upon the closing of IPO in January 2024, the Company issued to the representative of the underwriter warrants for 62,500 ordinary shares and are exercisable on a cashless basis. The Company accounts for warrants as  either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging. The Company accounts for its warrants as equity that meet all of the criteria (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance and subsequent changes in fair value are not recognized as long as the warrants continue to be classified as equity.

(ad)	Segment reporting

The Group has organized its continuing operations into two operating segments. The segments reflect the way the Group evaluates its business performance and manages its operations by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Group’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group.

The Group has two reportable segments from continuing operations, including security-related engineering services business and security guarding and screening services business. The Group considers a “management approach” concept as the basis for identifying reportable segments. The management approach is based on the way that management organizes the segments within the Group for making operating decisions, allocating resources, and assessing performance. The Group’s reportable segments are strategic business units that offer different services and are managed separately because each business requires different technology and marketing strategies. As the Group’s long-lived assets are substantially located in the Hong Kong, no geographical segments are presented.

(ae)	Recently issued accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Group is currently evaluating the impact ASU 2020-06 will have on the Group’s consolidated financial statements.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) Improvements to Reportable Segment Disclosures, which requires that an entity report segment information in accordance with Topic 280, Segment Reporting. The amendment in the ASU is intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of the new standard on its consolidated financial statements which is expected to result in enhanced disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) Improvements to Income Tax Disclosures, which requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this Update are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of the new standard on its consolidated financial statements which is expected to result in enhanced disclosures.

The Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows.

NOTE 3. TRADE RECEIVABLES, NET

Trade receivables, net consisted of the following:

	As of September 30,
	2023	2024
	HK$	HK$
Trade receivables	43,325,361	27,928,480
Less: allowance for credit loss	(8,347,208)	(6,077,000)
	34,978,153	21,851,480

The Group recorded provision for allowance for credit loss of trade receivables of HK$30,000 and HK$8,303,208 for the years ended September 30, 2022 and 2023, respectively. The Group recorded a reversal of provision for allowance for credit loss of trade receivables of HK$3,218,000 for the year ended September 30, 2024.

Movement of provision for allowance for credit loss of trade receivables is as follows:

	For the Years Ended September 30,
	2023	2024
	HK$	HK$
Balance at beginning of the year	44,000	8,347,208
Retrospective adjustment upon adoption of ASC 326	—	947,792
Provision (Reversal of provision) for the year	8,303,208	(3,218,000)
Balance at end of the year	8,347,208	6,077,000

NOTE 4. CONTRACT ASSETS, NET

Contract assets, net consisted of the following:

	As of September 30,
	2023	2024
	HK$	HK$
Contract assets	3,494,443	7,193,947
Less: allowance for credit loss	(307,040)	(750,000)
	3,187,403	6,443,947

The Group recorded provision for allowance for credit loss of contract assets of nil, HK$307,040, and HK$60,000 for the years ended September 30, 2022, 2023, and 2024, respectively.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. CONTRACT ASSETS, NET (cont.)

Movement of provision for allowance for credit loss of contract assets is as follows:

	For the Years Ended September 30,
	2023	2024
	HK$	HK$
Balance at beginning of the year	—	307,040
Retrospective adjustment upon adoption of ASC 326	—	382,960
Provision for the year	307,040	60,000
Balance at end of the year	307,040	750,000

NOTE 5. INVENTORIES

Inventories consisted of the following:

	As of September 30,
	2023	2024
	HK$	HK$
Spare parts and other materials	3,569,211	3,539,223
Work-in-progress	37,350,003	44,074,158
	40,919,214	47,613,381

NOTE 6. PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consisted of the following:

		As of September 30,
		2023	2024
		HK$	HK$
Prepaid marketing expenses – current	(A)	—	3,286,530
Prepaid marketing expenses – non-current	(A)	—	1,917,143
Prepayment for purchase of intangible assets – non-current	(B)	—	2,000,000
Other prepaid expenses – current		679,882	828,973
Advances to staff		84,611	75,172
Deposits – current	(C)	673,864	823,201
Deposits – non-current	(C)	—	545,680
Others		151,902	—
		1,590,259	9,476,699
Prepaid expenses and other assets – current		1,590,259	5,013,876
Prepaid expenses and other assets – non-current		—	4,462,823
		1,590,259	9,476,699

(A)	Mainly related to marketing activities which are used to promote and market the Group’s brand name as steps to expand the business.

(B)	Mainly consist of fees prepaid for system development which are used to improve internal working efficiency. The service provider was reviewing the enterprise resource planning system being used by the Group, and will propose improvement suggestion.

(C)	Deposits consist of deposits paid to utility service providers such as power and water supplies, landlords of the leased properties, and management offices of the leased or owned properties. The deposits are refundable upon termination or expiry of corresponding services and rental.

No provision was made for credit loss of other assets for the years ended September 30, 2022, 2023, and 2024.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of September 30,
	2023	2024
	HK$	HK$
Building	565,000	565,000
Leasehold improvements	320,000	1,009,886
Motor vehicles	1,480,700	1,435,700
Furniture, fixtures and equipment	100,747	60,400
Equipment for leasing	13,156,650	14,510,730
Less: accumulated depreciation	(7,217,534)	(8,695,481)
Property and equipment, net	8,405,563	8,886,235

Depreciation expenses were HK$2,253,593, HK$1,943,260 and HK$1,902,005 for the years ended September 30, 2022, 2023, and 2024, respectively.

Losses on disposal of property and equipment were HK$1,862,704, HK$485,957 and HK$636,289 for the years ended September 30, 2022, 2023, and 2024, respectively.

No impairment loss was made for property and equipment for the years ended September 30, 2022, 2023, and 2024.

During the year ended September 30, 2022, certain customers who leased the equipment under operating lease arrangements decided to terminate the leasing arrangements with the Group. This was mainly triggered by the launch of the Pilot Subsidy Scheme for Third-party Logistics Service Providers on October 12, 2020 with a granting budget of HK$300 million, which subsidizes the procurement of screening equipment including X-ray machines and explosive trace detection equipment adopted under the regulated air cargo screening facilities scheme to encourage the adoption of technology by the logistics sector for enhancing efficiency and productivity. Accordingly, the Group believes that this is a one-time event. No such event occurred during the years ended September 30, 2023 and 2024.

Such activities resulted in the disposal of equipment for leasing, which was classified as in the security-related engineering services, as follows:

For the Year Ended September 30,
2022
HK$
Cost	2,888,150
Accumulated depreciation	(1,024,258)
Carrying amount of the equipment for leasing disposed	1,863,892
Proceeds from disposal	—
Loss on disposal	(1,863,892)

NOTE 8. INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

	As of September 30,
	2023	2024
	HK$	HK$
Computer software	425,000	652,000
Less: accumulated amortization	(280,121)	(383,500)
Intangible assets, net	144,879	268,500

Amortization expenses were HK$82,583, HK$85,001, and HK$103,379 for the years ended September 30, 2022, 2023, and 2024, respectively.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INTANGIBLE ASSETS, NET (cont.)

Future estimated amortization expenses are disclosed as follows:

Twelve months ending September 30,	HK$
2025	74,400
2026	74,400
2027	47,817
2028	45,400
2029	26,483
268,500

No impairment loss was made for intangible assets for the years ended September 30, 2022, 2023, and 2024.

NOTE 9. INVESTMENT IN KEY MANAGEMENT INSURANCE POLICY

The Group entered into a key management insurance policy for the founder to secure that the operation of the Group will not be affected by the death and loss of position of the founder. The fair value of the investment in key management insurance policy is determined at end of each reporting period at the cash surrender value that could be realized under the insurance policy, which is primarily based on the guaranteed cash value stated on the annual statement from the insurance company. The fair value measurement of the investment in key management insurance policy has been categorized as Level 3 based on the inputs to the valuation technique used and is positively correlated to the surrender cash value.

		For the Years Ended September 30,
		2023	2024
		HK$	HK$
Balance at beginning of the year		1,065,480	1,157,520
Premium paid		47,932	—
Change in fair value recognized in the consolidated statements of income	(A)	44,108	—
Balance at end of the year		1,157,520	1,157,520

(A)	The change in fair value was not material for the year ended September 30, 2024.

NOTE 10. LEASES

The Group as lessor

The Group acts as a lessor of dedicated security-related systems and equipment, and recorded the income from the leases as revenues in the consolidated statements of income. Equipment leasing income was HK$8,716,360, HK$6,176,271, and HK$5,690,002 for the years ended September 30, 2022, 2023, and 2024, respectively.

The leases are classified as operating leases, which have remaining terms of 1 to 35 months. The equipment leasing income is recognized on a straight-line basis over the lease term.

Assets leased under operating leases are included in property and equipment, net in the consolidated balance sheets and depreciated over its estimated useful life. It had a cost of HK$13,156,650 and HK$14,510,730 as of September 30, 2023 and 2024, respectively, and accumulated depreciation associated with these assets was HK$5,424,149 and HK$6,750,528 as of September 30, 2023 and 2024, respectively. Depreciation expense for the years ended September 30, 2022, 2023, and 2024 amounted to HK$1,917,894, HK$1,750,739, and HK$1,681,965, respectively.

There were no variable lease conditions or purchase options.

The Group as lessee

The Group leases land use rights in Hong Kong, and leases training center, offices, workshops, warehouse, and carparking spaces under operating leases with terms ranging from 1 to 4 years. For the lease of land, the Group signed an agreement on November 8, 2007 for leasing the land use rights associated with a parcel of land, on which the Group’s workshop is located. Payments were made upfront to obtain the leased land from the owner with a lease period of 55 years.

The Group considers those termination options that are reasonably certain not to be exercised in the determination of the lease term and initial measurement of ROU assets and lease liabilities. Leases with initial term of 12 months or less are short-term leases not recorded on the consolidated balance sheets. Lease expenses for short-term leases are recognized on a straight-line basis over the lease term.

The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. LEASES (cont.)

The table below presents the operating leases related assets and liabilities recorded on the consolidated balance sheets:

	As of September 30,
	2023	2024
	HK$	HK$
Operating lease ROU assets, net	1,113,926	5,496,985
Operating lease liabilities – current	204,156	1,935,187
Operating lease liabilities – non-current	61,229	3,004,974
	265,385	4,940,161

The weighted average remaining lease terms and discount rates for the operating leases were as follows:

	As of September 30,
	2023	2024
Weighted average remaining lease term (years)	29.47	8.28
Weighted average discount rate	3.96%	6.20%

A summary of lease expenses recognized in the Group’s consolidated statements of income and supplemental cash flow information related to operating leases is as follows:

	For the Years Ended September 30,
	2022	2023	2024
	HK$	HK$	HK$
Operating lease expenses excluding short-term lease expense	1,307,200	683,200	1,407,617
Operating cash flows used in operating leases	1,285,000	661,000	1,115,900
Short-term lease cost	681,952	1,452,824	990,697

The following is a schedule, by year, of maturities of operating lease liabilities as of September 30, 2024:

Twelve months ended September 30,	HK$
2025	2,191,000
2026	1,298,000
2027	1,176,000
2028	784,000
Total lease payments	5,449,000
Less: imputed interest	(508,839)
Present value of operating lease liabilities	4,940,161
Less: operating lease liabilities – non-current	(3,004,974)
Operating lease liabilities – current	1,935,187

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. OTHER PAYABLES

Other payables consisted of the following:

	As of September 30,
	2023	2024
	HK$	HK$
Rental deposit received – current	1,559,190	1,431,999
Rental deposit received – non-current	996,069	1,340,016
Accrued expenses	518,257	2,067,508
Listing expenses	540,000	—
Others	16,000	—
	3,629,516	4,839,523
Other payables – current	2,633,447	3,499,507
Other payables – non-current	996,069	1,340,016
	3,629,516	4,839,523

NOTE 12. ACCRUED PAYROLL AND WELFARE

Accrued payroll and welfare consisted of the following:

	As of September 30,
	2023	2024
	HK$	HK$
Employees	7,014,988	7,840,455
Accrued paid time leave	821,358	741,481
Mandatory provident fund	392,618	459,006
	8,228,964	9,040,942

NOTE 13. BANKING FACILITIES

A subsidiary of the Group entered into a banking facility agreement with CMB Wing Lung Bank Limited, pursuant to which the subsidiary is entitled to trade facilities of HK$20.0 million. The facilities are secured by a property owned by the subsidiary and a property jointly owned by the founder of the Company and his family member, and jointly guaranteed by the founder of the Company and his family member (see Note 20). The banking facilities include letter of credit, trust receipt, invoice financing, and letter of guarantee. As of September 30, 2023 and 2024, the Group had utilized HK$3,503,768 and HK$2,355,023, respectively. The unutilized banking facilities were HK$16,496,232 and HK$17,644,977 as of September 30, 2023 and 2024, respectively.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EQUITY

Ordinary shares

The Company’s authorized share capital is HK$7,500,000 divided into 750,000,000 ordinary shares of par value HK$0.01 each. On March 11, 2021 and April 16, 2021, the Company issued 1 and 949 ordinary shares to its then shareholder, respectively. With the effect of resolutions passed by board of directors on February 27, 2023 and June 20, 2023, 9,000 and 11,990,000 ordinary shares were issued with a par value of HK$0.01, respectively. The issuances were considered as being part of the Reorganization of the Group and was retrospectively applied as if the transaction occurred at beginning of the period presented.

On April 29, 2021, the Company entered into a subscription agreement (the “Subscription Agreement”) with its existing shareholder and two investors (together the “Subscribers”). Pursuant to the Subscription Agreement, the Company has allotted and issued 50 shares in aggregate to the Subscribers at a cash consideration of HK$160,000 per ordinary share. A total of HK$8.0 million was received by the Company.

On January 26, 2024, the Company consummated the initial public offering of 1,250,000 ordinary shares at a price of US$4.00 per share, generating gross proceeds of US$5.0 million before deducting underwriting discounts and commissions and offering expenses totaling HK$14,713,303. The net proceeds from the initial public offering were HK$24,286,697. The Company have granted a 30-day option to the representatives of the underwriters to purchase up to an additional 187,500 ordinary shares (the “over-allotment”). The over-allotment was not exercised after the 30-day period.

On April 26, 2024, the Company entered into a service agreement (the “Service Agreement”) with Chengdu Xiaohou Information Technology Limited (the “Service Provider”). Pursuant to the Service Agreement, the Company has allotted and issued 397,500 shares to the Service Provider as a service fee for providing market research consultancy services.

Shares subscription receivables

Shares subscription receivables represent the receivables for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retroactive basis. It has no payment terms nor any interest receivable accrual.

Representative’s Warrants

Upon the closing of IPO in January 2024, the Company issued to the representative of the underwriter warrants to purchase 62,500 of the Company’s ordinary shares (the “Representative’s Warrants”). The Representative’s Warrants have an exercise price equal to US$4.00 per warrant (US$40.00 per warrant after taking into consideration of the share consolidation and re-designation of share capital (see Note 24)) and are exercisable at any time or from time to time beginning July 23, 2024 and ending at or before 5:00 p.m., Eastern time, January 23, 2029. The Warrant are also exercisable on a cashless basis. None of the Representative’s Warrants were exercised as of September 30, 2024.

The fair value of the Representative’s Warrants, using the Black-Scholes-Merton Model on the date of issuance was US$116,815. The key inputs into the Black-Scholes-Merton Model variables were as follows at measurement date:

	January 26, 2024
Stock price	US$	3.52
Risk-free interest rate		4.04%
Volatility		62.34%
Exercise price	US$	4.00
Dividend yield		—

The following table summarizes the Company’s activities and status of the Representative’s Warrants:

	Number of Warrant	Weighted Average Exercise Price		Weighted Average Remaining Term (Years)
Outstanding as of September 30, 2023	—		—	—
Issued	6,250	US$	40.00	4.5
Exercised	—		—	—
Forfeited or expired	—		—	—
Outstanding as of September 30, 2024	6,250	US$	40.00	4.3

*	The numbers of warrant and weighted average exercise prices are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 24).

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. CAPITAL CONTRIBUTIONS

During the years ended September 30, 2022, 2023 and 2024, the Company’s shareholder, Chan Ming Dave, made capital contributions of nil, HK$4,961,320, and HK$762,688, respectively, to the Company.

NOTE 16. DIVIDEND DECLARATION

During the years ended September 30, 2022, 2023, and 2024, the Group declared dividends to its shareholder of HK$8.0 million, nil, and nil, respectively. The dividends were settled on August 1, 2022.

NOTE 17. INCOME TAX

Cayman Islands

Under the current laws of the Cayman Islands, the Group is not subject to tax on income or capital gains. Additionally, upon payments of dividends to the shareholders, no withholding tax will be imposed.

British Virgin Islands

Under the current laws of the BVI, an entity incorporated in the BVI are not subject to tax on income or capital gains.

Hong Kong

In accordance with the relevant tax laws and regulations in Hong Kong, a company with trading activities in Hong Kong is subject to Profits Tax within Hong Kong at the applicable tax rate on its assessable profits. In March 2018, the Hong Kong government introduced a two-tiered Profits Tax rate regime by enacting the Inland Revenue (Amendment) (No.3) Ordinance 2018 (the “Ordinance”). Under the two-tiered Profits Tax rate regime, the first HK$2.0 million of assessable profits of qualifying entity is taxed at 8.25% and the remaining assessable profits at 16.5%. The Ordinance is effective from the year of assessment 2018/19. According to the relevant policy, if no election of the qualifying entity has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to the Profits Tax at the rate of 16.5%. The Group had elected Shine Union to have its qualifying profits of HK$2.0 million charged at half rate. Under the current laws of Hong Kong, payments of dividends are not subject to withholding tax.

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2023 and 2024, the Group did not have any significant unrecognized uncertain tax positions and the Group does not believe that its unrecognized tax benefits will change over the next twelve months. For the years ended September 30, 2022, 2023, and 2024, the Group did not have any significant interest or penalties related to potential underpaid income tax expenses. The Group’s major tax jurisdiction is Hong Kong. Under relevant Hong Kong tax laws, tax case is normally subject to investigation by the tax authority for up to 6 years of assessment prior to the current year of assessment, if in a case of fraud or willful evasion, then the investigation can be extended to cover 10 years of assessment.

Income tax expenses consisted of the following:

	For the Years Ended September 30,
	2022	2023	2024
	HK$	HK$	HK$
Current income tax expenses	2,392,635	4,056,189	914,309
Deferred income tax (benefit) expenses	(420,058)	(1,717,339)	393,433
Income tax expenses	1,972,577	2,338,850	1,307,742

Income (loss) before income tax expenses for the years ended September 30, 2022, 2023, and 2024 is attributable to the following geographic locations:

	For the Years Ended September 30,
	2022	2023	2024
	HK$	HK$	HK$
Hong Kong	16,342,125	16,169,924	8,246,150
Foreign	(6,119,374)	(4,027,930)	3,715,080
Income before income tax expenses	10,222,751	12,141,994	11,961,230

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. INCOME TAX (cont.)

The tax on the Group’s income before income tax expenses differs from the theoretical amount that would arise using the enacted tax rate of the companies comprising the Group can be reconciled as follows:

		For the Years Ended September 30,
		2022	2023	2024
		HK$	HK$	HK$
Income tax expenses calculated at Hong Kong Profits Tax rate		1,686,755	2,003,428	1,973,604
Income not taxable for tax purposes		(563,875)	(98,101)	(131,939)
Expenses not deductible for tax purposes	(A)	1,014,697	598,523	2,193,096
Effect of preferential tax rates in Hong Kong		(165,000)	(165,000)	(165,000)
Impact of different tax rates in other jurisdictions		—	—	(2,562,019)
Income tax expenses		1,972,577	2,338,850	1,307,742

(A)	Mainly relate to non-deductible listing expenses.

Deferred tax assets and liabilities, net consisted of the following:

	As of September 30,
	2023	2024
	HK$	HK$
Deferred tax assets:
Decelerated tax depreciation of property and equipment	11,258	18,447
Provision for allowance for credit loss	1,407,161	1,126,455
Operating lease liabilities	—	770,659
Total deferred tax assets	1,418,419	1,915,561
Net off against deferred tax liabilities	—	(1,707,859)
Net deferred tax assets	1,418,419	207,702

Deferred tax liabilities:
Accelerated tax depreciation of property and equipment	(1,468,575)	(1,368,917)
Operating lease ROU assets, net	—	(770,659)
Total deferred tax liabilities	(1,468,575)	(2,139,576)
Net off against deferred tax assets		1,707,859
Net deferred tax liabilities	(1,468,575)	(431,717)

A reconciliation of the movement in the beginning and ending net deferred tax assets (liabilities) is as follows:

	For the Years Ended September 30,
	2023	2024
	HK$	HK$
Balance at beginning of the year	(1,767,495)	(50,156)
Retrospective adjustment upon adoption of ASC 326	—	219,574
Deferred income tax benefit (expense)	1,717,339	(393,433)
Balance at end of the year	(50,156)	(224,015)

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. CONCENTRATIONS

Credit risk

As of September 30, 2023 and 2024, HK$16,389,379 and HK$52,319,608 of the Group’s cash was on deposit at financial institutions in Hong Kong, respectively. In accordance with the relevant regulations in Hong Kong, the maximum insured bank deposit amount is HK$500,000 for each financial institution. Accordingly, the Group’s total unprotected cash held in banks amounted to HK$14,253,318 and HK$49,978,752 as of September 30, 2023 and 2024, respectively.

Customer concentration risk

One customer represented more than 10% of the Group’s revenues for the year ended September 30, 2024. No customers represented more than 10% of the Group’s revenues for the years ended September 30, 2022 and 2023.

No customers represented more than 10% of the Group’s trade receivables, net as of September 30, 2024. One customer represented more than 10% of the Group’s trade receivables, net as of September 30, 2023.

Supplier concentration risk

Two suppliers represented 15.5% and 10.2% of the Group’s purchases for the year ended September 30, 2024. Two suppliers accounted for 23.1% and 14.9% of the Group’s trade and notes payables as of September 30, 2024.

Two suppliers represented 15.0% and 13.7% of the Group’s purchases for the year ended September 30, 2023. Three suppliers accounted for 18.3%, 10.6%, and 10.4% of the Group’s trade and notes payables as of September 30, 2023.

One supplier represented 20.2% of the Group’s purchases for the year ended September 30, 2022.

NOTE 19. COMMITMENTS AND CONTINGENCIES

Commitments

The Group has not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. The Group has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in the consolidated financial statements. Furthermore, the Group does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Group does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with the Group.

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. COMMITMENTS AND CONTINGENCIES (cont.)

The following table sets forth the Group’s future minimum contractual obligations as of September 30, 2024:

		Payments due by period
		Total	Within 1 Year	Within 1-2 Years
		HK$	HK$	HK$
Operating lease payment – short-term leases		198,000	198,000	—
Non-cancellable purchase contracts	(A)	14,401,405	14,401,405	—
Total		14,599,405	14,599,405	—

The following table sets forth the Group’s future minimum contractual obligations as of September 30, 2023:

		Payments due by period
		Total	Within 1 Year	Within 1-2 Years
		HK$	HK$	HK$
Operating lease payment – short-term leases		521,065	521,065	—
Non-cancellable purchase contracts	(A)	9,296,574	9,296,574	—
Total		9,817,639	9,817,639	—

(A)	Mainly refers to the target or minimum purchases from vendors pursuant to distributor agreements with certain vendors. The distributor agreements cover the period of 12 months.

Contingencies

Severance Payment and Long Service Payment

Employment Ordinance of the Laws of Hong Kong requires employers to assure the liability of severance payment if an employee who has been working for the employer for not less than 24 months under a continuous contract is, due to redundancy, dismissed, laid off, or upon expiry of a fixed-term employment contract. The ordinance also requires employers to assure the liability of long service payment if an employee who has been working for the employer for not less than 5 years under a continuous contract is dismissed, dies, resigns on ground of ill health or on or after 65 years old, or upon expiry of a fixed-term employment contract.

As of September 30, 2023 and 2024, the Group estimated its long service payment to be HK$1,008,306 and HK$1,321,956, respectively. The provision for long service payment as at September 30, 2023 and 2024 have been reflected in the consolidated balance sheets as “other liabilities” under non-current liabilities.

No severance payment is provided since the Group has no plan to dismiss any staff due to redundancy, and therefore considers the possibility of meeting the criteria of making severance payment is remote.

Legal Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of September 30, 2023 and 2024, and through the issuance date of the consolidated financial statements.

NOTE 20. RELATED PARTY TRANSACTIONS AND BALANCES

The table below sets forth the major related parties and their relationships with the Group as of September 30, 2023 and 2024:

Name	Relationship
Mr. Chan Ming Dave	Founder, ultimate shareholder

Ms. Yam Fung Yee Carrie	Founder’s family member

Exceptional Engineering Limited	Shareholder who owned 70.19% and 61.72% of the equity interest of the Company as of September 30, 2023 and 2024, respectively

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

Leases from related parties

The Group has various agreements for the leases of offices and workshop, and warehouse owned by the founder and his family member. The terms of the agreements in effect as of September 30, 2024 state that the Group will continue to lease the property at a monthly rent of HK$70,500 with annual rental expense at HK$846,000.

The details of leases from related parties in effect as of September 30, 2024 are as below:

		Rent Period		Monthly
Lessee	Lessor	From	To	Rental
				HK$
Shine Union	Mr. Chan Ming Dave and Ms. Yam Fung Yee Carrie	April 1, 2024	October 15, 2024	37,500
Shine Union	Mr. Chan Ming Dave	April 1, 2024	March 31, 2025	13,000
Shine Union	Mr. Chan Ming Dave and Ms. Yam Fung Yee Carrie	April 1, 2024	March 31, 2025	20,000

The lease expenses charged by the above related parties during the years ended September 30, 2023 and 2024 was HK$899,970 and HK$846,000, respectively.

As of September 30, 2023 and 2024, no operating lease ROU assets and operating lease liabilities of leases from related parties were recognized on the consolidated balance sheets since all of these leases were short-term leases.

Guarantee/collateral provided by related parties

Mr. Chan Ming Dave and Ms. Yam Fung Yee Carrie provided guarantee for the banking facilities of a subsidiary as of September 30, 2023 and 2024 (see Note 13).

Capital contributions

During the years ended September 30, 2022, 2023 and 2024, the Company’s shareholder, Chan Ming Dave, made capital contributions of nil, HK$4,961,320, and HK$762,688 to the Company (see Note 15).

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted EPS for the years ended September 30, 2023 and 2024:

	As of September 30,
	2022	2023	2024
Numerator:
Numerator for basic and diluted earnings per share – net income attributable to the SU Group Holdings Limited’s shareholders (in HK$)	7,762,677	9,697,369	10,653,488

Denominator:
Denominator for basic and diluted net income per share – weighted average number of shares *	1,200,000	1,200,000	1,302,775

Earnings per share – basic and diluted (in HK$) *	6.47	8.08	8.18

*	The share amounts are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 24).

For the years ended September 30, 2022, 2023, and 2024, the effects of all outstanding warrant have been excluded from the computation of diluted earnings per share as their effects would be anti-dilutive.

The potentially dilutive securities that have not been included in the calculation of diluted net loss per share as their inclusion would be anti-dilutive are as follows:

	For the Years Ended September 30,
	2022	2023	2024

Outstanding warrant	—	—	6,250

*	The outstanding warrants are presented on a retroactive basis, giving effect to the completion of the share consolidation and re-designation of share capital (see Note 24).

NOTE 22. SEGMENT REPORTING

The CODM reviews financial information of operating segments based on internal management report when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has two reportable segments for continuing operations, including security-related engineering services business and security guarding and screening services business. The Group’s CODM evaluates performance based on the operating segment’s revenues and their operating results.

The following tables present summary information by segment for the years ended September 30, 2022, 2023, and 2024:

	For the Year Ended September 30, 2024
	Security-related engineering services	Security guarding and screening services	Total
	HK$	HK$	HK$
Revenues	106,954,121	75,210,418	182,164,539
Cost of revenues	(70,735,182)	(63,832,917)	(134,568,099)
Gross profit	36,218,939	11,377,501	47,596,440

Depreciation	1,872,255	29,750	1,902,005
Amortization of intangible assets	74,379	29,000	103,379
Amortization of operating lease ROU assets	431,989	805,511	1,237,500
Total capital expenditures	3,245,966	5,656,268	8,902,234

SU GROUP HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. SEGMENT REPORTING (cont.)

	For the Year Ended September 30, 2023
	Security-related engineering services	Security guarding and screening services	Total
	HK$	HK$	HK$
Revenues	98,121,636	65,569,330	163,690,966
Cost of revenues	(60,045,961)	(55,602,052)	(115,648,013)
Gross profit	38,075,675	9,967,278	48,042,953

Depreciation	1,894,344	48,916	1,943,260
Amortization of intangible assets	56,000	29,001	85,001
Amortization of operating lease ROU assets	94,291	572,168	666,459
Total capital expenditures	1,079,700	330,526	1,410,226

	For the Year Ended September 30, 2022
	Security- related engineering services	Security guarding and screening services	Total
	HK$	HK$	HK$
Revenues	77,244,502	59,202,940	136,447,442
Cost of revenues	(50,395,302)	(46,825,025)	(97,220,327)
Gross profit	26,849,200	12,377,915	39,227,115

Depreciation	2,098,789	154,804	2,253,593
Amortization of intangible assets	56,000	26,583	82,583
Amortization of operating lease ROU assets	429,835	838,122	1,267,957
Total capital expenditures	2,034,000	264,000	2,298,000

	As of September 30,
	2023	2024
	HK$	HK$
Total assets:
Security-related engineering services	88,179,851	96,154,031
Security guarding and screening services	20,227,255	23,982,864
Unallocated assets	6,033,013	36,941,065
	114,440,119	157,077,960

NOTE 23. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the January 28, 2025 and, except for the event described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On October 29, 2024, a subsidiary of the Group renewed the banking facility agreement with CMB Wing Lung Bank Limited, pursuant to which the subsidiary is entitled to trade facilities of HK$9.0 million. The facilities are secured by a property owned by the subsidiary, a deposit placed in the bank by the subsidiary or the Company, and a corporate guarantee by the Company. The banking facilities include letter of credit, trust receipt, invoice financing, letter of guarantee, and corporate credit card facilities.

On November 18, 2024, the Company adopted an equity incentive plan (the “2024 Equity Incentive Plan”) which enables the Group to attract and retain services of the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, officers, directors and external persons, and to promote the success of the business of the Company and other members of the Group. The maximum aggregate number of options, restricted shares, restricted share units and shares that may be issued under the 2024 Equity Incentive Plan will be equal to 1,000,000 ordinary shares of the Company.

On December 9, 2024, the Company granted restricted shares of in aggregate 600,000 pursuant to the 2024 Equity Incentive Plan, of which 200,000 were vested on December 9, 2024, 200,000 will be vested on December 9, 2025, and 200,000 will be vested on December 9, 2026. The fair value of the 600,000 restricted shares as of December 9, 2024 was US$936,000.

NOTE 24. OTHER SUBSEQUENT EVENTS

Share Consolidation, Share Capital Increase, and Share Alteration

On August 25, 2025, the Company effected a share consolidation or a reverse stock split of the Company’s ordinary shares at a ratio of one-for-ten such that every ten ordinary shares of the Company were combined into one ordinary share of the Company in order to regain compliance with Nasdaq Listing Rule 5550(a)(2). On August 25, 2025, immediately following the above share consolidation, the Company increased its authorized share capital from HK$7,500,000 divided into 75,000,000 shares of a nominal or par value of HK$0.10 each (the “Consolidated Shares”) to HK$75,000,000 divided into 750,000,000 Consolidated Shares.

Finally, on August 25, 2025, immediately following the above increase of authorized share capital, the Company also

(i) re-designated the authorized share capital of the Company from HK$75,000,000 divided into 750,000,000 Consolidated Shares, to (a) 749,098,320 Class A ordinary shares, par value HK$0.10 each (the “Class A Ordinary Shares”) and 901,680 Class B ordinary shares, par value HK$0.10 each (the “Class B Ordinary Shares”) (the “Authorized Share Capital Change”);

(ii) re-designated the issued and outstanding Consolidated Shares held by the shareholders of the Company as follows:

(a) 842,280 Consolidated Shares held by Exceptional Engineering Limited were re-designated as 842,280 Class B Ordinary Shares and 59,400 Consolidated Shares held by DC & Partners Incorporation Limited were re-designated as 59,400 Class B Ordinary Shares; and

(b) each Consolidated Share which was registered in the name of a shareholder (excluding the Consolidated Shares re-designated as Class B Ordinary Shares pursuant to the foregoing paragraph (a)), were re-designated as a Class A Ordinary Share registered in the name of the relevant shareholder, (the “Issued Share Capital Change”, together with the Authorized Share Capital Change, are referred to as the “Re-designation of Share Capital”).

Unless indicated or the context otherwise requires, all share numbers and per share data in these consolidated financial statements have been retroactively presented to reflect the effect of the series of the above share exercises, as if such transactions occurred on the earliest day of the periods presented.

Up to 6,000,000 Units, consisting of

One Pre-Funded Warrant to Purchase One Class A Ordinary Share

and

Two Warrants to Purchase One Class A Ordinary Share Each

Up to 6,000,000 Class A Ordinary Shares Underlying the

Pre-Funded Warrants

Up to 12,000,000 Class A Ordinary Shares Underlying the Warrants

SU Group Holdings Limited

________________________________________

PROSPECTUS

________________________________________

WallachBeth Capital, LLC

, 2025

Until           , 2026 (25 days after the date of this prospectus), all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as placement agent and with respect to its unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide that, to the extent permitted by law, we shall indemnify our directors (including alternate director) and officers (not including the auditor) for the time being and from time to time, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default, or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment), or in the execution or discharge of his duties, powers, authorities, or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to our offer letters to directors and employment agreements with executive officers, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

On February 27, 2023, we issued 8,550 ordinary shares to Exceptional Engineering Limited and 450 ordinary shares to Mr. Koo Lon Tien. On the same day, Ms. Chan Wai Ling transferred her entire interest in the Company to Mr. Koo Lon Tien. In February and March 2023, Exceptional Engineering Limited and Mr. Koo Lon Tien also effectuated a series of share transfers. On June 20, 2023, the Company issued an aggregate of 11,990,000 ordinary shares to its existing shareholders. Upon completion of the above mentioned share issuance and share transfers, Mr. Chan Ming Dave owns 75.14% of the equity interests of our company, through Exceptional Engineering Limited and DC & Partners Incorporation Limited. Minority shareholders own the remaining 24.86% of the Company. Other than Mr. Chan Ming Dave, the members of management own an aggregate of 8.06% of the Company, among which, Mr. Koo Lon Tien owns 4.36%, Mr. Kong Wing Fai owns 1.00%, Mr. Au Yeung Wai Kit, Mr. Kong Wai Lun, Ms. Kwong Hoi Lam, and Mr. Leung Yuet Wai each owns 0.40%, respectively, Mr. Chu Hon Wai, Mr. Liu Chun Ming and Mr. Ng Chi Keung each owns 0.30%, respectively, and Ms. Chan Shuk Jing Connie, Mr. Chot Kin Tak Alfred each owns 0.10%, respectively. As of the date of this prospectus, Mr. Chan Ming Dave owns 10,000 Class A ordinary shares and 901,680 Class B ordinary shares and a total of 62.24% of the equity interests of our company, through Exceptional Engineering Limited and DC & Partners Incorporation Limited. Minority shareholders own the remaining 37.76% of the Company. Other than Mr. Chan Ming Dave, the members of management own an aggregate of 3.35% of the Company, among which, Mr. Koo Lon Tien owns 2.87%, Mr. Kong Wing Fai owns 0.27%, Mr. To Hoi Pan, Mr. Mark Allen Brisson, and Mr. Tse Sui Man each owns 0.07%, respectively. Mr. Chan is the sole shareholder who owns Class B ordinary shares through Exceptional Engineering Limited and DC & Partners Incorporation Limited.

On April 26, 2024, we issued 397,500 ordinary shares to Chengdu Xiaohou Information Technology Limited as a service fee for providing market research consultancy services.

On August 25, 2025, the Company effectuated the 2025 Reverse Stock Split. On August 25, 2025, immediately following the 2025 Reverse Stock Split, the Company also effectuated a capital share increase pursuant to which, the Company increased its authorized share capital from HK$7,500,000 divided into 75,000,000 shares of a nominal or par value of HK$0.10 each to HK$75,000,000 divided into 750,000,000 Consolidated Shares.

On August 25, 2025, immediately following the Share Capital Increase, the Company also

(i)	re-designated the authorized share capital of the Company from HK$75,000,000 divided into 750,000,000 Consolidated Shares, to 749,098,320 Class A ordinary shares, par value HK$0.10 each and 901,680 Class B ordinary shares, par value HK$0.10 each, in each case having the respective rights and privileges and being subject to the M&A Amendments;

(ii)	re-designated the issued and outstanding Consolidated Shares held by the shareholders of the Company as follows:

a.	842,280 Consolidated Shares held by Exceptional Engineering Limited were re-designated as 842,280 Class B ordinary shares and 59,400 Consolidated Shares held by DC & Partners Incorporation Limited were re-designated as 59,400 Class B ordinary shares; and

b.	each Consolidated Share which was registered in the name of a shareholder (excluding the Consolidated Shares re-designated as Class B ordinary shares pursuant to the foregoing paragraph (a)), were re-designated as a Class A ordinary share registered in the name of the relevant shareholder;

(iii)	amended the amended and restated memorandum and articles of association of the Company.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a) Exhibits

See the Exhibit Index of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1*	Form of Placement Agency Agreement
1.2*	Form of Securities Purchase Agreement
3.1	Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 1.1 to the Registrant’s annual report for the fiscal year ended September 30, 2023, on Form 20-F filed with the SEC on January 31, 2024)
3.2	Amended and Restated Memorandum and Articles of Association, as amended by special resolution on August 1, 2025, and which took effect on August 25, 2025 (incorporated herein by reference to Exhibit 4.3 to the Registrant’s registration statement on Form S-8 filed with the SEC on October 17, 2025)
4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form S-8 (File No. 333-290929), filed with the Securities and Exchange Commission on October 17, 2025)
4.2*	Form of Pre-Funded Warrant
4.3*	Form of Warrant
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of Class A ordinary shares being registered and certain other legal matters
5.2*	Opinion of Conyers Dill & Pearman regarding the validity of warrants being registered (included in Exhibit 5.1)
5.3*	Opinion of Nauth LPC regarding enforceability of warrants
8.1*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1†^	Letter of Acceptance between Shine Union Limited and Customer A, dated September 30, 2021 (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
10.2^	Distribution Agreement between Shine Union Limited and Supplier A, dated February 1, 2021 (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
10.3#	Form of Employment Agreement by and between the Registrant and its executive officers (incorporated herein by reference to Exhibit 10.3 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
10.4	Form of Supplement to Service Agreement between the Registrant and its executive directors (incorporated herein by reference to Exhibit 4.5 to the annual report on Form 20-F (File No. 001-41927) filed on January 28, 2025
10.5#	Form of Director Offer Letter (incorporated herein by reference to Exhibit 99.1 to the Form 6-K furnished on January 29, 2024)
10.6#!	Labor Contract dated March 1, 1999, as amended on October 11, 2022, between Chan Ming Dave and Shine Union Limited (incorporated herein by reference to Exhibit 10.4 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
10.7#!	Labor Contract dated on October 2, 2018 between Kong Wing Fai and Shine Union Limited (incorporated herein by reference to Exhibit 10.5 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
10.8#!	Labor Contract dated on April 1, 2021 between Koo Lon Tien and Shine Union Limited (incorporated herein by reference to Exhibit 10.6 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)

10.9!	Tenancy Agreement dated March 25, 2024 by and between Shine Union Limited, as tenant, and Chan Ming Dave (incorporated herein by reference to Exhibit 4.7 to the annual report on Form 20-F (File No. 001-41927) filed on January 28, 2025)
10.10!	Tenancy Agreement dated March 25, 2024 by and between Shine Union Limited, as tenant, and Yam Fung Yee Carrie and Chan Ming Dave(incorporated herein by reference to Exhibit 4.8 to the annual report on Form 20-F (File No. 001-41927) filed on January 28, 2025)
10.11!	Tenancy Agreement dated June 25, 2024 by and between Shine Union Limited, as tenant, and a real estate management company (incorporated herein by reference to Exhibit 4.9 to the annual report on Form 20-F (File No. 001-41927) filed on January 28, 2025)
10.12^!	English Translation of the Leasing Agreement dated November 14, 2023 by and between Fortune Jet Management & Training Co. Limited and a real estate management company (incorporated herein by reference to Exhibit 10.12 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023),
10.13^!	Tenancy Agreement dated December 14, 2023 by and between Fortune Jet Management & Training Co. Limited and a real estate management company (incorporated herein by reference to Exhibit 10.13 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
10.14^!	Car Park Tenancy Agreement dated December 22, 2022 by and between Fortune Jet Management & Training Co. Limited, as tenant, and Individual B and Individual C incorporated herein by reference to Exhibit 10.14 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
10.15***^	Tenancy Agreement dated June 11, 2025 by and between Fortune Jet Management & Training Co. Limited and a real estate management company
10.16***^	Tenancy Agreement dated June 11, 2025 by and between Fortune Jet Management & Training Co. Limited and a real estate management company
10.17***^	Tenancy Agreement dated May 29, 2025 by and between Shine Union Limited and Yam Fung Yee Carrie & Chan Ming Dave
10.18***^	Works Contract between Customer B and Shine Union Limited for Communal Aerial Broadcast Distribution Installation dated June 17, 2025
10.19***^	Works Contract between Customer B and Shine Union Limited for Integrated Security Management System Installation dated June 17, 2025
10.20***^	Works Contract between Customer B and Shine Union Limited for Public Address System Installation dated June 17, 2025
21.1***	List of Subsidiaries of the Registrant
23.1*	Consent of Marcum Asia CPAs LLP
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
23.3*	Consent of Watson Farley & Williams LLP (included in Exhibit 99.3).
23.4*	Consent of Guangdong Pengshang Law Firm (included in Exhibit 99.4)
23.5*	Consent of Nauth LPC (included in Exhibit 5.3)
24.1	Power of Attorney (included on signature page in Part II of the registration statement)

99.1	Code of Business Conduct and Ethics of Registrant (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
99.2	Insider Trading Policy (incorporated herein by reference to Exhibit 11.2 to the annual report on Form 20-F filed on January 31, 2024)
99.3*	Opinion of Watson Farley & Williams LLP, as to certain Hong Kong legal matters
99.4*	Opinion of Guangdong Pengshang Law Firm, as to certain PRC legal matters
99.5	Form of Audit Committee Charter (incorporated herein by reference to Exhibit 99.6 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
99.6	Form of Compensation Committee Charter (incorporated herein by reference to Exhibit 99.7 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
99.7	Form of Nominating and Corporate Governance Committee Charter (incorporated herein by reference to Exhibit 99.8 to the registration statement on Form F-1 (File No. 333-275705), as amended, initially filed with the Securities and Exchange Commission on December 20, 2023)
99.8	Form of Executive Compensation Clawback Policy (incorporated herein by reference to Exhibit 97 to the annual report on Form 20-F filed on January 31, 2024)
107***	Filing Fee Table

____________

†	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

*	Filed herewith

**	To be filed by amendment.

***	Previously filed

!	Portions of the exhibit have been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

^	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on December 22, 2025.

SU Group Holdings Limited

By:	/s/ Chan Ming Dave
Name:	Chan Ming Dave
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Chan Ming Dave as an attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such ordinary shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Chan Ming Dave	Chairman and Chief Executive Officer	December 22, 2025
Chan Ming Dave	(Principal Executive Officer)
*	Director and Chief Financial Officer	December 22, 2025
Kong Wing Fai	(Principal Financial and Accounting Officer)
*
Koo Lon Tien	Chief Operating Officer	December 22, 2025
*
To Hoi Pan	Independent Director	December 22, 2025
*
Mark Allen Brisson	Independent Director	December 22, 2025
*
Tse Sui Man	Independent Director	December 22, 2025

* By: /s/ Chan Ming Dave
Chan Ming Dave
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SU Group Holdings Limited has signed this registration statement or amendment thereto in City of Newark, State of Delaware on December 22, 2025.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director